Exhibit 99.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Stockholders

Citigroup Inc.:

We have audited the accompanying consolidated balance sheets of Citigroup Inc. and subsidiaries (the “Company” or “Citigroup”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, and the financial position of Citibank, N.A. and subsidiaries as of December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2009, the Company changed its method of accounting for other-than-temporary impairments on investment securities, business combinations, noncontrolling interests in subsidiaries, and earnings per share.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Citigroup’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/KPMG LLP
KPMG LLP
New York, New York
February 26, 2010, except to Notes 4, 7, 19 and 23 which are as of June 25, 2010

FINANCIAL STATEMENTS AND NOTES TABLE OF CONTENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME	Citigroup Inc. and Subsidiaries

	Year ended December 31
In millions of dollars, except per-share amounts	2009	2008	2007
Revenues
Interest revenue	$76,635	$106,499	$121,347
Interest expense	27,721	52,750	75,958
Net interest revenue	$48,914	$53,749	$45,389
Commissions and fees	$17,116	$10,366	$20,068
Principal transactions	3,932	(22,601)	(12,347)
Administration and other fiduciary fees	5,195	8,222	8,860
Realized gains (losses) on sales of investments	1,996	679	1,168
Other than temporary impairment losses on investments (1)
Gross impairment losses	(7,262)	(2,740)	—
Less: Impairments recognized in OCI	4,356	—	—
Net impairment losses recognized in earnings (1)	$(2,906)	$(2,740)	$—
Insurance premiums	$3,020	$3,221	$3,062
Other revenue	3,018	703	11,100
Total non-interest revenues	$31,371	$(2,150)	$31,911
Total revenues, net of interest expense	$80,285	$51,599	$77,300
Provisions for credit losses and for benefits and claims
Provision for loan losses	$38,760	$33,674	$16,832
Policyholder benefits and claims	1,258	1,403	935
Provision for unfunded lending commitments	244	(363)	150
Total provisions for credit losses and for benefits and claims	$40,262	$34,714	$17,917
Operating expenses
Compensation and benefits	$24,987	$31,096	$32,705
Premises and equipment	4,339	5,317	4,837
Technology/communication	4,573	5,993	5,620
Advertising and marketing	1,415	2,188	2,729
Restructuring	(113)	1,550	1,528
Other operating	12,621	23,096	11,318
Total operating expenses	$47,822	$69,240	$58,737
Income (loss) from continuing operations before income taxes	$(7,799)	$(52,355)	$646
Provision (benefit) for income taxes	(6,733)	(20,326)	(2,546)
Income (loss) from continuing operations	$(1,066)	$(32,029)	$3,192
Discontinued operations
Income (loss) from discontinued operations	$(653)	$784	$1,052
Gain on sale	102	3,139	—
Provision (benefit) for income taxes	(106)	(79)	344
Income (loss) from discontinued operations, net of taxes	$(445)	$4,002	$708
Net income (loss) before attribution of noncontrolling interests	$(1,511)	$(28,027)	$3,900
Net income (loss) attributable to noncontrolling interests	95	(343)	283
Citigroup’s net income (loss)	$(1,606)	$(27,684)	$3,617
Basic earnings per share (2)
Income (loss) from continuing operations	$(0.76)	$(6.39)	$0.53
Income (loss) from discontinued operations, net of taxes	(0.04)	0.76	0.15
Net income (loss)	$(0.80)	$(5.63)	$0.68
Weighted average common shares outstanding	11,568.3	5,265.4	4,905.8
Diluted earnings per share (2)
Income (loss) from continuing operations	$(0.76)	$(6.39)	$0.53
Income (loss) from discontinued operations, net of taxes	(0.04)	0.76	0.14
Net income (loss)	$(0.80)	$(5.63)	$0.67
Adjusted weighted average common shares outstanding	12,099.0	5,768.9	4,924.0

(1)

As of January 1, 2009, the Company adopted ASC 320-10-65, Investments—Debt and Equity Securities. The Company disclosed comparable information with the prior year in its 2009 periodic reports. This accounting change was not applicable to 2007 and, accordingly, 2007 information is not disclosed above.

(2)

The Diluted EPS calculation for 2009 and 2008 utilizes Basic shares and Income available to common shareholders (Basic) due to the negative Income available to common shareholders. Using actual Diluted shares and Income available to common shareholders (Diluted) would result in anti-dilution.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31
In millions of dollars, except shares	2009	2008
Assets
Cash and due from banks (including segregated cash and other deposits)	$25,472	$29,253
Deposits with banks	167,414	170,331
Federal funds sold and securities borrowed or purchased under agreements to resell (including $87,837 and $70,305 as of December 31, 2009 and December 31, 2008, respectively, at fair value)	222,022	184,133
Brokerage receivables	33,634	44,278
Trading account assets (including $111,219 and $148,703 pledged to creditors at December 31, 2009 and December 31, 2008, respectively)	342,773	377,635
Investments (including $15,154 and $14,875 pledged to creditors at December 31, 2009 and December 31, 2008, respectively and $246,429 and $184,451 at December 31, 2009 and December 31, 2008, respectively, at fair value)	306,119	256,020
Loans, net of unearned income
Consumer (including $34 and $36 at fair value as of December 31, 2009 and December 31, 2008, respectively)	424,057	481,387
Corporate (including $1,405 and $2,696 at December 31, 2009 and December 31, 2008, respectively, at fair value)	167,447	212,829
Loans, net of unearned income	$591,504	$694,216
Allowance for loan losses	(36,033)	(29,616)
Total loans, net	$555,471	$664,600
Goodwill	25,392	27,132
Intangible assets (other than MSRs)	8,714	14,159
Mortgage servicing rights (MSRs)	6,530	5,657
Other assets (including $12,664 and $21,372 as of December 31, 2009 and December 31, 2008 respectively, at fair value)	163,105	165,272
Total assets	$1,856,646	$1,938,470
Liabilities
Non-interest-bearing deposits in U.S. offices	$71,325	$55,485
Interest-bearing deposits in U.S. offices (including $700 and $1,335 at December 31, 2009 and December 31, 2008, respectively, at fair value)	232,093	234,491
Non-interest-bearing deposits in offices outside the U.S.	44,904	37,412
Interest-bearing deposits in offices outside the U.S. (including $845 and $1,271 at December 31, 2009 and December 31, 2008, respectively, at fair value)	487,581	446,797
Total deposits	$835,903	$774,185
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $104,030 and $138,866 as of December 31, 2009 and December 31, 2008, respectively, at fair value)	154,281	205,293
Brokerage payables	60,846	70,916
Trading account liabilities	137,512	165,800
Short-term borrowings (including $639 and $17,607 at December 31, 2009 and December 31, 2008, respectively, at fair value)	68,879	126,691
Long-term debt (including $25,942 and $27,263 at December 31, 2009 and December 31, 2008, respectively, at fair value)	364,019	359,593
Other liabilities (including $11,542 and $13,567 as of December 31, 2009 and December 31, 2008, respectively, at fair value)	80,233	91,970
Total liabilities	$1,701,673	$1,794,448
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 12,038 at December 31, 2009, at aggregate liquidation value	$312	$70,664
Common stock ($0.01 par value; authorized shares: 60 billion), issued shares: 28,626,100,389 at December 31, 2009 and 5,671,743,807 at December 31, 2008	286	57
Additional paid-in capital	98,142	19,165
Retained earnings	77,440	86,521
Treasury stock, at cost: 2009—142,833,099 shares and 2008—221,675,719 shares	(4,543)	(9,582)
Accumulated other comprehensive income (loss)	(18,937)	(25,195)
Total Citigroup stockholders’ equity	$152,700	$141,630
Noncontrolling interest	2,273	2,392
Total equity	$154,973	$144,022
Total liabilities and equity	$1,856,646	$1,938,470

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY	Citigroup Inc. and Subsidiaries

	Year ended December 31
	Amounts			Shares
In millions of dollars, except shares in thousands	2009	2008	2007	2009	2008	2007
Preferred stock at aggregate liquidation value
Balance, beginning of year	$70,664	$—	$1,000	829	—	4,000
Redemption or retirement of preferred stock	(74,005)	—	(1,000)	(824)	—	(4,000)
Issuance of new preferred stock	3,530	70,627	—	7	829	—
Preferred stock Series H discount accretion	123	37	—	—	—	—
Balance, end of year	$312	$70,664	$—	12	829	—
Common stock and additional paid-in capital
Balance, beginning of year	$19,222	$18,062	$18,308	5,671,744	5,477,416	5,477,416
Employee benefit plans	(4,395)	(1,921)	455	—	—	—
Issuance of new common stock	—	4,911	—	—	194,328	—
Conversion of preferred stock to common stock	61,963	—	—	17,372,588	—	—
Reset of convertible preferred stock conversion price	1,285	—	—	—	—	—
Issuance of shares and T-DECs for TARP repayment	20,298	—	—	5,581,768	—	—
Issuance of shares for Nikko Cordial acquisition	—	(3,500)	—	—	—	—
Issuance of TARP-related warrants	88	1,797	—	—	—	—
Issuance of shares for Grupo Cuscatlán acquisition	—	—	118	—	—	—
Issuance of shares for ATD acquisition	—	—	74	—	—	—
Present value of stock purchase contract payments	—	—	(888)	—	—	—
Other	(33)	(127)	(5)	—	—	—
Balance, end of year	$98,428	$19,222	$18,062	28,626,100	5,671,744	5,477,416
Retained earnings
Balance, beginning of year	$86,521	$121,769	$129,116
Adjustment to opening balance, net of taxes (1) (2)	413	—	(186)
Adjusted balance, beginning of period	$86,934	$121,769	$128,930
Net income (loss)	(1,606)	(27,684)	3,617
Common dividends (3)	(36)	(6,050)	(10,733)
Preferred dividends	(3,202)	(1,477)	(45)
Preferred stock Series H discount accretion	(123)	(37)	—
Reset of convertible preferred stock conversion price	(1,285)	—	—
Conversion of preferred stock to common stock	(3,242)	—	—
Balance, end of year	$77,440	$86,521	$121,769
Treasury stock, at cost
Balance, beginning of year	$(9,582)	$(21,724)	$(25,092)	(221,676)	(482,835)	(565,422)
Issuance of shares pursuant to employee benefit plans	5,020	4,270	2,853	79,247	84,724	68,839
Treasury stock acquired (4)	(3)	(7)	(663)	(971)	(343)	(12,463)
Issuance of shares for Nikko acquisition	—	7,858	—	—	174,653	—
Issuance of shares for Grupo Cuscatlán acquisition	—	—	637	—	—	14,192
Issuance of shares for ATD acquisition	—	—	503	—	—	11,172
Other	22	21	38	567	2,125	847
Balance, end of year	$(4,543)	$(9,582)	$(21,724)	(142,833)	(221,676)	(482,835)

(Statement continues on next page)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY	Citigroup Inc. and Subsidiaries
(Continued)

	Year ended December 31
	Amounts			Shares
In millions of dollars, except shares in thousands	2009	2008	2007	2009	2008	2007
Accumulated other comprehensive income (loss)
Balance, beginning of year	$(25,195)	$(4,660)	$(3,700)
Adjustment to opening balance, net of taxes (1)(5)	(413)	—	149
Adjusted balance, beginning of period	$(25,608)	$(4,660)	$(3,551)
Net change in unrealized gains and losses on investment securities, net of taxes	5,713	(10,118)	(621)
Net change in cash flow hedges, net of taxes	2,007	(2,026)	(3,102)
Net change in foreign currency translation adjustment, net of taxes	(203)	(6,972)	2,024
Pension liability adjustment, net of taxes (6)	(846)	(1,419)	590
Net change in Accumulated other comprehensive income (loss)	$6,671	$(20,535)	$(1,109)
Balance, end of year	$(18,937)	$(25,195)	$(4,660)
Total Citigroup common stockholders’ equity and common shares outstanding	$152,388	$70,966	$113,447	28,483,267	5,450,068	4,994,581
Total Citigroup stockholders’ equity	$152,700	$141,630	$113,447
Noncontrolling interest
Balance, beginning of period	$2,392	$5,308	$2,713
Initial origination of a noncontrolling interest	285	1,409	2,814
Transactions between noncontrolling interest shareholders and the related consolidating subsidiary	(134)	(2,348)	(573)
Transactions between Citigroup and the noncontrolling-interest shareholders	(354)	(1,207)	(160)
Net income attributable to noncontrolling-interest shareholders	95	(343)	283
Dividends paid to noncontrolling—interest shareholders	(17)	(168)	(226)
Accumulated other comprehensive income—net change in unrealized gains and losses on investment securities, net of tax	5	3	(10)
Accumulated other comprehensive income—net change in FX translation adjustment, net of tax	39	(167)	140
All other	(38)	(95)	327
Net change in noncontrolling interests	$(119)	$(2,916)	$2,595
Balance, end of period	$2,273	$2,392	$5,308
Total equity	$154,973	$144,022	$118,755
Comprehensive income (loss)
Net income (loss) before attribution of noncontrolling interests	$(1,511)	$(28,027)	$3,900
Net change in Accumulated other comprehensive income (loss)	6,715	(20,699)	(979)
Total comprehensive income (loss)	$5,204	$(48,726)	$2,921
Comprehensive income (loss) attributable to the noncontrolling interests	$139	$(507)	$413
Comprehensive income (loss) attributable to Citigroup	$5,065	$(48,219)	$2,508

(1)

The adjustment to the opening balances for Retained earnings and Accumulated other comprehensive income (loss) represents the cumulative effect of initially adopting ASC 320-10-35-34, Investments—Debt and Equity securities: Recognition of an Other-Than-Temporary Impairment (formerly FSP FAS 115-2 and FAS 124-2).

(2)	The adjustment to the opening balance of Retained earnings in 2007 represents the total of the after-tax gain (loss) amounts for the adoption of the following accounting pronouncements:
• ASC 820, Fair Value Measurements and Disclosures (SFAS 157) for $75 million,
• ASC 825-10-05, Financial Instruments—Fair Value Option (SFAS 159) for $(99) million,
• ASC 840, Leases (FSP 13-2) for $(148) million, and
• ASC 740, Income Taxes (FIN 48) for $(14) million.
See Notes 1, 26 and 27 to the Consolidated Financial Statements.
(3)

Common dividends declared were as follows: $0.01 per share in the first quarter of 2009, $0.32 per share in the first, second and third quarters of 2008, $0.16 in the fourth quarter of 2008; $0.54 per share in the first, second, third and fourth quarters of 2007.

(4)	All open market repurchases were transacted under an existing authorized share repurchase plan and relate to customer fails/errors.
(5)

The after-tax adjustment to the opening balance of Accumulated other comprehensive income (loss) represents the reclassification of the unrealized gains (losses) related to the Legg Mason securities as well as several miscellaneous items previously reported. The related unrealized gains and losses were reclassified to Retained earnings upon the adoption of the fair value option. See Notes 1, 26 and 27 to the Consolidated Financial Statements for further discussion.

(6)

In 2009, reflects decreased return on assets for the U.S. plan. In 2008, reflects decreased fair value of plan assets and a lower discount rate, which increased the PBO (Projected Benefit Obligation). In 2007, reflects changes in the funded status of the Company’s pension and postretirement plans.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS	Citigroup Inc. and Subsidiaries

	Year ended December 31
In millions of dollars	2009	2008	2007
Cash flows from operating activities of continuing operations
Net income (loss) before attribution of noncontrolling interests	$(1,511)	$(28,027)	$3,900
Net income (loss) attributable to noncontrolling interests	95	(343)	283
Citigroup’s net income (loss)	$(1,606)	$(27,684)	$3,617
Income (loss) from discontinued operations, net of taxes	(402)	1,070	708
Gain (loss) on sale, net of taxes	(43)	2,932	—
Income (loss) from continuing operations—excluding noncontrolling interests	$(1,161)	$(31,686)	$2,909
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities of continuing operations
Amortization of deferred policy acquisition costs and present value of future profits	$434	$206	$369
Additions to deferred policy acquisition costs	(461)	(397)	(482)
Depreciation and amortization	2,853	2,466	2,421
Deferred tax benefit	(7,709)	(20,535)	(3,927)
Provision for credit losses	39,004	33,311	16,982
Change in trading account assets	25,864	123,845	(62,798)
Change in trading account liabilities	(25,382)	(14,604)	20,893
Change in federal funds sold and securities borrowed or purchased under agreements to resell	(43,726)	89,933	38,143
Change in federal funds purchased and securities loaned or sold under agreements to repurchase	(47,669)	(98,950)	(56,983)
Change in brokerage receivables net of brokerage payables	1,847	(954)	(15,529)
Realized gains from sales of investments	(1,996)	(679)	(1,168)
Change in loans held-for-sale	(1,711)	29,009	(30,649)
Other, net	4,094	(14,445)	18,268
Total adjustments	$(54,558)	$128,206	$(74,460)
Net cash (used in) provided by operating activities of continuing operations	$(55,719)	$96,520	$(71,551)
Cash flows from investing activities of continuing operations
Change in deposits with banks	$2,519	$(100,965)	$(17,216)
Change in loans	(148,651)	(270,521)	(361,934)
Proceeds from sales and securitizations of loans	241,367	313,808	273,464
Purchases of investments	(281,115)	(344,336)	(274,426)
Proceeds from sales of investments	85,395	93,666	211,753
Proceeds from maturities of investments	133,614	209,312	121,346
Capital expenditures on premises and equipment	(1,146)	(2,541)	(4,003)
Proceeds from sales of premises and equipment, subsidiaries and affiliates, and repossessed assets	6,303	23,966	4,253
Business acquisitions	—	—	(15,614)
Net cash provided by (used in) investing activities of continuing operations	$38,286	$(77,611)	$(62,377)
Cash flows from financing activities of continuing operations
Dividends paid	$(3,237)	$(7,526)	$(10,778)
Issuance of common stock	17,514	6,864	1,060
Issuances (redemptions) of preferred stock, net	—	70,626	(1,000)
Issuances of T-DECs - APIC	2,784	—	—
Treasury stock acquired	(3)	(7)	(663)
Stock tendered for payment of withholding taxes	(120)	(400)	(951)
Issuance of long-term debt	110,088	90,414	118,496
Payments and redemptions of long-term debt	(123,743)	(132,901)	(65,517)
Change in deposits	61,718	(37,811)	93,422
Change in short-term borrowings	(51,995)	(13,796)	10,425
Net cash provided by (used in) financing activities of continuing operations	$13,006	$(24,537)	$144,494
Effect of exchange rate changes on cash and cash equivalents	$632	$(2,948)	$1,005
Discontinued operations
Net cash provided by (used in) discontinued operations	$14	$(377)	$121
Change in cash and due from banks	$(3,781)	$(8,953)	$11,692
Cash and due from banks at beginning of period	29,253	38,206	26,514
Cash and due from banks at end of period	$25,472	$29,253	$38,206
Supplemental disclosure of cash flow information for continuing operations
Cash (received) paid during the year for income taxes	$(289)	$3,170	$5,923
Cash paid during the year for interest	$28,389	$55,678	$72,732
Non-cash investing activities
Transfers to repossessed assets	$2,880	$3,439	$2,287
Transfers to investments (held-to-maturity) from trading account assets	—	33,258	—
Transfers to investments (available-for-sale) from trading account assets	—	4,654	—
Transfers to loans held for investment (loans) from loans held-for-sale	—	$15,891	—

See Notes to the Consolidated Financial Statements.

CITIBANK CONSOLIDATED BALANCE SHEET	Citibank, N.A. and Subsidiaries

	December 31
In millions of dollars, except shares	2009	2008
Assets
Cash and due from banks	$20,246	$22,107
Deposits with banks	154,372	156,774
Federal funds sold and securities purchased under agreements to resell	31,434	41,613
Trading account assets (including $914 and $12,092 pledged to creditors at December 31, 2009 and December 31, 2008, respectively)	156,380	197,052
Investments (including $3,849 and $3,028 pledged to creditors at December 31, 2009 and December 31, 2008, respectively)	233,086	165,914
Loans, net of unearned income	477,974	555,198
Allowance for loan losses	(22,685)	(18,273)
Total loans, net	$455,289	$536,925
Goodwill	10,200	10,148
Intangible assets	8,243	7,689
Premises and equipment, net	4,832	5,331
Interest and fees receivable	6,840	7,171
Other assets	80,439	76,316
Total assets	$1,161,361	$1,227,040
Liabilities
Non-interest-bearing deposits in U.S. offices	$76,729	$55,223
Interest-bearing deposits in U.S. offices	176,149	185,322
Non-interest-bearing deposits in offices outside the U.S.	39,414	33,769
Interest-bearing deposits in offices outside the U.S.	479,350	480,984
Total deposits	$771,642	$755,298
Trading account liabilities	52,010	108,921
Purchased funds and other borrowings	89,503	116,333
Accrued taxes and other expenses	9,046	8,192
Long-term debt and subordinated notes	82,086	113,381
Other liabilities	39,181	42,475
Total liabilities	$1,043,468	$1,144,600
Citibank stockholder’s equity
Capital stock ($20 par value) outstanding shares: 37,534,553 in each period	$751	$751
Surplus	107,923	74,767
Retained earnings	19,457	21,735
Accumulated other comprehensive income (loss) (1)	(11,532)	(15,895)
Total Citibank stockholder’s equity	$116,599	$81,358
Noncontrolling interest	1,294	1,082
Total equity	$117,893	$82,440
Total liabilities and equity	$1,161,361	$1,227,040

(1)

Amounts at December 31, 2009 and December 31, 2008 include the after-tax amounts for net unrealized gains (losses) on investment securities of $(4.735) billion and $(8.008) billion, respectively, for foreign currency translation of $(3.255) billion and $(3.964) billion, respectively, for cash flow hedges of $(2.367) billion and $(3.247) billion, respectively, and for pension liability adjustments of $(1.175) billion and $(676) million, respectively.

See Notes to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Citigroup and its subsidiaries (the Company). The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Entities where the Company holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence, other than investments of designated venture capital subsidiaries, or investments accounted for at fair value under the fair value option, are accounted for under the equity method, and the pro rata share of their income (loss) is included in Other revenue. Income from investments in less than 20%-owned companies is recognized when dividends are received. As discussed below, Citigroup consolidates entities deemed to be variable-interest entities when Citigroup is determined to be the primary beneficiary. Gains and losses on the disposition of branches, subsidiaries, affiliates, buildings, and other investments and charges for management’s estimate of impairment in their value that is other than temporary, such that recovery of the carrying amount is deemed unlikely, are included in Other revenue.

Certain reclassifications have been made to the prior-period’s financial statements and notes to conform to the current period’s presentation.

Citibank, N.A.

Citibank, N.A. is a commercial bank and wholly owned subsidiary of Citigroup Inc. Citibank’s principal offerings include consumer finance, mortgage lending, and retail banking products and services; investment banking, commercial banking, cash management, trade finance and e-commerce products and services; and private banking products and services.

The Company includes a balance sheet and statement of changes in stockholder’s equity for Citibank, N.A. to provide information about this entity to shareholders and international regulatory agencies. (See Note 31 to the Consolidated Financial Statements for further discussion.)

Variable Interest Entities

An entity is referred to as a variable interest entity (VIE) if it meets the criteria outlined in ASC 810, Consolidation (formerly FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003) (FIN 46(R)), which are: (1) the entity has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) the entity has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the expected losses or receive the expected returns of the entity.

In addition, a VIE must be consolidated by the Company if it is deemed to be the primary beneficiary of the VIE, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both.

Along with the VIEs that are consolidated in accordance with these guidelines, the Company has significant variable interests in other VIEs that are not consolidated because the Company is not the primary beneficiary.These include multi-seller finance companies, certain collateralized debt obligations (CDOs), many structured finance transactions, and various investment funds.

However, these VIEs as well as all other unconsolidated VIEs are regularly monitored by the Company to determine if any reconsideration events have occurred that could cause its primary beneficiary status to change. These events include:

•       additional purchases or sales of variable interests by Citigroup or an unrelated third party, which cause Citigroup’s overall variable interest ownership to change;

•       changes in contractual arrangements in a manner that reallocates expected losses and residual returns among the variable interest holders; and

•       providing support to an entity that results in an implicit variable interest.

All other entities not deemed to be VIEs with which the Company has involvement are evaluated for consolidation under other subtopics of ASC 810 (formerly Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, and EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”)

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars using year-end spot foreign-exchange rates. Revenues and expenses are translated monthly at amounts that approximate weighted average exchange rates, with resulting transaction gains and losses included in income. The effects of translating net assets with a functional currency other than the U.S. dollar are included in a separate component of stockholders’ equity along with related hedge and tax effects. The effects of translating income from transactions denominated in foreign currency subsidiaries with the U.S. dollar as the functional currency, including those in highly inflationary environments, are primarily included in Other revenue along with the related hedge effects. Hedges of foreign currency exposures include forward foreign currency, option and swap contracts and designated issues of non-U.S. dollar debt.

Investment Securities

Investments include fixed income and equity securities. Fixed income instruments include bonds, notes and redeemable preferred stocks, as well as certain loan-backed and structured securities that are subject to prepayment risk. Equity securities include common and nonredeemable preferred stocks. Investment securities are classified and accounted for as follows:

•       Fixed income securities classified as “held-to-maturity” represent securities that the Company has both the ability and the intent to hold until maturity, and are carried at amortized cost. Interest income on such securities is included in Interest revenue.

•       Fixed income securities and marketable equity securities classified as “available-for-sale” are carried at fair value with changes in fair value reported in a separate component of Stockholders’ equity, net of applicable income taxes. As set out in Note 16 to the Consolidated Financial Statements, declines in fair value that are determined to be other than temporary are recorded in earnings immediately. Realized gains and losses on sales are included in income primarily on a specific identification cost basis, and interest and dividend income on such securities is included in Interest revenue.

•       Venture capital investments held by Citigroup’s private equity subsidiaries that are considered investment companies are carried at fair value with changes in fair value reported in Other revenue. These subsidiaries include entities registered as Small Business Investment Companies and engage exclusively in venture capital activities.

•       Certain investments in non-marketable equity securities and certain investments that would otherwise have been accounted for using the equity method are carried at fair value, since the Company has elected to apply fair value accounting. Changes in fair value of such investments are recorded in earnings.

•       Certain non-marketable equity securities are carried at cost and periodically assessed for other-than-temporary impairment, as set out in Note 16 to the Consolidated Financial Statements.

For investments in fixed-income securities classified as held-to-maturity or available-for-sale, accrual of interest income is suspended for investments that are in default or on which it is likely that future interest payments will not be made as scheduled.

The Company uses a number of valuation techniques for investments carried at fair value, which are described in Note 26 to the Consolidated Financial Statements.

Trading Account Assets and Liabilities

Trading account assets include debt and marketable equity securities, derivatives in a receivable position, residual interests in securitizations and physical commodities inventory. In addition (as set out in Note 27 to the Consolidated Financial Statements), certain assets that Citigroup has elected to carry at fair value under the fair value option, such as loans and purchased guarantees, are also included in Trading account assets.

Trading account liabilities include securities sold, not yet purchased (short positions), and derivatives in a net payable position, as well as certain liabilities that Citigroup has elected to carry at fair value, as set out in Note 27 to the Consolidated Financial Statements.

Other than physical commodities inventory, all trading account assets and liabilities are carried at fair value. Revenues generated from trading assets and trading liabilities are generally reported in Principal transactions and include realized gains and losses as well as unrealized gains and losses resulting from changes in the fair value of such instruments. Interest income on trading assets is recorded in Interest revenue reduced by interest expense on trading liabilities.

Physical commodities inventory is carried at the lower of cost or market (LOCOM) with related gains or losses reported in Principal transactions. Realized gains and losses on sales of commodities inventory are included in Principal transactions on a “first in, first out” basis.

Derivatives used for trading purposes include interest rate, currency, equity, credit, and commodity swap agreements, options, caps and floors, warrants, and financial and commodity futures and forward contracts. Derivative asset and liability positions are presented net by counterparty on the Consolidated Balance Sheet when a valid master netting agreement exists and the other conditions set out in ASC 210-20, Balance Sheet—Offsetting (formerly FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts”) are met.

The Company uses a number of techniques to determine the fair value of trading assets and liabilities, all of which are described in Note 26 to the Consolidated Financial Statements.

Securities Borrowed and Securities Loaned

Securities borrowing and lending transactions generally do not constitute a sale of the underlying securities for accounting purposes, and so are treated as collateralized financing transactions when the transaction involves the exchange of cash. Such transactions are recorded at the amount of cash advanced or received plus accrued interest. As set out in Note 27 to the Consolidated Financial Statements, the Company has elected to apply fair value accounting to a number of securities borrowing and lending transactions. Irrespective of whether the Company has elected fair value accounting, fees paid or received for all securities lending and borrowing transactions are recorded in Interest expense or Interest revenue at the contractually specified rate.

Where the conditions of ASC 210-20 are met, amounts recognized in respect of securities borrowed and securities loaned are presented net on the Consolidated Balance Sheet.

             With respect to securities borrowed or loaned, the Company pays or receives cash collateral in an amount in excess of the market value of securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral received or paid as necessary.

As described in Note 26 to the Consolidated Financial Statements, the Company uses a discounted cash flow technique to determine the fair value of securities lending and borrowing transactions.

Repurchase and Resale Agreements

Securities sold under agreements to repurchase (repos) and securities purchased under agreements to resell (reverse repos) generally do not constitute a sale for accounting purposes of the underlying securities, and so are treated as collateralized financing transactions. As set out in Note 27 to the Consolidated Financial Statements, the Company has elected to apply fair value accounting to a majority of such transactions, with changes in fair value reported in earnings. Any transactions for which fair value accounting has not been elected are recorded at the amount of cash advanced or received plus accrued interest. Irrespective of whether the Company has elected fair value accounting, interest paid or received on all repo and reverse repo transactions is recorded in Interest expense or Interest revenue at the contractually specified rate.

Where the conditions of ASC 210-20-45-11, Balance Sheet—Offsetting: Repurchase and Reverse Repurchase Agreements (formerly FASB Interpretation No. 41, “Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements”), are met, repos and reverse repos are presented net on the Consolidated Balance Sheet.

The Company’s policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral is obtained where appropriate to protect against credit exposure.

As described in Note 26 to the Consolidated Financial Statements, the Company uses a discounted cash flow technique to determine the fair value of repo and reverse repo transactions.

Loans

Loans are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs except that credit card receivable balances also include accrued interest and fees. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to income over the lives of the related loans.

As described in Note 27 to the Consolidated Financial Statements, the Company has elected fair value accounting for certain loans. Such loans are carried at fair value with changes in fair value reported in earnings. Interest income on such loans is recorded in Interest revenue at the contractually specified rate.

Loans for which the fair value option has not been elected are classified upon origination or acquisition as either held-for-investment or held-for-sale. This classification is based on management’s initial intent and ability with regard to those loans.

Loans that are held-for-investment are classified as Loans, net of unearned income on the Consolidated Balance Sheet, and the related cash flows are included within the cash flows from investing activities category in the Consolidated Statement of Cash Flows on the line Change in loans. However, when the initial intent for holding a loan has changed from held-for-investment to held-for-sale, the loan is reclassified to held-for-sale, but the related cash flows continue to be reported in cash flows from investing activities in the Consolidated Statement of Cash Flows on the line Proceeds from sales and securitizations of loans.

Substantially all of the consumer loans sold or securitized by Citigroup are U.S. prime residential mortgage loans or U.S. credit card receivables. The practice of the U.S. prime mortgage business has been to sell all of its loans except for non-conforming adjustable rate loans. U.S. prime mortgage conforming loans are classified as held-for-sale at the time of origination. The related cash flows are classified in the Consolidated Statement of Cash Flows in the cash flows from operating activities category on the line Change in loans held-for-sale.

U.S. credit card receivables are classified at origination as loans-held-for-sale to the extent that management does not have the intent to hold the receivables for the foreseeable future or until maturity. The U.S. credit card securitization forecast for the three months following the latest balance sheet date, excluding replenishments, is the basis for the amount of such loans classified as held-for-sale.Cash flows related to U.S. credit card loans classified as held-for-sale at origination or acquisition are reported in the cash flows from operating activities category on the line Change in loans held-for-sale.

Consumer loans

Consumer loans represent loans and leases managed primarily by the Regional Consumer Banking and Local Consumer Lending businesses. As a general rule, interest accrual ceases for installment and real estate (both open- and closed-end) loans when payments are 90 days contractually past due. For credit cards and unsecured revolving loans, however, the Company generally accrues interest until payments are 180 days past due. Loans that have been modified to grant a short-term or long-term concession to a borrower who is in financial difficulty may not be accruing interest at the time of the modification. The policy for returning such modified loans to accrual status varies by product and/or region. In most cases, a minimum number of payments (ranging from one to six) are required, while in other cases the loan is never returned to accrual status.

Citi’s charge-off policies follow the general guidelines below:

•       Unsecured installment loans are charged off at 120 days past due.

•       Unsecured revolving loans and credit card loans are charged off at 180 days contractually past due.

•       Loans secured with non-real estate collateral are written down to the estimated value of the collateral, less costs to sell, at 120 days past due.

•       Real estate-secured loans are written down to the estimated value of the property, less costs to sell, at 180 days contractually past due.

•       Non-bank loans secured by real estate are written down to the estimated value of the property, less costs to sell, at the earlier of the receipt of title or 12 months in foreclosure (a process that must commence when payments are 120 days contractually past due).

•       Non-bank auto loans are written down to the estimated value of the collateral, less costs to sell, at repossession or, if repossession is not pursued, no later than 180 days contractually past due.

•       Non-bank unsecured personal loans are charged off when the loan is 180 days contractually past due if there have been no payments within the last six months, but in no event can these loans exceed 360 days contractually past due.

•       Unsecured loans in bankruptcy are charged off within 30 days of notification of filing by the bankruptcy court or within the contractual write-off periods, whichever occurs earlier.

•       Real estate-secured loans in bankruptcy are written down to the estimated value of the property, less costs to sell, 60 days after notification if the borrower is 60 days contractually past due.

•       Non-bank unsecured personal loans in bankruptcy are charged off when they are 30 days contractually past due.

Corporate loans

Corporate loans represent loans and leases managed by ICG or the Special Asset Pool. Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined that the payment of interest or principal is doubtful or when interest or principal is 90 days past due, except when the loan is well collateralized and in the process of collection. Any interest accrued on impaired corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectability of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan.

Impaired corporate loans and leases are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans and leases, where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

Loans Held-for-Sale

Corporate and consumer loans that have been identified for sale are classified as loans held-for-sale included in Other assets. With the exception of certain mortgage loans for which the fair value option has been elected, these loans are accounted for at the lower of cost or market value (LOCOM), with any write-downs or subsequent recoveries charged to Other revenue.

Allowance for Loan Losses

Allowance for loan losses represents management’s best estimate of probable losses inherent in the portfolio, as well as probable losses related to large individually evaluated impaired loans and troubled debt restructurings. Attribution of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable credit losses inherent in the overall portfolio. Additions to the allowance are made through the provision for credit losses. Credit losses are deducted from the allowance, and subsequent recoveries are added. Securities received in exchange for loan claims in debt restructurings are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance, and are subsequently accounted for as securities available-for-sale.

Corporate loans

In the Corporate portfolios, the allowance for loan losses includes an asset-specific component and a statistically-based component. The asset specific component is calculated under ASC 310-10-35, Receivables—Subsequent Measurement (formerly SFAS 114) on an individual basis for larger-balance, non-homogeneous loans, which are considered impaired. An asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs), or observable market price of the impaired loan is lower than its carrying value. This allowance considers the borrower’s overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors and, if appropriate, the realizable value of any collateral. The asset specific component of the allowance for smaller balance impaired loans is calculated on a pool basis considering historical loss experience. The allowance for the remainder of the loan portfolio is calculated under ASC 450, Contingencies (formerly SFAS 5) using a statistical methodology, supplemented by management judgment. The statistical analysis considers the portfolio’s size, remaining tenor, and credit quality as measured by internal risk ratings assigned to individual credit facilities, which reflect probability of default and loss given default. The statistical analysis considers historical default rates and historical loss severity in the event of default, including historical average levels and historical variability. The result is an estimated range for inherent losses. The best estimate within the range is then determined by management’s quantitative and qualitative assessment of current conditions, including general economic conditions, specific industry and geographic trends, and internal factors including portfolio concentrations, trends in internal credit quality indicators, and current and past underwriting standards.

Consumer loans

For Consumer loans, each portfolio of smaller-balance, homogeneous loans—including consumer mortgage, installment, revolving credit, and most other consumer loans—is independently evaluated for impairment. The allowance for loan losses attributed to these loans is established via a process that estimates the probable losses inherent in the specific portfolio based upon various analyses. These include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current trends and conditions.

Management also considers overall portfolio indicators, including historical credit losses, delinquent, non-performing, and classified loans, trends in volumes and terms of loans, an evaluation of overall credit quality, the credit process, including lending policies and procedures, and economic, geographical, product and other environmental factors.

In addition, valuation allowances are determined for impaired smaller-balance homogeneous loans whose terms have been modified due to the borrowers’ financial difficulties and where it has been determined that a concession will be granted to the borrower. Such modifications may include interest rate reductions, principal forgiveness and/or term extensions. Where long-term concessions have been granted, such modifications are accounted for as “Troubled Debt Restructurings” (TDRs). The allowance for loan losses for TDRs is determined by comparing expected cash flows of the loans discounted at the loans’ original effective interest rates to the carrying value of the loans. Where short-term concessions have been granted, the allowance for loan losses is calculated by the analyses described above for smaller-balance, homogeneous loans and also reflects the estimated future credit losses for those loans.

Reserve Estimates and Policies

Management provides reserves for an estimate of probable losses inherent in the funded loan portfolio on the balance sheet in the form of an allowance for loan losses. These reserves are established in accordance with Citigroup’s Credit Reserve Policies, as approved by the Audit Committee of the Company’s Board of Directors. The Company’s Chief Risk Officer and Chief Financial Officer review the adequacy of the credit loss reserves each quarter with representatives from the Risk Management and Finance staffs for each applicable business area.

The above-mentioned representatives covering the business areas having classifiably managed portfolios, where internal credit-risk ratings are assigned (primarily ICG, Regional Consumer Banking and Local Consumer Lending), or modified consumer loans, where concessions were granted due to the borrowers’ financial difficulties present recommended reserve balances for their funded and unfunded lending portfolios along with supporting quantitative and qualitative data. The quantitative data include:

•       Estimated probable losses for non-performing, non-homogeneous exposures within a business line’s classifiably managed portfolio and impaired smaller-balance homogeneous loans whose terms have been modified due to the borrowers’ financial difficulties, and it was determined that a long-term concession was granted to the borrower. Consideration may be given to the following, as appropriate, when determining this estimate: (i) the present value of expected future cash flows discounted at the loan’s original effective rate; (ii) the borrower’s overall financial condition, resources and payment record; and (iii) the prospects for support from financially responsible guarantors or the realizable value of any collateral. When impairment is measured based on the present value of expected future cash flows, the entire change in present value is recorded in the Provision for loan losses.

•       Statistically calculated losses inherent in the classifiably managed portfolio for performing and de minimis non-performing exposures. The calculation is based upon: (i) Citigroup’s internal system of credit-risk ratings, which are analogous to the risk ratings of the major rating agencies; and (ii) historical default and loss data, including rating-agency information regarding default rates from 1983 to 2008, and internal data dating to the early 1970s on severity of losses in the event of default.

•       Additional adjustments include: (i) statistically calculated estimates to cover the historical fluctuation of the default rates over the credit cycle, the historical variability of loss severity among defaulted loans, and the degree to which there are large obligor concentrations in the global portfolio; and (ii) adjustments made for specifically known items, such as current environmental factors and credit trends.

In addition, representatives from both the Risk Management and Finance staffs that cover business areas that have delinquency-managed portfolios containing smaller homogeneous loans (primarily the non-commercial lending areas of Regional Consumer Banking) present their recommended reserve balances based upon leading credit indicators, including loan delinquencies and changes in portfolio size as well as economic trends including housing prices, unemployment and GDP. This methodology is applied separately for each individual product within each different geographic region in which these portfolios exist.

This evaluation process is subject to numerous estimates and judgments. The frequency of default, risk ratings, loss recovery rates, the size and diversity of individual large credits, and the ability of borrowers with foreign currency obligations to obtain the foreign currency necessary for orderly debt servicing, among other things, are all taken into account during this review. Changes in these estimates could have a direct impact on the credit costs in any quarter and could result in a change in the allowance. Changes to the reserve flow through the Consolidated Statement of Income on the lines Provision for loan losses and Provision for unfunded lending commitments.

Additional information on the allowance for loan losses is included in Note 18 to the Consolidated Financial Statements.

Allowance for Unfunded Lending Commitments

A similar approach to the allowance for loan losses is used for calculating a reserve for the expected losses related to unfunded loan commitments and standby letters of credit. This reserve is classified on the balance sheet in Other liabilities.

Mortgage Servicing Rights (MSRs)

Mortgage servicing rights (MSRs) are recognized as intangible assets when purchased or when the Company sells or securitizes loans acquired through purchase or origination and retains the right to service the loans.

Servicing rights in the U.S. mortgage and student loan classes of servicing rights are accounted for at fair value, with changes in value recorded in current earnings.

Additional information on the Company’s MSRs can be found in Note 23 to the Consolidated Financial Statements.

Representations and Warranties

When selling a loan, the Company makes various representations and warranties relating to, among other things, the following:

•       the Company’s ownership of the loan;

•       the validity of the lien securing the loan;

•       the absence of delinquent taxes or liens against the property securing the loan;

•       the effectiveness of title insurance on the property securing the loan;

•       the process used in selecting the loans for inclusion in a transaction;

•       the loan’s compliance with any applicable loan criteria (e.g., loan balance limits, property type, delinquency status) established by the buyer; and

•       the loan’s compliance with applicable local, state and federal laws.

Citigroup’s repurchases are primarily from Government Sponsored Entities. The specific representations and warranties made by the Company depend on the nature of the transaction and the requirements of the buyer. Market conditions and credit-ratings agency requirements may also affect representations and warranties and the other provisions the Company may agree to in loan sales.

In the event of a breach of the representations and warranties, the Company may be required to either repurchase the mortgage loans (generally at unpaid principal balance plus accrued interest) with the identified defects or indemnify (“make-whole”) the investor or insurer. The Company has recorded a repurchase reserve that is included in Other liabilities in the Consolidated Balance Sheet. In the case of a repurchase, the Company will bear any subsequent credit loss on the mortgage loans. The Company’s representations and warranties are generally not subject to stated limits in amount or time of coverage. However, contractual liability arises only when the representations and warranties are breached and generally only when a loss results from the breach. In the case of a repurchase, the loan is typically considered a credit-impaired loan and accounted for under SOP 03-3, “Accounting for Certain Loans and Debt Securities, Acquired in a Transfer” (now incorporated into ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality). These repurchases have not had a material impact on nonperforming loan statistics, because credit-impaired purchased SOP 03-3 loans are not included in nonaccrual loans.

The Company estimates its exposure to losses from its obligation to repurchase previously sold loans based on the probability of repurchase or make-whole and an estimated loss given repurchase or make-whole. This estimate is calculated separately by sales vintage (i.e., the year the loans were sold) based on a combination of historical trends and forecasted repurchases and losses considering the: (1) trends in requests by investors for loan documentation packages to be reviewed; (2) trends in recent repurchases and make-wholes; (3) historical percentage of claims made as a percentage of loan documentation package requests; (4) success rate in appealing claims; (5) inventory of unresolved claims; and (6) estimated loss given repurchase or make-whole, including the loss of principal, accrued interest, and foreclosure costs. The Company does not change its estimation methodology by counterparty, but the historical experience and trends are considered when evaluating the overall reserve.

The request for loan documentation packages is an early indicator of a potential claim. During 2009, loan documentation package requests and the level of outstanding claims increased. In addition, our loss severity estimates increased during 2009 due to the impact of macroeconomic factors and recent experience. These factors contributed to a $493 million change in estimate for this reserve in 2009.

As indicated above, the repurchase reserve is calculated by sales vintage. The majority of the repurchases in 2009 were from the 2006 and 2007 sales vintages, which also represent the vintages with the largest loss-given-repurchase. An insignificant percentage of 2009 repurchases were from vintages prior to 2006, and this is expected to decrease, because those vintages are later in the credit cycle. Although early in the credit cycle, the Company has experienced improved repurchase and loss-given-repurchase statistics from the 2008 and 2009 vintages.

In the case of a repurchase of a credit-impaired SOP 03-3 loan (now incorporated into ASC 310-30), the difference between the loan’s fair value and unpaid principal balance at the time of the repurchase is recorded as a utilization of the repurchase reserve. Payments to make the investor whole are also treated as utilizations and charged directly against the reserve. The provision for estimated probable losses arising from loan sales is recorded as an adjustment to the gain on sale, which is included in Other revenue in the Consolidated Statement of Income. A liability for representations and warranties is estimated when the Company sells loans and is updated quarterly. Any subsequent adjustment to the provision is recorded in Other revenue in the Consolidated Statement of Income.

The activity in the repurchase reserve for the years ended December 31, 2009 and 2008 is as follows:

In millions of dollars	2009	2008
Balance, beginning of the year	$75	$2
Additions for new sales	33	23
Change in estimate	493	59
Utilizations	(119)	(9)
Balance, end of the year	$482	$75

Goodwill

Goodwill represents an acquired company’s acquisition cost over the fair value of net tangible and intangible assets acquired. Goodwill is subject to annual impairment tests, whereby Goodwill is allocated to the Company’s reporting units and an impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. Furthermore, on any business dispositions, Goodwill is allocated to the business disposed of based on the ratio of the fair value of the business disposed of to the fair value of the reporting unit.

Intangible Assets

Intangible assets—including core deposit intangibles, present value of future profits, purchased credit card relationships, other customer relationships, and other intangible assets, but excluding MSRs—are amortized over their estimated useful lives. Intangible assets deemed to have indefinite useful lives, primarily certain asset management contracts and trade names, are not amortized and are subject to annual impairment tests. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. For other Intangible assets subject to amortization, an impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the Intangible asset.

Other Assets and Other Liabilities

Other assets include, among other items, loans held-for-sale, deferred tax assets, equity-method investments, interest and fees receivable, premises and equipment, end-user derivatives in a net receivable position, repossessed assets, and other receivables.

Other liabilities includes, among other items, accrued expenses and other payables, deferred tax liabilities, minority interest, end-user derivatives in a net payable position, and reserves for legal claims, taxes, restructuring reserves for unfunded lending commitments, and other matters.

Repossessed Assets

Upon repossession, loans are adjusted, if necessary, to the estimated fair value of the underlying collateral and transferred to repossessed assets. This is reported in Other assets, net of a valuation allowance for selling costs and net declines in value as appropriate.

Securitizations

The Company primarily securitizes credit card receivables and mortgages. Other types of securitized assets include corporate debt instruments (in cash and synthetic form) and student loans.

There are two key accounting determinations that must be made relating to securitizations. First, in the case where Citigroup originated or owned the financial assets transferred to the securitization entity, a decision must be made as to whether that transfer is considered a sale under U.S. Generally Accepted Accounting Principles (GAAP). If it is a sale, the transferred assets are removed from the Company’s Consolidated Balance Sheet with a gain or loss recognized. Alternatively, when the transfer would be considered to be a financing rather than a sale, the assets will remain on the Company’s Consolidated Balance Sheet with an offsetting liability recognized in the amount of proceeds received.

Second, a determination must be made as to whether the securitization entity would be included in the Company’s Consolidated Financial Statements. For each securitization entity with which it is involved, the Company makes a determination of whether the entity should be considered a subsidiary of the Company and be included in its Consolidated Financial Statements or whether the entity is sufficiently independent that it does not need to be consolidated. If the securitization entity’s activities are sufficiently restricted to meet accounting requirements to be a qualifying special purpose entity (QSPE), the securitization entity is not consolidated by the seller of the transferred assets. If the securitization entity is determined to be a VIE, the Company consolidates the VIE if it is the primary beneficiary.

For all other securitization entities determined not to be VIEs in which Citigroup participates, a consolidation decision is made by evaluating several factors, including how much of the entity’s ownership is in the hands of third-party investors, who controls the securitization entity, and who reaps the rewards and bears the risks of the entity. Only securitization entities controlled by Citigroup are consolidated.

Interests in the securitized and sold assets may be retained in the form of subordinated interest-only strips, subordinated tranches, spread accounts, and servicing rights. In credit card securitizations, the Company retains a seller’s interest in the credit card receivables transferred to the trusts, which is not in securitized form. Accordingly, the seller’s interest is carried on a historical cost basis and classified as Consumer loans. Retained interests in securitized mortgage loans and student loans are classified as Trading account assets, as is a majority of the retained interests in securitized credit card receivables. Certain other retained interests are recorded as available-for-sale investments, but servicing rights are recorded at fair value and included in Intangible assets. Gains or losses on securitization and sale depend in part on the previous carrying amount of the loans involved in the transfer at the date of sale. Gains are recognized at the time of securitization and are reported in Other revenue.

The Company values its securitized retained interests at fair value using quoted market prices, if such positions are actively traded, or financial models that incorporate observable and unobservable inputs. More specifically, these models estimate the fair value of these retained interests by determining the present value of expected future cash flows, using modeling techniques that incorporate management’s best estimates of key assumptions, including prepayment speeds, credit losses and discount rates, when observable inputs are not available. In addition, internally calculated fair values of retained interests are compared to recent sales of similar assets, if available.

Additional information on the Company’s securitization activities can be found in Note 23 to the Consolidated Financial Statements.

Debt

Short-term borrowings and long-term debt are generally accounted for at amortized cost, except where the Company has elected to report certain structured notes at fair value.

Transfers of Financial Assets

For a transfer of financial assets to be considered a sale: the assets must have been isolated from the Company, even in bankruptcy or other receivership; the purchaser must have the right to sell the assets transferred or the purchaser must be a QSPE; and the Company may not have an option or any obligation to reacquire the assets. If these sale requirements are met, the assets are removed from the Company’s Consolidated Balance Sheet. If the conditions for sale are not met, the transfer is considered to be a secured borrowing, the assets remain on the Consolidated Balance Sheet, and the sale proceeds are recognized as the Company’s liability. A legal opinion on a sale is generally obtained for complex transactions or where the Company has continuing involvement with assets transferred or with the securitization entity. For a transfer to be eligible for sale accounting, those opinions must state that the asset transfer is considered a sale and that the assets transferred would not be consolidated with the Company’s Other assets in the event of the Company’s insolvency.

See Note 23 to the Consolidated Financial Statements for further discussion.

Risk Management Activities—Derivatives Used for Non-Trading Purposes

The Company manages its exposures to market rate movements outside its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products, including interest-rate swaps, futures, forwards, and purchased-option positions, as well as foreign-exchange contracts. These end-user derivatives are carried at fair value in Other assets or Other liabilities.

To qualify as a hedge under the hedge accounting rules, a derivative must be highly effective in offsetting the risk designated as being hedged. The hedge relationship must be formally documented at inception, detailing the particular risk management objective and strategy for the hedge, which includes the item and risk that is being hedged and the derivative that is being used, as well as how effectiveness will be assessed and ineffectiveness measured. The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis, typically using quantitative measures of correlation with hedge ineffectiveness measured and recorded in current earnings. If a hedge relationship is found to be ineffective, it no longer qualifies as a hedge and hedge accounting would not be applied. Any gains or losses attributable to the derivatives, as well as subsequent changes in fair value, are recognized in Other revenue with no offset on the hedged item, similar to trading derivatives.

The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying asset, liability or forecasted transaction may be an individual item or a portfolio of similar items.

For fair value hedges, in which derivatives hedge the fair value of assets or liabilities, changes in the fair value of derivatives are reflected in Other revenue, together with changes in the fair value of the related hedged risk. These are expected to, and generally do, offset each other. Any net amount, representing hedge ineffectiveness, is reflected in current earnings. Citigroup’s fair value hedges are primarily hedges of fixed-rate long-term debt, and available-for-sale securities.

For cash flow hedges, in which derivatives hedge the variability of cash flows related to floating- and fixed-rate assets, liabilities or forecasted transactions, the accounting treatment depends on the effectiveness of the hedge. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, the effective portion of the changes in the derivatives’ fair values will not be included in current earnings, but are reported in Accumulated other comprehensive income (loss). These changes in fair value will be included in earnings of future periods when the hedged cash flows impact earnings. To the extent these derivatives are not effective, changes in their fair values are immediately included in Other revenue. Citigroup’s cash flow hedges primarily include hedges of floating- and fixed-rate debt, as well as rollovers of short-term fixed-rate liabilities and floating-rate liabilities.

For net investment hedges in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge. The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in Accumulated other comprehensive income (loss) as part of the foreign currency translation adjustment.

End-user derivatives that are economic hedges, rather than qualifying for hedge accounting, are also carried at fair value, with changes in value included in Principal transactions or Other revenue. Citigroup often uses economic hedges when qualifying for hedge accounting would be too complex or operationally burdensome; examples are hedges of the credit risk component of commercial loans and loan commitments. Citigroup periodically evaluates its hedging strategies in other areas and may designate either a qualifying hedge or an economic hedge, after considering the relative cost and benefits. Economic hedges are also employed when the hedged item itself is marked-to-market through current earnings, such as hedges of commitments to originate one-to-four-family mortgage loans to be held-for-sale and mortgage servicing rights (MSRs).

For those hedge relationships that are terminated or when hedge designations are removed, the hedge accounting treatment described in the paragraphs above is no longer applied. Instead, the end-user derivative is terminated or transferred to the trading account. For fair value hedges, any changes in the fair value of the hedged item remain as part of the basis of the asset or liability and are ultimately reflected as an element of the yield. For cash flow hedges, any changes in fair value of the end-user derivative remain in Accumulated other comprehensive income (loss) and are included in earnings of future periods when the hedged cash flows impact earnings. However, if the hedged forecasted transaction is no longer likely to occur, any changes in fair value of the end-user derivative are immediately reflected in Other revenue.

Employee Benefits Expense

Employee benefits expense includes current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards and costs of other employee benefits.

Stock-Based Compensation

The Company recognizes compensation expense related to stock and option awards over the requisite service period based on the instruments’ grant date fair value, reduced by expected forfeitures. Compensation cost related to awards granted to employees who meet certain age plus years-of-service requirements (retirement eligible employees) is accrued in the year prior to the grant date, in the same manner as the accrual for cash incentive compensation.

Income Taxes

The Company is subject to the income tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which the Company operates. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign.

Disputes over interpretations of the tax laws may be subject to review/adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon examination or audit.

The Company implemented FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) (now ASC 740, Income Taxes), on January 1, 2007, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. See “Accounting Changes.”

The Company treats interest and penalties on income taxes as a component of Income tax expense.

Deferred taxes are recorded for the future consequences of events that have been recognized for financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

See Note 11 to the Consolidated Financial Statements for a further description of the Company’s provision and related income tax assets and liabilities.

Commissions, Underwriting and Principal Transactions

Commissions, underwriting and principal transactions revenues and related expenses are recognized in income on a trade-date basis.

Earnings per Share

Earnings per share (EPS) is computed after deducting preferred-stock dividends. The Company has granted restricted and deferred share awards that are considered to be participating securities, which constitute a second class of common stock. Accordingly, a portion of Citigroup’s earnings is allocated to the second class of common stock in the EPS calculation.

Basic earnings per share is computed by dividing income available to common stockholders after the allocation of dividends and undistributed earnings to the second class of common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. It is computed after giving consideration to the weighted average dilutive effect of the Company’s stock options and warrants, convertible securities, T-DECs, and the shares that could have been issued under the Company’s Management Committee Long-Term Incentive Plan and after the allocation of earnings to the second class of common stock.

Use of Estimates

Management must make estimates and assumptions that affect the Consolidated Financial Statements and the related footnote disclosures. Such estimates are used in connection with certain fair value measurements. See Note 26 to the Consolidated Financial Statements for further discussions on estimates used in the determination of fair value. The Company also uses estimates in determining consolidation decisions for special-purpose entities as discussed in Note 23. Moreover, estimates are significant in determining the amounts of other-than-temporary impairments, impairments of goodwill and other intangible assets, provisions for probable losses that may arise from credit-related exposures and probable and estimable losses related to litigation and regulatory proceedings, and tax reserves. While management makes its best judgment, actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

Cash Flows

Cash equivalents are defined as those amounts included in cash and due from banks. Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

Related Party Transactions

The Company has related party transactions with certain of its subsidiaries and affiliates. These transactions, which are primarily short-term in nature, include cash accounts, collateralized financing transactions, margin accounts, derivative trading, charges for operational support and the borrowing and lending of funds, and are entered into in the ordinary course of business.

ACCOUNTING CHANGES

FASB Launches Accounting Standards Codification

The FASB has issued FASB Statement No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles (now ASC 105, Generally Accepted Accounting Principles). The statement establishes the FASB Accounting Standards Codification™ (Codification or ASC) as the single source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative.

Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASU), which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

GAAP is not intended to be changed as a result of the FASB’s Codification project, but what does change is the way the guidance is organized and presented. As a result, these changes have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009.

Citigroup is providing references to the Codification topics alongside references to the predecessor standards.

Investments in Certain Entities that Calculate Net Asset Value per Share

As of December 31, 2009, the Company adopted Accounting Standards Update (ASU) No. 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent), which provides guidance on measuring the fair value of certain alternative investments. The ASU permits entities to use net asset value as a practical expedient to measure the fair value of their investments in certain investment funds. The ASU also requires additional disclosures regarding the nature and risks of such investments and provides guidance on the classification of such investments as Level 2 or Level 3 of the fair value hierarchy. This ASU did not have a material impact on the Company’s accounting for its investments in alternative investment funds.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, (now ASC 825-10-50-10, Financial Instruments: Fair Value of Financial Instruments). This FSP requires disclosing qualitative and quantitative information about the fair value of all financial instruments on a quarterly basis, including methods and significant assumptions used to estimate fair value during the period. These disclosures were previously only done annually.

The disclosures required by this FSP were effective for the quarter ended June 30, 2009. This FSP has no effect on how Citigroup accounts for these instruments.

Measurement of Fair Value in Inactive Markets

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (now ASC 820-10-35-51A, Fair Value Measurements and Disclosures: Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased). The FSP reaffirms that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The FSP also reaffirms the need to use judgment in determining whether a formerly active market has become inactive and in determining fair values when the market has become inactive. The adoption of the FSP had no effect on the Company’s Consolidated Financial Statements.

Determining Fair Value in Inactive Markets

In October 2008, the FASB issued FSP FAS 157-3, Determining Fair Value of Financial Assets When the Market for That Asset is Not Active (now ASC 820-10-35-55A, Fair Value Measurements and Disclosures: Financial Assets in a Market That is Not Active). The FSP clarifies that companies can use internal assumptions to determine the fair value of a financial asset when markets are inactive, and do not necessarily have to rely on broker quotes. The FSP confirms a joint statement by the FASB and the SEC in which they stated that companies can use internal assumptions when relevant market information does not exist and provides an example of how to determine the fair value for a financial asset in a non-active market. The FASB emphasized that the FSP is not new guidance, but rather clarifies the principles in ASC 820, Fair Value Measurements and Disclosures (formerly SFAS 157).

Revisions resulting from a change in the valuation technique or its application should be accounted for prospectively as a change in accounting estimate.

The FSP was effective upon issuance and did not have a material impact.

Measuring Liabilities at Fair Value

As of September 30, 2009, the Company adopted ASU No. 2009-05, Measuring Liabilities at Fair Value. This ASU provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

A valuation technique that uses quoted prices for similar liabilities (or an identical liability) when traded as assets.

Another valuation technique that is consistent with the principles of ASC 820.

This ASU also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required, are Level 1 fair value measurements.

This ASU did not have a material impact on the Company’s fair value measurements.

Other-Than-Temporary Impairments on Investment Securities

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS 115-2) (now ASC 320-10-35-34, Investments—Debt and Equity Securities: Recognition of an Other-Than-Temporary Impairment), which amends the recognition guidance for other-than-temporary impairments (OTTI) of debt securities and expands the financial statement disclosures for OTTI on debt and equity securities. Citigroup adopted the FSP in the first quarter of 2009.

As a result of the FSP, the Company’s Consolidated Statement of Income reflects the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale (AFS) and held-to-maturity (HTM) debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is recognized in Accumulated other comprehensive income (AOCI). The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using the Company’s cash flow projections and its base assumptions. As a result of the adoption of the FSP, Citigroup’s income in the first quarter of 2009 was higher by $631 million on a pretax basis ($391 million on an after-tax basis), respectively, and AOCI was decreased by a corresponding amount.

The cumulative effect of the change included an increase in the opening balance of Retained earnings at January 1, 2009 of $665 million on a pretax basis ($413 million after-tax). See Note 16 to the Consolidated Financial Statements for disclosures related to the Company’s investment securities and OTTI.

Business Combinations

In December 2007, the FASB issued Statement No. 141(revised), Business Combinations (now ASC 805-10, Business Combinations), which is designed to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement retains the fundamental principle that the acquisition method of accounting (which was called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The statement also retains the guidance for identifying and recognizing intangible assets separately from goodwill. The most significant changes are: (1) acquisition costs and restructuring costs will now be expensed; (2) stock consideration will be measured based on the quoted market price as of the acquisition date instead of the date the deal is announced; (3) contingent consideration arising from contractual and noncontractual contingencies that meet the more-likely-than-not recognition threshold will be measured and recognized as an asset or liability at fair value at the acquisition date using a probability-weighted discounted cash flows model, with subsequent changes in fair value reflected in earnings; noncontractual contingencies that do not meet the more-likely-than-not criteria will continue to be recognized when they are probable and reasonably estimable; and (4) the acquirer will record a 100% step-up to fair value for all assets and liabilities, including the minority interest portion, and goodwill is recorded as if a 100% interest was acquired.

Citigroup adopted the standard on January 1, 2009, and it is applied prospectively.

Noncontrolling Interests in Subsidiaries

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (now ASC 810-10-45-15, Consolidation—Noncontrolling Interests in a Subsidiary), which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries (previously called minority interests) in consolidated financial statements and for the loss of control of subsidiaries. The Standard requires that the equity interest of noncontrolling shareholders, partners, or other equity holders in subsidiaries be presented as a separate item in Citigroup’s stockholders’ equity, rather than as a liability. After the initial adoption, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be measured at fair value at the date of deconsolidation.

The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of the remaining investment, rather than the previous carrying amount of that retained investment.

Citigroup adopted the Standard on January 1, 2009. As a result, $2.392 billion of noncontrolling interests was reclassified from Other liabilities to Citigroup’s stockholders’ equity.

Sale with Repurchase Financing Agreements

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (now ASC 860-10-40-42, Transfers and Servicing: Repurchase Financing). This FSP provides implementation guidance on whether a security transfer with a contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions.

The FSP requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another.

Citigroup adopted the FSP on January 1, 2009. The impact of adopting this FSP was not material.

Enhanced Disclosures of Credit Derivative Instruments and Guarantees

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures About Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45, and Clarification of the Effective Date of FASB Statement No. 161” (now ASC 815-10-50-4K, Derivatives and Hedging: Credit Derivatives) which requires additional disclosures for sellers of credit derivative instruments and certain guarantees. This FSP requires the disclosure of the maximum potential amount of future payments, the related fair value, and the current status of the payment/performance risk for certain guarantees and credit derivatives sold.

Measurement of Impairment for Certain Securities

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue 99-20” (now incorporated into ASC 320-10-35-20, Investments—Debt and Equity Securities: Steps for Identifying and Accounting for Impairment), to achieve more consistent determination of whether other-than-temporary impairments of available-for-sale or held-to-maturity debt securities have occurred.

Prior guidance required entities to assess whether it was probable that the holder would be unable to collect all amounts due according to the contractual terms. The FSP eliminates the requirement to consider market participants’ views of cash flows of a security in determining whether or not impairment has occurred.

The FSP is effective for interim and annual reporting periods ending after December 15, 2008 and is applied prospectively. The impact of adopting this FSP was not material.

SEC Staff Guidance on Loan Commitments Recorded at Fair Value Through Earnings

On January 1, 2008, the Company adopted Staff Accounting Bulletin No. 109 (SAB 109), which requires that the fair value of a written loan commitment that is marked-to-market through earnings should include the future cash flows related to the loan’s servicing rights. However, the fair value measurement of a written loan commitment still must exclude the expected net cash flows related to internally developed intangible assets (such as customer relationship intangible assets). SAB 109 applies to two types of loan commitments: (1) written mortgage loan commitments for loans that will be held-for-sale when funded and are marked-to-market as derivatives; and (2) other written loan commitments that are accounted for at fair value through earnings under the fair value option. SAB 109 supersedes SAB 105, which applied only to derivative loan commitments and allowed the expected future cash flows related to the associated servicing of the loan to be recognized only after the servicing asset had been contractually separated from the underlying loan by sale or securitization of the loan with servicing retained. SAB 109 was applied prospectively to loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adopting this SAB was not material.

Netting of Cash Collateral Against Derivative Exposures

During April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39” (now incorporated into ASC 815-10-45, Derivatives and Hedging—Other Presentation Matters) modifying certain provisions of FIN 39, “Offsetting of Amounts Related to Certain Contracts.” This amendment clarified the acceptability of the existing market practice of offsetting the amounts recorded for cash collateral receivables or payables against the fair value amounts recognized for net derivative positions executed with the same counterparty under the same master netting agreement, which was the Company’s prior accounting practice. Thus, this amendment did not affect the Company’s consolidated financial statements.

Fair Value Measurements

The Company elected to early adopt SFAS No. 157, Fair Value Measurements (SFAS 157) (now ASC 820-10, Fair Value Measurements and Disclosures), as of January 1, 2007. The Statement defines fair value, expands disclosure requirements around fair value and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

•    Level 1: Quoted prices for identical instruments in active markets.

•    Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•    Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. For some products or in certain market conditions, observable inputs may not always be available. For example, during the market dislocations that started in the second half of 2007, certain markets became illiquid, and some key observable inputs used in valuing certain exposures were unavailable. When and if these markets become liquid, the valuation of these exposures will use the related observable inputs available at that time from these markets.

Citigroup is required to take into account its own credit risk when measuring the fair value of derivative positions as well as the other liabilities for which fair value accounting has been elected. The adoption of ASC 820 also resulted in some other changes to the valuation techniques used by Citigroup when determining fair value, most notably the changes to the way that the probability of default of a counterparty is factored in and the elimination of a derivative valuation adjustment which is no longer necessary. The cumulative effect at January 1, 2007 of making these changes was a gain of $250 million after-tax ($402 million pretax), or $0.05 per diluted share, which was recorded in the first quarter of 2007 earnings within the Securities and Banking business.

The statement also precludes the use of block discounts for instruments traded in an active market, which were previously applied to large holdings of publicly traded equity securities, and requires the recognition of trade-date gains after consideration of all appropriate valuation adjustments related to certain derivative trades that use unobservable inputs in determining their fair value. Previous accounting guidance allowed the use of block discounts in certain circumstances and prohibited the recognition of day-one gains on certain derivative trades when determining the fair value of instruments not traded in an active market. The cumulative effect of these changes resulted in an increase to January 1, 2007 Retained earnings of $75 million.

Fair Value Option

The Company also early adopted SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159) (now ASC 825-10-05, Financial Instruments: Fair Value Option) as of January 1, 2007. The fair value option provides an option on an instrument-by-instrument basis for most financial assets and liabilities to be reported at fair value with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of a financial asset, a financial liability, or a firm commitment and it may not be revoked. The fair value option provides an opportunity to mitigate volatility in reported earnings that resulted prior to its adoption from being required to apply fair value accounting to certain economic hedges (e.g., derivatives) while having to measure the assets and liabilities being economically hedged using an accounting method other than fair value.

The Company elected to apply fair value accounting to certain financial instruments held at January 1, 2007 with future changes in value reported in earnings. The adoption of the fair value option resulted in a decrease to January 1, 2007 Retained earnings of $99 million.

Leveraged Leases

On January 1, 2007, the Company adopted FSP FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction (FSP 13-2) (now incorporated into ASC 840-10-25, Leases), which provides guidance regarding changes or projected changes in the timing of cash flows relating to income taxes generated by a leveraged-lease transaction.

Leveraged leases can provide significant tax benefits to the lessor, primarily as a result of the timing of tax payments. Since changes in the timing and/or amount of these tax benefits may have a significant effect on the cash flows of a lease transaction, a lessor will be required to perform a recalculation of a leveraged-lease when there is a change or projected change in the timing of the realization of tax benefits generated by that lease. Previously, Citigroup did not recalculate the tax benefits if only the timing of cash flows had changed.

The adoption of FSP 13-2 resulted in a decrease to January 1, 2007 Retained earnings of $148 million. This decrease to retained earnings will be recognized in earnings over the remaining lives of the leases as tax benefits are realized.

Revisions to the Earnings-per-Share Calculation

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (now incorporated into ASC 260-10-45-59A, Earnings Per Share: Participating Securities and the Two-Class Method). Under the FSP, unvested share-based payment awards that contain nonforfeitable rights to dividends are considered to be a separate class of common stock and included in the EPS calculation using the “two-class method.” Citigroup’s restricted and deferred share awards meet the definition of a participating security. In accordance with the FSP, restricted and deferred shares are now included as a separate class of common stock in the basic and diluted EPS calculation.

The following table shows the effect of adopting the FSP on Citigroup’s basic and diluted EPS:

	2009	2008	2007
Basic earnings per share
As reported	N/A	$(5.59)	$0.73
Two-class method	$(0.80)	$(5.63)	$0.68
Diluted earnings per share (1)
As reported	N/A	$(5.59)	$0.72
Two-class method	(0.80)	$(5.63)	$0.67

(1)  Diluted EPS is the same as Basic EPS in 2009 and 2008 due to the net loss available to common shareholders. Using actual diluted shares would result in anti-dilution.

N/A Not applicable

Fair Value Disclosures About Pension Plan Assets

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Pensions and Other Postretirement Benefit Plan Assets (now incorporated into ASC 715-20-50, Compensation and Benefits—Disclosure). This FSP requires that more detailed information about plan assets be disclosed on an annual basis. Citigroup is required to separate plan assets into the three fair value hierarchy levels and provide a roll-forward of the changes in fair value of plan assets classified as Level 3.

The disclosures about plan assets required by this FSP are effective for fiscal years ending after December 15, 2009, but have no effect on the Consolidated Balance Sheet or Statement of Income.

Additional Disclosures for Derivative Instruments

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment to SFAS 133 (now incorporated into ASC 815-10-50, Derivatives and Hedging—Disclosure). The Standard requires enhanced disclosures about derivative instruments and hedged items that are accounted for under ASC 815 related interpretations. The Standard is effective for all of the Company’s interim and annual financial statements beginning with the first quarter of 2009. The Standard expands the disclosure requirements for derivatives and hedged items and has no impact on how Citigroup accounts for these instruments.

Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock

Derivative contracts on a company’s own stock may be accounted for as equity instruments, rather than as assets and liabilities, only if they are both indexed solely to the company’s stock and settleable in shares.

In June 2008, the FASB ratified the consensus reached by the EITF on Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (Issue 07-5) (now ASC 815-40-15-5, Derivatives and Hedging: Evaluating Whether an Instrument is Considered Indexed to an Entity’s Own Stock). An instrument (or embedded feature) would not be considered indexed to an entity’s own stock if its settlement amount is affected by variables other than those used to determine the fair value of a “plain vanilla” option or forward contract on equity shares, or if the instrument contains a feature (such as a leverage factor) that increases exposure to those variables. An equity-linked financial instrument (or embedded feature) would not be considered indexed to the entity’s own stock if the strike price is denominated in a currency other than the issuer’s functional currency.

This issue is effective for Citigroup on January 1, 2009 and did not have a material impact.

Equity Method Investment Accounting Considerations

In November 2008, the FASB ratified the consensus reached by the EITF on Issue 08-6, “Equity Method Investment Accounting Considerations” (Issue 08-6) (now ASC 323-10, Investments—Equity Method and Joint Ventures). An entity shall measure its equity method investment initially at cost. Any other-than-temporary impairment of an equity method investment should be recognized in accordance with Opinion 18. An equity method investor shall not separately test an investee’s underlying assets for impairment. Share issuance by an investee shall be accounted for as if the equity method investor had sold a proportionate share of its investment, with gain or loss recognized in earnings.

This issue is effective for Citigroup on January 1, 2009, and did not have a material impact.

Accounting for Defensive Intangible Assets

In November 2008, the FASB ratified the consensus reached by the EITF on Issue 08-7, “Accounting for Defensive Intangible Assets” (Issue 08-7) (now ASC 350-30-25-5, Intangibles — Goodwill and Other: Defensive Intangible Assets). An acquired defensive asset shall be accounted for as a separate unit of accounting (i.e., an asset separate from other assets of the acquirer). The useful life assigned to an acquired defensive asset shall be based on the period during which the asset would diminish in value. Issue 08-7 states that it would be rare for a defensive intangible asset to have an indefinite life. Issue 08-7 is effective for Citigroup on January 1, 2009, and did not have a material impact.

CVA Accounting Misstatement

The Company determined that an error existed in the process used to value certain liabilities for which the Company elected the fair value option (FVO). The error related to a calculation intended to measure the impact on the liability’s fair value attributable to Citigroup’s credit spreads. Because of the error in the process, both an initial Citi contractual credit spread and an initial own-credit valuation adjustment were being included at the time of issuance of new Citi FVO debt. The own-credit valuation adjustment was properly included; therefore, the initial Citi contractual credit spread should have been excluded. (See Note 27 for a description of own-credit valuation adjustments.) The cumulative effect of this error from January 1, 2007 (the date that FAS 157 (ASC 820), requiring the valuation of own-credit for FVO liabilities, was adopted) through December 31, 2008 was to overstate income and retained earnings by $204 million ($330 million on a pretax basis). The impact of this adjustment was determined not to be material to the Company’s results of operations and financial position for any previously reported period. Consequently, in the accompanying financial statements, the cumulative effect through December 31, 2008 is recorded in 2009.

The table below summarizes the previously reported impact of CVA income for debt on which the FVO was elected and the related adjustments to correct the process error for the impacted reporting periods.

In millions of dollars	2008	2007
Pretax gain (loss) from the change in the CVA reserve on FVO debt that would have been recorded in the income statement:
Previously reported	$4,558	$888
Corrected amount adjusted for removal of the error	4,352	764
Difference	$206	$124

In millions of dollars	2008	2007
Year-end CVA reserve reported as a contra-liability on FVO debt:
Previously reported	$5,446	$888
Corrected amount adjusted for removal of the error	5,116	764
Difference	$330	$124

See also Note 34 to the Consolidated Financial Statements.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

Additional Disclosures Regarding Fair Value Measurements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in Level 3 fair value measurements will be required for fiscal years beginning after December 15, 2010.

Elimination of QSPEs and Changes in the Consolidation Model for Variable Interest Entities

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (SFAS 166), that will eliminate Qualifying Special Purpose Entities (QSPEs). SFAS 166 is effective for fiscal years that begin after November 15, 2009. This change will have a significant impact on Citigroup’s Consolidated Financial Statements. Beginning January 1, 2010, the Company will lose sales treatment for certain future asset transfers that would have been considered sales under SFAS 140, and for certain transfers of portions of assets that do not meet the definition of participating interests.

Simultaneously, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167), which details three key changes to the consolidation model. First, former QSPEs will now be included in the scope of SFAS 167. In addition, the FASB has changed the method of analyzing which party to a variable interest entity (VIE) should consolidate the VIE (known as the primary beneficiary) to a qualitative determination of which party to the VIE has “power” combined with potentially significant benefits or losses, instead of the current quantitative risks and rewards model. The entity that has power has the ability to direct the activities of the VIE that most significantly impact the VIE’s economic performance. Finally, the new standard requires that the primary beneficiary analysis be re-evaluated whenever circumstances change. The current rules require reconsideration of the primary beneficiary only when specified reconsideration events occur.

As a result of implementing these new accounting standards, Citigroup will consolidate certain of the VIEs and former QSPEs with which it currently has involvement. An ongoing evaluation of the application of these new requirements could, with the resolution of certain uncertainties, result in the identification of additional VIEs and former QSPEs, other than those presented below, needing to be consolidated. It is not currently anticipated, however, that any such newly identified VIEs and former QSPEs would have a significant impact on Citigroup’s Consolidated Financial Statements or capital position.

In accordance with SFAS 167, Citigroup employed three approaches for consolidating all of the VIEs and former QSPEs that it consolidated as of January 1, 2010. The first approach requires initially measuring the assets, liabilities, and noncontrolling interests of the VIEs and former QSPEs at their carrying values (the amounts at which the assets, liabilities, and noncontrolling interests would have been carried in the Consolidated Financial Statements, if Citigroup had always consolidated these VIEs and former QSPEs). The second approach is to use the unpaid principal amounts, where using carrying values is not practicable. The third approach is to elect the fair value option, in which all of the financial assets and liabilities of certain designated VIEs and former QSPEs would be recorded at fair value upon adoption of SFAS 167 and continue to be marked to market thereafter, with changes in fair value reported in earnings.

Citigroup consolidated all required VIEs and former QSPEs, as of January 1, 2010 at carrying values or unpaid principal amounts, except for certain private label residential mortgage and mutual fund deferred sales commissions VIEs, for which the fair value option was elected. The following tables present the pro forma impact of adopting these new accounting standards applying these approaches.

The pro forma impact of these changes on incremental GAAP assets and resulting risk-weighted assets for those VIEs and former QSPEs that were consolidated or deconsolidated for accounting purposes as of January 1, 2010 (based on financial information as of December 31, 2009), reflecting Citigroup’s present understanding of the new accounting requirements and immediate implementation of the recently issued final risk-based capital rules regarding SFAS 166 and SFAS 167, was as follows:

	Incremental
In billions of dollars	GAAP assets	Risk- weighted assets (1)
Impact of consolidation
Credit cards	$86.3	$0.8
Commercial paper conduits	28.3	13.0
Student loans	13.6	3.7
Private label consumer mortgages	4.4	1.3
Municipal tender option bonds	0.6	0.1
Collateralized loan obligations	0.5	0.5
Mutual fund deferred sales commissions	0.5	0.5
Subtotal	$134.2	$19.9
Impact of deconsolidation
Collateralized debt obligations (2)	$1.9	$3.6
Equity-linked notes (3)	1.2	0.5
Total	$137.3	$24.0

(1)

Citigroup undertook certain actions during the first and second quarters of 2009 in support of its off-balance-sheet credit card securitization vehicles. As a result of these actions, Citigroup included approximately $82 billion of incremental risk-weighted assets in its risk-based capital ratios as of March 31, 2009 and an additional approximate $900 million as of June 30, 2009. See Note 23 to the Consolidated Financial Statements.

(2)

The implementation of SFAS 167 will result in the deconsolidation of certain synthetic and cash collateralized debt obligation (CDO) VIEs that were previously consolidated under the requirements of ASC 810 (FIN 46(R)). Upon deconsolidation of these synthetic CDOs, Citigroup’s Consolidated Balance Sheet will reflect the recognition of current receivables and payables related to purchased and written credit default swaps entered into with these VIEs, which had previously been eliminated in consolidation. The deconsolidation of certain cash CDOs will have a minimal impact on GAAP assets, but will cause a sizable increase in risk-weighted assets. The impact on risk-weighted assets results from replacing, in Citigroup’s trading account, largely investment grade securities owned by these VIEs when consolidated, with Citigroup’s holdings of non-investment grade or unrated securities issued by these VIEs when deconsolidated.

(3)

Certain equity-linked note client intermediation transactions that had previously been consolidated under the requirements of ASC 810 (FIN 46 (R)) will be deconsolidated with the implementation of SFAS 167. Upon deconsolidation, Citigroup’s Consolidated Balance Sheet will reflect both the equity-linked notes issued by the VIEs and held by Citigroup as trading assets, as well as related trading liabilities in the form of prepaid equity derivatives. These trading assets and trading liabilities were formerly eliminated in consolidation.

The preceding table reflects: (i) the estimated portion of the assets of former QSPEs to which Citigroup, acting as principal, had transferred assets and received sales treatment as of December 31, 2009 (totaling approximately $712.0 billion), and (ii) the estimated assets of significant unconsolidated VIEs as of December 31, 2009 with which Citigroup is involved (totaling approximately $219.2 billion) that are required to be consolidated under the new accounting standards. Due to the variety of transaction structures and the level of Citigroup involvement in individual former QSPEs and VIEs, only a portion of the former QSPEs and VIEs with which the Company is involved are to be consolidated.

In addition, the cumulative effect of adopting these new accounting standards as of January 1, 2010, based on financial information as of December 31, 2009, would result in an estimated aggregate after-tax charge to Retained earnings of approximately $8.3 billion, reflecting the net effect of an overall pretax charge to Retained earnings (primarily relating to the establishment of loan loss reserves and the reversal of residual interests held) of approximately $13.4 billion and the recognition of related deferred tax assets amounting to approximately $5.1 billion.

The pro forma impact on certain of Citigroup’s regulatory capital ratios of adopting these new accounting standards (based on financial information as of December 31, 2009), reflecting immediate implementation of the recently issued final risk-based capital rules regarding SFAS 166 and SFAS 167, would be as follows:

	As of December 31, 2009
	As reported	Pro forma	Impact
Tier 1 Capital	11.67%	10.26%	(141	) bps
Total Capital	15.25%	13.82%	(143	) bps

The actual impact of adopting the new accounting standards on January 1, 2010 could differ, as financial information changes from the December 31, 2009 estimates and as several uncertainties in the application of these new standards are resolved.

Among these uncertainties, the FASB has proposed an indefinite deferral of the requirements of SFAS 167 for certain investment companies. Without the proposed deferral, the Company had most recently estimated that approximately $3.3 billion of assets held by investment funds managed by Citigroup would be newly consolidated upon the adoption of SFAS 167. If the proposed deferral were to be finalized as currently contemplated, the Company expects that many, if not all, of the investment vehicles managed by Citigroup would not be subject to the requirements of SFAS 167. Nevertheless, Citigroup is continuing to evaluate the potential impacts of the proposed requirements and, depending upon the eventual resolution of specific implementation matters, may be required to consolidate certain investment vehicles, the aggregate assets of which could range up to a total of approximately $1.2 billion. The effect on the Company’s regulatory capital ratios, should consolidation of any or all such noted investment vehicles be required, is not expected to be significant. The preceding tables reflect the Company’s view that none of the investment vehicles managed by Citigroup will be required to be consolidated under SFAS 167.

Loss-Contingency Disclosures

In June 2008, the FASB issued an exposure draft proposing expanded disclosures regarding loss contingencies. This proposal increases the number of loss contingencies subject to disclosure and requires substantial quantitative and qualitative information to be provided about those loss contingencies. The proposal will have no impact on the Company’s accounting for loss contingencies.

Investment Company Audit Guide (SOP 07-1)

In July 2007, the AICPA issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide for Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (SOP 07-1) (now incorporated into ASC 946-10, Financial Services-Investment Companies), which was expected to be effective for fiscal years beginning on or after December 15, 2007. However, in February 2008, the FASB delayed the effective date indefinitely by issuing an FSP SOP 07-1-1, “Effective Date of AICPA Statement of Position 07-1.” This statement sets forth more stringent criteria for qualifying as an investment company than does the predecessor Audit Guide. In addition, ASC 946-10 (SOP 07-1) establishes new criteria for a parent company or equity method investor to retain investment company accounting in their consolidated financial statements. Investment companies record all their investments at fair value with changes in value reflected in earnings. The Company is currently evaluating the potential impact of adopting the SOP.

2. BUSINESS DEVELOPMENTS

ACQUISITIONS

North America

Acquisition of ABN AMRO Mortgage Group

In 2007, Citigroup acquired ABN AMRO Mortgage Group (AAMG), a subsidiary of LaSalle Bank Corporation and ABN AMRO Bank N.V. AAMG is a national originator and servicer of prime residential mortgage loans. As part of this acquisition, Citigroup purchased approximately $12 billion in assets, including $3 billion of mortgage servicing rights, which resulted in the addition of approximately 1.5 million servicing customers. Results for AAMG are included within Citigroup’s North America Regional Consumer Banking business from March 1, 2007 forward.

Acquisition of Old Lane Partners, L.P.

In 2007, the Company completed the acquisition of Old Lane Partners, L.P. and Old Lane Partners, GP, LLC (Old Lane). Old Lane is the manager of a global, multistrategy hedge fund and a private equity fund. Results for Old Lane are included within ICG, from July 2, 2007 forward.

On June 12, 2008, Citigroup announced the restructuring of Old Lane and its multistrategy hedge fund (the “Fund”) in anticipation of redemptions by all unaffiliated, non-Citigroup employee investors. To accomplish this restructuring, Citigroup purchased substantially all of the assets of the Fund at fair value on June 30, 2008. The fair value of assets purchased from the Fund was approximately $6 billion at June 30, 2008.

Acquisition of BISYS

In 2007, the Company completed its acquisition of BISYS Group, Inc. (BISYS) for $1.47 billion in cash. In addition, BISYS’s shareholders received $18.2 million in the form of a special dividend paid by BISYS simultaneously. Citigroup completed the sale of the Retirement and Insurance Services Divisions of BISYS to affiliates of J.C. Flowers & Co. LLC, making the net cost of the transaction to Citigroup approximately $800 million. Citigroup retained the Fund Services and Alternative Investment Services businesses of BISYS, which provides administrative services for hedge funds, mutual funds and private equity funds. Results for BISYS are included within Transaction Services business from August 1, 2007 forward.

Acquisition of Automated Trading Desk

In 2007, Citigroup completed its acquisition of Automated Trading Desk (ATD), a leader in electronic market making and proprietary trading, for approximately $680 million ($102.6 million in cash and approximately 11.17 million shares of Citigroup common stock). ATD operates as a unit of Citigroup’s Global Equities business, adding a network of broker-dealer customers to Citigroup’s diverse base of institutional, broker-dealer and retail customers. Results for ATD are included within Citigroup’s Securities and Banking business from October 3, 2007 forward.

Latin America

Acquisition of Grupo Financiero Uno

In 2007, Citigroup completed its acquisition of Grupo Financiero Uno (GFU), the largest credit card issuer in Central America, and its affiliates.

The acquisition of GFU, with $2.2 billion in assets, expands the presence of Citigroup’s Latin America Consumer Banking franchise, enhances its credit card business in the region and establishes a platform for regional growth in Consumer Finance and Retail Banking. GFU has more than one million retail clients and operates a distribution network of 75 branches and more than 100 mini-branches and points of sale. The results for GFU are included within Citigroup’s Latin America Regional Consumer Banking businesses from March 5, 2007 forward.

Acquisition of Grupo Cuscatlán

In 2007, Citigroup completed the acquisition of the subsidiaries of Grupo Cuscatlán for $1.51 billion ($755 million in cash and 14.2 million shares of Citigroup common stock) from Corporacion UBC Internacional S.A. Grupo Cuscatlán is one of the leading financial groups in Central America, with assets of $5.4 billion, loans of $3.5 billion, and deposits of $3.4 billion. Grupo Cuscatlán has operations in El Salvador, Guatemala, Costa Rica, Honduras and Panama. The results of Grupo Cuscatlán are included from May 11, 2007 forward and are recorded in Latin America Regional Consumer Banking.

Agreement to Establish Partnership with Quiñenco—Banco de Chile

In 2007, Citigroup and Quiñenco entered into a definitive agreement to establish a strategic partnership that combined Citigroup operations in Chile with Banco de Chile’s local banking franchise to create a banking and financial services institution with approximately 20% market share of the Chilean banking industry. The transaction closed on January 1, 2008.

Under the agreement, Citigroup sold its Chilean operations and other assets in exchange for an approximate 32.96% stake in LQIF, a wholly owned subsidiary of Quiñenco that controls Banco de Chile, and is accounted for under the equity method of accounting. As part of the overall transaction, Citigroup also acquired the U.S. branches of Banco de Chile for approximately $130 million. The new partnership calls for active participation by Citigroup in the management of Banco de Chile including board representation at both LQIF and Banco de Chile.

On January 31, 2010 Citigroup elected to exercise its option to acquire approximately 8.5% of LQIF for approximately $500 million. The acquisition of the additional shares is expected to close on April 30, 2010 and will increase Citigroup’s ownership in LQIF to approximately 41.5%. Citigroup retains an option to increase its ownership by an additional 8.5% of LQIF in 2010 for an additional $500 million.

Asia

Acquisition of Bank of Overseas Chinese

In 2007, Citigroup completed its acquisition of Bank of Overseas Chinese (BOOC) in Taiwan for approximately $427 million. BOOC offers a broad suite of corporate banking, consumer and wealth management products and services to more than one million clients through 55 branches in Taiwan. This transaction will strengthen Citigroup’s presence in Asia, making it the largest international bank and thirteenth largest by total assets among all domestic Taiwan banks. Results for BOOC are included in Citigroup’s Asia Regional Consumer Banking and Securities and Banking businesses from December 1, 2007 forward.

EMEA

Acquisition of Egg

In 2007, Citigroup completed its acquisition of Egg Banking plc (Egg), one of the U.K.’s leading online financial services providers, from Prudential PLC for approximately $1.39 billion. Egg offers various financial products and services including online payment and account aggregation services, credit cards, personal loans, savings accounts, mortgages, insurance and investments. Results for Egg are included in Citi Holdings’ LCL business from May 1, 2007 forward.

Purchase of 20% Equity Interest in Akbank

In 2007, Citigroup completed its purchase of a 20% equity interest in Akbank for approximately $3.1 billion, accounted for under the equity method of accounting. Akbank, the second-largest privately owned bank by assets in Turkey, is a premier, full-service retail, commercial, corporate and private bank.

Sabanci Holding, a 34% owner of Akbank shares, and its subsidiaries have granted Citigroup a right of first refusal or first offer over the sale of any of their Akbank shares in the future. Subject to certain exceptions, including purchases from Sabanci Holding and its subsidiaries, Citigroup has otherwise agreed not to increase its percentage ownership in Akbank.

DIVESTITURES

The following divestitures occurred in 2008 and 2009 and do not qualify as Discontinued operations:

Sale of Phibro LLC

On December 31, 2009 the Company sold 100% of its interest in Phibro LLC to Occidental Petroleum Corporation for a purchase price equal to approximately the net asset value of the business.

The decision to sell Phibro was the outcome of an evaluation of a variety of alternatives and is consistent with Citi’s core strategy of a client-centered business model. The sale of Phibro does not affect Citi’s client-facing commodities business lines, which will continue to operate and serve the needs of Citi’s clients throughout the world.

Sale of Citi’s Nikko Asset Management Business and Trust and Banking Corporation

On October 1, 2009 the Company completed the sale of its entire stake in Nikko Asset Management (“Nikko AM”) to the Sumitomo Trust and Banking Co., Ltd. (“Sumitomo Trust”) and completed the sale of Nikko Citi Trust and Banking Corporation to Nomura Trust & Banking Co. Ltd.

The Nikko AM transaction was valued at 120 billion yen (U.S. $1.3 billion at an exchange rate of 89.60 yen to U.S. $1.00 as of September 30, 2009). The Company received all-cash consideration of 75.6 billion yen (U.S. $844 million), after certain deal related expenses and adjustments, for its 64% beneficial ownership interest in Nikko AM. Sumitomo Trust also acquired the beneficial ownership interests in Nikko AM held by various minority investors in Nikko AM, bringing Sumitomo Trust’s total ownership stake in Nikko AM to 98.55% at closing.

For the sale of Nikko Citi Trust and Banking Corporation, the Company received all-cash consideration of 19 billion yen (U.S. $212 million at an exchange rate of 89.60 yen to U.S. $1.00 as of September 30, 2009) as part of the transaction, subject to certain post-closing purchase price adjustments.

Retail Partner Cards Sales

During 2009, Citigroup sold its Financial Institutions (FI) and Diners Club North America credit card businesses. Each of these businesses are reflected in Local Consumer Lending. Total credit card receivables disposed of in these transactions was approximately $2.2 billion.

Joint Venture with Morgan Stanley

On June 1, 2009, Citi and Morgan Stanley established a joint venture (JV) that combines the Global Wealth Management platform of Morgan Stanley with Citigroup’s Smith Barney, Quilter and Australia private client networks. Citi sold 100% of these businesses to Morgan Stanley in exchange for a 49% stake in the JV and an upfront cash payment of $2.75 billion. The Brokerage and Asset Management business recorded a pretax gain of approximately $11.1 billion ($6.7 billion after-tax) on this sale. Both Morgan Stanley and Citi will access the JV for retail distribution, and each firm’s institutional businesses will continue to execute order flow from the JV.

Citigroup’s 49% ownership in the JV is recorded as an equity method investment. In determining the value of its 49% interest in the JV, Citigroup utilized the assistance of an independent third-party valuation firm and utilized both the income and the market approaches.

Sale of Citigroup Technology Services Limited

On December 23, 2008, Citigroup announced an agreement with Wipro Limited to sell all of Citigroup’s interest in Citi Technology Services Ltd. (CTS), Citigroup’s India-based captive provider of technology infrastructure support and application development, for all-cash consideration of approximately $127 million. A substantial portion of the proceeds from this sale will be recognized over the period in which Citigroup has a service contract with Wipro Limited. This transaction closed on January 20, 2009 and a loss of approximately $7 million was booked at that time.

Sale of Upromise Cards Portfolio

During 2008, the Company sold substantially all of the Upromise Cards portfolio to Bank of America for an after-tax gain of $127 million ($201 million pretax). The portfolio sold had balances of approximately $1.2 billion of credit card receivables. This transaction is reflected in the North America Regional Consumer Banking business results.

Sale of CitiStreet

On July 1, 2008, Citigroup and State Street Corporation completed the sale of CitiStreet, a benefits servicing business, to ING Group in an all-cash transaction valued at $900 million. CitiStreet is a joint venture formed in 2000 that, prior to the sale, was owned 50% each by Citigroup and State Street. The transaction closed on July 1, 2008, and generated an after-tax gain of $222 million ($347 million pretax).

Divestiture of Diners Club International

On June 30, 2008, Citigroup completed the sale of Diners Club International (DCI) to Discover Financial Services, resulting in an after-tax gain of approximately $56 million ($111 million pretax).

Citigroup will continue to issue Diners Club cards and support its brand and products through ownership of its many Diners Club card issuers around the world.

Sale of Citigroup Global Services Limited

In 2008, Citigroup sold all of its interest in Citigroup Global Services Limited (CGSL) to Tata Consultancy Services Limited (TCS) for all-cash consideration of approximately $515 million, resulting in an after-tax gain of $192 million ($263 million pretax). CGSL was the Citigroup captive provider of business process outsourcing services solely within the Banking and Financial Services sector.

In addition to the sale, Citigroup signed an agreement with TCS for TCS to provide, through CGSL, process outsourcing services to Citigroup and its affiliates in an aggregate amount of $2.5 billion over a period of 9.5 years.

3. DISCONTINUED OPERATIONS

Sale of Nikko Cordial

On October 1, 2009 the Company announced the successful completion of the sale of Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation. The transaction had a total cash value to Citi of 776 billion yen (U.S. $8.7 billion at an exchange rate of 89.60 yen to U.S. $1.00 as of September 30, 2009). The cash value is composed of the purchase price for the transferred business of 545 billion yen, the purchase price for certain Japanese-listed equity securities held by Nikko Cordial Securities of 30 billion yen, and 201 billion yen of excess cash derived through the repayment of outstanding indebtedness to Citi. After considering the impact of foreign exchange hedges of the proceeds of the transaction, the sale resulted an immaterial gain in 2009. A total of about 7,800 employees are included in the transaction.

The Nikko Cordial operations had total assets and total liabilities of approximately $24 billion and $16 billion, respectively, at the time of sale, which were reflected in Citi Holdings prior to the sale.

Results for all of the Nikko Cordial businesses sold are reported as Discontinued operations for all periods presented.

Summarized financial information for Discontinued operations, including cash flows, related to the sale of Nikko Cordial is as follows:

In millions of dollars	2009	2008	2007
Total revenues, net of interest expense	$646	$1,194	$1,195
Income (loss) from discontinued operations	$(623)	$(694)	$128
Gain on sale	97	—	—
Provision (benefit) for income taxes	(78)	(286)	48
Income (loss) from discontinued operations, net of taxes	$(448)	$(408)	$80

In millions of dollars	2009	2008	2007
Cash flows from operating activities	$13,867	$(2,853)	$11,169
Cash flows from investing activities	(20,115)	(3,306)	(13,865)
Cash flows from financing activities	6,233	6,179	2,710
Net cash provided by (used in) discontinued operations	$(15)	$20	$14

Sale of Citigroup’s German Retail Banking Operations

On December 5, 2008, Citigroup sold its German retail banking operations to Crédit Mutuel for 5.2 billion Euro in cash plus the German retail bank’s operating net earnings accrued in 2008 through the closing. The sale resulted in an after-tax gain of approximately $3.9 billion, including the after-tax gain on the foreign currency hedge of $383 million recognized during the fourth quarter of 2008.

The sale does not include the corporate and investment banking business or the Germany-based European data center.

The German retail banking operations had total assets and total liabilities as of November 30, 2008 of $15.6 billion and $11.8 billion, respectively.

Results for all of the German retail banking businesses sold, as well as the net gain recognized in 2008 from this sale, are reported as Discontinued operations for all periods presented.

Summarized financial information for Discontinued operations, including cash flows, related to the sale of the German retail banking operations is as follows:

In millions of dollars	2009	2008	2007
Total revenues, net of interest expense	$87	$6,592	$2,212
Income from discontinued operations	$(22)	$1,438	$652
Gain on sale	(41)	3,695	—
Provision for income taxes	(42)	426	214
Income from discontinued operations, net of taxes	$(21)	$4,707	$438

In millions of dollars	2009	2008	2007
Cash flows from operating activities	$5	$(4,719)	$2,227
Cash flows from investing activities	1	18,547	(1,906)
Cash flows from financing activities	(6)	(14,226)	(213)
Net cash provided by (used in) discontinued operations	$—	$(398)	$108

CitiCapital

On July 31, 2008, Citigroup sold substantially all of CitiCapital, the equipment finance unit in North America. The total proceeds from the transaction were approximately $12.5 billion and resulted in an after-tax loss to Citigroup of $305 million. This loss is included in Income from discontinued operations on the Company’s Consolidated Statement of Income for the second quarter of 2008. The assets and liabilities for CitiCapital totaled approximately $12.9 billion and $0.5 billion, respectively, at June 30, 2008.

This transaction encompassed seven CitiCapital equipment finance business lines, including Healthcare Finance, Private Label Equipment Finance, Material Handling Finance, Franchise Finance, Construction Equipment Finance, Bankers Leasing, and CitiCapital Canada. CitiCapital’s Tax Exempt Finance business was not part of the transaction and was retained by Citigroup.

CitiCapital had approximately 1,400 employees and 160,000 customers throughout North America.

Results for all of the CitiCapital businesses sold, as well as the net loss recognized in 2008 from this sale, are reported as Discontinued operations for all periods presented.

Summarized financial information for Discontinued operations, including cash flows, related to the sale of CitiCapital is as follows:

In millions of dollars	2009	2008	2007
Total revenues, net of interest expense	$46	$24	$991
Income (loss) from discontinued operations	$(8)	$40	$273
Loss on sale	17	(506)	—
Provision (benefit) for income taxes	4	(202)	83
Income (loss) from discontinued operations, net of taxes	$5	$(264)	$190

In millions of dollars	2009	2008	2007
Cash flows from operating activities	$—	$(287)	$(1,148)
Cash flows from investing activities	—	349	1,190
Cash flows from financing activities	—	(61)	(43)
Net cash provided by (used in) discontinued operations	$—	$1	$(1)

Combined Results for Discontinued Operations

The following is summarized financial information for the Nikko Cordial business, German retail banking operations and CitiCapital business. Additionally, contingency consideration payments of $29 million pretax ($19 million after-tax) were received during 2009 related to the sale of Citigroup’s Asset Management business, which was sold in December 2005. Also, in relation to the sale of its Life Insurance and Annuity business in 2005, the Company fulfilled its previously agreed upon obligations with regard to its remaining 10% economic interest in the long-term care business that it had sold to the predecessor of Genworth Financial in 2000. The reimbursement resulted in a pretax loss of $50 million ($33 million after-tax) at December 31, 2008. Both the Asset Management payment received and the Life Insurance and Annuity payment made are included in these balances.

In millions of dollars	2009	2008	2007
Total revenues, net of interest expense	$779	$7,810	$4,398
Income from discontinued operations	$(653)	$784	$1,053
Gain on sale	102	3,139	—
Provision (benefit) for income taxes	(106)	(79)	345
Income from discontinued operations, net of taxes	$(445)	$4,002	$708

Cash Flows from Discontinued Operations

In millions of dollars	2009	2008	2007
Cash flows from operating activities	$13,872	$(7,859)	$12,248
Cash flows from investing activities	(20,085)	15,590	(14,581)
Cash flows from financing activities	6,227	(8,108)	2,454
Net cash provided by (used in) discontinued operations	$14	$(377)	$121

4. BUSINESS SEGMENTS

Citigroup is a diversified bank holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. The Company’s activities are conducted through the Regional Consumer Banking, Institutional Clients Group (ICG), Citi Holdings and Corporate/Other business segments.

The Regional Consumer Banking segment includes a global, full-service consumer franchise delivering a wide array of banking, credit card lending, and investment services through a network of local branches, offices and electronic delivery systems.

The businesses included in the Company’s ICG segment provide corporations, governments, institutions and investors in approximately 100 countries with a broad range of banking and financial products and services.

The Citi Holdings segment is composed of the Brokerage and Asset Management, Local Consumer Lending and Special Asset Pool.

Corporate/Other includes net treasury results, unallocated corporate expenses, offsets to certain line-item reclassifications (eliminations), the results of discontinued operations and unallocated taxes.

The accounting policies of these reportable segments are the same as those disclosed in Note 1 to the Consolidated Financial Statements.

The following table presents certain information regarding the Company’s continuing operations by segment:

In millions of dollars, except	Revenues, net of interest expense (1)			Provision (benefit) for income taxes			Income (loss) from continuing operations (1)(2)(3)			Identifiable assets at year end
identifiable assets in billions	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008
Regional Consumer Banking	$24,814	$27,421	$28,246	$(98)	$235	$2,183	$2,478	$(2,767)	$5,864	$256	$245
Institutional Clients Group	36,898	34,674	33,865	4,599	2,209	2,923	12,921	9,419	9,460	882	822
Subtotal Citicorp	61,712	62,095	62,111	4,501	2,444	5,106	15,399	6,652	15,324	1,138	1,067
Citi Holdings	29,128	(8,238)	17,500	(6,878)	(22,185)	(6,205)	(8,848)	(36,497)	(9,458)	487	650
Corporate/Other	(10,555)	(2,258)	(2,311)	(4,356)	(585)	(1,447)	(7,617)	(2,184)	(2,674)	232	221
Total	$80,285	$51,599	$77,300	$(6,733)	$(20,326)	$(2,546)	$(1,066)	$(32,029)	$3,192	$1,857	$1,938

(1)          Includes Citicorp total revenues, net of interest expense, in North America of $19.9 billion, $21.6 billion and $21.6 billion; in EMEA of $15.0 billion, $11.5 billion and $12.3 billion; in Latin America of $12.7 billion, $13.3 billion and $13.3 billion; and in Asia of $14.1 billion, $15.7 billion and $14.9 billion in 2009, 2008 and 2007, respectively. Regional numbers exclude Citi Holdings and Corporate/Other, which largely operate within the U.S.

(2)          Includes pretax provisions (credits) for credit losses and for benefits and claims in the Regional Consumer Banking results of $7.4 billion, $6.3 billion and $3.5 billion; in the ICG results of $1.8 billion, $2.0 billion and $606 million; and in the Citi Holdings results of $31.1 billion, $26.3 billion and $13.8 billion for 2009, 2008 and 2007, respectively.

(3)          Corporate/Other reflects the restructuring charge, net of changes in estimates, $1.5 billion for 2007. Of the total charges, $890 million and $724 million is attributable to Citicorp; $267 million and $642 million to Citi Holdings; and $373 million and $131 million to Corporate/Other, for 2008 and 2007, respectively. See Note 10 to the Consolidated Financial Statements for further discussion.

5. INTEREST REVENUE AND EXPENSE

For the years ended December 31, 2009, 2008 and 2007, respectively, interest revenue and expense consisted of the following:

In millions of dollars	2009	2008 (1)	2007 (1)
Interest revenue
Loan interest, including fees	$47,457	$62,336	$63,201
Deposits with banks	1,478	3,074	3,097
Federal funds sold and securities purchased under agreements to resell	3,084	9,150	18,341
Investments, including dividends	13,119	10,718	13,423
Trading account assets (2)	10,723	17,446	18,474
Other interest	774	3,775	4,811
Total interest revenue	$76,635	$106,499	$121,347
Interest expense
Deposits (3)	$10,146	$20,271	$28,402
Federal funds purchased and securities loaned or sold under agreements to repurchase	3,433	11,265	23,003
Trading account liabilities (2)	289	1,257	1,420
Short-term borrowings	1,425	3,911	7,023
Long-term debt	12,428	16,046	16,110
Total interest expense	$27,721	$52,750	$75,958
Net interest revenue	$48,914	$53,749	$45,389
Provision for loan losses	38,760	33,674	16,832
Net interest revenue after provision for loan losses	$10,154	$20,075	$28,557

(1)          Reclassified to conform to the current period’s presentation.

(2)          Interest expense on Trading account liabilities of ICG is reported as a reduction of interest revenue from Trading account assets.

(3)          Includes FDIC deposit insurance fees and charges.

6. COMMISSIONS AND FEES

Commissions and fees revenue includes charges to customers for credit and bank cards, including transaction-processing fees and annual fees; advisory and equity and debt underwriting services; lending and deposit-related transactions, such as loan commitments, standby letters of credit and other deposit and loan servicing activities; investment management-related fees, including brokerage services and custody and trust services; and insurance fees and commissions.

The following table presents commissions and fees revenue for the years ended December 31:

In millions of dollars	2009	2008	2007
Credit cards and bank cards	$4,110	$4,517	$5,036
Investment banking	3,466	2,284	5,228
Smith Barney	837	2,836	3,265
ICG trading-related	1,729	2,322	2,706
Transaction services	1,306	1,423	1,166
Other consumer	1,343	1,211	649
Checking-related	1,043	1,134	1,108
Other ICG	531	747	295
Primerica	314	415	455
Loan servicing (1)	1,858	(1,731)	560
Corporate finance (2)	697	(4,876)	(667)
Other	(118)	84	267
Total commissions and fees	$17,116	$10,366	$20,068

(1)          Includes fair value adjustments on mortgage servicing assets. The mark-to-market on the underlying economic hedges of the MSRs is included in Other revenue.

(2)          Includes write-downs of approximately $4.9 billion in 2008 and $1.5 billion in 2007, net of underwriting fees, on funded and unfunded highly leveraged finance commitments, recorded at fair value and reported as loans held for sale in Other assets. Write-downs were recorded on all highly leveraged finance commitments where there was value impairment, regardless of funding date.

7. PRINCIPAL TRANSACTIONS

Principal transactions revenue consists of realized and unrealized gains and losses from trading activities. Trading activities include revenues from fixed income, equities, credit and commodities products, as well as foreign exchange transactions. Not included in the table below is the impact of net interest revenue related to trading activities, which is an integral part of trading activities’ profitability. The following table presents principal transactions revenue for the years ended December 31:

In millions of dollars	2009	2008	2007
Regional Consumer Banking	$924	$160	$592
Institutional Clients Group	5,689	6,018	6,460
Subtotal Citicorp	$6,613	$6,178	$7,052
Local Consumer Lending	(460)	1,509	774
Brokerage and Asset Management	30	(4,959)	173
Special Asset Pool	(2,606)	(26,270)	(20,897)
Subtotal Citi Holdings	$(3,036)	$(29,720)	$(19,950)
Corporate/Other	355	939	537
Total Citigroup	$3,932	$(22,601)	$(12,361)

In millions of dollars	2009	2008	2007
Interest rate contracts (1)	$4,075	$(9,081)	159
Foreign exchange contracts (2)	2,762	3,921	2,573
Equity contracts (3)	(334)	(958)	521
Commodity and other contracts (4)	924	970	662
Credit derivatives (5)	(3,495)	(17,453)	(16,262)
Total Citigroup	$3,932	$(22,601)	$(12,347)

(1)          Includes revenues from government securities and corporate debt, municipal securities, preferred stock, mortgage securities, and other debt instruments. Also includes spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options, options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options, and forward contracts on fixed income securities.

(2)          Includes revenues from foreign exchange spot, forward, option and swap contracts, as well as translation gains and losses.

(3)          Includes revenues from common, preferred and convertible preferred stock, convertible corporate debt, equity-linked notes, and exchange-traded and OTC equity options and warrants.

(4)          Primarily includes revenues from crude oil, refined oil products, natural gas, and other commodities trades.

(5)          Includes revenues from structured credit products.

8. INCENTIVE PLANS

The Company has adopted a number of equity compensation plans under which it administers stock options, restricted or deferred stock awards, stock payments and stock purchase programs. The award programs are used to attract, retain and motivate officers, employees and non-employee directors, to provide incentives for their contributions to the long-term performance and growth of the Company, and to align their interests with those of stockholders. The plans are administered by the Personnel and Compensation Committee of the Citigroup Board of Directors (the Committee), which is composed entirely of independent non-employee directors. Since April 19, 2005, all equity awards have been pursuant to stockholder-approved plans.

At December 31, 2009, approximately 580.33 million shares were authorized and available for grant under Citigroup’s 2009 Stock Incentive Plan, and approximately 66.45 million shares were available for purchase under Citigroup’s 2000 Stock Purchase Plan. The final purchase date for the last offering under the stock purchase plan was in 2005 and the plan will expire by its terms on April 30, 2010. Citigroup’s general practice is to deliver shares from treasury stock upon the exercise or vesting of equity awards.

The following table shows components of compensation expense relating to the Company’s stock-based compensation programs as recorded during 2009, 2008 and 2007:

In millions of dollars	2009	2008	2007
Charges for estimated awards to retirement-eligible employees	$207	$110	$467
Option expense	55	29	86
Amortization of deferred cash awards	113	—	—
Amortization of MC LTIP awards (1)	19	18	18
Amortization of salary stock awards	162	—	—
Amortization of restricted and deferred stock awards (2)	1,543	3,133	2,728
Total	$2,099	$3,290	$3,299

(1)          Management Committee Long-Term Incentive Plan (MC LTIP) awards were granted in 2007. The awards expired in December 2009 without the issuance of shares.

(2)          Represents amortization of expense over the remaining life of all unvested restricted and deferred stock awards granted to all employees prior to 2006. The 2009, 2008 and 2007 periods also include amortization expense for all unvested awards to non-retirement-eligible employees on or after January 1, 2006. Amortization includes estimated forfeitures of awards.

Stock Award Programs

Citigroup issues (and has issued) shares of its common stock in the form of restricted stock awards, deferred stock awards, and stock payments pursuant to the 2009 Stock Incentive Plan (and predecessor plans) to its officers, employees and non-employee directors.

Citigroup’s primary stock award program is the Capital Accumulation Program (CAP). Generally, CAP awards of restricted or deferred stock constitute a percentage of annual incentive compensation and vest ratably over four-year periods, beginning on the first anniversary of the award date.

Continuous employment within Citigroup is generally required to vest in CAP and other stock award programs. Typically, full or partial vesting is provided for participants whose employment is terminated involuntarily during the vesting period for a reason other than “gross misconduct,” who meet specified age and service requirements (retirement-eligible participants), or who die or become disabled during the vesting period. Post-employment vesting by retirement-eligible participants is generally conditioned upon their refraining from competing with Citigroup during the remaining vesting period.

Generally, in order to reduce the use of shares under Citigroup’s stockholder-approved stock incentive plan, the percentages of total annual incentives awarded pursuant to CAP in 2009 and 2010 were reduced and were instead awarded as deferred cash awards in the U.S. and the U.K. The deferred cash awards are subject to two-year and four-year vesting schedules, but the other terms and conditions are the same as CAP awards. The deferred cash awards earn a return during the vesting period based on LIBOR; in 2010 only, a portion of the deferred cash award was denominated as a stock unit, the value of which will fluctuate based on the price of Citi common stock. In both cases, only cash will be delivered at vesting.

In 2009 and prior years, CAP awards were granted to Smith Barney financial advisors and employees of certain other businesses with two-year vesting schedules (FA CAP).

From 2003 to 2007, Citigroup granted annual stock awards under its Citigroup Ownership Program (COP) to a broad base of employees who were not eligible for CAP. The COP awards of restricted or deferred stock vest after three years, but otherwise have terms similar to CAP.

Non-employee directors receive part of their compensation in the form of deferred stock awards that vest in two years, and may elect to receive part of their retainer in the form of a stock payment, which they may elect to defer.

From time to time, restricted or deferred stock awards are made to induce talented employees to join Citigroup or as special retention awards to key employees. Vesting periods vary, but are generally two to four years. Generally, recipients must remain employed through the vesting dates to receive the shares awarded, except in cases of death, disability, or involuntary termination other than for “gross misconduct.” Unlike CAP, these awards do not usually provide for post-employment vesting by retirement-eligible participants.

For all stock awards, during the applicable vesting period, the shares awarded are not issued to participants (in the case of a deferred stock award) or cannot be sold or transferred by the participants (in the case of a restricted stock award), until after the vesting conditions have been satisfied. Recipients of deferred stock awards do not have any stockholder rights until shares are delivered to them, but they generally are entitled to receive dividend-equivalent payments during the vesting period. Recipients of restricted stock awards are entitled to a limited voting right and to receive dividend equivalent payments during the vesting period. Once a stock award vests, the shares become freely transferable (but certain executives are required to hold the shares subject to a stock ownership commitment).

Compensation in respect of 2009 performance to certain officers and highly-compensated employees (other than the CEO, who received no incentive compensation) was administered pursuant to structures approved by the Special Master for TARP Executive Compensation (Special Master). Pursuant to such structures, the affected employees did not participate in CAP and instead received equity compensation in the form of salary stock payments (which become transferrable in monthly installments over periods of either one year or three years beginning in January 2010), and incentive awards in the form of fully-vested stock payments, long-term restricted stock (LTRS) and other restricted and deferred stock awards subject to vesting requirements and sale restrictions. The LTRS awards generally will not vest unless the employee remains employed until January 20, 2013, and vested shares will become transferable only in 25% installments as each 25% of Citi’s TARP obligations is repaid. The awards are also subject to clawback provisions. Similar to CAP awards, the LTRS awards will vest in the event of the recipient’s death or disability, but vesting upon retirement or a change in control are not provided. The other restricted and deferred stock awards vest ratably over three years pursuant to terms similar to CAP awards, but vested shares are subject to sale restrictions until the later of the first anniversary of the regularly scheduled vesting date, or January 20, 2013.

Unearned compensation expense associated with the CAP, COP and the other restricted and deferred stock awards described above represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period, except for those awards granted to retirement-eligible employees. The charge to income for awards made to retirement-eligible employees is accelerated based on the dates the retirement rules are met. Beginning in 2006, stock awards to retirement-eligible employees are recognized in the year prior to the grant in the same manner as cash incentive compensation is accrued.

In connection with its agreement to repay $20 billion of its TARP obligations to the U.S. Treasury Department in December 2009, Citigroup announced that $1.7 billion of incentive compensation that would have otherwise been awarded in cash to employees in respect of 2009 performance would instead be awarded as “common stock equivalent” (CSE) awards. CSE awards are denominated in U.S. dollars or in local currency and will be paid in April 2010. CSEs are subject to forfeiture only if employment is terminated for reason of “gross misconduct” on or prior to the payment date. If stockholders approve in April 2010, the CSEs will be paid in fully transferable shares of Citigroup common stock. The number of shares to be delivered will equal the CSE award value divided by the then fair market value of the common stock. For CSEs awarded to certain employees whose compensation structure was approved by the Special Master, 50% of the shares to be delivered in April 2010 will be subject to restrictions on sale and transfer until January 20, 2011. In lieu of 2010 CAP awards, certain retirement-eligible employees were instead awarded CSEs payable in April 2010, but any shares that are to be delivered in April 2010 (subject to stockholder approval) will be subject to restrictions on sale or transfer that will lapse in four equal annual installments beginning January 20, 2011. CSE awards have generally been accrued as compensation expenses in the year 2009 and will be recorded as a liability from the January 2010 grant date until the settlement date in April 2010. If stockholders approve delivery of Citigroup stock for the CSE awards, CSE awards will likely be paid as new issues of common stock as an exception to the Company’s practice of delivering shares from treasury stock, and the recorded liability will be reclassified as equity at that time.

In January 2009, members of the Management Executive Committee (except the CEO and CFO) received 30% of their incentive awards for 2008 as performance vesting-equity awards. These awards vest 50% if the price of Citigroup common stock meets a price target of $10.61, and 50% for a price target of $17.85, in each case on or prior to January 14, 2013. The price target will be met only if the NYSE closing price equals or exceeds the applicable price target for at least 20 NYSE trading days within any period of 30 consecutive NYSE trading days ending on or before January 14, 2013. Any shares that have not vested by such date will vest according to a fraction, the numerator of which is the share price on the delivery date and the denominator of which is the price target of the unvested shares. No dividend equivalents are paid on unvested awards. Fair value of the awards is recognized as compensation expense ratably over the vesting period.

On July 17, 2007, the Committee approved the Management Committee Long-Term Incentive Plan (MC LTIP) (pursuant to the terms of the shareholder-approved 1999 Stock Incentive Plan) under which participants received an equity award that could be earned based on Citigroup’s performance against various metrics relative to peer companies and publicly-stated return on equity (ROE) targets measured at the end of each calendar year beginning with 2007. The final expense for each of the three consecutive calendar years was adjusted based on the results of the ROE tests. No awards were earned for 2009, 2008 or 2007 and no shares were issued because performance targets were not met. No new awards were made under the MC LTIP since the initial award in July 2007.

CAP participants in 2008, 2007, 2006 and 2005, and FA CAP participants in those years and in 2009, could elect to receive all or part of their award in stock options. The figures presented in the stock option program tables (see “Stock Option Programs” below) include options granted in lieu of CAP and FA CAP stock awards in those years.

A summary of the status of Citigroup’s unvested stock awards at December 31, 2009 and changes during the 12 months ended December 31, 2009 are presented below:

Unvested stock awards	Shares	Weighted-average grant date fair value
Unvested at January 1, 2009	226,210,859	$36.23
New awards	162,193,923	$4.35
Cancelled awards	(51,873,773)	$26.59
Deleted awards	(568,377)	$13.91
Vested awards (1)	(148,011,884)	$25.96
Unvested at December 31, 2009	187,950,748	$19.53

(1)          The weighted-average market value of the vestings during 2009 was approximately $3.64 per share.

At December 31, 2009, there was $1.6 billion of total unrecognized compensation cost related to unvested stock awards net of the forfeiture provision. That cost is expected to be recognized over a weighted-average period of 1.3 years.

Stock Option Programs

The Company has a number of stock option programs for its non-employee directors, officers and employees. Generally, in January 2008, 2007 and 2006, stock options were granted only to CAP and FA CAP participants who elected to receive stock options in lieu of restricted or deferred stock awards, and to non-employee directors who elected to receive their compensation in the form of a stock option grant. Beginning in 2009, CAP participants, and directors may no longer elect to receive stock options. Occasionally, stock options also may be granted as sign-on awards. All stock options are granted on Citigroup common stock with exercise prices that are no less than the fair market value at the time of grant (which is defined under the plan to be the NYSE closing price on the trading day immediately preceding the grant date, or on the grant date for grants to certain officers). Generally, options granted from 2003 through 2009 have six-year terms, and vest ratably over three- or four-year periods; however, directors’ options cliff vest after two years, and vesting schedules for sign-on grants may vary. The sale of shares acquired through the exercise of employee stock options granted from 2003 through 2008 (and FA CAP options granted in 2009) is restricted for a two-year period (and may be subject to the stock ownership commitment of senior executives thereafter).

Prior to 2003, Citigroup options, including options granted since the date of the merger of Citicorp and Travelers Group, Inc., generally vested at a rate of 20% per year over five years (with the first vesting date occurring 12 to 18 months following the grant date) and had 10-year terms. Certain options, mostly granted prior to January 1, 2003, and with 10-year terms, permit an employee exercising an option under certain conditions to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise. The reload options are granted for the remaining term of the related original option and vest after six months. Reload options may in turn be exercised using the reload method, given certain conditions. An option may not be exercised using the reload method unless the market price on the date of exercise is at least 20% greater than the option exercise price.

On October 29, 2009, Citigroup made a one-time broad-based option grant to employees worldwide. The options have a six-year term, and generally vest in three equal installments over three years, beginning on the first anniversary of the grant date. The options were awarded with a strike price equal to the NYSE closing price on the trading day immediately preceding the date of grant ($4.08). The CEO and other employees whose 2009 compensation was subject to structures approved by the Special Master did not participate in this grant.

In January 2009, members of the Management Executive Committee received 10% of their awards as performance-priced stock options, with an exercise price that placed the awards significantly “out of the money” on the date of grant. Half of each executive’s options have an exercise price of $17.85 and half have an exercise price of $10.61. The options were granted on a day on which Citi’s closing price was $4.53. The options have a 10-year term and vest ratably over a four-year period.

On January 22, 2008, Vikram Pandit, CEO, was awarded stock options to purchase three million shares of common stock. The options vest 25% per year beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date. One-third of the options have an exercise price equal to the NYSE closing price of Citigroup stock on the grant date ($24.40), one-third have an exercise price equal to a 25% premium over the grant-date closing price ($30.50), and one-third have an exercise price equal to a 50% premium over the grant date closing price ($36.60). The first installment of these options vested on January 22, 2009. These options do not have a reload feature.

From 1997-2002, a broad base of employees participated in annual option grant programs. The options vested over five-year periods, or cliff vested after five years, and had 10-year terms but no reload features. No grants have been made under these programs since 2002.

Information with respect to stock option activity under Citigroup stock option programs for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009			2008			2007
	Options	Weighted- average exercise price	Intrinsic value per share	Options	Weighted- average exercise price	Intrinsic value per share	Options	Weighted- average exercise price	Intrinsic value per share
Outstanding, beginning of period	143,860,657	$41.84	$—	172,767,122	$43.08	$—	212,067,917	$41.87	$13.83
Granted—original	321,244,728	4.27	—	18,140,448	24.70	—	2,178,136	54.21	—
Granted—reload	—	—	—	15,984	28.05	—	3,093,370	52.66	—
Forfeited or exchanged	(39,285,305)	36.98	—	(24,080,659)	42.19	—	(8,796,402)	46.26	1.52
Expired	(21,775,274)	36.21	—	(20,441,584)	38.88	—	(843,256)	43.40	4.38
Exercised	—	—	—	(2,540,654)	22.36	—	(34,932,643)	36.62	11.16
Outstanding, end of period	404,044,806	$12.75	$—	143,860,657	$41.84	$—	172,767,122	$43.08	$—
Exercisable at end of period	78,939,093			123,654,795			165,024,814

The following table summarizes the information about stock options outstanding under Citigroup stock option programs at December 31, 2009:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted-average contractual life remaining	Weighted-average exercise price	Number exercisable	Weighted-average exercise price
$2.97–$9.99	310,267,922	5.8 years	$4.08	232,964	$5.89
$10.00–$19.99	5,718,033	8.6 years	14.75	257,547	15.74
$20.00–$29.99	10,765,908	4.5 years	24.52	3,518,919	24.81
$30.00–$39.99	6,340,854	3.8 years	34.66	4,836,471	35.01
$40.00–$49.99	63,222,120	1.0 years	46.17	62,878,916	46.16
$50.00–$56.41	7,729,969	2.0 years	52.12	7,214,276	51.96
	404,044,806	5.0 years	$12.76	78,939,093	$44.83

As of December 31, 2009, there was $445.6 million of total unrecognized compensation cost related to stock options; this cost is expected to be recognized over a weighted-average period of 1.9 years.

Fair Value Assumptions

Reload options are treated as separate grants from the related original grants. Pursuant to the terms of currently outstanding reloadable options, upon exercise of an option, if employees use previously owned shares to pay the exercise price and surrender shares otherwise to be received for related tax withholding, they will receive a reload option covering the same number of shares used for such purposes, but only if the market price on the date of exercise is at least 20% greater than the option exercise price. Reload options vest after six months and carry the same expiration date as the option that gave rise to the reload grant. The exercise price of a reload grant is the fair-market value of Citigroup common stock on the date the underlying option is exercised. Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares acquired. The result of this program is that employees generally will exercise options as soon as they are able and, therefore, these options have shorter expected lives. Shorter option lives result in lower valuations.  However, such values are expensed more quickly due to the shorter vesting period of reload options. In addition, since reload options are treated as separate grants, the existence of the reload feature results in a greater number of options being valued. Shares received through option exercises under the reload program, as well as certain other options, are subject to restrictions on sale.

Additional valuation and related assumption information for Citigroup option programs is presented below. Citigroup uses a lattice-type model to value stock options.

For options granted during	2009	2008	2007
Weighted-average per-share fair value, at December 31	$1.38	$3.62	$6.52
Weighted-average expected life
Original grants	5.87 yrs.	5.00 yrs.	4.66 yrs.
Reload grants	N/A	1.04 yrs.	1.86 yrs.
Valuation assumptions
Expected volatility	35.89%	25.11%	19.21%
Risk-free interest rate	2.79%	2.76%	4.79%
Expected dividend yield	0.02%	4.53%	4.03%
Expected annual forfeitures
Original and reload grants	7.6%	7%	7%

N/A Not applicable

9. RETIREMENT BENEFITS

The Company has several non-contributory defined-benefit pension plans covering certain U.S. employees and has various defined-benefit pension and termination-indemnity plans covering employees outside the United States. The U.S. qualified defined-benefit plan provides benefits under a cash balance formula. However, employees satisfying certain age and service requirements remain covered by a prior final-average pay formula under that plan. Effective January 1, 2008, the U.S. qualified pension plan was frozen for most employees. Accordingly, no additional compensation-based contributions were credited to the cash-balance plan for existing plan participants during 2008 or 2009. However, certain employees covered under the prior final-pay plan continue to accrue benefits. The Company also offers postretirement health care and life insurance benefits to certain eligible U.S. retired employees, as well as to certain eligible employees outside the United States.

The following tables summarize the components of net (benefit) expense recognized in the Consolidated Statement of Income and the funded status and amounts recognized in the Consolidated Balance Sheet for the Company’s U.S. qualified pension plan, postretirement plans and plans outside the United States. The Company uses a December 31 measurement date for the U.S. plans as well as the plans outside the United States.

Net (Benefit) Expense

	Pension plans						Postretirement benefit plans
	U.S. plans (1)			Non-U.S. plans			U.S. plans			Non-U.S. plans
In millions of dollars	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007
Benefits earned during the year	$18	$23	$301	$148	$201	$202	$1	$1	$1	$26	$36	$27
Interest cost on benefit obligation	649	674	641	301	354	318	61	62	59	89	96	75
Expected return on plan assets	(912)	(949)	(889)	(336)	(487)	(477)	(10)	(12)	(12)	(77)	(109)	(103)
Amortization of unrecognized
Net transition obligation	—	—	—	(1)	1	2	—	—	—	—	—	—
Prior service cost (benefit)	(1)	(2)	(3)	4	4	3	(1)	—	(3)	—	—	—
Net actuarial loss	10	—	84	60	24	39	2	4	3	18	21	13
Curtailment (gain) loss (2)	47	56	—	22	108	36	—	16	9	—	—	—
Net (benefit) expense	$(189)	$(198)	$134	$198	$205	$123	$53	$71	$57	$56	$44	$12

(1)   The U.S. plans exclude nonqualified pension plans, for which the net expense was $41 million in 2009, $38 million in 2008 and $45 million in 2007.

(2)   The 2009 curtailment loss in the non-U.S pension plans includes $18 million gain reflecting the sale of Citigroup’s Nikko operations. See Note 3 to the Consolidated Financial Statements for further discussion of the sale of Nikko operations.

The estimated net actuarial loss, prior service cost and net transition obligation that will be amortized from Accumulated other comprehensive income (loss) into net expense in 2010 are approximately $104 million, $2 million and $(2) million, respectively, for defined-benefit pension plans. For postretirement plans, the estimated 2010 net actuarial loss and prior service cost amortizations are approximately $21 million and $(3) million, respectively.

Net Amount Recognized

	Pension plans				Post retirement benefit plans
	U.S. plans (1)		Non-U.S. plans		U.S. plans		Non-U.S. plans
In millions of dollars	2009	2008	2009	2008	2009	2008	2009	2008
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$11,010	$11,029	$4,563	$6,007	$1,062	$1,042	$937	$1,193
Benefits earned during the year	18	23	148	201	1	1	26	36
Interest cost on benefit obligation	649	674	301	354	60	62	89	96
Plan amendments	—	—	(2)	2	—	—	(4)	—
Actuarial loss (gain)	559	(167)	533	(625)	43	1	57	(79)
Benefits paid	(1,105)	(607)	(225)	(282)	(93)	(72)	(42)	(41)
Expected Medicare Part D subsidy	—	—	—	—	13	11	—	—
Acquisitions	—	—	—	206	—	—	—	—
Divestitures	—	—	(170)	(380)	—	—	—	—
Settlements	—	—	(94)	(65)	—	—	—	—
Curtailments (2)	47	58	13	3	—	17	(3)	(2)
Foreign exchange impact	—	—	333	(858)	—	—	81	(266)
Projected benefit obligation at year end	$11,178	$11,010	$5,400	$4,563	$1,086	$1,062	$1,141	$937
Change in plan assets
Plan assets at fair value at beginning of year	$11,516	$12,840	$4,536	$6,629	$143	$191	$671	$1,008
Actual return on plan assets	(488)	(730)	728	(883)	(7)	(7)	194	(182)
Company contributions (3)	11	13	382	286	71	31	91	72
Employee contributions	—	—	5	6	—	—	—	—
Acquisitions	—	—	—	165	—	—	—	—
Divestitures	—	—	(122)	(380)	—	—	—	—
Settlements	—	—	(95)	(57)	—	—	—	—
Benefits paid	(1,105)	(607)	(225)	(282)	(93)	(72)	(42)	(42)
Foreign exchange impact	—	—	383	(948)	—	—	53	(185)
Plan assets at fair value at year end	$9,934	$11,516	$5,592	$4,536	$114	$143	$967	$671
Funded status of the plan at year end (4)	$(1,244)	$506	$192	$(27)	$(972)	$(919)	$(174)	$(266)
Net amount recognized
Benefit asset	$—	$506	$684	$511	$—	$—	$57	$—
Benefit liability	(1,244)	—	(492)	(538)	(972)	(919)	(231)	(266)
Net amount recognized on the balance sheet	$(1,244)	$506	$192	$(27)	$(972)	$(919)	$(174)	$(266)
Amounts recognized in Accumulated other comprehensive income (loss)
Net transition obligation	$—	$—	$(4)	$(5)	$—	$—	$1	$1
Prior service cost (benefit)	(2)	(4)	23	29	(10)	(10)	(5)	(1)
Net actuarial loss	3,927	1,978	1,280	1,219	99	41	393	442
Net amount recognized in equity—pretax	$3,925	$1,974	$1,299	$1,243	$89	$31	$389	$442
Accumulated benefit obligation at year end	$11,129	$10,937	$4,902	$4,145	$1,086	$1,062	$1,141	$937

(1)   The U.S. plans exclude nonqualified pension plans, for which the aggregate projected benefit obligation was $637 million and $586 million and the aggregate accumulated benefit obligation was $636 million and $580 million at December 31, 2009 and 2008, respectively. These plans are unfunded. As such, the funded status of these plans is $(637) million and $(586) million at December 31, 2009 and 2008, respectively. Accumulated other comprehensive income (loss) reflects pretax charges of $137 million and $72 million at December 31, 2009 and 2008, respectively, that primarily relate to net actuarial loss.

(2)   Changes in projected benefit obligation due to curtailments in the non-U.S. pension plans in 2009 include $(3) million and $(9) million in curtailment gains and $16 million and $12 million in special termination costs during 2009 and 2008, respectively.

(3)   Company contributions to the U.S. pension plan include $11 million and $13 million during 2009 and 2008, respectively, relating to certain investment advisory fees and administrative costs that were absorbed by the Company. Company contributions to the non-U.S. pension plans include $29 million and $55 million of benefits directly paid by the Company during 2009 and 2008, respectively.

(4)   The U.S. qualified pension plan is fully funded under specified ERISA funding rules as of January 1, 2009 and projected to be fully funded under these rules as of December 31, 2009.

The following table shows the change in Accumulated other comprehensive income (loss) for the years ended December 31, 2009 and 2008:

In millions of dollars	2009	2008	Change
Other assets
Prepaid benefit cost	$741	$1,017	$(276)
Other liabilities
Accrued benefit liability	3,576	2,309	1,267
Funded status (1)	$(2,835)	$(1,292)	$(1,543)
Change in deferred taxes, net			$513
Amortization and other			184
Change in accumulated other comprehensive income (loss)			$(846)

(1)   Funded status consists of Net amount recognized on the balance sheet of the U.S. qualified and nonqualified pension and postretirement benefit plans, as well as the non- U.S. pension and postretirement plans.

At the end of 2009 and 2008, for both qualified and nonqualified plans and for both funded and unfunded plans, the aggregate projected benefit obligation (PBO), the aggregate accumulated benefit obligation (ABO), and the aggregate fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows:

	PBO exceeds fair value of plan assets				ABO exceeds fair value of plan assets
	U.S. plans (1)		Non-U.S. plans		U.S. plans (1)		Non-U.S. plans
In millions of dollars	2009	2008	2009	2008	2009	2008	2009	2008
Projected benefit obligation	$11,815	$586	$1,662	$1,866	$11,815	$586	$1,288	$1,374
Accumulated benefit obligation	11,765	580	1,414	1,640	11,765	580	1,127	1,231
Fair value of plan assets	9,934	—	1,169	1,328	9,934	—	842	875

(1)   In 2009, the PBO and ABO of the U.S. plans include $11,178 million and $11,129 million, respectively, relating to the qualified plan and $637 million and $636 million, respectively, relating to the nonqualified plans. The PBO and ABO of the U.S. qualified pension plan did not exceed fair value of plan assets at December 31, 2008 and were not included in the 2008 benefit obligations summarized above.

At December 31, 2009, combined accumulated benefit obligations for the U.S. and non-U.S. pension plans, excluding U.S. nonqualified plans, exceeded plan assets by $0.5 billion. At December 31, 2008, combined plan assets for the U.S. and non-U.S. pension plans, excluding U.S. nonqualified plans, exceeded the accumulated benefit obligations by $1.0 billion.

Assumptions

The discount rate and future rate of compensation assumptions used in determining pension and postretirement benefit obligations and net benefit expense for the Company’s plans are shown in the following table:

At year end	2009	2008
Discount rate
U.S. plans (1)
Pension	5.90%	6.1%
Postretirement	5.55	6.0
Non-U.S. plans
Range	2.00 to 13.25	1.75 to 17.0
Weighted average	6.50	6.6
Future compensation increase rate
U.S. plans (2)	3.00	3.0
Non-U.S. plans
Range	1.0 to 12.0	1.0 to 11.5
Weighted average	4.60	4.5

During the year	2009	2008
Discount rate
U.S. plans (1)
Pension	6.1%	6.2%
Postretirement	6.0	6.0
Non-U.S. plans
Range	1.75 to 17.0	2.0 to 10.25
Weighted average	6.60	6.2
Future compensation increase rate
U.S. plans (2)	3.0	3.0
Non-U.S. plans
Range	1.0 to 11.5	1.0 to 8.25
Weighted average	4.5	4.4

(1)   Weighted-average rates for the U.S. plans equal the stated rates.

(2)   Effective January 1, 2008, the U.S. qualified pension plan was frozen. Only the future compensation increases for the grandfathered employees will affect future pension expense and obligations. Future compensation increase rates for small groups of employees were 4% or 6%.

A one-percentage-point change in the discount rates would have the following effects on pension expense:

	One-percentage-point increase			One-percentage-point decrease
In millions of dollars	2009	2008	2007	2009	2008	2007
Effect on pension expense for U.S. plans (1)	$14	$36	$25	$(27)	$(24)	$(5)
Effect on pension expense for non-U.S. plans	(40)	(58)	(59)	62	94	80

(1)  Due to the freeze of the U.S. qualified pension plan commencing January 1, 2008, the majority of the prospective service cost has been eliminated and the gain/loss amortization period was changed to the life expectancy for inactive participants. As a result, pension expense for the U.S. qualified pension plan is driven more by interest costs than service costs, and an increase in the discount rate would increase pension expense, while a decrease in the discount rate would decrease pension expense.

Assumed health-care cost-trend rates were as follows:

	2009	2008
Health-care cost increase rate U.S. plans
Following year	8.00%	7.50%
Ultimate rate to which cost increase is assumed to decline	5.00	5.00
Year in which the ultimate rate is reached	2016	2014

A one-percentage-point change in assumed health-care cost-trend rates would have the following effects:

	One-percentage- point increase		One-percentage- point decrease
In millions of dollars	2009	2008	2009	2008
Effect on benefits earned and interest cost for U.S. plans	$3	$3	$(3)	$(2)
Effect on accumulated postretirement benefit obligation for U.S. plans	60	47	(49)	(41)

Citigroup considers the expected rate of return to be a long-term assessment of return expectations, based on each plan’s expected asset allocation, and does not anticipate changing this assumption annually unless there are significant changes in economic conditions or portfolio composition. Market performance over a number of earlier years is evaluated covering a wide range of economic conditions to determine whether there are sound reasons for projecting any past trends.

The expected long-term rates of return on assets used in determining the Company’s pension expense are shown below:

	2009	2008
Rate of return on assets
U.S. plans (1)	7.75%	8.00%
Non-U.S. plans
Range	2.50 to 13.0	3.14 to 12.5
Weighted average	7.31	7.62

(1)   Weighted-average rates for the U.S. plans equal the stated rates. As of December 31, 2008, the Company lowered its expected rate of return to 7.75%.

A one-percentage-point change in the expected rates of return would have the following effects on pension expense:

	One-percentage-point increase			One-percentage-point decrease
In millions of dollars	2009	2008	2007	2009	2008	2007
Effect on pension expense for U.S. plans	$(109)	$(118)	$(118)	$109	$118	$118
Effect on pension expense for non-U.S. plans	(44)	(66)	(59)	44	66	59

Plan Assets

Citigroup’s pension and postretirement plans’ asset allocations for the U.S. plans at the end of 2009 and 2008, and the target allocations for 2010 by asset category based on asset fair values, are as follows:

	Target asset allocation	U.S. pension assets at December 31		U.S. postretirement assets at December 31
Asset category (1)	2010	2009	2008	2009	2008
Equity securities (2)	0 to 34%	12%	6%	12%	6%
Debt securities	30 to 67	40	42	39	42
Real estate	0 to 7	5	6	5	6
Private equity	0 to 15	16	17	16	17
Other investments	8 to 34	27	29	28	29
Total		100%	100%	100%	100%

(1)   Target asset allocations for the U.S. plans are set by investment strategy, not by investment product. For example, private equities with an underlying investment in real estate are classified in the real estate asset category, not private equity.

(2)   Equity securities in the U.S. pension plans include no Citigroup common stock at the end of 2009 and 2008.

Third-party investment managers and third-party affiliated advisors provide their respective services to Citigroup’s U.S. pension plans. Assets are rebalanced as the Pension Plan Investment Committee deems appropriate. Citigroup’s investment strategy, with respect to its pension assets, is to maintain a globally diversified investment portfolio across several asset classes, targeting an annual rate of return of 7.75% that, when combined with Citigroup’s contributions to the plans, will maintain the plans’ ability to meet all required benefit obligations.

Citigroup’s pension and postretirement plans’ weighted-average asset allocations for the non-U.S. plans and the actual ranges at the end of 2009 and 2008, and the weighted-average target allocations for 2010 by asset category based on asset fair values, are as follows:

	Non-U.S. pension plans
	Weighted-average target asset allocation	Actual range at December 31		Weighted-average at December 31
Asset category	2010	2009	2008	2009	2008
Equity securities	23%	0 to 64%	0 to 57%	34%	34%
Debt securities	67	0 to 99	0 to 86	55	55
Real estate	1	0 to 29	0 to 40	1	1
Other investments	9	0 to 100	0 to 100	10	10
Total	100%			100%	100%

	Non-U.S. postretirement plans
	Weighted-average target asset allocation	Actual range at December 31		Weighted-average at December 31
Asset category	2010	2009	2008	2009	2008
Equity securities	39%	0 to 53%	0 to 53%	52%	52%
Debt securities	41	0 to 100	36 to 100	37	37
Other investments	20	0 to 11	0 to 11	11	11
Total	100%			100%	100%

Fair Value Disclosure

Plan assets by detailed asset categories and the fair value hierarchy are as follows:

In millions of dollars

	U.S. pension and postretirement benefit plans (1)
	Fair value measurement at December 31, 2009
Asset categories	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$531	$—	$1	$532
Non-U.S. equity	310	—	1	311
Mutual funds	199	—	—	199
Debt securities
U.S. treasuries	1,263	—	—	1,263
U.S. agency	—	124	—	124
U.S. corporate bonds	—	809	1	810
Non-U.S. government debt	—	350	—	350
Non-U.S. corporate bonds	—	218	—	218
State and municipal debt	—	41	—	41
Hedge funds	—	1,398	1,235	2,633
Asset backed securities	—	33	—	33
Mortgage backed securities	—	33	—	33
Annuity contracts	—	—	215	215
Private equity	—	—	2,539	2,539
Other investments (2)	(14)	18	148	152
Real estate	9	—	—	9
Total investments	$2,298	$3,024	$4,140	$9,462
Cash and cash equivalents	$108	$478	$—	$586
Total assets	$2,406	$3,502	$4,140	$10,048

(1)   The investments of the U.S. pension and postretirement benefit plans are commingled in a trust. At December 31, 2009, the allocable interests of the U.S. pension and postretirement benefit plans were 98.9% and 1.1%, respectively.

(2)   Other investments classified as Level 1 include futures carried at fair value.

In millions of dollars

	Non-U.S. pension and postretirement benefit plans (1)
	Fair value measurement at December 31, 2009
Asset categories	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$—	$19	$—	$19
Non-U.S. equity	323	422	—	745
Mutual funds	922	2,035	—	2,957
Debt securities
U.S. Treasuries	—	19	—	19
Non-U.S. government debt	1	1,159	—	1,160
Non-U.S. corporate bonds	—	292	87	379
State and municipal debt	—	13	—	13
Hedge funds	—	—	13	13
Real estate	—	—	14	14
Total investments	$1,246	$3,959	$114	$5,319
Cash and cash equivalents	$30	$16	$—	$46
Total assets	$1,276	$3,975	$114	$5,365

(1)   The assets of the non-U.S. plans include assets of the top five countries, which make up 82% of all non-U.S. plan assets at December 31, 2009.

Level 3 Roll Forward

The reconciliations of the beginning and ending balances during the period for Level 3 assets are as follows:

In millions of dollars

	U.S. pension and postretirement benefit plans
Asset categories	Beginning Level 3 market value at Dec. 31, 2008	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, issuances	Transfers in and/or out of Level 3	Ending Level 3 market value at Dec. 31, 2009
Equity securities
U.S. equity	$—	$—	$—	$1	$—	$1
Non-U.S. equity	—	—	—	1	—	1
Mutual funds	2	—	—	—	(2)	—
Debt securities
U.S. corporate bonds	1	—	1	(1)	—	1
Hedge funds	1,390	(2)	109	(168)	(94)	1,235
Annuity contracts	277	60	(61)	(61)	—	215
Private equity	2,877	(14)	(504)	180	—	2,539
Other investments	170	12	(4)	(30)	—	148
Total assets	$4,717	$56	$(459)	$(78)	$(96)	$4,140

In millions of dollars

	Non-U.S. pension and postretirement benefit plans
Asset categories	Beginning Level 3 market value at Dec. 31, 2008	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, issuances	Transfers in and/or out of Level 3	Ending Level 3 market value at Dec. 31, 2009
Debt securities
Non-U.S. corporate bonds	$—	$—	$—	$87	$—	$87
Hedge funds	14	—	(1)	—	—	13
Real estate	13	—	1	—	—	14
Total assets	$27	$—	$—	$87	$—	$114

Investment Strategy

Citigroup’s global pension and postretirement funds’ investment strategies are to invest in a prudent manner for the exclusive purpose of providing benefits to participants. The investment strategies are targeted to produce a total return that, when combined with Citigroup’s contributions to the funds, will maintain the funds’ ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities, fixed-income securities and cash. The target asset allocation in most locations outside the U.S. is to have the majority of the assets in either equity or debt securities. These allocations may vary by geographic region and country depending on the nature of applicable obligations and various other regional considerations. The wide variation in the actual range of plan asset allocations for the funded non-U.S. plans is a result of differing local statutory requirements and economic conditions. For example, in certain countries local law requires that all pension plan assets must be invested in fixed-income investments, government funds, or local-country securities.

Significant Concentrations of Risk in Plan Assets

The assets of Citigroup’s pension plans are diversified to limit the impact of any individual investment. The U.S. pension plan is diversified across multiple asset classes, with publicly traded fixed income, hedge funds and private equity representing the most significant asset allocations. Investments in these three asset classes are further diversified across funds, managers, strategies, vintages, sectors and geographies, depending on the specific characteristics of each asset class. The pension assets for Citigroup’s largest non-U.S. plans are primarily invested in publicly-traded fixed income and publicly-traded equity securities.

Risk management practices

Risk management oversight for Citigroup’s U.S. pension plans and largest non-U.S. pension plans is performed by Citigroup’s Independent Risk Management Regional Units. The risk oversight function covers market risk, credit risk and operational risk. Although the specific components of risk oversight are tailored to the requirements of each region and of each country, the following risk management elements are common to all regions:

•      Periodic asset liability management and strategic asset allocation studies

•      Monitoring of funding levels and funding ratios

•      Monitoring compliance with asset allocation guidelines

•      Monitoring asset class performance against asset class benchmarks

•      Monitoring investor manager performance against benchmarks

•      Quarterly risk capital measurement

Risk management for the remaining non-U.S. pension assets and liabilities is performed by Citigroup’s local country management.

Contributions

Citigroup’s pension funding policy for U.S. plans and non-U.S. plans is generally to fund to applicable minimum funding requirements rather than to the amounts of accumulated benefit obligations. For the U.S. plans, the Company may increase its contributions above the minimum required contribution under ERISA, if appropriate to its tax and cash position and the plans’ funded position. For the U.S. pension plans, at December 31, 2009, there were no minimum required cash contributions, and no discretionary or non-cash contributions are currently planned. For the non-U.S. pension plans, discretionary cash contributions in 2010 are anticipated to be approximately $160 million. In addition, the Company expects to contribute $35 million of benefits to be directly paid by the Company for its unfunded non-U.S. pension and postretirement plans. For the U.S. postretirement benefit plans, there are no expected or required contributions for 2010. For the non-U.S. postretirement benefit plans, expected cash contributions for 2010 are $72 million including $3 million of benefits to be directly paid by the Company. These estimates are subject to change, since contribution decisions are affected by various factors, such as market performance and regulatory requirements; in addition, management has the ability to change funding policy.

Estimated Future Benefit Payments

The Company expects to pay the following estimated benefit payments in future years:

	U.S. plans	Non-U.S. plans
In millions of dollars	Pension benefits	Pension benefits	Postretirement benefits
2010	$727	$327	$45
2011	739	290	47
2012	760	295	50
2013	774	302	54
2014	788	316	57
2015–2019	4,113	1,815	357

Prescription Drugs

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act of 2003”) was enacted. The Act of 2003 established a prescription drug benefit under Medicare known as “Medicare Part D,” and a federal subsidy to sponsors of U.S. retiree health-care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The benefits provided to certain participants are at least actuarially equivalent to Medicare Part D and, accordingly, the Company is entitled to a subsidy.

The expected subsidy reduced the accumulated postretirement benefit obligation (APBO) by approximately $148 million and $142 million as of January 1, 2009 and 2008, respectively, and the postretirement expense by approximately $13 million and $17 million for 2009 and 2008, respectively.

The following table shows the estimated future benefit payments without the effect of the subsidy and the amounts of the expected subsidy in future years:

	Expected U.S. postretirement benefit payments
In millions of dollars	Before Medicare Part D subsidy	Medicare Part D subsidy
2010	$113	$13
2011	113	13
2012	111	13
2013	109	14
2014	106	14
2015–2019	479	67

Citigroup 401(k)

Under the Citigroup 401(k) plan, a defined-contribution plan, eligible U.S. employees received matching contributions up to 6% of their compensation in 2009, subject to statutory limits. Effective January 7, 2010, the maximum amount of matching contributions paid on employee deferral contributions made into this plan will be reduced from 6% to 4% of eligible pay for all employees. The matching contribution is invested according to participants’ individual elections. Additionally, for eligible employees whose compensation is $100,000 or less, a fixed contribution of up to 2% of compensation is provided.

The pretax expense associated with this plan amounted to approximately $442 million and $580 million in 2009 and 2008, respectively. The decrease in expense from 2008 to 2009 reflects the reduction in participants due to the Morgan Stanley Smith Barney joint venture and other reductions in workforce.

10. RESTRUCTURING

In the fourth quarter of 2008, Citigroup recorded a pretax restructuring expense of $1.581 billion related to the implementation of a Company-wide re-engineering plan. For the year ended December 31, 2009, Citigroup recorded a pretax net restructuring release of $110 million composed of a gross charge of $86 million and a credit of $196 million due to changes in estimates. The charges related to the 2008 Re-engineering Projects Restructuring Initiative are reported in Restructuring on the Company’s Consolidated Statement of Income and are recorded in each segment.

In 2007, the Company completed a review of its structural expense base in a Company-wide effort to create a more streamlined organization, reduce expense growth, and provide investment funds for future growth initiatives. As a result of this review, a pretax restructuring charge of $1.4 billion was recorded in Corporate/Other during the first quarter of 2007. Additional net charges of $151 million were recognized in subsequent quarters throughout 2007, and net releases of $31 million and $3 million in 2008 and 2009, respectively, due to changes in estimates. The charges related to the 2007 Structural Expense Review Restructuring Initiative are reported in Restructuring on the Company’s Consolidated Statement of Income.

The primary goals of the 2008 Re-engineering Projects Restructuring Initiative and the 2007 Structural Expense Review Restructuring Initiative were:

•          eliminate layers of management/improve workforce management;

•          consolidate certain back-office, middle-office and corporate functions;

•          increase the use of shared services;

•          expand centralized procurement; and

•          continue to rationalize operational spending on technology.

The implementation of these restructuring initiatives also caused certain related premises and equipment assets to become redundant. The remaining depreciable lives of these assets were shortened, and accelerated depreciation charges began in the second quarter of 2007 and fourth quarter of 2008 for the 2007 and 2008 initiatives, respectively, in addition to normal scheduled depreciation.

The following tables detail the Company’s restructuring reserves.

2008 Re-engineering Projects Restructuring Charges

	Severance		Contract termination	Asset write-	Employee termination	Total
In millions of dollars	ASC 712 (1)	ASC 420 (2)	costs	downs (3)	cost	Citigroup (4)
Total Citigroup (pretax)
Original restructuring charge	$1,254	$79	$55	$123	$19	$1,530
Utilization	$(114)	$(3)	$(2)	$(100)	$—	$(219)
Balance at December 31, 2008	$1,140	$76	$53	$23	$19	$1,311
Additional charge	24	29	23	10	—	86
Foreign exchange	14	—	3	(11)	(1)	5
Utilization	(882)	(102)	(33)	(14)	(6)	(1,037)
Changes in estimates	(175)	(3)	(5)	(5)	(8)	(196)
Balance at December 31, 2009	$121	$—	$41	$3	$4	$169

(1)   Accounted for in accordance with ASC 712, Compensation — Nonretirement Postemployment Benefits (formerly SFAS No. 112, Employer’s Accounting for Post Employment Benefits (SFAS 112)).

(2)   Accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations (formerly SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146)).

(3)   Accounted for in accordance with ASC 360, Property, Plant and Equipment (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144)).

(4)   Total Citigroup charge in the table above does not include a $51 million one-time pension curtailment charge related to this restructuring initiative, which is recorded as part of the Company’s Restructuring charge in the Consolidated Statement of Income at December 31, 2008.

2007 Structural Expense Review Restructuring Charges

	Severance		Contract termination	Asset write-	Employee termination	Total
In millions of dollars	ASC 712 (1)	ASC 420 (2)	costs	downs (3)	cost	Citigroup
Total Citigroup (pretax)
Original restructuring charge	$950	$11	$25	$352	$39	$1,377
Additional charge	$42	$96	$29	$27	$11	$205
Foreign exchange	19	—	2	—	—	21
Utilization	(547)	(75)	(28)	(363)	(33)	(1,046)
Changes in estimates	(39)	—	(6)	(1)	(8)	(54)
Balance at December 31, 2007	$425	$32	$22	$15	$9	$503
Additional charge	$10	$14	$43	$6	$—	$73
Foreign exchange	(11)	—	(4)	—	—	(15)
Utilization	(288)	(34)	(22)	(7)	(6)	(357)
Changes in estimates	(93)	(2)	(2)	(4)	(3)	(104)
Balance at December 31, 2008	$43	$10	$37	$10	$—	$100
Foreign exchange	(1)	—	(1)	—	—	(2)
Utilization	(41)	(10)	(35)	(9)	—	(95)
Changes in estimates	(1)	—	(1)	(1)	—	(3)
Balance at December 31, 2009	$—	$—	$—	$—	$—	$—

(1)   Accounted for in accordance with ASC 712, Compensation — Nonretirement Postemployment Benefits (formerly SFAS No. 112, Employer’s Accounting for Post Employment Benefits (SFAS 112)).

(2)   Accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations (formerly SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146)).

(3)   Accounted for in accordance with ASC 360, Property, Plant and Equipment (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144)).

The total restructuring reserve balance and total charges as of December 31, 2009 and 2008 related to the 2008 Re-engineering Projects Restructuring Initiatives are presented below by business in the following tables. These charges are reported in Restructuring on the Company’s Consolidated Statement of Income and are recorded in each business.

2008 Re-engineering Projects

	For the year ended December 31, 2009
In millions of dollars	Total restructuring reserve balance as of December 31, 2009	Total restructuring charges for the year ended December 31, 2009	Total restructuring charges since inception (1)(2)
Citicorp	$75	$31	$832
Citi Holdings	1	27	252
Corporate/Other	93	28	336
Total Citigroup (pretax)	$169	$86	$1,420

(1)   Amounts shown net of $196 million related to changes in estimates recorded during 2009.

(2)   Excludes pension curtailment charges of $51 million recorded during the fourth quarter of 2008.

	For the year ended December 31, 2008
In millions of dollars	Total restructuring reserve balance as of December 31, 2008	Total restructuring charges (1)
Citicorp	$789	$890
Citi Holdings	184	267
Corporate/Other	338	373
Total Citigroup (pretax)	$1,311	$1,530

(1)   Represents the total charges incurred since inception and excludes pension curtailment charges of $51 million recorded during 2008.

11. INCOME TAXES

In millions of dollars	2009	2008	2007
Current
Federal	$(1,711)	$(4,582)	$(2,260)
Foreign	3,101	4,762	3,566
State	(414)	29	75
Total current income taxes	$976	$209	$1,381
Deferred
Federal	$(6,892)	$(16,583)	$(2,109)
Foreign	(182)	(1,794)	(1,042)
State	(635)	(2,158)	(776)
Total deferred income taxes	$(7,709)	$(20,535)	$(3,927)

Provision (benefit) for income tax on continuing operations before noncontrolling interests (1)	$(6,733)	$(20,326)	$(2,546)
Provision (benefit) for income taxes on discontinued operations	(106)	(79)	344
Provision (benefit) for income taxes on cumulative effect of accounting changes	—	—	(109)
Income tax expense (benefit) reported in stockholders’ equity related to:
Foreign currency translation	(415)	(2,116)	565
Securities available-for-sale	2,765	(5,468)	(759)
Employee stock plans	1,351	449	(410)
Cash flow hedges	1,165	(1,354)	(1,705)
Pension liability adjustments	(513)	(918)	426
Tax on exchange offer booked to retained earnings	3,523	—	—
Income taxes before noncontrolling interests	$1,037	$(29,812)	$(4,194)

(1)   Includes the effect of securities transactions and OTTI losses resulting in a provision (benefit) of $698 million and $(1,017) million in 2009, $238 million and $(959) million in 2008 and $409 million and $0 in 2007, respectively.

The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate applicable to income from continuing operations (before noncontrolling interests and the cumulative effect of accounting changes) for the years ended December 31 was as follows:

	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	8.4	2.7	(70.4)
Foreign income tax rate differential	26.0	1.2	(217.2)
Audit settlements (1)	4.4	—	—
Goodwill	0.5	(2.2)	0.6
Tax advantaged investments	11.8	1.8	(100.9)
Other, net	0.2	0.3	(41.2)
Effective income tax rate (2)	86.3%	38.8%	(394.1)%

(1)   For 2009, relates to the conclusion of the audit of various issues in the Company’s 2003 - 2005 U.S. federal tax audit and a tax benefit relating to the release of tax reserves on interchange fees.

(2)   The Company recorded an income tax benefit for 2007. The effective tax rate (benefit) of (394)% primarily resulted from pretax losses in the Company’s ICG and N.A. Regional Consumer Banking businesses (the U.S. is a higher tax rate jurisdiction). In addition, the tax benefits of permanent differences, including the tax benefit for not providing U.S. income taxes on the earnings of certain foreign subsidiaries that are indefinitely invested, favorably impacted the Company’s effective tax rate.

Deferred income taxes at December 31 related to the following:

In millions of dollars	2009	2008
Deferred tax assets
Credit loss deduction	$14,987	$11,242
Deferred compensation and employee benefits	3,626	4,367
Restructuring and settlement reserves	794	1,134
Unremitted foreign earnings	7,140	4,371
Investments	—	5,312
Cash flow hedges	1,906	3,071
Tax credit and net operating loss carryforwards	20,787	18,424

Intangibles	1,598	—
Other deferred tax assets	1,753	4,158
Gross deferred tax assets	$52,591	$52,079
Valuation allowance	—	—
Deferred tax assets after valuation allowance	$52,591	$52,079
Deferred tax liabilities
Investments	$(1,863)	$—
Deferred policy acquisition costs and value of insurance in force	(791)	(805)
Fixed assets and leases	(677)	(2,209)
Interest related items	(683)	(543)
Intangibles	—	(2,365)
Credit valuation adjustment on Company-issued debt	(264)	(1,473)
Other deferred tax liabilities	(2,261)	(215)
Gross deferred tax liabilities	$(6,539)	$(7,610)
Net deferred tax asset	$46,052	$44,469

The following is a roll-forward of the Company’s unrecognized tax benefits.

In millions of dollars	2009	2008	2007
Total unrecognized tax benefits at January 1,	$3,468	$3,698	$3,144
Net amount of increases for current year’s tax positions	195	254	1,100
Gross amount of increases for prior years’ tax positions	392	252	120
Gross amount of decreases for prior years’ tax positions	(870)	(581)	(341)
Amounts of decreases relating to settlements	(104)	(21)	(349)
Reductions due to lapse of statutes of limitation	(12)	(30)	(50)
Foreign exchange, acquisitions and dispositions	10	(104)	74
Total unrecognized tax benefits at December 31,	$3,079	$3,468	$3,698

Total amount of unrecognized tax benefits at December 31, 2009, 2008 and 2007 that, if recognized, would affect the effective tax rate are $2.2 billion, $2.4 billion and $1.9 billion, respectively. The remainder of the uncertain tax positions have offsetting amounts in other jurisdictions or are temporary differences.

Interest and penalties (not included in the “unrecognized tax benefits” above) are a component of the Provision for income taxes.

	2009		2008		2007
In millions of dollars	Pretax	Net of tax	Pretax	Net of tax	Pretax	Net of tax
Total interest and penalties in the balance sheet at January 1,	$663	$420	$618	$389	$532	$335
Total interest and penalties in the statement of operations	(250)	(154)	114	81	93	58
Total interest and penalties in the balance sheet at December 31, (1)	370	239	663	420	618	389

(1)   Includes $9 million for foreign penalties.

The Company is currently under audit by the Internal Revenue Service and other major taxing jurisdictions around the world. It is thus reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months but the Company does not expect such audits to result in amounts that would cause a significant change to its effective tax rate, other than the following item. The Company expects to conclude the IRS audit of its U.S. Federal consolidated income tax returns for the years 2003-2005 within the next 12 months. The gross uncertain tax positions at December 31, 2009 for the items expected to be resolved is approximately $66 million plus gross interest of $10 million. The potential tax benefit to continuing operations could be approximately $72 million.

The following are the major tax jurisdictions in which the Company and its affiliates operate and the earliest tax year subject to examination:

Jurisdiction	Tax year
United States	2003
Mexico	2008
New York State and City	2005
United Kingdom	2007
Japan	2006
Brazil	2005
Singapore	2003
Hong Kong	2004
Ireland	2005

Foreign pretax earnings approximated $6.8 billion in 2009, $10.3 billion in 2008, and $9.1 billion in 2007 ($0.6 billion loss, $4.4 billion profit, and $0.8 billion profit of which, respectively, are in discontinued operations).  As a U.S. corporation, Citigroup and its U.S. subsidiaries are subject to U.S. taxation currently on all foreign pretax earnings earned by a foreign branch.   Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated.  The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States.  At December 31, 2009, $27.3 billion of accumulated undistributed earnings of non-U.S. subsidiaries were indefinitely invested.  At the existing U.S. federal income tax rate, additional taxes (net of U.S. foreign tax credits) of $7.4 billion would have to be provided if such earnings were remitted currently.  The current year’s effect on the income tax expense from continuing operations is included in the “Foreign income tax rate differential” line in the reconciliation of the federal statutory rate to the Company’s effective income tax rate.

Income taxes are not provided for on the Company’s savings bank base year bad debt reserves that arose before 1988 because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed in excess of limits prescribed by federal law. At December 31, 2009, the amount of the base year reserves totaled approximately $358 million (subject to a tax of $125 million).

The Company has no valuation allowance on deferred tax assets at December 31, 2009 and December 31, 2008.

In billions of dollars

Jurisdiction/Component	DTA Balance December 31, 2009	DTA Balance December 31, 2008
U.S. Federal
Net Operating Loss (NOL)	$5.1	$4.6
Foreign Tax Credit (FTC)	12.0	10.5
General Business Credit (GBC)	1.2	0.6
Future Tax Deductions and Credits	17.5	19.9
Other	0.5	0.9
Total U.S. Federal	$36.3	$36.5
State and Local
New York NOLs	$0.9	$1.2
Other State NOLs	0.4	0.4
Future Tax Deductions	3.0	2.7
Total State and Local	$4.3	$4.3
Foreign
APB 23 Subsidiary NOLs	0.7	0.2
Non-APB 23 Subsidiary NOLs	0.4	0.9
Future Tax Deductions	4.4	2.6
Total Foreign	$5.5	$3.7
Total	$46.1	$44.5

The following table summarizes the amounts of tax carryforwards and their expiry dates as of December 31, 2009:

In billions of dollars

Year of Expiration	Amount
U.S. foreign tax credit carryforwards
2016	$0.4
2017	5.1
2018	5.3
2019	1.2
Total U.S. foreign tax credit carryforwards	$12.0
U.S. Federal net operating loss (NOL) carryforwards
2028	$9.2
2029	5.4
Total U.S. Federal NOL carryforwards (1)	$14.6
New York State NOL carryforwards
2028	$10.7
2029	1.2
Total New York State NOL carryforwards (1)	$11.9
New York City NOL carryforwards
2028	$3.7
2029	1.2
Total New York City NOL carryforwards (1)	$4.9

(1) Pretax.

With respect to the New York NOLs, the Company has recorded a net deferred tax asset of $0.9 billion, along with less significant net operating losses in various other states for which the Company has recorded a deferred tax asset of $0.4 billion and which expire between 2012 and 2029. In addition, the Company has recorded deferred tax assets in foreign subsidiaries, for which an assertion has been made that the earnings have been indefinitely reinvested, for net operating loss carryforwards of $607 million (which expire 2012 - 2019) and $69 million (with no expiration).

Although realization is not assured, the Company believes that the realization of the recognized net deferred tax asset of $46.1 billion is more likely than not based on expectations as to future taxable income in the jurisdictions in which the DTAs arise and available tax planning strategies, as defined in ASC 740, Income Taxes, (formerly SFAS 109) that could be implemented if necessary to prevent a carryforward from expiring. Included in the net U.S. Federal DTA of $36.3 billion are $5 billion in DTLs that will reverse in the relevant carryforward period and may be used to support the DTA , and $0.5 billion in compensation deductions, which reduced additional paid-in capital in January, 2010 and for which no adjustment was permitted to such DTA at December 31, 2009 because the related stock compensation was not yet deductible to the Company. In general, the Company would need to generate approximately $86 billion of taxable income during the respective carryforward periods to fully realize its U.S. Federal, state and local DTAs.

As a result of the recent losses incurred, the Company is in a threeyear cumulative pretax loss position at December 31, 2009. A cumulative loss position is considered significant negative evidence in assessing the realizability of a DTA. The Company has concluded that there is sufficient positive evidence to overcome this negative evidence. The positive evidence includes two means by which the Company is able to fully realize its DTA. First, the Company forecasts sufficient taxable income in the carryforward period, exclusive of tax planning strategies, even under stressed scenarios. Secondly, the Company has sufficient tax planning strategies, including potential sales of businesses and assets, in which it could realize the excess of appreciated value over the tax basis of its assets, in an amount sufficient to fully realize its DTA. The amount of the DTA considered realizable, however, could be significantly reduced in the near term if estimates of future taxable income during the carryforward period are significantly lower than forecasted due to deterioration in market conditions.

Based upon the foregoing discussion, as well as tax planning opportunities and other factors discussed below, the U.S. Federal and New York State and City net operating loss carryforward period of 20 years provides enough time to utilize the DTAs pertaining to the existing net operating loss carryforwards and any NOL that would be created by the reversal of the future net deductions which have not yet been taken on a tax return.

The U.S. foreign tax credit carryforward period is 10 years. In addition, utilization of foreign tax credits in any year is restricted to 35% of foreign source taxable income in that year. Further, overall domestic losses that the Company has incurred of approximately $45 billion are allowed to be reclassified as foreign source income to the extent of 50% of domestic source income produced in subsequent years and such resulting foreign source income is in fact sufficient to cover the foreign tax credits being carried forward. As such, the foreign source taxable income limitation will not be an impediment to the foreign tax credit carryforward usage as long as the Company can generate sufficient domestic taxable income within the 10-year carryforward period.

Regarding the estimate of future taxable income, the Company has projected its pretax earnings, predominantly based upon the “core” businesses that the Company intends to conduct going forward. These “core” businesses have produced steady and strong earnings in the past. During 2008 and 2009, the “core” businesses were negatively affected by the large increase in consumer credit losses during this sharp economic downturn cycle. The Company has already taken steps to reduce its cost structure. Taking these items into account, the Company is projecting that it will generate sufficient pretax earnings within the 10-year carryforward period alluded to above to be able to fully utilize the foreign tax credit carryforward, in addition to any foreign tax credits produced in such period.

The Company has also examined tax planning strategies available to it which would be employed, if necessary, to prevent a carryforward from expiring. These strategies include repatriating low taxed foreign earnings for which an assertion that the earnings have been indefinitely reinvested has not been made, accelerating taxable income into or deferring deductions out of the latter years of the carryforward period with reversals to occur after the carryforward period (for example, selling appreciated intangible assets and electing straight-line depreciation), holding onto available-for-sale debt securities with losses until they mature and selling certain assets which produce tax exempt income, while purchasing assets which produce fully taxable income. In addition, the sale or restructuring of certain businesses, can produce significant taxable income within the relevant carryforward periods.

The Company’s ability to utilize its deferred tax assets to offset future taxable income may be significantly limited if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in Citi’s ownership by “5% shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. The common stock issued pursuant to the exchange offers in July, 2009 and the common stock and tangible equity units issued in December, 2009 as part of Citigroup’s TARP repayment did not result in an ownership change under the Code. However, these common stock issuances have materially increased the risk that Citigroup will experience an ownership change in the future. On June 9, 2009, the board of directors of Citigroup adopted a tax benefits preservation plan (the “Plan”). This Plan is subject to the shareholders’ approval at the 2010 Annual Meeting. The purpose of the Plan is to minimize the likelihood of an ownership change occurring for Section 382 purposes. Despite adoption of the Plan, future transactions in our stock that may not be in our control may cause Citi to experience an ownership change and thus limit the Company’s ability to utilize its deferred tax asset and reduce its stockholders’ equity.

12. EARNINGS PER SHARE

The following is a reconciliation of the income and share data used in the basic and diluted earnings-per-share computations for the years ended December 31:

In millions, except per-share amounts	2009	2008 (1)	2007 (1)
Income (loss) before attribution of noncontrolling interests	$(1,066)	$(32,029)	$3,192
Noncontrolling interests	95	(343)	283
Net income (loss) from continuing operations (for EPS purposes)	$(1,161)	$(31,686)	$2,909
Income (loss) from discontinued operations, net of taxes	(445)	4,002	708
Citigroup’s net income (loss)	$(1,606)	$(27,684)	$3,617
Impact of the public and private preferred stock exchange offers	(3,242)	—	—
Preferred dividends	(2,988)	(1,695)	(36)
Impact of the conversion price reset related to the $12.5 billion convertible preferred stock private issuance	(1,285)	—	—
Preferred stock Series H discount accretion	(123)	(37)	—
Net income (loss) available to common shareholders	$(9,244)	$(29,416)	$3,581
Dividends allocated to participating securities, net of forfeitures	(2)	(221)	(261)
Net income (loss) allocated to common shareholders for basic EPS (2)	$(9,246)	$(29,637)	$3,320
Effect of dilutive securities	540	877	—
Net income (loss) allocated to common shareholders for diluted EPS (2)	$(8,706)	$(28,760)	$3,320

Weighted-average common shares outstanding applicable to basic EPS	11,568.3	5,265.4	4,905.8
Effect of dilutive securities
Convertible securities	312.2	503.2	—
Options	0.2	0.3	18.2
TDECs	218.3	—	—
Adjusted weighted-average common shares outstanding applicable to diluted EPS (3)	12,099.0	5,768.9	4,924.0
Basic earnings per share (3)
Income (loss) from continuing operations	$(0.76)	$(6.39)	$0.53
Discontinued operations	(0.04)	0.76	0.15
Net income (loss)	$(0.80)	$(5.63)	$0.68
Diluted earnings per share (3)
Income (loss) from continuing operations	$(0.76)	$(6.39)	$0.53
Discontinued operations	(0.04)	0.76	0.14
Net income (loss)	$(0.80)	$(5.63)	$0.67

(1)   The Company adopted ASC 260-10-45 to 65 (FSP EITF 03-6-1) on January 1, 2009. All prior periods have been restated to conform to the current period’s presentation.

(2)   Due to the net loss available to common shareholders in 2009 and 2008, loss available to common stockholders for basic EPS was used to calculate diluted EPS.  Adding back the effect of dilutive securities would result in anti-dilution.

(3)   Due to the net loss available to common shareholders in 2009 and 2008, basic shares were used to calculate diluted EPS. Adding dilutive securities to the denominator would result in anti-dilution.

During 2009, 2008 and 2007, weighted-average options to purchase 157.9 million, 156.1 million and 76.3 million shares of common stock, respectively, were outstanding but not included in the computation of earnings per common share, because the weighted-average exercise prices of $28.12, $41.19 and $50.40, respectively, were greater than the average market price of the Company’s common stock.  Additionally, warrants to purchase 210,084,034 shares of common stock issued to the U.S. Treasury as part of TARP on November 28, 2008, the warrants to purchase 188,501,414 shares of common stock issued to the U.S. Treasury as part of TARP on December 31, 2008, and the warrants to purchase 66,531,728 shares of common stock issued to the U.S. Treasury as consideration for the loss-sharing agreement on January 15, 2009 were not included in the computation of earnings per common share, because the warrants’ exercise prices were greater than the average market price of the Company’s common stock. In addition, equity awards granted under the Management Committee Long-Term Incentive Plan (MC LTIP) of approximately 3 million, 8 million and 16 million in 2009, 2008 and 2007, respectively, were not included in the computation of earnings per common share because the performance targets under the terms of the awards were not met.

13. FEDERAL FUNDS/SECURITIES BORROWED, LOANED, AND SUBJECT TO REPURCHASE AGREEMENTS

Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective fair values, consisted of the following:

In millions of dollars at December 31,	2009	2008
Federal funds sold	$4	$—
Securities purchased under agreements to resell	105,165	78,701
Deposits paid for securities borrowed	116,853	105,432
Total	$222,022	$184,133

Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective fair values, consisted of the following:

In millions of dollars at December 31,	2009	2008
Federal funds purchased	$2,877	$5,755
Securities sold under agreements to repurchase	125,561	177,585
Deposits received for securities loaned	25,843	21,953
Total	$154,281	$205,293

The resale and repurchase agreements represent collateralized financing transactions used to generate net interest income and facilitate trading activity. These instruments are collateralized principally by government and government-agency securities and generally have terms ranging from overnight to up to a year.

It is the Company’s policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements and, when necessary, require prompt transfer of additional collateral or reduction in the balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held.

The majority of the resale and repurchase agreements are recorded at fair value. The remaining portion is carried at the amount of cash initially advanced or received, plus accrued interest, as specified in the respective agreements. Resale agreements and repurchase agreements are reported net by counterparty, when applicable. Excluding the impact of the allowable netting, resale agreements totaled $166.0 billion and $114.0 billion at December 31, 2009 and 2008, respectively.

A majority of the deposits paid for securities borrowed and deposits received for securities loaned are recorded at the amount of cash advanced or received and are collateralized principally by government and government-agency securities and corporate debt and equity securities. The remaining portion is recorded at fair value as the Company elected fair value options for certain securities borrowed and loaned portfolios. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and securities loaned daily, and additional collateral is obtained as necessary. Securities borrowed and securities loaned are reported net by counterparty, when applicable.

14. BROKERAGE RECEIVABLES AND BROKERAGE PAYABLES

The Company has receivables and payables for financial instruments purchased from and sold to brokers, dealers and customers. The Company is exposed to risk of loss from the inability of brokers, dealers or customers to pay for purchases or to deliver the financial instruments sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction.

The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily, and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and brokers and dealers engaged in forwards, futures and other transactions deemed to be credit sensitive.

Brokerage receivables and brokerage payables, which arise in the normal course of business, consisted of the following at December 31:

In millions of dollars	2009	2008
Receivables from customers	$24,721	$26,297
Receivables from brokers, dealers, and clearing organizations	8,913	17,981
Total brokerage receivables	$33,634	$44,278
Payables to customers	$41,262	$54,167
Payables to brokers, dealers, and clearing organizations	19,584	16,749
Total brokerage payables	$60,846	$70,916

15. TRADING ACCOUNT ASSETS AND LIABILITIES

Trading account assets and Trading account liabilities, at fair value, consisted of the following at December 31:

In millions of dollars	2009	20088
Trading account assets
Mortgage-backed securities
U.S. government sponsored agency guaranteed	$20,638	$32,981
Prime	1,156	1,416
Alt-A	1,229	913
Subprime	9,734	14,552
Non-U.S. residential	2,368	2,447
Commercial	3,455	2,501
Total mortgage-backed securities	$38,580	$54,810
U.S. Treasury and federal agencies
U.S. Treasuries	$28,938	$7,370
Agency and direct obligations	2,041	4,017
Total U.S. Treasury and federal agencies	$30,979	$11,387
State and municipal securities	$7,147	$9,510
Foreign government securities	72,769	57,422
Corporate	51,985	54,654
Derivatives (1)	58,879	115,289
Equity securities	46,221	48,503
Other debt securities	36,213	26,060
Total trading account assets	$342,773	$377,635
Trading account liabilities
Securities sold, not yet purchased	$73,406	$50,693
Derivatives (1)	64,106	115,107
Total trading account liabilities	$137,512	$165,800

(1)  Presented net, pursuant to master netting agreements. See Note 24 to the Consolidated Financial Statements for a discussion regarding the accounting and reporting for derivatives.

16. INVESTMENTS

In millions of dollars	2009	2008
Securities available-for-sale	$239,599	$175,189
Debt securities held-to-maturity (1)	51,527	64,459
Non-marketable equity securities carried at fair value (2)	6,830	9,262
Non-marketable equity securities carried at cost (3)	8,163	7,110
Total investments	$306,119	$256,020

(1)  Recorded at amortized cost.

(2)  Unrealized gains and losses for non-marketable equity securities carried at fair value are recognized in earnings.

(3)  Non-marketable equity securities carried at cost primarily consist of shares issued by the Federal Reserve Bank, Federal Home Loan Bank, foreign central banks and various clearing houses of which Citigroup is a member.

Securities Available-for-Sale

The amortized cost and fair value of securities available-for-sale at December 31, 2009 and December 31, 2008 were as follows:

	2009				2008 (1)
In millions of dollars	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Debt securities available-for-sale
Mortgage-backed securities
U.S. government-agency guaranteed	$20,625	$339	$50	$20,914	$23,527	$261	$67	$23,721
Prime	7,291	119	932	6,478	8,475	3	2,965	5,513
Alt-A	538	93	4	627	54	—	9	45
Subprime	1	—	—	1	38	—	21	17
Non-U.S. residential	258	—	3	255	185	2	—	187
Commercial	883	10	100	793	519	—	134	385
Total mortgage-backed securities	$29,596	$561	$1,089	$29,068	$32,798	$266	$3,196	$29,868
U.S. Treasury and federal agency securities
U.S. Treasury	26,857	36	331	26,562	3,465	125	—	3,590
Agency obligations	27,714	46	208	27,552	20,237	215	77	20,375
Total U.S. Treasury and federal agency securities	$54,571	$82	$539	$54,114	$23,702	$340	$77	$23,965
State and municipal	16,677	147	1,214	15,610	18,156	38	4,370	13,824
Foreign government	101,987	860	328	102,519	79,505	945	408	80,042
Corporate	20,024	435	146	20,313	10,646	65	680	10,031
Other debt securities	12,268	71	170	12,169	11,784	36	224	11,596
Total debt securities available-for-sale	$235,123	$2,156	$3,486	$233,793	$176,591	$1,690	$8,955	$169,326
Marketable equity securities available-for-sale	$4,089	$1,929	$212	$5,806	$5,768	$554	$459	$5,863
Total securities available-for-sale	$239,212	$4,085	$3,698	$239,599	$182,359	$2,244	$9,414	$175,189

(1) Reclassified to conform to the current period’s presentation.

At December 31, 2009, the cost of approximately 5,000 investments in equity and fixed-income securities exceeded their fair value by $3.698 billion. Of the $3.698 billion, the gross unrealized loss on equity securities was $212 million. Of the remainder, $1.756 billion represents fixed-income investments that have been in a gross-unrealized-loss position for less than a year and, of these, 44% are rated investment grade; $1.730 billion represents fixed-income investments that have been in a gross-unrealized-loss position for a year or more and, of these, 96% are rated investment grade.

Available-for-sale mortgage-backed securities-portfolio fair value balance of $29.068 billion consists of $20.914 billion of government-sponsored agency securities, and $8.154 billion of privately sponsored securities of which the majority is backed by mortgages that are not Alt-A or subprime.

The decrease in gross unrealized losses on mortgage-backed securities was primarily related to a tightening of market spreads, reflecting a decrease in risk/liquidity premiums. The decrease in gross unrealized losses on state and municipal debt securities was the result of recovery in the municipal markets, as liquidity increased and municipal bond yields decreased.

As discussed in more detail below, the Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary. Any credit-related impairment related to debt securities the Company does not plan to sell and is not likely to be required to sell is recognized in the Consolidated Statement of Income, with the non-credit-related impairment recognized in OCI. For other impaired debt securities, the entire impairment is recognized in the Consolidated Statement of Income.

The table below shows the fair value of investments in available-for-sale securities that have been in an unrealized loss position for less than 12 months or for 12 months or longer as of December 31, 2009 and 2008:

	Less than 12 months		12 months or longer		Total
In millions of dollars	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
December 31, 2009

Securities available-for-sale
Mortgage-backed securities
U.S. government-agency guaranteed	$6,793	$47	$263	$3	$7,056	$50
Prime	5,074	905	228	27	5,302	932
Alt-A	106	—	35	4	141	4
Subprime	—	—	—	—	—	—
Non-U.S. residential	250	3	—	—	250	3
Commercial	93	2	259	98	352	100
Total mortgage-backed securities	$12,316	$957	$785	$132	$13,101	$1,089
U.S. Treasury and federal agency securities
U.S. Treasury	4,653	224	19,033	107	23,686	331
Agency obligations	17,957	208	7	—	17,964	208
Total U.S. Treasury and federal agency securities	$22,610	$432	$19,040	$107	$41,650	$539
State and municipal	754	97	10,630	1,117	11,384	1,214
Foreign government	39,241	217	10,398	111	49,639	328
Corporate	1,165	47	907	99	2,072	146
Other debt securities	655	6	1,633	164	2,288	170
Marketable equity securities available-for-sale	102	4	2,526	208	2,628	212
Total securities available-for-sale	$76,843	$1,760	$45,919	$1,938	$122,762	$3,698

December 31, 2008 (1)

Securities available-for-sale
Mortgage-backed securities
U.S. government-agency guaranteed	$5,281	$9	$432	$58	$5,713	$67
Prime	2,258	1,127	3,108	1,838	5,366	2,965
Alt-A	38	8	5	1	43	9
Subprime	—	—	15	21	15	21
Non-U.S. residential	10	—	—	—	10	—
Commercial	213	33	233	101	446	134
Total mortgage-backed securities	$7,800	$1,177	$3,793	$2,019	$11,593	$3,196
U.S. Treasury and federal agency securities
U.S. Treasury	—	—	—	—	—	—
Agency obligations	1,654	76	1	1	1,655	77
Total U.S. Treasury and federal agency securities	$1,654	$76	$1	$1	$1,655	$77
State and municipal	12,827	3,872	3,762	498	16,589	4,370
Foreign government	10,697	201	9,080	207	19,777	408
Corporate	1,985	270	4,393	410	6,378	680
Other debt securities	944	96	303	128	1,247	224
Marketable equity securities available-for-sale	3,254	386	102	73	3,356	459
Total securities available-for-sale	$39,161	$6,078	$21,434	$3,336	$60,595	$9,414

(1)  Reclassified to conform to the current period’s presentation.

The following table presents the amortized cost and fair value of debt securities available-for-sale by contractual maturity dates as of December 31, 2009:

	Amortized
In millions of dollars	cost	Fair value
Mortgage-backed securities (1)
Due within 1 year	$2	$3
After 1 but within 5 years	16	16
After 5 but within 10 years	626	597
After 10 years (2)	28,952	28,452
Total	$29,596	$29,068
U.S. Treasury and federal agencies
Due within 1 year	$5,357	$5,366
After 1 but within 5 years	35,912	35,618
After 5 but within 10 years	8,815	8,773
After 10 years (2)	4,487	4,357
Total	$54,571	$54,114
State and municipal
Due within 1 year	$7	$8
After 1 but within 5 years	119	129
After 5 but within 10 years	340	359
After 10 years (2)	16,211	15,114
Total	$16,677	$15,610
Foreign government
Due within 1 year	$32,223	$32,365
After 1 but within 5 years	61,165	61,426
After 5 but within 10 years	7,844	7,845
After 10 years (2)	755	883
Total	$101,987	$102,519
All other (3)
Due within 1 year	$4,243	$4,244
After 1 but within 5 years	14,286	14,494
After 5 but within 10 years	9,483	9,597
After 10 years (2)	4,280	4,147
Total	$32,292	$32,482
Total debt securities available-for-sale	$235,123	$233,793

(1)  Includes mortgage-backed securities of U.S. federal agencies.

(2)  Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(3)  Includes corporate securities and other debt securities.

The following table presents interest and dividends on investments:

In millions of dollars	2009	2008	2007
Taxable interest	$11,970	$9,407	$12,169
Interest exempt from U.S. federal income tax	864	836	897
Dividends	285	475	357
Total interest and dividends	$13,119	$10,718	$13,423

The following table presents realized gains and losses on investments:

In millions of dollars	2009	2008	2007
Gross realized investment gains	$2,090	$837	$1,435
Gross realized investment losses	(94)	(158)	(267)
Net realized gains (losses)	$1,996	$679	$1,168

Debt Securities Held-to-Maturity

During the fourth quarter of 2008, the Company reviewed portfolios of debt securities classified in Trading account assets and available-for-sale securities, and identified positions where there had been a change of intent to hold the debt securities for much longer periods of time than originally anticipated. The Company believed that the expected cash flows to be generated from holding the assets significantly exceed their current fair value, which had been significantly and adversely impacted by the reduced liquidity in the global financial markets.

Transfers of securities out of the trading category must be rare. Citigroup made a number of transfers out of the trading and available-for-sale categories in order to better reflect the revised intentions of the Company in response to the recent significant deterioration in market conditions, which were especially acute during the fourth quarter of 2008. These rare market conditions were not foreseen at the initial purchase date of the securities. Most of the debt securities previously classified as trading were bought and held principally for the purpose of selling them in the short term, many in the context of Citigroup’s acting as a market maker. At the date of acquisition, most of these positions were liquid, and the Company expected active and frequent buying and selling with the objective of generating profits on short-term differences in price. However, subsequent declines in value of these securities were primarily related to the ongoing widening of market credit spreads reflecting increased risk and liquidity premiums that buyers were demanding. As market liquidity decreased, the primary buyers for these securities typically demanded returns on investments that were significantly higher than previously experienced.

Reclassification of debt securities were made at fair value on the date of transfer. The December 31, 2008 carrying value of the securities transferred from Trading account assets and available-for-sale securities was $33.3 billion and $27.0 billion, respectively. The Company purchased an additional $4.2 billion of held-to-maturity securities during the fourth quarter of 2008, in accordance with prior commitments.

Debt Securities Held-to-Maturity

The carrying value and fair value of securities held-to-maturity (HTM) at December 31, 2009 and December 31, 2008 were as follows:

In millions of dollars	Amortized cost (1)	Net unrealized loss recognized in AOCI	Carrying value (2)	Gross unrecognized gains	Gross unrecognized losses	Fair value
December 31, 2009
Debt securities held-to-maturity
Mortgage-backed securities
U.S. government-agency guaranteed	$—	$—	$—	$—	$—	$—
Prime	6,118	1,151	4,967	317	5	5,279
Alt-A	14,710	4,276	10,434	905	243	11,096
Subprime	1,087	128	959	77	100	936
Non-U.S. residential	9,002	1,119	7,883	469	134	8,218
Commercial	1,303	45	1,258	1	208	1,051
Total mortgage-backed securities	$32,220	$6,719	$25,501	$1,769	$690	$26,580
U.S. Treasury and federal agency securities
U.S. Treasury	—	—	—	—	—	—
Agency and direct obligations	—	—	—	—	—	—
Total U.S. Treasury and federal agency securities	$—	$—	$—	$—	$—	$—
State and municipal	3,067	147	2,920	92	113	2,899
Corporate	7,457	264	7,193	524	182	7,535
Asset-backed securities	16,348	435	15,913	567	496	15,984
Other debt securities	—	—	—	—	—	—
Total debt securities held-to-maturity	$59,092	$7,565	$51,527	$2,952	$1,481	$52,998
December 31, 2008
Debt securities held-to-maturity
Mortgage-backed securities
U.S. government-agency guaranteed	$—	$—	$—	$—	$—	$—
Prime	7,481	1,436	6,045	—	623	5,422
Alt-A	16,658	4,216	12,442	23	1,802	10,663
Subprime	1,368	125	1,243	15	163	1,095
Non-U.S. residential	10,496	1,128	9,368	5	397	8,976
Commercial	1,021	—	1,021	—	130	891
Total mortgage-backed securities	$37,024	$6,905	$30,119	$43	$3,115	$27,047
U.S. Treasury and federal agency securities
U.S. Treasury	1	—	1	—	—	1
Agency and direct obligations	—	—	—	—	—	—
Total U.S. Treasury and federal agency securities	$1	$—	$1	$—	$—	$1
State and municipal	3,371	183	3,188	14	253	2,949
Corporate	6,906	175	6,731	130	305	6,556
Asset-backed securities	22,698	415	22,283	86	555	21,814
Other debt securities	2,478	341	2,137	—	127	2,010
Total debt securities held-to-maturity	$72,478	$8,019	$64,459	$273	$4,355	$60,377

(1)  For securities transferred to HTM from Trading account assets, amortized cost is defined as the fair value amount of the securities at the date of transfer plus any accretion income and less any impairments recognized in earnings subsequent to transfer. For securities transferred to HTM from AFS, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of interest, less any impairment previously recognized in earnings.

(2)  HTM securities are carried on the Consolidated Balance Sheet at amortized cost and the changes in the value of these securities, other than impairment charges, are not reported on the financial statements.

The net unrealized losses classified in Accumulated other comprehensive income (AOCI) relate to debt securities reclassified from AFS investments to HTM investments, and to additional declines in fair value for HTM securities that suffer credit impairment. The balance was $7.6 billion as of December 31, 2009, compared to $8.0 billion as of December 31, 2008. This balance is amortized over the remaining life of the related securities as an adjustment of yield in a manner consistent with the accretion of discount on the same transferred debt securities. This will have no impact on the Company’s net income because the amortization of the unrealized holding loss reported in equity will offset the effect on interest income of the accretion of the discount on these securities.

The table below shows the fair value of investments in HTM that have been in an unrecognized loss position for less than 12 months or for 12 months or longer as of December 31, 2009 and December 31, 2008:

	Less than 12 months		12 months or longer		Total
In millions of dollars	Fair value	Gross unrecognized losses	Fair value	Gross unrecognized losses	Fair value	Gross unrecognized losses
December 31, 2009
Debt securities held-to-maturity
Mortgage-backed securities	$—	$—	$16,923	$690	$16,923	$690
State and municipal	755	79	713	34	1,468	113
Corporate	—	—	1,519	182	1,519	182
Asset-backed securities	348	18	5,460	478	5,808	496
Other debt securities	—	—	—	—	—	—
Total debt securities held-to-maturity	$1,103	$97	$24,615	$1,384	$25,718	$1,481
December 31, 2008
Debt securities held-to-maturity
Mortgage-backed securities	$2,348	$631	$24,236	$2,484	$26,584	$3,115
State and municipal	2,499	253	—	—	2,499	253
Corporate	23	—	4,107	305	4,130	305
Asset-backed securities	9,051	381	4,164	174	13,215	555
Other debt securities	439	—	5,246	127	5,685	127
Total debt securities held-to-maturity	$14,360	$1,265	$37,753	$3,090	$52,113	$4,355

Excluded from the gross unrecognized losses presented in the above table are the $7.6 billion and $8.0 billion of gross unrealized losses recorded in AOCI related to the HTM securities that were reclassified from AFS investments as of December 31, 2009 and December 31, 2008, respectively.  Approximately $6.8 billion and $5.2 billion of these unrealized losses relate to securities that have been in a loss position for 12 months or longer at December 31, 2009 and December 31, 2008, respectively.

The following table presents the carrying value and fair value of HTM debt securities by contractual maturity dates as of December 31, 2009 and December 31, 2008:

	December 31, 2009		December 31, 2008
In millions of dollars	Carrying value	Fair value	Carrying value	Fair value
Mortgage-backed securities
Due within 1 year	$1	$1	$88	$65
After 1 but within 5 years	466	385	363	282
After 5 but within 10 years	697	605	513	413
After 10 years (1)	24,337	25,589	29,155	26,287
Total	$25,501	$26,580	$30,119	$27,047
State and municipal
Due within 1 year	$6	$6	$86	$86
After 1 but within 5 years	53	79	105	105
After 5 but within 10 years	99	99	112	106
After 10 years (1)	2,762	2,715	2,885	2,652
Total	$2,920	$2,899	$3,188	$2,949
All other (2)
Due within 1 year	$4,652	$4,875	$4,482	$4,505
After 1 but within 5 years	3,795	3,858	10,892	10,692
After 5 but within 10 years	6,240	6,526	6,358	6,241
After 10 years (1)	8,419	8,260	9,420	8,943
Total	$23,106	$23,519	$31,152	$30,381
Total debt securities held-to-maturity	$51,527	$52,998	$64,459	$60,377

(1)  Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(2)  Includes asset-backed securities and all other debt securities.

Evaluating Investments for Other-Than-Temporary Impairments

The Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary. Prior to January 1, 2009, these reviews were conducted pursuant to FASB Staff Position No. FAS 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (now incorporated into ASC 320-10-35, Investments—Debt and Equity Securities—Subsequent Measurement). Any unrealized loss identified as other than temporary was recorded directly in the Consolidated Statement of Income. As of January 1, 2009, the Company adopted FSP FAS 115-2 and FAS 124-2 (now incorporated into ASC 320-10-35-34, Investments—Debt and Equity Securities: Recognition of an Other-Than-Temporary Impairment). This guidance amends the impairment model for debt securities; the impairment model for equity securities was not affected.

Under the new guidance for debt securities, other-than-temporary impairment is recognized in earnings for debt securities which the Company has an intent to sell or which the Company believes it is more-likely-than-not that it will be required to sell prior to recovery of the amortized cost basis.  For those securities which the Company does not intend to sell or expect to be required to sell, credit-related impairment is recognized in earnings, with the non-credit-related impairment recorded in AOCI.

An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in AOCI for AFS securities, while such losses related to HTM securities are not recorded, as these investments are carried at their amortized cost. For securities transferred to HTM from Trading account assets, amortized cost is defined as the fair value of the securities at the date of transfer, plus any accretion income and less any impairment recognized in earnings subsequent to transfer. For securities transferred to HTM from AFS, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium, less any impairment recognized in earnings subsequent to transfer.

Regardless of the classification of the securities as AFS or HTM, the Company has assessed each position for impairment.

Factors considered in determining whether a loss is temporary include:

•   the length of time and the extent to which fair value has been below cost;

•   the severity of the impairment;

•   the cause of the impairment and the financial condition and near-term prospects of the issuer;

•   activity in the market of the issuer which may indicate adverse credit conditions; and

•   the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company’s review for impairment generally entails:

•   identification and evaluation of investments that have indications of possible impairment;

•   analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•   discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•   documentation of the results of these analyses, as required under business policies.

For equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to amortized cost.  Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other than temporary and is recorded in earnings. AFS equity securities deemed other-than-temporarily impaired are written down to fair value, with the full difference between fair value and amortized cost recognized in earnings.

For debt securities that are not deemed to be credit impaired, management assesses whether it intends to sell or whether it is more-likely-than-not that it would be required to sell the investment before the expected recovery of the amortized cost basis. In most cases, management has asserted that it has no intent to sell and that it believes it is not likely to be required to sell the investment before recovery of its amortized cost basis. Where such an assertion has not been made, the security’s decline in fair value is deemed to be other than temporary and is recorded in earnings.

For debt securities, a critical component of the evaluation for other-than-temporary impairments is the identification of credit impaired securities, where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. For securities purchased and classified as AFS with the expectation of receiving full principal and interest cash flows, this analysis considers the likelihood of receiving all contractual principal and interest.  For securities reclassified out of the trading category in the fourth quarter of 2008, the analysis considers the likelihood of receiving the expected principal and interest cash flows anticipated as of the date of reclassification in the fourth quarter of 2008. The extent of the Company’s analysis regarding credit quality and the stress on assumptions used in the analysis have been refined for securities where the current fair value or other characteristics of the security warrant. The paragraphs below describe the Company’s process for identifying credit impairment in security types with the most significant unrealized losses as of December 31, 2009.

Mortgage-backed securities

For U.S. mortgage-backed securities (and in particular for Alt-A and other mortgage-backed securities that have significant unrealized losses as a percentage of amortized cost), credit impairment is assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including default rates, prepayment rates, and recovery rates (on foreclosed properties).

Management develops specific assumptions using as much market data as possible and includes internal estimates as well as estimates published by rating agencies and other third-party sources. Default rates are projected by considering current underlying mortgage loan performance, generally assuming the default of (1) 10% of current loans, (2) 25% of 30—59 day delinquent loans, (3) 75% of 60—90 day delinquent loans and (4) 100% of 91+ day delinquent loans. These estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate. Other assumptions used contemplate the actual collateral attributes, including geographic concentrations, rating agency loss projections, rating actions and current market prices.

The key base assumptions for mortgage-backed securities as of December 31, 2009 are in the table below:

December 31, 2009
Prepayment rate	3–8 CRR
Loss severity (1)	45%–75%
Unemployment rate	10%
Peak-to-trough housing price decline	32.3%

(1) Loss severity rates are estimated considering collateral characteristics and generally range from 45%—60% for prime bonds, 50%—70% for Alt-A bonds, and 65%—75% for subprime bonds.

In addition, cash flow projections are developed using more stressful parameters, and management assesses the results of those stress tests (including the severity of any cash shortfall indicated and the likelihood of the stress scenarios actually occurring based on the underlying pool’s characteristics and performance) to assess whether management expects to recover the amortized cost basis of the security.  If cash flow projections indicate that the Company does not expect to recover its amortized cost basis, the Company recognizes the estimated credit loss in earnings.

State and municipal securities

Citigroup’s AFS state and municipal bonds consist mainly of bonds that are financed through Tender Option Bond programs. The process for identifying credit impairment for bonds in this program as well as for bonds that were previously financed in this program is largely based on third-party credit ratings.  Individual bond positions must meet minimum ratings requirements, which vary based on the sector of the bond issuer. The average portfolio rating, ignoring any insurance, is Aa3/AA-.

Citigroup monitors the bond issuer and insurer ratings on a daily basis.  In the event of a downgrade of the bond below the Aa3/AA-, the subject bond is specifically reviewed for potential shortfall in contractual principal and interest. Citigroup has not recorded any credit impairments on bonds held as part of the Tender Option Bond program or on bonds that were previously held as part of the Tender Option Bond program.

The remainder of Citigroup’s AFS state and municipal bonds, outside of the above, are specifically reviewed for credit impairment based on instrument-specific estimates of cash flows, probability of default and loss given default.

Recognition and Measurement of Other-Than-Temporary Impairment

The following table presents the total other-than-temporary impairments recognized during the 12 months ended December 31, 2009:

Other-Than-Temporary Impairments (OTTI) on Investments	Year ended December 31, 2009
In millions of dollars	AFS	HTM	Total
Impairment losses related to securities that the Company does not intend to sell nor will likely be required to sell
Total OTTI losses recognized during the year ended December 31, 2009	$468	$6,600	$7,068
Less: portion of OTTI loss recognized in AOCI (before taxes)	60	4,296	4,356
Net impairment losses recognized in earnings for securities that the Company does not intend to sell nor will likely be required to sell	$408	$2,304	$2,712
OTTI losses recognized in earnings for securities that the Company intends to sell or more-likely-than-not will be required to sell before recovery	194	—	194
Total impairment losses recognized in earnings	$602	$2,304	$2,906

The following is a 12-month roll-forward of the credit-related position recognized in earnings for AFS and HTM debt securities held as of December 31, 2009:

	Cumulative Other-Than-Temporary Impairment Credit Losses Recognized in Earnings
In millions of dollars	December 31, 2008 balance	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities that have been previously impaired	Reductions due to sales of credit impaired securities sold or matured	Dec. 31, 2009 balance
AFS debt securities
Mortgage-backed securities
Prime	$—	$242	$—	$—	$242
Alt-A	—	1	—	—	1
Commercial real estate	1	1	—	—	2
Total mortgage-backed securities	1	244	—	—	245
Foreign government	—	21	—	(1)	20
Corporate	53	59	26	(1)	137
Asset-backed securities	—	4	5	—	9
Other debt securities	—	49	—	—	49
Total OTTI credit losses recognized for AFS debt securities	$54	$377	$31	$(2)	$460
HTM debt securities
Mortgage-backed securities
Prime	$8	$161	$1	$—	$170
Alt-A	1,091	1,450	28	—	2,569
Subprime	85	120	5	—	210
Non-U.S. residential	28	68	—	—	96
Commercial real estate	4	—	5	—	9
Total mortgage-backed securities	1,216	1,799	39	—	3,054
State and municipal	—	7	—	—	7
Corporate	—	408	16	(73)	351
Asset-backed securities	17	31	—	—	48
Other debt securities	—	3	1	—	4
Total OTTI credit losses recognized for HTM debt securities	$1,233	$2,248	$56	$(73)	$3,464

Investments in Alternative Investment Funds

The Company holds investments in certain hedge funds, private equity funds, fund of funds and real estate funds, and includes both funds that are managed by the Company and funds managed by third parties.  These investments are generally classified as non-marketable equity securities carried at fair value.  The fair value of these investments has been estimated using the net asset value (NAV) per share of the Company’s ownership interest in the funds, where it is not probable that the Company will sell an investment at a price other than NAV.

In millions of dollars at December 31, 2009	Fair value	Unfunded commitments	Redemption frequency (if currently eligible) Monthly, quarterly, annually	Redemption notice period
Hedge funds	$80	$—		10–95 days
Private equity funds	1,516	702	—	—
Real estate funds (1)	123	37	—	—
Total	$1,719	$739

(1)          This category includes several real estate funds that invest primarily in commercial real estate in the U.S., Europe and Asia.  These investments can never be redeemed with the funds.  Distributions from each fund will be received as the underlying investments in the funds are liquidated.  It is estimated that the underlying assets of the fund will be liquidated over a period of several years as market conditions allow.  While certain assets within the portfolio may be sold, no specific assets have been identified for sale.  Because it is not probable that any individual investment will be sold, the fair value of each individual investment has been estimated using the net asset value of the Company’s ownership interest in the partners’ capital.  There is no standard redemption frequency nor is a prior notice period required.  The investee fund’s management must approve of the buyer before the sale of the investments can be completed.

17. LOANS

In millions of dollars at year end	2009 (1)	2008 (1)
Consumer
In U.S. offices
Mortgage and real estate (2)	$183,842	$219,482
Installment and other	58,099	64,319
Cards	28,951	44,418
Commercial and industrial	5,640	7,041
Lease financing	11	31
	$276,543	$335,291
In offices outside the U.S.
Mortgage and real estate (2)	$47,297	$44,382
Installment, revolving credit and other	42,805	41,272
Cards	41,493	42,586
Commercial and industrial	14,780	16,814
Lease financing	331	304
	$146,706	$145,358
Total consumer loans	$423,249	$480,649
Net unearned income	808	738
Consumer loans, net of unearned income	$424,057	$481,387
Corporate
In U.S. offices
Commercial and industrial	$15,614	$26,447
Loans to financial institutions	6,947	10,200
Mortgage and real estate (2)	22,560	28,043
Installment, revolving credit and other (3)	17,737	22,050
Lease financing	1,297	1,476
	$64,155	$88,216
In offices outside the U.S.
Commercial and industrial	$68,467	$79,809
Installment and other	9,683	17,441
Mortgage and real estate (2)	9,779	11,375
Loans to financial institutions	15,113	18,413
Lease financing	1,295	1,850
Governments and official institutions	1,229	385
	$105,566	$129,273
Total corporate loans	$169,721	$217,489
Net unearned income (4)	(2,274)	(4,660)
Corporate loans, net of unearned income	$167,447	$212,829

(1)          The Company classifies consumer and corporate loans based on the segment and sub-segment that manages the loans.  See Note 1 to the Consolidated Financial Statements.

(2)          Loans secured primarily by real estate.

(3)          Includes loans not otherwise separately categorized.

(4)          The unearned income in 2008 includes loans that were transferred in that period from the held-for-sale category to the held-for-investment category at a discount to par.

Included in the previous loan table are lending products whose terms may give rise to additional credit issues. Credit cards with below-market introductory interest rates, multiple loans supported by the same collateral (e.g., home equity loans), and interest-only loans are examples of such products. However, these products are not material to Citigroup’s financial position and are closely managed via credit controls that mitigate their additional inherent risk.

Impaired loans are those where Citigroup believes it is probable that it will not collect all amounts due according to the original contractual terms of the loan. Impaired loans include corporate non-accrual loans as well as smaller-balance homogeneous loans whose terms have been modified due to the borrower’s financial difficulties and Citigroup granted a concession to the borrower. Such modifications may include interest rate reductions and/or principal forgiveness. Valuation allowances for these loans are estimated considering all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s original contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs. These totals exclude smaller-balance homogeneous loans that have not been modified and are carried on a nonaccrual basis, as well as substantially all loans modified for periods of 12 months or less. At December 31, 2009, loans included in those short-term programs amounted to $10.1 billion.

The following table presents information about impaired loans:

In millions of dollars at year end	2009	2008	2007
Impaired corporate loans
Commercial and industrial	$6,413	$6,327	$246
Loans to financial institutions	1,794	2,635	1,122
Mortgage and real estate	4,051	407	59
Lease financing	—	35	—
Other	1,287	328	238
Total impaired corporate loans	$13,545	$9,732	$1,665
Impaired consumer loans (1)
Mortgage and real estate	$10,629	$5,023	$201
Installment and other	3,853	2,903	40
Cards	2,453	1,085	—
Total impaired consumer loans	$16,935	$9,011	$241
Total (2)	$30,480	$18,743	$1,906
Impaired corporate loans with valuation allowances	$8,578	$7,300	$1,314
Impaired consumer loans with valuation allowances	16,453	8,573	—
Impaired corporate valuation allowance	$2,480	$2,698	$388
Impaired consumer valuation allowance	4,977	2,373	—
Total valuation allowances (3)	$7,457	$5,071	$388
During the year
Average balance of impaired corporate loans	$12,990	$4,157	$967
Average balance of impaired consumer loans	14,049	5,266	—
Interest income recognized on
Impaired corporate loans	$21	$49	$101
Impaired consumer loans	792	$276	—

(1)          Prior to 2008, the Company’s financial accounting systems did not separately track impaired smaller-balance, homogeneous consumer loans whose terms were modified due to the borrowers’ financial difficulties and it was determined that a concession was granted to the borrower. At December 31, 2009 and 2008, such modified impaired consumer loans amounted to $ 15.899 and $8.151 billion, respectively. However, information derived from the Company’s risk management systems indicates that the amounts of such outstanding modified loans, including those modified prior to 2008, approximated $18.1 billion, $12.3 billion and $7.0 billion at December 31, 2009, 2008 and 2007, respectively.

(2)          Excludes loans purchased for investment purposes.

(3)          Included in the Allowance for loan losses.

In addition, included in the loan table are purchased distressed loans, which are loans that have evidenced significant credit deterioration subsequent to origination but prior to acquisition by Citigroup. In accordance with SOP 03-3, the difference between the total expected cash flows for these loans and the initial recorded investments is recognized in income over the life of the loans using a level yield. Accordingly, these loans have been excluded from the impaired loan information presented above. In addition, per SOP 03-3, subsequent decreases to the expected cash flows for a purchased distressed loan require a build of an allowance so the loan retains its level yield. However, increases in the expected cash flows are first recognized as a reduction of any previously established allowance and then recognized as income prospectively over the remaining life of the loan by increasing the loan’s level yield. Where the expected cash flows cannot be reliably estimated, the purchased distressed loan is accounted for under the cost recovery method.

The carrying amount of the purchased distressed loan portfolio at December 31, 2009 was $825 million net of an allowance of $95 million.

The changes in the accretable yield, related allowance and carrying amount net of accretable yield for 2009 are as follows:

In millions of dollars	Accretable yield	Carrying amount of loan receivable	Allowance
Beginning balance	$92	$1,510	$122
Purchases (1)	14	329	—
Disposals/payments received	(5)	(967)	—
Accretion	(52)	52	—
Builds (reductions) to the allowance	(21)	1	(27)
Increase to expected cash flows	10	2	—
FX/Other	(11)	(7)	—
Balance, December 31, 2009 (2)	$27	$920	$95

(1)          The balance reported in the column “Carrying amount of loan receivable” consists of $87 million of purchased loans accounted for under the level-yield method and $242 million under the cost-recovery method. These balances represent the fair value of these loans at their acquisition date. The related total expected cash flows for the level-yield loans were $101 million at their acquisition dates.

(2)          The balance reported in the column “Carrying amount of loan receivable” consists of $561 million of loans accounted for under the level-yield method and $359 million accounted for under the cost-recovery method.

18. ALLOWANCE FOR CREDIT LOSSES

In millions of dollars	2009	2008 (1)	2007 (1)
Allowance for loan losses at beginning of year	$29,616	$16,117	$8,940
Gross credit losses	(32,784)	(20,760)	(11,864)
Gross recoveries	2,043	1,749	1,938
Net credit (losses) recoveries (NCLs)	$(30,741)	$(19,011)	$(9,926)
NCLs	$30,741	$19,011	$9,926
Net reserve builds (releases)	5,741	11,297	6,550
Net specific reserve builds (releases)	2,278	3,366	356
Total provision for credit losses	$38,760	$33,674	$16,832
Other, net (2)	(1,602)	(1,164)	271
Allowance for loan losses at end of year	$36,033	$29,616	$16,117
Allowance for credit losses on unfunded lending commitments at beginning of year (3)	$887	$1,250	$1,100
Provision for unfunded lending commitments	244	(363)	150
Allowance for credit losses on unfunded lending commitments at end of year (3)	$1,157	$887	$1,250
Total allowance for loans, leases, and unfunded lending commitments	$37,190	$30,503	$17,367

(1)          Reclassified to conform to the current period’s presentation.

(2)          2009 primarily includes reductions to the loan loss reserve of approximately $543 million related to securitizations, approximately $402 million related to the sale or transfers to held-for-sale of U.S. Real Estate Lending Loans, and $562 million related to the transfer of the U.K. Cards portfolio to held-for-sale. 2008 primarily includes reductions to the loan loss reserve of approximately $800 million related to FX translation, $102 million related to securitizations, $244 million for the sale of the German retail banking operation, $156 million for the sale of CitiCapital, partially offset by additions of $106 million related to the Cuscatlán and Bank of Overseas Chinese acquisitions. 2007 primarily includes reductions to the loan loss reserve of $475 million related to securitizations and transfers to loans held-for-sale, and reductions of $83 million related to the transfer of the U.K. CitiFinancial portfolio to held-for-sale, offset by additions of $610 million related to the acquisitions of Egg, Nikko Cordial, Grupo Cuscatlán and Grupo Financiero Uno.

(3)        Represents additional credit loss reserves for unfunded corporate lending commitments and letters of credit recorded in Other liabilities on the Consolidated Balance Sheet.

19. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in Goodwill during 2008 and 2009 were as follows:

In millions of dollars
Balance at December 31, 2007	$41,053
Sale of German retail bank	$(1,047)
Sale of CitiCapital	(221)
Sale of Citigroup Global Services Limited	(85)
Purchase accounting adjustments—BISYS	(184)
Purchase of the remaining shares of Nikko Cordial—net of purchase accounting adjustments	287
Acquisition of Legg Mason Private Portfolio Group	98
Foreign exchange translation	(3,116)
Impairment of goodwill	(9,568)
Smaller acquisitions, purchase accounting adjustments and other	(85)
Balance at December 31, 2008	$27,132
Sale of Smith Barney	$(1,146)
Sale of Nikko Cordial Securities	(558)
Sale of Nikko Asset Management	(433)
Foreign exchange translation	547
Smaller acquisitions/divestitures, purchase accounting adjustments and other	(150)
Balance at December 31, 2009	$25,392

The changes in Goodwill  by segment during 2008 and 2009 were as follows:

In millions of dollars	Regional Consumer Banking	Institutional Clients Group	Citi Holdings	Corporate/ Other	Total
Balance at December 31, 2007 (1)	$20,220	$9,620	$11,213	$—	$41,053
Goodwill acquired during 2008	$88	$108	$1,492	$—	$1,688
Goodwill disposed of during 2008	—	—	(1,378)	—	(1,378)
Goodwill impaired during 2008	(6,547)	—	(3,021)	—	(9,568)
Other (1)	(4,006)	775	(1,432)	—	(4,663)
Balance at December 31, 2008 (1)	$9,755	$10,503	$6,874	$—	$27,132
Goodwill acquired during 2009	$—	$—	$—	$—	$—
Goodwill disposed of during 2009	—	(39)	(2,248)	—	(2,287)
Other (1)	166	225	156	—	547
Balance at December 31, 2009	$9,921	$10,689	$4,782	$—	$25,392

(1)     Other changes in Goodwill primarily reflect foreign exchange effects on non-dollar-denominated goodwill, as well as purchase accounting adjustments.

Goodwill impairment testing is performed at a level below the business segments (referred to as a reporting unit). The changes in the organizational structure in 2009 resulted in the creation of new reporting segments. As a result, commencing with the second quarter of 2009, the Company has identified new reporting units as required under ASC 350, Intangibles—Goodwill and Other. Goodwill affected by the reorganization has been reassigned from 10 reporting units to nine, using a fair value approach.  During 2009, goodwill was allocated to disposals and tested for impairment under the new reporting units. The Company performed goodwill impairment testing for all reporting units as of April 1, 2009 and July 1, 2009. Additionally, the Company performed an interim goodwill impairment test for the Local Consumer Lending—Cards reporting unit as of November 30, 2009.  No goodwill was written off due to impairment in 2009.

During 2008, the share prices of financial stocks continued to be very volatile and were under considerable pressure in sustained turbulent markets. In this environment, Citigroup’s market capitalization remained below book value for most of the period and the Company performed goodwill impairment testing for all reporting units as of February 28, 2008, July 1, 2008 and December 31, 2008. The results of the first step of the impairment test showed no indication of impairment in any of the reporting units at any of the periods except December 31, 2008 and, accordingly, the Company did not perform the second step of the impairment test, except for the test performed as of December 31, 2008. As of December 31, 2008, there was an indication of impairment in the North America Consumer Banking, Latin America Consumer Banking, and Local Consumer Lending—Other reporting units and, accordingly, the second step of testing was performed on these reporting units.

Based on the results of the second step of testing, at December 31, 2008, the Company recorded a $9.6 billion pretax ($8.7 billion after-tax) goodwill impairment charge in the fourth quarter of 2008, representing most of the goodwill allocated to these reporting units. The primary cause for the goodwill impairment at December 31, 2008 in the above reporting units was rapid deterioration in the financial markets, as well as in the global economic outlook particularly during the period beginning mid-November through year-end 2008. The more significant fair value adjustments in the pro forma purchase price allocation in the second step of testing were to fair value loans and debt and were made to identify and value identifiable intangibles. The adjustments to measure the assets, liabilities and intangibles were for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the Consolidated Balance Sheet.

The following table shows reporting units with goodwill balances and the excess of fair value as a percentage over  allocated book value as of December 31, 2009.

In millions of dollars

Reporting unit (1)	Fair value as a % of allocated book value	Goodwill
North America Regional Consumer Banking	182%	$2,453
EMEA Regional Consumer Banking	156	255
Asia Regional Consumer Banking	292	5,533
Latin America Regional Consumer Banking	217	1,680
Securities and Banking	202	9,116
Transaction Services	2,083	1,573
Brokerage and Asset Management	142	99
Local Consumer Lending—Cards	112	$4,683

(1)          Local Consumer Lending—Other is excluded from the table as there is no goodwill allocated to it.

While no impairment was noted in step one of the Company’s Local Consumer Lending—Cards reporting unit impairment test at November 30, 2009, goodwill present in that reporting unit may be particularly sensitive to further deterioration in economic conditions. Under the market approach for valuing this reporting unit, the earnings multiples and transaction multiples were selected from multiples obtained using data from guideline companies and acquisitions. The selection of the actual multiple considers operating performance and financial condition such as return on equity and net income growth of Local Consumer Lending—Cards as compared to the guideline companies and acquisitions. For the valuation under the income approach, the Company utilized a discount rate, which it believes reflects the risk and uncertainty related to the projected cash flows, and selected 2012 as the terminal year.

Small deterioration in the assumptions used in the valuations, in particular the discount rate and growth rate assumptions used in the net income projections, could significantly affect the Company’s impairment evaluation and, hence, results. If the future were to differ adversely from management’s best estimate of key economic assumptions and associated cash flows were to decrease by a small margin, the Company could potentially experience future material impairment charges with respect to $4,683 million of goodwill remaining in our Local Consumer Lending—Cards reporting unit. Any such charges, by themselves, would not negatively affect the Company’s Tier 1, Tier 1 Common and Total Capital regulatory ratios, its Tangible Common Equity or the Company’s liquidity position.

The realignment of Citicorp and Citi Holdings left Citigroup’s reporting segments and reporting units unchanged. However, because certain businesses were moved Brokerage and Asset Management to LATAM Regional Consumer Bank, goodwill was reassigned from Brokerage and Asset Management to LATAM Regional Consumer Bank, using a relative fair value approach.

Intangible Assets

The components of intangible assets were as follows:

	December 31, 2009			December 31, 2008
In millions of dollars	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Purchased credit card relationships	$8,148	$4,838	$3,310	$8,443	$4,513	$3,930
Core deposit intangibles	1,373	791	582	1,345	662	683
Other customer relationships	675	176	499	4,031	168	3,863
Present value of future profits	418	280	138	415	264	151
Indefinite-lived intangible assets	569	—	569	1,474	—	1,474
Other (1)	4,977	1,361	3,616	5,343	1,285	4,058
Intangible assets (excluding MSRs)	$16,160	$7,446	$8,714	$21,051	$6,892	$14,159
Mortgage servicing rights (MSRs)	6,530	—	6,530	5,657	—	5,657
Total intangible assets	$22,690	$7,446	$15,244	$26,708	$6,892	$19,816

(1)     Includes contract-related intangible assets.

In 2009, Citigroup added $302 million in other intangibles, with a weighted-average amortization period of 13 years.

 Intangible assets amortization expense was $1,179 million, $1,427 million and $1,267 million for 2009, 2008 and 2007, respectively. Intangible assets amortization expense is estimated to be $991 million in 2010, $934 million in 2011, $887 million in 2012, $802 million in 2013, and $770 million in 2014.

The changes in intangible assets during 2009 were as follows:

In millions of dollars	Net carrying amount at December 31, 2008	Acquisitions/ divestitures	Amortization	Impairments	FX and other (1)	Net carrying amount at December 31, 2009
Purchased credit card relationships	$3,930	$(72)	$(595)	$—	$47	$3,310
Core deposit intangibles	683	—	(115)	(3)	17	582
Other customer relationships	3,863	(3,253)	(164)	—	53	499
Present value of future profits	151	—	(13)	—	—	138
Indefinite-lived intangible assets	1,474	(967)	—	—	62	569
Other	4,058	(108)	(292)	(53)	11	3,616
Intangible assets (excluding MSRs)	$14,159	$(4,400)	$(1,179)	$(56)	$190	$8,714
Mortgage servicing rights (MSRs) (2)	5,657					6,530
Total intangible assets	$19,816					$15,244

(1)  Includes foreign exchange translation and purchase accounting adjustments.

(2)  See Note 23 to the Consolidated Financial Statements for the roll-forward of mortgage servicing rights.

20. DEBT

Short-Term Borrowings

Short-term borrowings consist of commercial paper and other borrowings with weighted average interest rates as follows:

	2009		2008
In millions of dollars at December 31,	Balance	Weighted average	Balance	Weighted average
Commercial paper
Citigroup Funding Inc.	$9,846	0.33%	$28,654	1.66%
Other Citigroup subsidiaries	377	0.51	471	2.02
	$10,223		$29,125
Other borrowings	58,656	0.66%	97,566	2.40%
Total	$68,879		$126,691

Borrowings under bank lines of credit may be at interest rates based on LIBOR, CD rates, the prime rate, or bids submitted by the banks. Citigroup pays commitment fees for its lines of credit.

Some of Citigroup’s non-bank subsidiaries have credit facilities with Citigroup’s subsidiary depository institutions, including Citibank, N.A. Borrowings under these facilities must be secured in accordance with Section 23A of the Federal Reserve Act.

CGMHI has committed financing with an unaffiliated bank. At December 31, 2009, CGMHI had drawn down the full $125 million available, which is guaranteed by Citigroup. It also has substantial borrowing agreements consisting of facilities that CGMHI has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI’s short-term requirements.

Long-Term Debt

	Weighted
In millions of dollars	average		Balances
at December 31,	coupon	Maturities	2009	2008
Citigroup parent company
Senior notes (1)	4.11%	2010-2098	$149,751	$138,014
Subordinated notes	5.25	2010-2036	28,708	30,216
Junior subordinated notes relating to trust preferred securities	7.19	2031-2067	19,345	24,060
Other Citigroup subsidiaries
Senior notes (2)	2.12	2010-2043	93,909	105,620
Subsidiary subordinated notes	1.63	2010-2038	3,060	3,395
Secured debt	1.79	2010-2017	325	290
Citigroup Global Markets Holdings Inc.
Senior notes	1.94	2010-2097	13,422	20,619
Subordinated notes			—	4
Citigroup Funding Inc. (3)
Senior notes	3.21	2010-2051	55,499	37,375
Total			$364,019	$359,593
Senior notes			$312,581	$301,628
Subordinated notes			31,768	33,615
Junior subordinated notes relating to trust preferred securities			19,345	24,060
Other			325	290
Total			$364,019	$359,593

(1)          Includes $250 million of notes maturing in 2098.

(2)          At December 31, 2009 and 2008, collateralized advances from the Federal Home Loan Bank are $24.1 billion and $67.4 billion, respectively.

(3)          Includes Principal-Protected Trust Securities (Safety First Trust Securities) with carrying values of $528 million issued by Safety First Trust Series 2006-1, 2007-1, 2007-2, 2007-3, 2007-4, 2008-1, 2008-2, 2008-3, 2008-4, 2008-5, 2008-6,  2009-1, 2009-2, and 2009-3 (collectively, the “Safety First Trusts”) at December 31, 2009 and $452 million issued by Safety First Trust Series 2006-1, 2007-1, 2007-2, 2007-3, 2007-4, 2008-1, 2008-2, 2008-3, 2008-4, 2008-5 and 2008-6 at December 31, 2008. CFI owns all of the voting securities of the Safety First Trusts. The Safety First Trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration, and repayment of the Safety First Trust Securities and the Safety First Trusts’ common securities. The Safety First Trusts’ obligations under the Safety First Trust Securities are fully and unconditionally guaranteed by CFI, and CFI’s guarantee obligations are fully and unconditionally guaranteed by Citigroup.

CGMHI has a syndicated five-year committed uncollateralized revolving line of credit facility with unaffiliated banks totaling $3.0 billion, which was undrawn at December 31, 2009 and matures in 2011. CGMHI also has committed long-term financing facilities with unaffiliated banks. At December 31, 2009, CGMHI had drawn down the full $900 million available under these facilities, of which $150 million is guaranteed by Citigroup. Generally, a bank can terminate these facilities by giving CGMHI one year prior notice.

CGMHI also has substantial borrowing arrangements consisting of facilities that CGMHI has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI’s short-term requirements.

The Company issues both fixed and variable rate debt in a range of currencies. It uses derivative contracts, primarily interest rate swaps, to effectively convert a portion of its fixed rate debt to variable rate debt and variable rate debt to fixed rate debt. The maturity structure of the derivatives generally corresponds to the maturity structure of the debt being hedged. In addition, the Company uses other derivative contracts to manage the foreign exchange impact of certain debt issuances. At December 31, 2009, the Company’s overall weighted average interest rate for long-term debt was 3.51% on a contractual basis and 3.91% including the effects of derivative contracts.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) including trust preferred securities are as follows:

In millions of dollars	2010	2011	2012	2013	2014	Thereafter
Citigroup parent company	$18,030	$20,435	$29,706	$17,775	$18,916	$92,942
Other Citigroup subsidiaries	18,710	29,316	17,214	5,177	12,202	14,675
Citigroup Global Markets Holdings Inc.	1,315	1,030	1,686	388	522	8,481
Citigroup Funding Inc.	9,107	8,875	20,738	4,792	3,255	8,732
Total	$47,162	$59,656	$69,344	$28,132	$34,895	$124,830

Long-term debt at December 31, 2009 and December 31, 2008 includes $19,345 million and $24,060 million, respectively, of junior subordinated debt. The Company formed statutory business trusts under the laws of the state of Delaware. The trusts exist for the exclusive purposes of (i) issuing trust securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the trust securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto. Upon approval from the Federal Reserve, Citigroup has the right to redeem these securities.

Citigroup has contractually agreed not to redeem or purchase (i) the 6.50% Enhanced Trust Preferred securities of Citigroup Capital XV before September 15, 2056, (ii) the 6.45% Enhanced Trust Preferred securities of Citigroup Capital XVI before December 31, 2046, (iii) the 6.35% Enhanced Trust Preferred securities of Citigroup Capital XVII before March 15, 2057, (iv) the 6.829% Fixed Rate/Floating Rate Enhanced Trust Preferred securities of Citigroup Capital XVIII before June 28, 2047, (v) the 7.250% Enhanced Trust Preferred securities of Citigroup Capital XIX before August 15, 2047, (vi) the 7.875% Enhanced Trust Preferred securities of Citigroup Capital XX before December 15, 2067, and (vii) the 8.300% Fixed Rate/Floating Rate Enhanced Trust Preferred securities of Citigroup Capital XXI before December 21, 2067, unless certain conditions, described in Exhibit 4.03 to Citigroup’s Current Report on Form 8-K filed on September 18, 2006, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on November 28, 2006, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on March 8, 2007, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on July 2, 2007, in Exhibit 4.02 to Citigroup’s Current Report on Form 8-K filed on August 17, 2007, in Exhibit 4.2 to Citigroup’s Current Report on Form 8-K filed on November 27, 2007, and in Exhibit 4.2 to Citigroup’s Current Report on Form 8-K filed on December 21, 2007, respectively, are met. These agreements are for the benefit of the holders of Citigroup’s 6.00% junior subordinated deferrable interest debentures due 2034. Citigroup owns all of the voting securities of these subsidiary trusts. These subsidiary trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration, and repayment of the subsidiary trusts and the subsidiary trusts’ common securities. These subsidiary trusts’ obligations are fully and unconditionally guaranteed by Citigroup.

The following table summarizes the financial structure of each of the Company’s subsidiary trusts at December 31, 2009:

Trust securities					Common	Junior subordinated debentures owned by trust
with distributions guaranteed by Citigroup	Issuance date	Securities issued	Liquidation value	Coupon rate	shares issued to parent	Amount (1)	Maturity	Redeemable by issuer beginning
In millions of dollars, except share amounts
Citigroup Capital III	Dec. 1996	194,053	$194	7.625%	6,003	$200	Dec. 1, 2036	Not redeemable
Citigroup Capital VII	July 2001	35,885,898	897	7.125%	1,109,874	925	July 31, 2031	July 31, 2006
Citigroup Capital VIII	Sept. 2001	43,651,597	1,091	6.950%	1,350,050	1,125	Sept. 15, 2031	Sept. 17, 2006
Citigroup Capital IX	Feb. 2003	33,874,813	847	6.000%	1,047,675	873	Feb. 14, 2033	Feb. 13, 2008
Citigroup Capital X	Sept. 2003	14,757,823	369	6.100%	456,428	380	Sept. 30, 2033	Sept. 30, 2008
Citigroup Capital XI	Sept. 2004	18,387,128	460	6.000%	568,675	474	Sept. 27, 2034	Sept. 27, 2009
Citigroup Capital XIV	June 2006	12,227,281	306	6.875%	40,000	307	June 30, 2066	June 30, 2011
Citigroup Capital XV	Sept. 2006	25,210,733	630	6.500%	40,000	631	Sept. 15, 2066	Sept. 15, 2011
Citigroup Capital XVI	Nov. 2006	38,148,947	954	6.450%	20,000	954	Dec. 31, 2066	Dec. 31, 2011
Citigroup Capital XVII	Mar. 2007	28,047,927	701	6.350%	20,000	702	Mar. 15, 2067	Mar. 15, 2012
Citigroup Capital XVIII	June 2007	99,901	162	6.829%	50	162	June 28, 2067	June 28, 2017
Citigroup Capital XIX	Aug. 2007	22,771,968	569	7.250%	20,000	570	Aug. 15, 2067	Aug. 15, 2012
Citigroup Capital XX	Nov. 2007	17,709,814	443	7.875%	20,000	443	Dec. 15, 2067	Dec. 15, 2012
Citigroup Capital XXI	Dec. 2007	2,345,801	2,346	8.300%	500	2,346	Dec. 21, 2077	Dec. 21, 2037
Citigroup Capital XXX	Nov. 2007	1,875,000	1,875	6.455%	10	1,875	Sept. 15, 2041	Sept. 15, 2013
Citigroup Capital XXXI	Nov. 2007	1,875,000	1,875	6.700%	10	1,875	Mar. 15, 2042	Mar. 15, 2014
Citigroup Capital XXXII	Nov. 2007	1,875,000	1,875	6.935%	10	1,875	Sept. 15, 2042	Sept. 15, 2014
Citigroup Capital XXXIII	July 2009	5,259,000	5,259	8.000%	100	5,259	July 30, 2039	July 30, 2014

Adam Capital Trust III	Dec. 2002	17,500	18	3 mo. LIB+335 bp.	542	18	Jan. 7, 2033	Jan. 7, 2008
Adam Statutory Trust III	Dec. 2002	25,000	25	3 mo. LIB+325 bp.	774	26	Dec. 26, 2032	Dec. 26, 2007
Adam Statutory Trust IV	Sept. 2003	40,000	40	3 mo. LIB+295 bp.	1,238	41	Sept. 17, 2033	Sept. 17, 2008
Adam Statutory Trust V	Mar. 2004	35,000	35	3 mo. LIB+279 bp.	1,083	36	Mar. 17, 2034	Mar. 17, 2009
Total obligated			$20,971			$21,097

(1) Represents the proceeds received from the Trust at the date of issuance.

In each case, the coupon rate on the debentures is the same as that on the trust securities. Distributions on the trust securities and interest on the debentures are payable quarterly, except for Citigroup Capital III, Citigroup Capital XVIII and Citigroup Capital XXI on which distributions are payable semiannually.

During the third quarter of 2009, pursuant to the “Exchange Offers,” Citigroup converted $5.8 billion liquidation value of trust preferred securities across Citigroup Capital III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XIV, Citigroup Capital XV, Citigroup Capital XVI, Citigroup Capital XVII, Citigroup Capital XVIII, Citigroup Capital XIX, Citigroup Capital XX and Citigroup Capital XXI to common stock and issued $27.1 billion of Citigroup Capital XXXIII trust preferred securities to the U.S. government in exchange for the Series G and I of preferred stock.

21. PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

The following table summarizes the Company’s Preferred Stock outstanding at December 31, 2009 and December 31, 2008:

				Convertible to
				approximate
		Redemption		number of	Carrying value
		price per depositary	Number	Citigroup	in millions of dollars
	Dividend rate	share / preference share	of depositary shares	common shares at December 31, 2009	December 31, 2009	December 31, 2008
Series A (1)	7.000%	$50	—	$—	$—	$6,880
Series B (1)	7.000%	50	—	—	—	3,000
Series C (1)	7.000%	50	—	—	—	1,000
Series D (1)	7.000%	50	—	—	—	750
Series E (2)	8.400%	1,000	121,254	—	121	6,000
Series F (3)	8.500%	25	2,863,369	—	71	2,040
Series H (4)	5.000%	1,000,000	—	—	—	23,727
Series I (5)	8.000%	1,000,000	—	—	—	19,513
Series J (1)	7.000%	50	—	—	—	450
Series K (1)	7.000%	50	—	—	—	400
Series L1 (1)	7.000%	50	—	—	—	5
Series N (1)	7.000%	50	—	—	—	15
Series T (6)	6.500%	50	453,981	672,959	23	3,169
Series AA (7)	8.125%	25	3,870,330	—	97	3,715
				672,959	$312	$70,664

(1)     Issued on January 23, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Convertible Preferred Stock. Under the terms of pre-existing conversion price reset agreements with holders of Series A, B, C, D, J, K, L1 and N (the “Old Preferred Stock”), on February 17, 2009, Citigroup exchanged shares of new preferred stock Series A1, B1, C1, D1, J1, K1, L2 and N1 (the “New Preferred Stock”) for an equal number of shares of Old Preferred Stock. All shares of the Old Preferred Stock were canceled. During the third quarter of 2009, pursuant to the “Exchange Offers”, Citigroup converted the entire notional value of the New Preferred Stock to common stock.

(2)     Issued on April 28, 2008 as depositary shares, each representing a 1/25th interest in a share of the corresponding series of Fixed Rate/Floating Rate Non-Cumulative Preferred Stock. Redeemable in whole or in part on or after April 30, 2018. Dividends are payable semi-annually for the first 10 years until April 30, 2018 at $42.70 per depositary share and thereafter quarterly at a floating rate when, as and if declared by the Company’s Board of Directors. During the third quarter of 2009, pursuant to the “Exchange Offers”, Citigroup converted $5,879 million notional value of Series E Preferred Stock to common stock.

(3)     Issued on May 13, 2008 and May 28, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Preferred Stock. Redeemable in whole or in part on or after June 15, 2013. The dividend of $0.53 per depositary share is payable quarterly when, as and if declared by the Company’s Board of Directors. During the third quarter of 2009, pursuant to the “Exchange Offers”, Citigroup converted $1,969 million notional value of Series F Preferred Stock to common stock.

(4)     Issued on October 28, 2008 as Cumulative Preferred Stock to the United States Treasury under the Troubled Asset Relief Program. During the third quarter of 2009, pursuant to the “Exchange Offers”, the entire notional value of the Preferred Stock was converted to common stock.

(5)     Issued on December 31, 2008 as Cumulative Preferred Stock to the United States Treasury under the Troubled Asset Relief Program. During the third quarter of 2009, pursuant to the “Exchange Offers”, the entire notional value of the Preferred Stock was converted to Citigroup Capital XXXIII trust preferred securities maturing July 30, 2039.

(6)     Issued on January 23, 2008 and January 29, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Convertible Preferred Stock. Redeemable in whole or in part on or after February 15, 2015. Convertible into Citigroup common stock at a conversion rate of approximately 1,482.3503 per share, which is subject to adjustment under certain conditions. The dividend or in $0.81 per depositary share is payable quarterly when, as and if declared by the Company’s Board of Directors. Redemption is subject to a capital replacement covenant. During the third quarter of 2009, pursuant to the “Exchange Offers”, Citigroup converted $3,146 million notional value of Series T Preferred Stock to common stock.

(7)     Issued on January 25, 2008 as depositary shares, each representing a 1/1,000th interest in a share of the corresponding series of Non-Cumulative Preferred Stock. Redeemable in whole or in part on or after February 15, 2018. The dividend of $0.51 per depositary share is payable quarterly when, as and if declared by the Company’s Board of Directors. Redemption is subject to a capital replacement covenant. During the third quarter of 2009, pursuant to the “Exchange Offers”, Citigroup converted $3,618 million notional value of Series AA Preferred Stock to common stock.

Regulatory Capital

Citigroup is subject to risk based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB). Its U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary federal bank regulatory agencies. These guidelines are used to evaluate capital adequacy and include the required minimums shown in the following table.

The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards. As of December 31, 2009 and 2008, all of Citigroup’s U.S. insured subsidiary depository institutions were “well capitalized.”

At December 31, 2009, regulatory capital as set forth in guidelines issued by the U.S. federal bank regulators is as follows:

In millions of dollars	Required minimum	Well- capitalized minimum		Citigroup (3)	Citibank, N.A. (3)
Tier 1 Capital				$127,034	$96,833
Total Capital (1)				165,983	110,625
Tier 1 Capital ratio	4.0%	6.0%		11.67%	13.16%
Total Capital ratio (1)	8.0	10.0		15.25	15.03
Leverage ratio (2)	3.0	5.0	(3)	6.89	8.31

(1)	Total Capital includes Tier 1 Capital and Tier 2 Capital.
(2)	Tier 1 Capital divided by adjusted average total assets.
(3)	Applicable only to depository institutions. For bank holding companies to be “well capitalized,” they must maintain a minimum Leverage ratio of 3%.

Banking Subsidiaries—Constraints on Dividends

There are various legal limitations on the ability of Citigroup’s subsidiary depository institutions to extend credit, pay dividends or otherwise supply funds to Citigroup and its non-bank subsidiaries. Currently, the approval of the Office of the Comptroller of the Currency, in the case of national banks, or the Office of Thrift Supervision, in the case of federal savings banks, is required if total dividends declared in any calendar year exceed amounts specified by the applicable agency’s regulations. State-chartered depository institutions are subject to dividend limitations imposed by applicable state law.

In determining the dividends, each depository institution must also consider its effect on applicable risk-based capital and leverage ratio requirements, as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings. Citigroup did not receive any dividends from its banking subsidiaries during 2009.

Non-Banking Subsidiaries

Citigroup also receives dividends from its non-bank subsidiaries. These non-bank subsidiaries are generally not subject to regulatory restrictions on dividends.

The ability of CGMHI to declare dividends can be restricted by capital considerations of its broker-dealer subsidiaries.

In millions of dollars

Subsidiary	Jurisdiction	Net capital or equivalent	Excess over minimum requirement
Citigroup Global Markets Inc.	U.S. Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1)	$10,886	$10,218

Citigroup Global Markets Limited	United Kingdom’s Financial Services Authority	$6,409	$3,081

22. CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Changes in each component of “Accumulated Other Comprehensive Income (Loss)” for the three-year period ended December 31, 2009 are as follows:

In millions of dollars	Net unrealized gains (losses) on investment securities	Foreign currency translation adjustment, net of hedges	Cash flow hedges	Pension liability adjustments	Accumulated other comprehensive income (loss)
Balance, January 1, 2007	$1,092	$(2,796)	$(61)	$(1,786)	$(3,551)
Change in net unrealized gains (losses) on investment securities, net of taxes	138	—	—	—	138
Less: Reclassification adjustment for net gains included in net income, net of taxes	(759)	—	—	—	(759)
Foreign currency translation adjustment, net of taxes (1)	—	2,024	—	—	2,024
Cash flow hedges, net of taxes (2)	—	—	(3,102)	—	(3,102)
Pension liability adjustment, net of taxes (3)	—	—	—	590	590
Change	$(621)	$2,024	$(3,102)	$590	$(1,109)
Balance, December 31, 2007	$471	$(772)	$(3,163)	$(1,196)	$(4,660)
Change in net unrealized gains (losses) on investment securities, net of taxes	(11,422)	—	—	—	(11,422)
Less: Reclassification adjustment for net losses included in net income, net of taxes	1,304	—	—	—	1,304
Foreign currency translation adjustment, net of taxes (1)	—	(6,972)	—	—	(6,972)
Cash flow hedges, net of taxes (2)	—	—	(2,026)	—	(2,026)
Pension liability adjustment, net of taxes (3)	—	—	—	(1,419)	(1,419)
Change	$(10,118)	$(6,972)	$(2,026)	$(1,419)	$(20,535)
Balance, December 31, 2008	$(9,647)	$(7,744)	$(5,189)	$(2,615)	$(25,195)
Cumulative effect of accounting change (ASC 320-10-35/FSP FAS 115-2 and FAS 124-2)	(413)	—	—	—	(413)
Balance, January 1, 2009	$(10,060)	$(7,744)	$(5,189)	$(2,615)	$(25,608)
Change in net unrealized gains (losses) on investment securities, net of taxes	5,268	—	—	—	5,268
Less: Reclassification adjustment for net losses included in net income, net of taxes	445	—	—	—	445
Foreign currency translation adjustment, net of taxes (1)	—	(203)	—	—	(203)
Cash flow hedges, net of taxes (2)	—	—	2,007	—	2,007
Pension liability adjustment, net of taxes (3)	—	—	—	(846)	(846)
Change	$5,713	$(203)	$2,007	$(846)	$6,671
Balance, December 31, 2009 (4)	$(4,347)	$(7,947)	$(3,182)	$(3,461)	$(18,937)

(1)	Reflects, among other items: the movements in the British pound, Euro, Japanese yen, Korean won, Polish zloty and Mexican peso against the U.S. dollar, and changes in related tax effects and hedges.
(2)	Primarily driven by Citigroup’s pay fixed/receive floating interest rate swap programs that are hedging the floating rates on deposits and long-term debt.
(3)	Reflects adjustments to the funded status of pension and postretirement plans, which is the difference between the fair value of the plan assets and the projected benefit obligation.
(4)

The December 31, 2009 balance of $(4.3) billion for net unrealized losses on investment securities consists of $(4.7) billion for those investments classified as held-to-maturity and $0.4 billion for those classified as available-for-sale.

23. SECURITIZATIONS AND VARIABLE INTEREST ENTITIES

Overview

Citigroup and its subsidiaries are involved with several types of off-balance-sheet arrangements, including special purpose entities (SPEs). See Note 1 to the Consolidated Financial Statements for a discussion of impending accounting changes to the accounting for transfers and servicing of financial assets and Consolidation of Variable Interest Entities, including the elimination of Qualifying SPEs.

Uses of SPEs

An SPE is an entity designed to fulfill a specific limited need of the company that organized it.

The principal uses of SPEs are to obtain liquidity and favorable capital treatment by securitizing certain of Citigroup’s financial assets, to assist clients in securitizing their financial assets, and to create investment products for clients. SPEs may be organized in many legal forms including trusts, partnerships or corporations. In a securitization, the company transferring assets to an SPE converts those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt and equity instruments, certificates, commercial paper and other notes of indebtedness, which are recorded on the balance sheet of the SPE and not reflected on the transferring company’s balance sheet, assuming applicable accounting requirements are satisfied. Investors usually have recourse to the assets in the SPE and often benefit from other credit enhancements, such as a collateral account or over-collateralization in the form of excess assets in the SPE, or from a liquidity facility, such as a line of credit, liquidity put option or asset purchase agreement. The SPE can typically obtain a more favorable credit rating from rating agencies than the transferor could obtain for its own debt issuances, resulting in less expensive financing costs. The SPE may also enter into derivative contracts in order to convert the yield or currency of the underlying assets to match the needs of the SPE investors or to limit or change the credit risk of the SPE. Citigroup may be the provider of certain credit enhancements as well as the counterparty to any related derivative contracts.

SPEs may be Qualifying SPEs (QSPEs) or Variable Interest Entities (VIEs) or neither.

Qualifying SPEs

QSPEs are a special class of SPEs that have significant limitations on the types of assets and derivative instruments they may own or enter into and the types and extent of activities and decision-making they may engage in. Generally, QSPEs are passive entities designed to purchase assets and pass through the cash flows from those assets to the investors in the QSPE. QSPEs may not actively manage their assets through discretionary sales and are generally limited to making decisions inherent in servicing activities and issuance of liabilities. QSPEs are generally exempt from consolidation by the transferor of assets to the QSPE and any investor or counterparty.

Variable interest entities

VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest (i.e., ability to make significant decisions through voting rights, right to receive the expected residual returns of the entity and obligation to absorb the expected losses of the entity). Investors that finance the VIE through debt or equity interests or other counterparties that provide other forms of support, such as guarantees, subordinated fee arrangements, or certain types of derivative contracts, are variable interest holders in the entity. The variable interest holder, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, is deemed to be the primary beneficiary and must consolidate the VIE. Consolidation of a VIE is determined based primarily on variability generated in scenarios that are considered most likely to occur, rather than based on scenarios that are considered more remote. Certain variable interests may absorb significant amounts of losses or residual returns contractually, but if those scenarios are considered very unlikely to occur, they may not lead to consolidation of the VIE.

All of these facts and circumstances are taken into consideration when determining whether the Company has variable interests that would deem it the primary beneficiary and, therefore, require consolidation of the related VIE or otherwise rise to the level where disclosure would provide useful information to the users of the Company’s financial statements. In some cases, it is qualitatively clear based on the extent of the Company’s involvement or the seniority of its investments that the Company is not the primary beneficiary of the VIE. In other cases, a more detailed and quantitative analysis is required to make such a determination.

The Company generally considers the following types of involvement to be significant:

•          assisting in the structuring of a transaction and retaining any amount of debt financing (e.g., loans, notes, bonds or other debt instruments) or an equity investment (e.g., common shares, partnership interests or warrants);

•          writing a “liquidity put” or other liquidity facility to support the issuance of short-term notes;

•          writing credit protection (e.g., guarantees, letters of credit, credit default swaps or total return swaps where the Company receives the total return or risk on the assets held by the VIE); or

•          certain transactions where the Company is the investment manager and receives variable fees for services.

In various other transactions, the Company may act as a derivative counterparty (for example, interest rate swap, cross-currency swap, or purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE); may act as underwriter or placement agent; may provide administrative, trustee, or other services; or may make a market in debt securities or other instruments issued by VIEs. The Company generally considers such involvement, by itself, “not significant.”

Citigroup’s involvement with QSPEs and consolidated and unconsolidated VIEs with which the Company holds significant variable interests as of December 31, 2009 and 2008 is presented below:

In millions of dollars	As of December 31, 2009

					Maximum exposure to loss in significant unconsolidated VIEs (1)
	Total				Funded exposures (2)		Unfunded exposures (3)
	involvement with SPE assets	QSPE assets	Consolidated VIE assets	Significant unconsolidated VIE assets (4)	Debt investments	Equity investments	Funding commitments	Guarantees and derivatives
Citicorp
Credit card securitizations	$78,833	$78,833	$—	$—	$—	$—	$—	$—
Mortgage securitizations	264,949	264,949	—	—	—	—	—	—
Citi-administered asset-backed commercial paper conduits (ABCP)	22,648	—	—	22,648	70	—	22,204	374
Third-party commercial paper conduits	3,718	—	—	3,718	—	—	353	—
Collateralized debt obligations (CDOs)	2,785	—	—	2,785	21	—	—	—
Collateralized loan obligations (CLOs)	5,409	—	—	5,409	120	—	—	—
Asset-based financing	19,612	—	1,279	18,333	4,469	44	549	159
Municipal securities tender option bond trusts (TOBs)	19,455	705	9,623	9,127	—	—	6,304	537
Municipal investments	225	—	11	214	206	13	18	—
Client intermediation	8,607	—	2,749	5,858	881	—	—	—
Investment funds	93	—	39	54	9	—	—	1
Trust preferred securities	19,345	—	—	19,345	—	128	—	—
Other	7,380	1,808	1,838	3,734	365	—	33	48
Total	$453,059	$346,295	$15,539	$91,225	$6,141	$185	$29,461	$1,119
Citi Holdings
Credit card securitizations	$42,274	$42,274	$—	$—	$—	$—	$—	$—
Mortgage securitizations	308,504	308,504	—	—	—	—	—	—
Student loan securitizations	14,343	14,343	—	—	—	—	—	—
Citi-administered asset-backed commercial paper conduits (ABCP)	13,777	—	98	13,679	—	—	13,660	18
Third-party commercial paper conduits	5,776	—	—	5,776	187	—	252	—
Collateralized debt obligations (CDOs)	24,157	—	7,614	16,543	930	—	—	228
Collateralized loan obligations (CLOs)	13,515	—	142	13,373	1,357	—	19	282
Asset-based financing	52,598	—	370	52,228	17,006	68	1,311	—
Municipal securities tender option bond trusts (TOBs)	1,999	—	1,999	—	—	—	—	—
Municipal investments	16,045	—	882	15,163	85	2,037	386	—
Client intermediation	675	—	230	445	43	—	—	353
Investment funds	10,178	—	1,037	9,141	—	175	93	—
Other	3,732	610	1,472	1,650	235	112	257	—
Total	$507,573	$365,731	$13,844	$127,998	$19,843	$2,392	$15,978	$881
Total Citigroup	$960,632	$712,026	$29,383	$219,223	$25,984	$2,577	$45,439	$2,000

(1)	The definition of maximum exposure to loss is included in the text that follows.
(2)	Included in Citigroup’s December 31, 2009 Consolidated Balance Sheet.
(3)

Not included in Citigroup’s December 31, 2009 Consolidated Balance Sheet. See “Future Applications of Accounting Standards” in Note 1 to the Consolidated Financial Statements for discussion of the impact of implementation of SFAS 166 and SFAS 167, which will cause the maximum exposure to loss in Significant unconsolidated VIEs to decrease significantly.

(4)	A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant, regardless of the likelihood of loss or the notional amount of exposure.

As of December 31, 2009 (continued)	In millions of dollars	As of December 31, 2008 (1)

	Total maximum exposure to loss in significant unconsolidated VIEs (continued) (3)	Total involvement with SPEs	QSPE assets	Consolidated VIE assets	Significant unconsolidated VIE assets (2)	Maximum exposure to loss in significant unconsolidated VIE assets (3)
Citicorp
Credit card securitizations	$—	$78,254	$78,254	$—	$—	$—
Mortgage securitizations	—	291,888	291,888	—	—	—
Citi-administered asset-backed commercial paper conduits (ABCP)	22,648	36,108	—	—	36,108	36,108
Third-party commercial paper conduits	353	10,589	—	—	10,589	579
Collateralized debt obligations (CDOs)	21	4,042	—	—	4,042	12
Collateralized loan obligations (CLOs)	120	3,343	—	—	3,343	2
Asset-based financing	5,221	16,930	—	1,629	15,301	4,556
Municipal securities tender option bond trusts (TOBs)	6,841	27,047	5,964	12,135	8,948	7,884
Municipal investments	237	593	—	—	593	35
Client intermediation	881	8,332	—	3,480	4,852	1,476
Investment funds	10	71	—	45	26	31
Trust preferred securities	128	23,899	—	—	23,899	162
Other	446	10,394	3,737	2,419	4,238	370
Total	$36,906	$511,490	$379,843	$19,708	$111,939	$51,215
Citi Holdings
Credit card securitizations	$—	$45,613	$45,613	$—	$—	$—
Mortgage securitizations	—	379,475	379,472	3	—	—
Student loan securitizations	—	15,650	15,650	—	—	—
Citi-administered asset-backed commercial paper conduits (ABCP)	13,678	23,527	—	—	23,527	23,527
Third-party commercial paper conduits	439	10,166	—	—	10,166	820
Collateralized debt obligations (CDOs)	1,158	26,018	—	11,466	14,552	1,461
Collateralized loan obligations (CLOs)	1,658	19,610	—	122	19,488	1,680
Asset-based financing	18,385	85,224	—	2,218	83,006	23,676
Municipal securities tender option bond trusts (TOBs)	—	3,024	540	2,484	—	—
Municipal investments	2,508	16,545	—	866	15,679	2,915
Client intermediation	396	1,132	—	331	801	61
Investment funds	268	10,330	—	2,084	8,246	158
Other	604	9,472	1,014	4,306	4,152	892
Total	$39,094	$645,786	$442,289	$23,880	$179,617	$55,190
Total Citigroup	$76,000	$1,157,276	$822,132	$43,588	$291,556	$106,405

(1)	Reclassified to conform to the current period’s presentation.
(2)	A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant, regardless of the likelihood of loss or the notional amount of exposure.
(3)	The definition of maximum exposure to loss is included in the text that follows.

This table does not include:

•          certain venture capital investments made by some of the Company’s private equity subsidiaries, as the Company accounts for these investments in accordance with the Investment Company Audit Guide;

•          certain limited partnerships where the Company is the general partner and the limited partners have the right to replace the general partner or liquidate the funds;

•          certain investment funds for which the Company provides investment management services and personal estate trusts for which the Company provides administrative, trustee and/or investment management services;

•          VIEs structured by third parties where the Company holds securities in inventory. These investments are made on arm’s-length terms; and

•          transferred assets to a VIE where the transfer did not qualify as a sale and where the Company did not have any other involvement that is deemed to be a variable interest with the VIE. These transfers are accounted for as secured borrowings by the Company.

The asset balances for consolidated VIEs represent the carrying amounts of the assets consolidated by the Company. The carrying amount may represent the amortized cost or the current fair value of the assets depending on the legal form of the asset (e.g., security or loan) and the Company’s standard accounting policies for the asset type and line of business.

The asset balances for unconsolidated VIEs where the Company has significant involvement represent the most current information available to the Company. In most cases, the asset balances represent an amortized cost basis without regard to impairments in fair value, unless fair value information is readily available to the Company. For VIEs that obtain asset exposures synthetically through derivative instruments (for example, synthetic CDOs), the table includes the full original notional amount of the derivative as an asset.

The maximum funded exposure represents the balance sheet carrying amount of the Company’s investment in the VIE. It reflects the initial amount of cash invested in the VIE plus any accrued interest and is adjusted for any impairments in value recognized in earnings and any cash principal payments received. The maximum exposure of unfunded positions represents the remaining undrawn committed amount, including liquidity and credit facilities provided by the Company, or the notional amount of a derivative instrument considered to be a variable interest, adjusted for any declines in fair value recognized in earnings. In certain transactions, the Company has entered into derivative instruments or other arrangements that are not considered variable interests in the VIE (e.g., interest rate swaps, cross-currency swaps, or where the Company is the purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE). Receivables under such arrangements are not included in the maximum exposure amounts.

Funding Commitments for Significant Unconsolidated VIEs—Liquidity Facilities and Loan Commitments

The following table presents the notional amount of liquidity facilities and loan commitments that are classified as funding commitments in the SPE table as of December 31, 2009:

In millions of dollars	Liquidity Facilities	Loan Commitments
Citicorp
Citi-administered asset-backed commercial paper conduits (ABCP)	$20,486	$1,718
Third-party commercial paper conduits	353	—
Asset-based financing	—	549
Municipal securities tender option bond trusts (TOBs)	6,304	—
Municipal investments	—	18
Other	10	23
Total Citicorp	$27,153	$2,308
Citi Holdings
Citi-administered asset-backed commercial paper conduits (ABCP)	$11,978	$1,682
Third-party commercial paper conduits	252	—
Collateralized loan obligations (CLOs)	—	19
Asset-based financing	—	1,311
Municipal investments	—	386
Investment Funds	—	93
Other	—	257
Total Citi Holdings	$12,230	$3,748
Total Citigroup funding commitments	$39,383	$6,056

Citicorp’s Consolidated VIEs—Balance Sheet Classification

The following table presents the carrying amounts and classifications of consolidated assets that are collateral for consolidated VIE obligations:

In billions of dollars	December 31, 2009	December 31, 2008
Cash	$—	$0.7
Trading account assets	3.7	4.3
Investments	9.8	12.5
Loans	0.1	0.5
Other assets	1.9	1.7
Total assets of consolidated VIEs	$15.5	$19.7

The following table presents the carrying amounts and classification of the third-party liabilities of the consolidated VIEs:

In billions of dollars	December 31, 2009	December 31, 2008
Short-term borrowings	$9.5	$14.2
Long-term debt	4.6	5.6
Other liabilities	0.1	0.9
Total liabilities of consolidated VIEs	$14.2	$20.7

Citi Holdings’ Consolidated VIEs—Balance Sheet Classification

The following table presents the carrying amounts and classifications of consolidated assets that are collateral for consolidated VIE obligations:

In billions of dollars	December 31, 2009	December 31, 2008
Cash	$0.7	$1.2
Trading account assets	9.5	16.6
Investments	2.7	3.3
Loans	0.4	2.1
Other assets	0.5	0.7
Total assets of consolidated VIEs	$13.8	$23.9

The following table presents the carrying amounts and classification of the third-party liabilities of the consolidated VIEs:

In billions of dollars	December 31, 2009	December 31, 2008
Trading account liabilities	$0.2	$0.5
Short-term borrowings	2.6	2.8
Long-term debt	0.3	1.2
Other liabilities	1.3	2.1
Total liabilities of consolidated VIEs	$4.4	$6.6

The consolidated VIEs included in the tables above represent hundreds of separate entities with which the Company is involved. In general, the third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to the Company, except where the Company has provided a guarantee to the investors or is the counterparty to certain derivative transactions involving the VIE. In addition, the assets are generally restricted only to pay such liabilities. Thus, the Company’s maximum legal exposure to loss related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets due to outstanding third-party financing. Intercompany assets and liabilities are excluded from the table.

Citicorp’s Significant Interests in Unconsolidated VIEs—Balance Sheet Classification

The following tables present the carrying amounts and classification of significant interests in unconsolidated VIEs:

In billions of dollars	December 31, 2009	December 31, 2008
Trading account assets	$3.2	$1.9
Investments	0.2	0.2
Loans	2.3	3.5
Other assets	0.5	0.4
Total assets of significant interests in unconsolidated VIEs	$6.2	$6.0

In billions of dollars	December 31, 2009	December 31, 2008
Long-term debt	$0.5	$0.4
Total liabilities of significant interests in unconsolidated VIEs	$0.5	$0.4

Citi Holdings’ Significant Interests in Unconsolidated VIEs—Balance Sheet Classification

The following tables present the carrying amounts and classification of significant interests in unconsolidated VIEs:

In billions of dollars	December 31, 2009	December 31, 2008
Trading account assets	$3.1	$4.4
Investments	9.1	10.8
Loans	10.5	12.4
Other assets	0.1	—
Total assets of significant interests in unconsolidated VIEs	$22.8	$27.6

In billions of dollars	December 31, 2009	December 31, 2008
Trading account liabilities	$—	$0.2
Other liabilities	0.4	0.6
Total liabilities of significant interests in unconsolidated VIEs	$0.4	$0.8

Credit Card Securitizations

The Company securitizes credit card receivables through trusts that are established to purchase the receivables. Citigroup sells receivables into the QSPE trusts on a non-recourse basis. Credit card securitizations are revolving securitizations; that is, as customers pay their credit card balances, the cash proceeds are used to purchase new receivables and replenish the receivables in the trust. The Company relies on securitizations to fund a significant portion of its managed North America Cards business.

The following table reflects amounts related to the Company’s securitized credit card receivables:

	Citicorp		Citi Holdings
In billions of dollars at December 31	2009	2008	2009	2008
Principal amount of credit card receivables in trusts	$78.8	$78.3	$42.3	$45.7
Ownership interests in principal amount of trust credit card receivables
Sold to investors via trust-issued securities	66.5	68.2	28.2	30.0
Retained by Citigroup as trust-issued securities	5.0	1.2	10.1	5.4
Retained by Citigroup via non-certificated interests recorded as consumer loans	7.3	8.9	4.0	10.3
Total ownership interests in principal amount of trust credit card receivables	$78.8	$78.3	$42.3	$45.7
Other amounts recorded on the balance sheet related to interests retained in the trusts
Other retained interests in securitized assets	$1.4	$1.2	$1.6	$2.0
Residual interest in securitized assets (1)	0.3	0.3	1.2	1.4
Amounts payable to trusts	1.2	1.0	0.8	0.7

(1)     2009 balances include net unbilled interest of $0.3 billion for Citicorp and $0.4 billion for Citi Holdings.  December 31, 2008 balances included net unbilled interest of $0.3 billion for Citicorp and $0.3 billion for Citi Holdings.

Credit Card Securitizations—Citicorp

In the years ended December 31, 2009, 2008 and 2007, the Company recorded net gains (losses) from securitization of Citicorp’s credit card receivables of $349 million, $(1,007) million and $416 million, respectively.  Net gains (losses) reflect the following:

•          incremental gains (losses) from new securitizations;

•          the reversal of the allowance for loan losses associated with receivables sold;

•          net gains on replenishments of the trust assets offset by other-than-temporary impairments; and

•          changes in fair value for the portion of the residual interest classified as trading assets.

The following table summarizes selected cash flow information related to Citicorp’s credit card securitizations for the years ended December 31, 2009, 2008 and 2007:

In billions of dollars	2009	2008	2007
Proceeds from new securitizations	$16.3	$11.8	$19.3
Proceeds from collections reinvested in new receivables	144.4	165.6	176.7
Contractual servicing fees received	1.3	1.3	1.2
Cash flows received on retained interests and other net cash flows	3.1	3.9	5.1

As of December 31, 2009 and December 31, 2008, the residual interest in securitized credit card receivables was valued at $0 for Citicorp.  Considering the residual interest was written down to $0 at December 31, 2008, key assumptions used in measuring its fair value at the date of sale or securitization are not provided for 2009, but are provided for 2008.  The below table reflects these assumptions:

	2009	2008
Discount rate	N/A	13.3% to 17.4%
Constant prepayment rate	N/A	5.8% to 21.1%
Anticipated net credit losses	N/A	4.7% to 7.4%

At December 31, 2009, the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

In millions of dollars	Residual interest	Retained certificates	Other retained interests
Carrying value of retained interests	$—	$5,008	$1,650
Discount rates
Adverse change of 10%	$—	$(4)	$(1)
Adverse change of 20%	—	(8)	(2)
Constant prepayment rate
Adverse change of 10%	$—	$—	$—
Adverse change of 20%	—	—	—
Anticipated net credit losses
Adverse change of 10%	$—	$—	$(35)
Adverse change of 20%	—	—	(69)

Managed Loans—Citicorp

After securitization of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. As a result, the Company considers the securitized credit card receivables to be part of the business it manages.

Managed-basis (Managed) presentations are non-GAAP financial measures.  Managed presentations include results from both the on-balance-sheet loans and off-balance-sheet loans, and exclude the impact of card securitization activity.  Managed presentations assume that securitized loans have not been sold and present the results of the securitized loans in the same manner as Citigroup’s owned loans. Citigroup’s management believes that Managed presentations provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the current period. Management further believes that a meaningful analysis of the Company’s financial performance requires an understanding of the factors underlying that performance and that investors find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in Citigroup’s underlying performance.

The following tables present a reconciliation between the Managed basis and on-balance-sheet credit card portfolios and the related delinquencies (loans which are 90 days or more past due) and credit losses, net of recoveries.

In millions of dollars, except loans in billions	December 31, 2009	December 31, 2008
Loan amounts, at period end
On balance sheet	$44.0	$45.5
Securitized amounts	71.6	69.5
Total managed loans	$115.6	$115.0
Delinquencies, at period end
On balance sheet	$1,146	$1,126
Securitized amounts	1,902	1,543
Total managed delinquencies	$3,048	$2,669

Credit losses, net of recoveries, for the years ended December 31,	2009	2008	2007
On balance sheet	$3,841	$2,866	$1,921
Securitized amounts	6,932	4,300	2,733
Total managed	$10,773	$7,166	$4,654

Credit Card Securitizations—Citi Holdings

The Company recorded net gains (losses) from securitization of Citi Holdings’ credit card receivables of $(586) million, $(527) million, and $668 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The following table summarizes selected cash flow information related to Citi Holdings’ credit card securitizations for the years ended December 31, 2009, 2008 and 2007:

In billions of dollars	2009	2008	2007
Proceeds from new securitizations	$29.4	$16.9	$17.0
Proceeds from collections reinvested in new receivables	46.0	49.1	41.3
Contractual servicing fees received	0.7	0.7	0.9
Cash flows received on retained interests and other net cash flows	2.6	3.3	2.5

Key assumptions used in measuring the fair value of the residual interest at the date of sale or securitization of Citi Holdings’ credit card receivables for the years ended December 31, 2009 and 2008, respectively, are as follows:

	December 31, 2009	December 31, 2008
Discount rate	19.7%	16.8% to 20.9%
Constant prepayment rate	6.0% to 11.0%	6.4% to 12.4%
Anticipated net credit losses	9.9% to 13.2%	6.6% to 9.9%

The constant prepayment rate assumption range reflects the projected payment rates over the life of a credit card balance, excluding new card purchases. This results in a high payment in the early life of the securitized balances followed by a much lower payment rate, which is depicted in the disclosed range.

The effect of two negative changes in each of the key assumptions used to determine the fair value of retained interests is required to be disclosed. The negative effect of each change must be calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

At December 31, 2009, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

2009
Discount rate	19.7%
Constant prepayment rate	6.2% to 10.8%
Anticipated net credit losses	13.0%
Weighted average life	11.6 months

In millions of dollars	Residual interest	Retained certificates	Other retained interests
Carrying value of retained interests	$786	$9,995	$2,024
Discount rates
Adverse change of 10%	$(42)	$(10)	$(6)
Adverse change of 20%	(83)	(20)	(12)
Constant prepayment rate
Adverse change of 10%	$(49)	$—	$—
Adverse change of 20%	(93)	—	—
Anticipated net credit losses
Adverse change of 10%	$(361)	$—	$(48)
Adverse change of 20%	(715)	—	(95)

Managed Loans—Citi Holdings

After securitization of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. As a result, the Company considers the securitized credit card receivables to be part of the business it manages.

Managed-basis (Managed) presentations are non-GAAP financial measures.  Managed presentations include results from both the on-balance-sheet loans and off-balance-sheet loans, and exclude the impact of card securitization activity.  Managed presentations assume that securitized loans have not been sold and present the results of the securitized loans in the same manner as Citigroup’s owned loans.  Citigroup’s management believes that Managed presentations provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the current period. Management further believes that a meaningful analysis of the Company’s financial performance requires an understanding of the factors underlying that performance and that investors find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in Citigroup’s underlying performance.

The following tables present a reconciliation between the Managed basis and on-balance-sheet credit card portfolios and the related delinquencies (loans which are 90 days or more past due) and credit losses, net of recoveries.

In millions of dollars, except loans in billions	December 31, 2009	December 31, 2008
Loan amounts, at period end
On balance sheet	$27.0	$42.0
Securitized amounts	38.8	36.4
Total managed loans	$65.8	$78.4
Delinquencies, at period end
On balance sheet	$1,250	$1,364
Securitized amounts	1,326	1,112
Total managed delinquencies	$2,576	$2,476

Credit losses, net of recoveries, for the year ended December 31,	2009	2008	2007
On balance sheet	$4,540	$3,052	$1,956
Securitized amounts	4,590	3,107	1,995
Total managed credit losses	$9,130	$6,159	$3,951

Funding, Liquidity Facilities and Subordinated Interests

Citigroup securitizes credit card receivables through three securitization trusts—Citibank Credit Card Master Trust (“Master Trust”), which is part of Citicorp, and the Citibank OMNI Master Trust (“Omni Trust”) and Broadway Credit Card Trust (“Broadway Trust”), which are part of Citi Holdings.

Master Trust issues fixed- and floating-rate term notes as well as commercial paper. Some of the term notes are issued to multi-seller commercial paper conduits. In 2009, the Master Trust has issued $4.3 billion of notes that are eligible for the Term Asset-Backed Securities Loan Facility (TALF) program, where investors can borrow from the Federal Reserve using the trust securities as collateral. The weighted average maturity of the term notes issued by the Master Trust was 3.6 years as of December 31, 2009 and 3.8 years as of December 31, 2008.

Master Trust liabilities

In billions of dollars	December 31, 2009	December 31, 2008
Term notes issued to multi-seller CP conduits	$0.8	$1.0
Term notes issued to other third parties	51.2	56.2
Term notes retained by Citigroup affiliates	5.0	1.2
Commercial paper	14.5	11.0
Total Master Trust liabilities	$71.5	$69.4

Both Omni and Broadway Trusts issue fixed- and floating-rate term notes, some of which are purchased by multi-seller commercial paper conduits. The Omni Trust also issues commercial paper. From time to time, a portion of the Omni Trust commercial paper has been purchased by the Federal Reserve’s Commercial Paper Funding Facility (CPFF).  In addition, some of the multi-seller conduits that hold Omni Trust term notes have placed commercial paper with CPFF. The total amount of Omni Trust liabilities funded directly or indirectly through the CPFF was $2.5 billion at December 31, 2009 and $6.9 billion at December 31, 2008.

The weighted average maturity of the third-party term notes issued by the Omni Trust was 2.0 years as of December 31, 2009 and 0.5 years as of December 31, 2008. The weighted average maturity of the third-party term notes issued by the Broadway Trust was 2.5 years as of December 31, 2009 and 3.3 years as of December 31, 2008.

Omni Trust liabilities

In billions of dollars	December 31, 2009	December 31, 2008
Term notes issued to multi-seller commercial paper conduits	$13.1	$17.8
Term notes issued to other third parties	9.2	2.3
Term notes retained by Citigroup affiliates	9.8	5.1
Commercial paper	4.4	8.5
Total Omni Trust liabilities	$36.5	$33.7

Broadway Trust liabilities

In billions of dollars	December 31, 2009	December 31, 2008
Term notes issued to multi-seller commercial paper conduits	$0.5	$0.4
Term notes issued to other third parties	1.0	1.0
Term notes retained by Citigroup affiliates	0.3	0.3
Total Broadway Trust liabilities	$1.8	$1.7

Citibank (South Dakota), N.A. is the sole provider of full liquidity facilities to the commercial paper programs of the Master and Omni Trusts. Both of these facilities, which represent contractual obligations on the part of Citibank (South Dakota), N.A. to provide liquidity for the issued commercial paper, are made available on market terms to each of the trusts. The liquidity facilities require Citibank (South Dakota), N.A. to purchase the commercial paper issued by each trust at maturity, if the commercial paper does not roll over, as long as there are available credit enhancements outstanding, typically in the form of subordinated notes. The liquidity commitment related to the Omni Trust commercial paper programs amounted to $4.4 billion at December 31, 2009 and $8.5 billion at December 31, 2008.  The liquidity commitment related to the Master Trust commercial paper program amounted to $14.5 billion at December 31, 2009 and $11.0 billion at December 31, 2008.  As of December 31, 2009 and December 31, 2008, none of the Master Trust or Omni Trust liquidity commitments were drawn.

In addition, Citibank (South Dakota), N.A. provides liquidity to a third-party, non-consolidated multi-seller commercial paper conduit, which is not a VIE.  The commercial paper conduit has acquired notes issued by the Omni Trust.  Citibank (South Dakota), N.A. provides the liquidity facility on market terms.  Citibank (South Dakota), N.A. will be required to act in its capacity as liquidity provider as long as there are available credit enhancements outstanding and if: (1) the conduit is unable to roll over its maturing commercial paper; or (2) Citibank (South Dakota), N.A. loses its A-1/P-1 credit rating.  The liquidity commitment to the third-party conduit was $2.5 billion at December 31, 2009 and $3.6 billion at December 31, 2008.  As of December 31, 2009 and December 31, 2008, none of this liquidity commitment was drawn.

During the first half of 2009, all three of Citigroup’s primary credit card securitization trusts—Master Trust, Omni Trust, and Broadway Trust—had bonds placed on ratings watch with negative implications by rating agencies.  As a result of the ratings watch status, certain actions were taken by Citi with respect to each of the trusts.  In general, the actions subordinated certain senior interests in the trust assets that were retained by Citi, which effectively placed these interests below investor interests in terms of priority of payment.

As a result of these actions, based on the applicable regulatory capital rules, Citigroup began including the sold assets for all three of the credit card securitization trusts in its risk-weighted assets for purposes of calculating its risk-based capital ratios during 2009.  The increase in risk-weighted assets occurred in the quarter during 2009 in which the respective actions took place.  The effect of these changes increased Citigroup’s risk-weighted assets by approximately $82 billion, and decreased Citigroup’s Tier 1 Capital ratio by approximately 100 basis points each as of March 31, 2009, with respect to the Master and Omni Trusts.  The inclusion of the Broadway Trust increased Citigroup’s risk-weighted assets by an additional approximately $900 million at June 30, 2009.  All bond ratings for each of the trusts have been affirmed by the rating agencies, and no downgrades have occurred as of December 31, 2009.

Mortgage Securitizations

The Company provides a wide range of mortgage loan products to a diverse customer base. In connection with the securitization of these loans, the Company’s U.S. Consumer mortgage business retains the servicing rights, which entitles the Company to a future stream of cash flows based on the outstanding principal balances of the loans and the contractual servicing fee. Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees. In non-recourse servicing, the principal credit risk to the Company is the cost of temporary advances of funds. In recourse servicing, the servicer agrees to share credit risk with the owner of the mortgage loans, such as FNMA or FHLMC, or with a private investor, insurer or guarantor. Losses on recourse servicing occur primarily when foreclosure sale proceeds of the property underlying a defaulted mortgage loan are less than the outstanding principal balance and accrued interest of the loan and the cost of holding and disposing of the underlying property. The Company’s mortgage loan securitizations are primarily non-recourse, thereby effectively transferring the risk of future credit losses to the purchasers of the securities issued by the trust. Securities and Banking and Special Asset Pool retain servicing for a limited number of their mortgage securitizations.

The Company’s Consumer business provides a wide range of mortgage loan products to its customers. Once originated, the Company often securitizes these loans through the use of QSPEs. These QSPEs are funded through the issuance of Trust Certificates backed solely by the transferred assets. These certificates have the same average life as the transferred assets. In addition to providing a source of liquidity and less expensive funding, securitizing these assets also reduces the Company’s credit exposure to the borrowers. These mortgage loan securitizations are primarily non-recourse. However, the Company generally retains the servicing rights and in certain instances retains investment securities, interest-only strips and residual interests in future cash flows from the trusts.

Mortgage Securitizations—Citicorp

The following tables summarize selected cash flow information related to mortgage securitizations for the years ended December 31, 2009, 2008 and 2007:

	2009		2008	2007
In billions of dollars	U.S. agency - sponsored mortgages	Non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages
Proceeds from new securitizations	$12.1	$3.6	$6.3	$40.1
Contractual servicing fees received	—	—	—	—
Cash flows received on retained interests and other net cash flows	0.1	—	0.2	0.3

Gains (losses) recognized on the securitization of U.S. agency-sponsored mortgages during 2009 were $(2) million.  For the year ended December 31, 2009, gains (losses) recognized on the securitization of non-agency-sponsored mortgages were $20 million.

Agency and non-agency securitization gains (losses) for the years ended December 31, 2008 and 2007 were $(15) million and $145 million, respectively.

Key assumptions used in measuring the fair value of retained interests at the date of sale or securitization of mortgage receivables for the years ended December 31, 2009 and 2008 are as follows:

	December 31, 2009		December 31, 2008
	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages
Discount rate	0.6% to 46.9%	0.4% to 52.2%	5.1% to 39.4%
Constant prepayment rate	0.5% to 60.3%	2.0% to 31.3%	2.0% to 18.2%
Anticipated net credit losses	—	6.0% to 85.0%	40.0% to 85.0%

The range in the key assumptions for retained interests in Securities and Banking is due to the different characteristics of the interests retained by the Company. The interests retained by Securities and Banking range from highly rated and/or senior in the capital structure to unrated and/or residual interests.

The effect of adverse changes of 10% and 20% in each of the key assumptions used to determine the fair value of retained interests is disclosed below. The negative effect of each change is calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

At December 31, 2009, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

December 31, 2009
	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages
Discount rate	0.8% to 46.9%	1.4% to 39.2%
Constant prepayment rate	0.5% to 60.3%	3.0% to 30.7%
Anticipated net credit losses	N/A	50.0% to 80.0%

N/A Not applicable

In millions of dollars	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages
Carrying value of retained interests	$651	$624
Discount rates
Adverse change of 10%	$(9)	$(17)
Adverse change of 20%	(17)	(33)
Constant prepayment rate
Adverse change of 10%	$(10)	$(3)
Adverse change of 20%	(15)	(6)
Anticipated net credit losses
Adverse change of 10%	$—	$(32)
Adverse change of 20%	—	(60)

Mortgage Securitizations—Citi Holdings

The following tables summarize selected cash flow information related to mortgage securitizations for the years ended December 31, 2009, 2008 and 2007:

	2009		2008	2007
In billions of dollars	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages
Proceeds from new securitizations	$70.1	$—	$81.7	$107.2
Contractual servicing fees received	1.3	0.1	1.4	1.7
Cash flows received on retained interests and other net cash flows	0.3	0.1	0.7	0.3

The Company did not recognize gains (losses) on the securitization of U.S. agency- and non-agency-sponsored mortgages in the year ended December 31, 2009.  There were gains from the securitization of agency- and non-agency-sponsored mortgages of $73 million and $(27) million in the years ended December 31, 2008 and 2007, respectively.

Key assumptions used in measuring the fair value of retained interests at the date of sale or securitization of mortgage receivables for the years ended December 31, 2009 and 2008 are as follows:

	2009		2008
	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages
Discount rate	7.9% to 15.0%	N/A	4.5% to 18.2%
Constant prepayment rate	2.8% to 18.2%	N/A	3.6% to 32.9%
Anticipated net credit losses	0.0% to 0.1%	N/A	—

N/A Not applicable

The range in the key assumptions for retained interests in Special Asset Pool and Local Consumer Lending is due to the different characteristics of the interests retained by the Company.  The interests retained by Securities and Banking range from highly rated and/or senior in the capital structure to unrated and/or residual interests.

The effect of adverse changes of 10% and 20% in each of the key assumptions used to determine the fair value of retained interests is disclosed below. The negative effect of each change is calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

At December 31, 2009, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

	December 31, 2009
	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages
Discount rate	11.9%	1.4% to 44.1%
Constant prepayment rate	12.6%	5.0% to 32.8%
Anticipated net credit losses	0.1%	0.3% to 70.0%
Weighted average life	6.5 years	0.1 to 9.4 years

In millions of dollars	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages
Carrying value of retained interests	$6,273	$992
Discount rates
Adverse change of 10%	$(227)	$(38)
Adverse change of 20%	(439)	(74)
Constant prepayment rate
Adverse change of 10%	$(322)	$(41)
Adverse change of 20%	(622)	(83)
Anticipated net credit losses
Adverse change of 10%	$(12)	$(45)
Adverse change of 20%	(25)	(88)

Mortgage Servicing Rights

The fair value of capitalized mortgage servicing rights (MSRs) was $6.5 billion and $5.7 billion at December 31, 2009 and 2008, respectively. The MSRs correspond to principal loan balances of $555 billion and $662 billion as of December 31, 2009 and 2008, respectively. The following table summarizes the changes in capitalized MSRs for the years ended December 31, 2009 and 2008:

In millions of dollars	2009	2008
Balance, beginning of year	$5,657	$8,380
Originations	1,035	1,311
Purchases	—	1
Changes in fair value of MSRs due to changes in inputs and assumptions	1,546	(2,682)
Transfer to Trading account assets	—	(163)
Other changes (1)	(1,708)	(1,190)
Balance, end of year	$6,530	$5,657

(1)     Represents changes due to customer payments and passage of time.

The market for MSRs is not sufficiently liquid to provide participants with quoted market prices. Therefore, the Company uses an option-adjusted spread valuation approach to determine the fair value of MSRs. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. The key assumptions used in the valuation of MSRs include mortgage prepayment speeds and discount rates. The model assumptions and the MSRs’ fair value estimates are compared to observable trades of similar MSR portfolios and interest-only security portfolios, as available, as well as to MSR broker valuations and industry surveys. The cash flow model and underlying prepayment and interest rate models used to value these MSRs are subject to validation in accordance with the Company’s model validation policies.

The fair value of the MSRs is primarily affected by changes in prepayments that result from shifts in mortgage interest rates. In managing this risk, the Company economically hedges a significant portion of the value of its MSRs through the use of interest rate derivative contracts, forward purchase commitments of mortgage-backed securities and purchased securities classified as trading.

The Company receives fees during the course of servicing previously securitized mortgages. The amounts of these fees for the years ended December 31, 2009, 2008 and 2007 were as follows:

In millions of dollars	2009	2008	2007
Servicing fees	$1,635	$2,121	$1,683
Late fees	93	123	90
Ancillary fees	77	81	61
Total MSR fees	$1,805	$2,325	$1,834

These fees are classified in the Consolidated Statement of Income as Commissions and fees.

Student Loan Securitizations

Through the Company’s Local Consumer Lending business within Citi Holdings, the Company maintains programs to securitize certain portfolios of student loan assets. Under these securitization programs, transactions qualifying as sales are off-balance-sheet transactions in which the loans are removed from the Consolidated Financial Statements of the Company and sold to a QSPE. These QSPEs are funded through the issuance of pass-through term notes collateralized solely by the trust assets. For these off-balance-sheet securitizations, the Company generally retains interests in the form of subordinated residual interests (i.e., interest-only strips) and servicing rights.

Under terms of the trust arrangements, the Company has no obligations to provide financial support and has not provided such support. A substantial portion of the credit risk associated with the securitized loans has been transferred to third-party guarantors or insurers either under the Federal Family Education Loan Program, authorized by the U.S. Department of Education under the Higher Education Act of 1965, as amended, or private credit insurance.

The following tables summarize selected cash flow information related to student loan securitizations for the years ended December 31, 2009, 2008 and 2007:

In billions of dollars	2009	2008	2007
Proceeds from new securitizations	$—	$2.0	$2.9
Contractual servicing fees received	0.1	0.1	0.1
Cash flows received on retained interests and other net cash flows	0.2	0.1	0.1

The Company did not recognize any gains or losses during 2009. The Company recognized a gain of $1 million during the year ended December 31, 2008 and $71 million during the year ended December 31, 2007.

Key assumptions used in measuring the fair value of the residual interest at the date of sale or securitization of Citi Holdings’ student loan receivables for the years ended December 31, 2009 and 2008, respectively, are as follows:

	2009	2008
Discount rate	N/A	10.6%
Constant prepayment rate	N/A	9.0%
Anticipated net credit losses	N/A	0.5%

N/A Not applicable

At December 31, 2009, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

Retained interests
Discount rate	5.4% to 16.9%
Constant prepayment rate	0.2% to 4.4%
Anticipated net credit losses	0.3% to 0.9%
Weighted average life	4.2 to 10.3 years

In millions of dollars	Retained interests
Carrying value of retained interests	$997
Discount rates
Adverse change of 10%	$(29)
Adverse change of 20%	(57)
Constant prepayment rate
Adverse change of 10%	$(4)
Adverse change of 20%	(8)
Anticipated net credit losses
Adverse change of 10%	$(5)
Adverse change of 20%	(10)

On-Balance-Sheet Securitizations—Citi Holdings

The Company engages in on-balance-sheet securitizations. These are securitizations that do not qualify for sales treatment; thus, the assets remain on the Company’s balance sheet. The following table presents the carrying amounts and classification of consolidated assets and liabilities transferred in transactions from the Consumer credit card, student loan, mortgage and auto businesses, accounted for as secured borrowings:

In billions of dollars	December 31, 2009	December 31, 2008
Cash	$0.7	$0.3
Available-for-sale securities	0.1	0.1
Loans	24.8	7.5
Allowance for loan losses	(0.2)	(0.1)
Other	0.8	—
Total assets	$26.2	$7.8

Long-term debt	$20.9	$6.3
Other liabilities	2.1	0.3
Total liabilities	$23.0	$6.6

All assets are restricted from being sold or pledged as collateral. The cash flows from these assets are the only source used to pay down the associated liabilities, which are non-recourse to the Company’s general assets.

Citi-Administered Asset-Backed Commercial Paper Conduits

The Company is active in the asset-backed commercial paper conduit business as administrator of several multi-seller commercial paper conduits, and also as a service provider to single-seller and other commercial paper conduits sponsored by third parties.

The multi-seller commercial paper conduits are designed to provide the Company’s customers access to low-cost funding in the commercial paper markets. The conduits purchase assets from or provide financing facilities to customers and are funded by issuing commercial paper to third-party investors. The conduits generally do not purchase assets originated by the Company. The funding of the conduit is facilitated by the liquidity support and credit enhancements provided by the Company.

As administrator to the conduits, the Company is responsible for selecting and structuring assets purchased or financed by the conduits, making decisions regarding the funding of the conduits, including determining the tenor and other features of the commercial paper issued, monitoring the quality and performance of the conduits’ assets, and facilitating the operations and cash flows of the conduits. In return, the Company earns structuring fees from customers for individual transactions and earns an administration fee from the conduit, which is equal to the income from client program and liquidity fees of the conduit after payment of interest costs and other fees. This administration fee is fairly stable, since most risks and rewards of the underlying assets are passed back to the customers and, once the asset pricing is negotiated, most ongoing income, costs and fees are relatively stable as a percentage of the conduit’s size.

The conduits administered by the Company do not generally invest in liquid securities that are formally rated by third parties. The assets are privately negotiated and structured transactions that are designed to be held by the conduit, rather than actively traded and sold. The yield earned by the conduit on each asset is generally tied to the rate on the commercial paper issued by the conduit, thus passing interest rate risk to the client. Each asset purchased by the conduit is structured with transaction-specific credit enhancement features provided by the third-party seller, including over collateralization, cash and excess spread collateral accounts, direct recourse or third-party guarantees. These credit enhancements are sized with the objective of approximating a credit rating of A or above, based on the Company’s internal risk ratings.

Substantially all of the funding of the conduits is in the form of short-term commercial paper, with a weighted average life generally ranging from 30 to 45 days. As of December 31, 2009 and December 31, 2008, the weighted average life of the commercial paper issued was approximately 43 days and 37 days, respectively. In addition, the conduits have issued subordinate loss notes and equity with a notional amount of approximately $76 million and varying remaining tenors ranging from six months to six years.

The primary credit enhancement provided to the conduit investors is in the form of transaction-specific credit enhancement described above. In addition, there are generally two additional forms of credit enhancement that protect the commercial paper investors from defaulting assets. First, the subordinate loss notes issued by each conduit absorb any credit losses up to their full notional amount. It is expected that the subordinate loss notes issued by each unconsolidated conduit are sufficient to absorb a majority of the expected losses from each conduit, thereby making the single investor in the subordinate loss note the primary beneficiary. Second, each conduit has obtained a letter of credit from the Company, which is generally 8—10% of the conduit’s assets. The letters of credit provided by the Company total approximately $3.4 billion and are included in the Company’s maximum exposure to loss. The net result across all multi-seller conduits administered by the Company is that, in the event defaulted assets exceed the transaction-specific credit enhancement described above, any losses in each conduit are allocated in the following order:

•          subordinate loss note holders,

•          the Company, and

•          the commercial paper investors.

The Company also provides the conduits with two forms of liquidity agreements that are used to provide funding to the conduits in the event of a market disruption, among other events. Each asset of the conduit is supported by a transaction-specific liquidity facility in the form of an asset purchase agreement (APA). Under the APA, the Company has agreed to purchase non-defaulted eligible receivables from the conduit at par. Any assets purchased under the APA are subject to increased pricing. The APA is not designed to provide credit support to the conduit, as it generally does not permit the purchase of defaulted or impaired assets and generally reprices the assets purchased to consider potential increased credit risk. The APA covers all assets in the conduits and is considered in the Company’s maximum exposure to loss. In addition, the Company provides the conduits with program-wide liquidity in the form of short-term lending commitments. Under these commitments, the Company has agreed to lend to the conduits in the event of a short-term disruption in the commercial paper market, subject to specified conditions. The total notional exposure under the program-wide liquidity agreement is $11.3 billion and is considered in the Company’s maximum exposure to loss. The Company receives fees for providing both types of liquidity agreement and considers these fees to be on fair market terms.

Finally, the Company is one of several named dealers in the commercial paper issued by the conduits and earns a market-based fee for providing such services. Along with third-party dealers, the Company makes a market in the commercial paper and may from time to time fund commercial paper pending sale to a third party. On specific dates with less liquidity in the market, the Company may hold in inventory commercial paper issued by conduits administered by the Company, as well as conduits administered by third parties. The amount of commercial paper issued by its administered conduits held in inventory fluctuates based on market conditions and activity. As of December 31, 2009, the Company owned $70 million of the commercial paper issued by its administered conduits.

The Company is required to analyze the expected variability of the conduit quantitatively to determine whether the Company is the primary beneficiary of the conduit. The Company performs this analysis on a quarterly basis. For conduits where the subordinate loss notes or third-party guarantees are sufficient to absorb a majority of the expected loss of the conduit, the Company does not consolidate. In circumstances where the subordinate loss notes or third-party guarantees are insufficient to absorb a majority of the expected loss, the Company consolidates the conduit as its primary beneficiary due to the additional credit enhancement provided by the Company. In conducting this analysis, the Company considers three primary sources of variability in the conduit: credit risk, interest rate risk and fee variability.

The Company models the credit risk of the conduit’s assets using a Credit Value at Risk (C-VAR) model. The C-VAR model considers changes in credit spreads (both within a rating class as well as due to rating upgrades and downgrades), name-specific changes in credit spreads, credit defaults and recovery rates and diversification effects of pools of financial assets. The model incorporates data from independent rating agencies as well as the Company’s own proprietary information regarding spread changes, ratings transitions and losses given default. Using this credit data, a Monte Carlo simulation is performed to develop a distribution of credit risk for the portfolio of assets owned by each conduit, which is then applied on a probability-weighted basis to determine expected losses due to credit risk. In addition, the Company continuously monitors the specific credit characteristics of the conduit’s assets and the current credit environment to confirm that the C-VAR model used continues to incorporate the Company’s best information regarding the expected credit risk of the conduit’s assets.

The Company also analyzes the variability in the fees that it earns from the conduit using monthly actual historical cash flow data to determine average fee and standard deviation measures for each conduit. Because any unhedged interest rate and foreign-currency risk not contractually passed on to customers is absorbed by the fees earned by the Company, the fee variability analysis incorporates those risks.

The fee variability and credit risk variability are then combined into a single distribution of the conduit’s overall returns. This return distribution is updated and analyzed on at least a quarterly basis to ensure that the amount of the subordinate loss notes issued to third parties is sufficient to absorb greater than 50% of the total expected variability in the conduit’s returns. The expected variability absorbed by the subordinate loss note investors is therefore measured to be greater than the expected variability absorbed by the Company through its liquidity arrangements and other fees earned, and the investors in commercial paper and medium-term notes. While the notional amounts of the subordinate loss notes are quantitatively small compared to the size of the conduits, this is reflective of the fact that most of the substantive risks of the conduits are absorbed by the enhancements provided by the sellers (customers) and other third parties that provide transaction-level credit enhancement. Because these risks and related enhancements are generally required to be excluded from the analysis, the remaining risks and expected variability are quantitatively small. The calculation of variability focuses primarily on expected variability, rather than the risks associated with extreme outcomes (for example, large levels of default) that are expected to occur very infrequently. So while the subordinate loss notes are sized appropriately compared to expected losses, they do not provide significant protection against extreme or unusual credit losses. Where such credit losses occur or become expected to occur, the Company would consolidate the conduit due to the additional credit enhancement provided by the Company.

Third-Party Commercial Paper Conduits

The Company also provides liquidity facilities to single- and multi-seller conduits sponsored by third parties. These conduits are independently owned and managed and invest in a variety of asset classes, depending on the nature of the conduit. The facilities provided by the Company typically represent a small portion of the total liquidity facilities obtained by each conduit, and are collateralized by the assets of each conduit. As of December 31, 2009, the notional amount of these facilities was approximately $792 million, and $187 million was funded under these facilities.

Collateralized Debt and Loan Obligations

A collateralized debt obligation (CDO) is an SPE that purchases a pool of assets consisting of asset-backed securities and synthetic exposures through derivatives on asset-backed securities and issues multiple tranches of equity and notes to investors. A third-party manager is typically retained by the CDO to select the pool of assets and manage those assets over the term of the CDO. The Company earns fees for warehousing assets prior to the creation of a CDO, structuring CDOs and placing debt securities with investors. In addition, the Company has retained interests in many of the CDOs it has structured and makes a market in those issued notes.

A cash CDO, or arbitrage CDO, is a CDO designed to take advantage of the difference between the yield on a portfolio of selected assets, typically residential mortgage-backed securities, and the cost of funding the CDO through the sale of notes to investors. “Cash flow” CDOs are vehicles in which the CDO passes on cash flows from a pool of assets, while “market value” CDOs pay to investors the market value of the pool of assets owned by the CDO at maturity. Both types of CDOs are typically managed by a third-party asset manager. In these transactions, all of the equity and notes issued by the CDO are funded, as the cash is needed to purchase the debt securities. In a typical cash CDO, a third-party investment manager selects a portfolio of assets, which the Company funds through a warehouse financing arrangement prior to the creation of the CDO. The Company then sells the debt securities to the CDO in exchange for cash raised through the issuance of notes. The Company’s continuing involvement in cash CDOs is typically limited to investing in a portion of the notes or loans issued by the CDO and making a market in those securities, and acting as derivative counterparty for interest rate or foreign currency swaps used in the structuring of the CDO.

A synthetic CDO is similar to a cash CDO, except that the CDO obtains exposure to all or a portion of the referenced assets synthetically through derivative instruments, such as credit default swaps. Because the CDO does not need to raise cash sufficient to purchase the entire referenced portfolio, a substantial portion of the senior tranches of risk is typically passed on to CDO investors in the form of unfunded liabilities or derivative instruments. Thus, the CDO writes credit protection on select referenced debt securities to the Company or third parties and the risk is then passed on to the CDO investors in the form of funded notes or purchased credit protection through derivative instruments. Any cash raised from investors is invested in a portfolio of collateral securities or investment contracts. The collateral is then used to support the CDO’s obligations on the credit default swaps written to counterparties. The Company’s continuing involvement in synthetic CDOs generally includes purchasing credit protection through credit default swaps with the CDO, owning a portion of the capital structure of the CDO in the form of both unfunded derivative positions (primarily super-senior exposures discussed below) and funded notes, entering into interest-rate swap and total-return swap transactions with the CDO, lending to the CDO, and making a market in those funded notes.

A collateralized loan obligation (CLO) is substantially similar to the CDO transactions described above, except that the assets owned by the SPE (either cash instruments or synthetic exposures through derivative instruments) are corporate loans and to a lesser extent corporate bonds, rather than asset-backed debt securities.

Consolidation

The Company has retained significant portions of the “super-senior” positions issued by certain CDOs. These positions are referred to as “super-senior” because they represent the most senior positions in the CDO and, at the time of structuring, were senior to tranches rated AAA by independent rating agencies. These positions include facilities structured in the form of short-term commercial paper, where the Company wrote put options (“liquidity puts”) to certain CDOs. Under the terms of the liquidity puts, if the CDO was unable to issue commercial paper at a rate below a specified maximum (generally LIBOR + 35 bps to LIBOR + 40 bps), the Company was obligated to fund the senior tranche of the CDO at a specified interest rate. As of December 31, 2009, the Company had purchased all $25 billion of the commercial paper subject to these liquidity puts.

Since inception of many CDO transactions, the subordinate tranches of the CDOs have diminished significantly in value and in rating. The declines in value of the subordinate tranches and in the super senior tranches indicate that the super-senior tranches are now exposed to a significant portion of the expected losses of the CDOs, based on current market assumptions. The Company evaluates these transactions for consolidation when reconsideration events occur.

Upon a reconsideration event, the Company is at risk for consolidation only if the Company owns a majority of either a single tranche or a group of tranches that absorb the remaining risk of the CDO. Due to reconsideration events during 2007, 2008 and 2009, the Company has consolidated 24 of the 39 CDOs/CLOs in which the Company holds a majority of the senior interests of the transaction.

The Company continues to monitor its involvement in unconsolidated VIEs and if the Company were to acquire additional interests in these vehicles or if the CDOs’ contractual arrangements were to be changed to reallocate expected losses or residual returns among the various interest holders, the Company may be required to consolidate the CDOs. For cash CDOs, the net result of such consolidation would be to gross up the Company’s balance sheet by the current fair value of the subordinate securities held by third parties, which amounts are not considered material. For synthetic CDOs, the net result of such consolidation may reduce the Company’s balance sheet by eliminating intercompany derivative receivables and payables in consolidation.

Key Assumptions and Retained Interests—Citi Holdings

The key assumptions, used for the securitization of CDOs and CLOs during the year ended December 31, 2009, in measuring the fair value of retained interests at the date of sale or securitization are as follows:

	CDOs	CLOs
Discount rate	36.4% to 47.2%	4.3% to 6.3%

The effect of two negative changes in discount rates used to determine the fair value of retained interests is disclosed below.

In millions of dollars	CDOs	CLOs
Carrying value of retained interests	$186	$714
Discount rates
Adverse change of 10%	$(25)	$(11)
Adverse change of 20%	(47)	(22)

Asset-Based Financing—Citicorp

The Company provides loans and other forms of financing to VIEs that hold assets. Those loans are subject to the same credit approvals as all other loans originated or purchased by the Company. Financings in the form of debt securities or derivatives are, in most circumstances, reported in Trading account assets and accounted for at fair value through earnings.

The primary types of Citicorp’s asset-based financing, total assets of the unconsolidated VIEs with significant involvement and the Company’s maximum exposure to loss at December 31, 2009 are shown below. For the Company to realize that maximum loss, the VIE (borrower) would have to default with no recovery from the assets held by the VIE.

In billions of dollars	Total assets	Maximum exposure
Type
Commercial and other real estate	$0.5	$—
Hedge funds and equities	5.9	3.1
Airplanes, ships and other assets	11.9	2.1
Total	$18.3	$5.2

Asset-Based Financing—Citi Holdings

The Company provides loans and other forms of financing to VIEs that hold assets. Those loans are subject to the same credit approvals as all other loans originated or purchased by the Company. Financings in the form of debt securities or derivatives are, in most circumstances, reported in Trading account assets and accounted for at fair value through earnings.

The primary types of Citi Holdings’ asset-based financing, total assets of the unconsolidated VIEs with significant involvement and the Company’s maximum exposure to loss at December 31, 2009 are shown below. For the Company to realize that maximum loss, the VIE (borrower) would have to default with no recovery from the assets held by the VIE.

In billions of dollars	Total assets	Maximum exposure
Type
Commercial and other real estate	$36.1	$7.5
Hedge funds and equities	2.2	0.8
Corporate loans	8.2	7.0
Airplanes, ships and other assets	5.7	3.1
Total	$52.2	$18.4

The following table summarizes selected cash flow information related to asset-based financing for the years ended December 31, 2009, 2008 and 2007:

In billions of dollars	2009	2008	2007
Cash flows received on retained interests and other net cash flows	$2.7	$1.7	$—

The effect of two negative changes in discount rates used to determine the fair value of retained interests is disclosed below.

In millions of dollars	Asset-based financing
Carrying value of retained interests
Value of underlying portfolio	$6,981
Adverse change of 10%	$—
Adverse change of 20%	(265)

Municipal Securities Tender Option Bond (TOB) Trusts

The Company sponsors TOB trusts that hold fixed- and floating-rate, tax-exempt securities issued by state or local municipalities. The trusts are typically single-issuer trusts whose assets are purchased from the Company and from the secondary market. The trusts issue long-term senior floating rate notes (Floaters) and junior residual securities (Residuals). The Floaters have a long-term rating based on the long-term rating of the underlying municipal bond and a short-term rating based on that of the liquidity provider to the trust. The Residuals are generally rated based on the long-term rating of the underlying municipal bond and entitle the holder to the residual cash flows from the issuing trust.

The Company sponsors three kinds of TOB trusts: customer TOB trusts, proprietary TOB trusts and QSPE TOB trusts.

•          Customer TOB trusts are trusts through which customers finance investments in municipal securities and are not consolidated by the Company. Proprietary and QSPE TOB trusts, on the other hand, provide the Company with the ability to finance its own investments in municipal securities.

•          Proprietary TOB trusts are generally consolidated, in which case the financing (the Floaters) is recognized on the Company’s balance sheet as a liability. However, certain proprietary TOB trusts are not consolidated by the Company, where the Residuals are held by hedge funds that are consolidated and managed by the Company. The assets and the associated liabilities of these TOB trusts are not consolidated by the hedge funds (and, thus, are not consolidated by the Company) under the application of ASC 946, Financial Service—Investment Companies, which precludes consolidation of owned investments. The Company consolidates the hedge funds, because the Company holds controlling financial interests in the hedge funds. Certain of the Company’s equity investments in the hedge funds are hedged with derivatives transactions executed by the Company with third parties referencing the returns of the hedge fund.

•          QSPE TOB trusts provide the Company with the same exposure as proprietary TOB trusts and are not consolidated by the Company.

Credit rating distribution is based on the external rating of the municipal bonds within the TOB trusts, including any credit enhancement provided by monoline insurance companies or the Company in the primary or secondary markets, as discussed below. The total assets for proprietary TOB Trusts (consolidated and non-consolidated) includes $0.7 billion of assets where the Residuals are held by a hedge fund that is consolidated and managed by the Company.

The TOB trusts fund the purchase of their assets by issuing Floaters along with Residuals, which are frequently less than 1% of a trust’s total funding. The tenor of the Floaters matches the maturity of the TOB trust and is equal to or shorter than the tenor of the municipal bond held by the trust, and the Floaters bear interest rates that are typically reset weekly to a new market rate (based on the SIFMA index). Floater holders have an option to tender the Floaters they hold back to the trust periodically. Customer TOB trusts issue the Floaters and Residuals to third parties. Proprietary and QSPE TOB trusts issue the Floaters to third parties and the Residuals are held by the Company.

Approximately $2.2 billion of the municipal bonds owned by TOB trusts have an additional credit guarantee provided by the Company. In all other cases, the assets are either unenhanced or are insured with a monoline insurance provider in the primary market or in the secondary market. While the trusts have not encountered any adverse credit events as defined in the underlying trust agreements, certain monoline insurance companies have experienced downgrades. In these cases, the Company has proactively managed the TOB programs by applying additional secondary market insurance on the assets or proceeding with orderly unwinds of the trusts.

The Company, in its capacity as remarketing agent, facilitates the sale of the Floaters to third parties at inception of the trust and facilitates the reset of the Floater coupon and tenders of Floaters. If Floaters are tendered and the Company (in its role as remarketing agent) is unable to find a new investor within a specified period of time, it can declare a failed remarketing (in which case the trust is unwound) or may choose to buy the Floaters into its own inventory and may continue to try to sell it to a third-party investor. While the level of the Company’s inventory of Floaters fluctuates, the Company held none of the Floater inventory related to the customer, proprietary and QSPE TOB programs as of December 31, 2009.

If a trust is unwound early due to an event other than a credit event on the underlying municipal bond, the underlying municipal bond is sold in the secondary market. If there is an accompanying shortfall in the trust’s cash flows to fund the redemption of the Floaters after the sale of the underlying municipal bond, the trust draws on a liquidity agreement in an amount equal to the shortfall. Liquidity agreements are generally provided to the trust directly by the Company. For customer TOBs where the Residual is less than 25% of the trust’s capital structure, the Company has a reimbursement agreement with the Residual holder under which the Residual holder reimburses the Company for any payment made under the liquidity arrangement. Through this reimbursement agreement, the Residual holder remains economically exposed to fluctuations in value of the municipal bond. These reimbursement agreements are actively margined based on changes in value of the underlying municipal bond to mitigate the Company’s counterparty credit risk. In cases where a third party provides liquidity to a proprietary or QSPE TOB trust, a similar reimbursement arrangement is made whereby the Company (or a consolidated subsidiary of the Company) as Residual holder absorbs any losses incurred by the liquidity provider. As of December 31, 2009, liquidity agreements provided with respect to customer TOB trusts totaled $6.2 billion, offset by reimbursement agreements in place with a notional amount of $4.6 billion. The remaining exposure relates to TOB transactions where the Residual owned by the customer is at least 25% of the bond value at the inception of the transaction. In addition, the Company has provided liquidity arrangements with a notional amount of $0.2 billion to QSPE TOB trusts and other non-consolidated proprietary TOB trusts described above.

The Company considers the customer and proprietary TOB trusts (excluding QSPE TOB trusts) to be VIEs. Because third-party investors hold the Residual and Floater interests in the customer TOB trusts, the Company’s involvement and variable interests include only its role as remarketing agent and liquidity provider. On the basis of the variability absorbed by the customer through the reimbursement arrangement or significant residual investment, the Company does not consolidate the Customer TOB trusts. The Company’s variable interests in the Proprietary TOB trusts include the Residual as well as the remarketing and liquidity agreements with the trusts. On the basis of the variability absorbed through these contracts (primarily the Residual), the Company generally consolidates the Proprietary TOB trusts. Finally, certain proprietary TOB trusts and QSPE TOB trusts are not consolidated by application of specific accounting literature. For the nonconsolidated proprietary TOB trusts and QSPE TOB trusts, the Company recognizes only its residual investment on its balance sheet at fair value and the third-party financing raised by the trusts is off balance sheet.

The following table summarizes selected cash flow information related to Citicorp’s municipal bond securitizations for the years ended December 31, 2009, 2008 and 2007:

In billions of dollars	2009	2008	2007
Proceeds from new securitizations	$0.3	$1.2	$10.5
Cash flows received on retained interests and other net cash flows	0.7	0.5	—

The following table summarizes selected cash flow information related to Citi Holdings’ municipal bond securitizations for the years ended December 31, 2009, 2008 and 2007:

In billions of dollars	2009	2008	2007
Proceeds from new securitizations	$—	$0.1	$—
Cash flows received on retained interests and other net cash flows	—	—	—

Municipal Investments

Municipal investment transactions represent partnerships that finance the construction and rehabilitation of low-income affordable rental housing. The Company generally invests in these partnerships as a limited partner and earns a return primarily through the receipt of tax credits earned from the affordable housing investments made by the partnership.

Client Intermediation

Client intermediation transactions represent a range of transactions designed to provide investors with specified returns based on the returns of an underlying security, referenced asset or index. These transactions include credit-linked notes and equity-linked notes. In these transactions, the SPE typically obtains exposure to the underlying security, referenced asset or index through a derivative instrument, such as a total-return swap or a credit-default swap. In turn the SPE issues notes to investors that pay a return based on the specified underlying security, referenced asset or index. The SPE invests the proceeds in a financial asset or a guaranteed insurance contract (GIC) that serves as collateral for the derivative contract over the term of the transaction. The Company’s involvement in these transactions includes being the counterparty to the SPE’s derivative instruments and investing in a portion of the notes issued by the SPE. In certain transactions, the investor’s maximum risk of loss is limited and the Company absorbs risk of loss above a specified level.

The Company’s maximum risk of loss in these transactions is defined as the amount invested in notes issued by the SPE and the notional amount of any risk of loss absorbed by the Company through a separate instrument issued by the SPE. The derivative instrument held by the Company may generate a receivable from the SPE (for example, where the Company purchases credit protection from the SPE in connection with the SPE’s issuance of a credit-linked note), which is collateralized by the assets owned by the SPE. These derivative instruments are not considered variable interests and any associated receivables are not included in the calculation of maximum exposure to the SPE.

Structured Investment Vehicles

Structured Investment Vehicles (SIVs) are SPEs that issue junior notes and senior debt (medium-term notes and short-term commercial paper) to fund the purchase of high quality assets. The Company acts as manager for the SIVs.

In order to complete the wind-down of the SIVs, the Company purchased the remaining assets of the SIVs in November 2008. The Company funded the purchase of the SIV assets by assuming the obligation to pay amounts due under the medium-term notes issued by the SIVs, as the medium-term notes mature.

Investment Funds

The Company is the investment manager for certain investment funds that invest in various asset classes including private equity, hedge funds, real estate, fixed income and infrastructure. The Company earns a management fee, which is a percentage of capital under management, and may earn performance fees. In addition, for some of these funds the Company has an ownership interest in the investment funds.

The Company has also established a number of investment funds as opportunities for qualified employees to invest in private equity investments. The Company acts as investment manager to these funds and may provide employees with financing on both recourse and non-recourse bases for a portion of the employees’ investment commitments.

Trust Preferred Securities

The Company has raised financing through the issuance of trust preferred securities. In these transactions, the Company forms a statutory business trust and owns all of the voting equity shares of the trust. The trust issues preferred equity securities to third-party investors and invests the gross proceeds in junior subordinated deferrable interest debentures issued by the Company. These trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the preferred equity securities held by third-party investors. These trusts’ obligations are fully and unconditionally guaranteed by the Company.

Because the sole asset of the trust is a receivable from the Company and the proceeds to the Company from the receivable exceed the Company’s investment in the VIE’s equity shares, the Company is not permitted to consolidate the trusts, even though the Company owns all of the voting equity shares of the trust, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances. The Company recognizes the subordinated debentures on its balance sheet as long-term liabilities.

24. DERIVATIVES ACTIVITIES

In the ordinary course of business, Citigroup enters into various types of derivative transactions. These derivative transactions include:

•                  Futures and forward contracts which are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery.

•                  Swap contracts which are commitments to settle in cash at a future date or dates that may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount.

•                  Option contracts which give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time a financial instrument, commodity or currency at a contracted price that may also be settled in cash, based on differentials between specified indices or prices.

Citigroup enters into these derivative contracts relating to interest rate, foreign currency, commodity, and other market/credit risks for the following reasons:

•                  Trading Purposes—Customer Needs: Citigroup offers its customers derivatives in connection with their risk-management actions to transfer, modify or reduce their interest rate, foreign exchange and other market/credit risks or for their own trading purposes. As part of this process, Citigroup considers the customers’ suitability for the risk involved and the business purpose for the transaction. Citigroup also manages its derivative-risk positions through offsetting trade activities, controls focused on price verification, and daily reporting of positions to senior managers.

•                  Trading Purposes—Own Account: Citigroup trades derivatives for its own account and as an active market maker. Trading limits and price verification controls are key aspects of this activity.

•                  Hedging: Citigroup uses derivatives in connection with its risk-management activities to hedge certain risks or reposition the risk profile of the Company. For example, Citigroup may issue fixed-rate long-term debt and then enter into a receive-fixed, pay-variable-rate interest rate swap with the same tenor and notional amount to convert the interest payments to a net variable-rate basis. This strategy is the most common form of an interest rate hedge, as it minimizes interest cost in certain yield curve environments. Derivatives are also used to manage risks inherent in specific groups of on-balance-sheet assets and liabilities, including investments, corporate and consumer loans, deposit liabilities, as well as other interest-sensitive assets and liabilities. In addition, foreign-exchange contracts are used to hedge non-U.S.-dollar-denominated debt, foreign-currency-denominated available-for-sale securities, net capital exposures and foreign-exchange transactions.

Derivatives may expose Citigroup to market, credit or liquidity risks in excess of the amounts recorded on the Consolidated Balance Sheet. Market risk on a derivative product is the exposure created by potential fluctuations in interest rates, foreign-exchange rates and other factors and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility.  Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction where the value of any collateral held is not adequate to cover such losses.  The recognition in earnings of unrealized gains on these transactions is subject to management’s assessment as to collectability.  Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted in periods of high volatility and financial stress at a reasonable cost.

Information pertaining to the volume of derivative activity is provided in the tables below. The notional amounts, for both long and short derivative positions, of Citigroup’s derivative instruments as of December 31, 2009 are presented in the table below.

Derivative Notionals

		Other derivative instruments
In millions of dollars at December 31, 2009	Hedging instruments under ASC 815 (SFAS 133) (1)	Trading derivatives	Management hedges (2)
Interest rate contracts
Swaps	$128,797	$20,571,814	$107,193
Futures and forwards	—	3,366,927	65,597
Written options	—	3,616,240	11,050
Purchased options	—	3,590,032	28,725
Total interest rate contract notionals	$128,797	$31,145,013	$212,565
Foreign exchange contracts
Swaps	$81,018	$855,560	$95,472
Futures and forwards	47,671	1,946,802	1,432
Written options	—	409,991	—
Purchased options	17,718	387,786	882
Total foreign exchange contract notionals	$146,407	$3,600,139	$97,786
Equity contracts
Swaps	$—	$59,391	$—
Futures and forwards	—	14,627	—
Written options	—	410,002	—
Purchased options	—	377,961	275
Total equity contract notionals	$—	$861,981	$275
Commodity and other contracts
Swaps	$—	$25,956	$—
Futures and forwards	—	91,582	—
Written options	—	37,952	—
Purchased options	—	40,324	—
Total commodity and other contract notionals	$—	$195,814	$—
Credit derivatives (3)
Protection sold	$—	$1,214,053	$—
Protection purchased	6,981	1,325,981	—
Total credit derivatives	$6,981	$2,540,034	$—
Total derivative notionals	$282,185	$38,342,981	$310,626

(1)          Derivatives in hedge accounting relationships accounted for under ASC 815 (SFAS 133) are recorded in either Other assets/liabilities or Trading account assets/liabilities on the Consolidated Balance Sheet.

(2)          Management hedges represent derivative instruments used in certain economic hedging relationships that are identified for management purposes, but for which hedge accounting is not applied. These derivatives are recorded in Other assets/liabilities on the Consolidated Balance Sheet.

(3)          Credit derivatives are arrangements designed to allow one party (protection buyer) to transfer the credit risk of a “reference asset” to another party (protection seller). These arrangements allow a protection seller to assume the credit risk associated with the reference asset without directly purchasing that asset. The Company has entered into credit derivatives positions for purposes such as risk management, yield enhancement, reduction of credit concentrations and diversification of overall risk.

Derivative Mark-to-Market (MTM) Receivables/Payables

	Derivatives classified in trading account assets/liabilities (1)		Derivatives classified in other assets/liabilities
In millions of dollars at December 31, 2009	Assets	Liabilities	Assets	Liabilities
Derivative instruments designated as ASC 815 (SFAS 133) hedges
Interest rate contracts	$304	$87	$4,267	$2,898
Foreign exchange contracts	753	1,580	3,599	1,416
Total derivative instruments designated as ASC 815 (SFAS 133) hedges	$1,057	$1,667	$7,866	$4,314
Other derivative instruments
Interest rate contracts	$454,974	$449,551	$2,882	$3,022
Foreign exchange contracts	71,005	70,584	1,498	2,381
Equity contracts	18,132	40,612	6	5
Commodity and other contracts	16,698	15,492	—	—
Credit derivatives (2)	92,792	82,424	—	—
Total other derivative instruments	$653,601	$658,663	$4,386	$5,408
Total derivatives	$654,658	$660,330	$12,252	$9,722
Cash collateral paid/received	48,561	38,611	263	4,950
Less: Netting agreements and market value adjustments	(644,340)	(634,835)	(4,224)	(4,224)
Net receivables/payables	$58,879	$64,106	$8,291	$10,448

(1)         The trading derivatives fair values are presented in Note 15 to the Consolidated Financial Statements.

(2)         The credit derivatives trading assets are composed of $68,558 million related to protection purchased and $24,234 million related to protection sold as of December 31, 2009. The credit derivatives trading liabilities are composed of $24,162 million related to protection purchased and $58,262 million related to protection sold as of December 31, 2009.

All derivatives are reported on the balance sheet at fair value. In addition, where applicable, all such contracts covered by master netting agreements are reported net. Gross positive fair values are netted with gross negative fair values by counterparty pursuant to a valid master netting agreement. In addition, payables and receivables in respect of cash collateral received from or paid to a given counterparty are included in this netting. However, non-cash collateral is not included.

As of December 31, 2009, the amount of payables in respect of cash collateral received that was netted with unrealized gains from derivatives was $30 billion, while the amount of receivables in respect of cash collateral paid that was netted with unrealized losses from derivatives was $41 billion.

The amounts recognized in Principal transactions in the Consolidated Statement of Income for the year ended December 31, 2009 related to derivatives not designated in a qualifying hedging relationship as well as the underlying non-derivative instruments are included in the table below. Citigroup has elected to present this disclosure by business classification, showing derivative gains and losses related to its trading activities together with gains and losses related to non-derivative instruments within the same trading portfolios, as this better represents the way these portfolios are risk managed.

In millions of dollars for the year ended December 31, 2009	Principal transactions gains (losses) (1)
Interest rate contracts	$4,075
Foreign exchange contracts	2,762
Equity contracts	(334)
Commodity and other contracts	924
Credit derivatives	(3,495)
Total (1)	$3,932

(1)          Also see Note 7 to the Consolidated Financial Statements.

The amounts recognized in Other revenue in the Consolidated Statement of Income for the year ended December 31, 2009 related to derivatives not designated in a qualifying hedging relationship and not recorded within Trading account assets or Trading account liabilities are shown below. The table below does not include the offsetting gains/losses on the hedged items, which amounts are also recorded in Other revenue.

In millions of dollars for the year ended December 31, 2009	Gains (losses) included in Other revenue
Interest rate contracts	$(327)
Foreign exchange contracts	3,851
Equity contracts	(7)
Commodity and other contracts	—
Credit derivatives	—
Total (1)	$3,517

(1)          Non-designated derivatives are derivative instruments not designated in qualifying hedging relationships.

Accounting for Derivative Hedging

Citigroup accounts for its hedging activities in accordance with ASC 815, Derivatives and Hedging (formerly SFAS 133). As a general rule, hedge accounting is permitted for those situations where the Company is exposed to a particular risk, such as interest-rate or foreign-exchange risk, that causes changes in the fair value of an asset or liability, or variability in the expected future cash flows of an existing asset, liability or a forecasted transaction that may affect earnings.

Derivative contracts hedging the risks associated with the changes in fair value are referred to as fair value hedges, while contracts hedging the risks affecting the expected future cash flows are called cash flow hedges. Hedges that utilize derivatives or debt instruments to manage the foreign exchange risk associated with equity investments in non-U.S.-dollar functional currency foreign subsidiaries (net investment in a foreign operation) are called net investment hedges.

If certain hedging criteria specified in ASC 815 are met, including testing for hedge effectiveness, special hedge accounting may be applied. The hedge effectiveness assessment methodologies for similar hedges are performed in a similar manner and are used consistently throughout the hedging relationships. For fair value hedges, the changes in value of the hedging derivative, as well as the changes in value of the related hedged item due to the risk being hedged, are reflected in current earnings. For cash flow hedges and net investment hedges, the changes in value of the hedging derivative are reflected in Accumulated other comprehensive income (loss) in Citigroup’s stockholders’ equity, to the extent the hedge is effective. Hedge ineffectiveness, in either case, is reflected in current earnings.

For asset/liability management hedging, the fixed-rate long-term debt may be recorded at amortized cost under current U.S. GAAP. However, by electing to use ASC 815 (SFAS 133) hedge accounting, the carrying value of the debt is adjusted for changes in the benchmark interest rate, with any such changes in value recorded in current earnings. The related interest-rate swap is also recorded on the balance sheet at fair value, with any changes in fair value reflected in earnings. Thus, any ineffectiveness resulting from the hedging relationship is recorded in current earnings. Alternatively, an economic hedge, which does not meet the ASC 815 hedging criteria, would involve only recording the derivative at fair value on the balance sheet, with its associated changes in fair value recorded in earnings. The debt would continue to be carried at amortized cost and, therefore, current earnings would be impacted only by the interest rate shifts and other factors that cause the change in the swap’s value and the underlying yield of the debt. This type of hedge is undertaken when hedging requirements cannot be achieved or management decides not to apply ASC 815 hedge accounting. Another alternative for the Company would be to elect to carry the debt at fair value under the fair value option. Once the irrevocable election is made upon issuance of the debt, the full change in fair value of the debt would be reported in earnings. The related interest rate swap, with changes in fair value, would also be reflected in earnings, and provides a natural offset to the debt’s fair value change. To the extent the two offsets would not be exactly equal, the difference would be reflected in current earnings. This type of economic hedge is undertaken when the Company prefers to follow this simpler method that achieves generally similar financial statement results to an ASC 815 fair value hedge.

Key aspects of achieving ASC 815 hedge accounting are documentation of hedging strategy and hedge effectiveness at the hedge inception and substantiating hedge effectiveness on an ongoing basis. A derivative must be highly effective in accomplishing the hedge objective of offsetting either changes in the fair value or cash flows of the hedged item for the risk being hedged. Any ineffectiveness in the hedge relationship is recognized in current earnings. The assessment of effectiveness excludes changes in the value of the hedged item that are unrelated to the risks being hedged. Similarly, the assessment of effectiveness may exclude changes in the fair value of a derivative related to time value that, if excluded, are recognized in current earnings.

Fair Value Hedges

Hedging of benchmark interest rate risk

Citigroup hedges exposure to changes in the fair value of outstanding fixed-rate issued debt and borrowings. The fixed cash flows from those financing transactions are converted to benchmark variable-rate cash flows by entering into receive-fixed, pay-variable interest rate swaps. These fair value hedge relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis.

Citigroup also hedges exposure to changes in the fair value of fixed-rate assets, including available-for-sale debt securities and loans. The hedging instruments used are receive-variable, pay-fixed interest rate swaps. Most of these fair value hedging relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis, while certain others use regression analysis.

Hedging of foreign exchange risk

Citigroup hedges the change in fair value attributable to foreign-exchange rate movements in available-for-sale securities that are denominated in currencies other than the functional currency of the entity holding the securities, which may be within or outside the U.S. The hedging instrument employed is a forward foreign-exchange contract. In this type of hedge, the change in fair value of the hedged available-for-sale security attributable to the portion of foreign exchange risk hedged is reported in earnings and not Accumulated other comprehensive income—a process that serves to offset substantially the change in fair value of the forward contract that is also reflected in earnings. Citigroup considers the premium associated with forward contracts (differential between spot and contractual forward rates) as the cost of hedging; this is excluded from the assessment of hedge effectiveness and reflected directly in earnings. Dollar-offset method is used to assess hedge effectiveness. Since that assessment is based on changes in fair value attributable to changes in spot rates on both the available-for-sale securities and the forward contracts for the portion of the relationship hedged, the amount of hedge ineffectiveness is not significant.

The following table summarizes certain information related to the Company’s fair value hedges for the year ended December 31, 2009:

In millions of dollars for the year ended December 31, 2009	Gains/(losses) on fair value hedges (1)
Gain (loss) on fair value designated and qualifying hedges
Interest rate contracts	$(4,642)
Foreign exchange contracts	1,202
Total gain (loss) on fair value designated and qualifying hedges	$(3,440)
Gain (loss) on the hedged item in designated and qualifying fair value hedges
Interest rate hedges	$4,549
Foreign exchange hedges	(846)
Total gain (loss) on the hedged item in designated and qualifying fair value hedges	$3,703
Hedge ineffectiveness recognized in earnings on designated and qualifying fair value hedges
Interest rate hedges	$140
Foreign exchange hedges	137
Total hedge ineffectiveness recognized in earnings on designated and qualifying fair value hedges	$277
Net gain (loss) excluded from assessment of the effectiveness of fair value hedges
Interest rate contracts	$(233)
Foreign exchange contracts	219
Total net gain/(loss) excluded from assessment of the effectiveness of fair value hedges	$(14)

(1)          Amounts are included in Other Revenue on the Consolidated Statement of Income. The accrued interest income on fair value hedges is recorded in Net Interest Revenue and is excluded from this table.

Cash Flow Hedges

Hedging of benchmark interest rate risk

Citigroup hedges variable cash flows resulting from floating-rate liabilities and roll-over (re-issuance) of short-term liabilities. Variable cash flows from those liabilities are converted to fixed-rate cash flows by entering into receive-variable, pay-fixed interest-rate swaps and receive-variable, pay-fixed forward-starting interest-rate swaps. These cash-flow hedging relationships use either regression analysis or dollar-offset ratio analysis to assess whether the hedging relationships are highly effective at inception and on an ongoing basis. Since efforts are made to match the terms of the derivatives to those of the hedged forecasted cash flows as closely as possible, the amount of hedge ineffectiveness is not significant.

Hedging of foreign exchange risk

Citigroup locks in the functional currency equivalent of cash flows of various balance sheet liability exposures, including short-term borrowings and long-term debt (and the forecasted issuances or rollover of such items) that are denominated in a currency other than the functional currency of the issuing entity. Depending on the risk-management objectives, these types of hedges are designated as either cash-flow hedges of only foreign exchange risk or cash-flow hedges of both foreign-exchange and interest rate risk, and the hedging instruments used are foreign-exchange forward contracts, cross-currency swaps and foreign-currency options. For some hedges, Citigroup matches all terms of the hedged item and the hedging derivative at inception and on an ongoing basis to eliminate hedge ineffectiveness. Citigroup does not exclude any terms from consideration when applying the matched terms method. To the extent all terms are not perfectly matched, any ineffectiveness is measured using the “hypothetical derivative method” from FASB Derivative Implementation Group Issue G7 (now ASC 815-30-35-12 through 35-32). Efforts are made to match up the terms of the hypothetical and actual derivatives used as closely as possible. As a result, the amount of hedge ineffectiveness is not significant even when the terms do not match perfectly.

Hedging total return

Citigroup generally manages the risk associated with highly leveraged financing it has entered into by seeking to sell a majority of its exposures to the market prior to or shortly after funding. The portion of the highly leveraged financing that is retained by Citigroup is hedged with a total return swap.

The hedge ineffectiveness on the cash flow hedges recognized in earnings totals $16 million for the 12 months ended December 31, 2009.

The pretax change in Accumulated other comprehensive income (loss) from cash flow hedges for year ended December 31, 2009 is presented below:

In millions of dollars	2009
Effective portion of cash flow hedges included in AOCI
Interest rate contracts	$488
Foreign exchange contracts	689
Total effective portion of cash flow hedges included in AOCI	$1,177
Effective portion of cash flow hedges reclassified from AOCI to earnings
Interest rate contracts	$(1,687)
Foreign exchange contracts	(308)
Total effective portion of cash flow hedges reclassified from AOCI to earnings (1)	$(1,995)

(1)          Included primarily in Other revenue and Net interest revenue on the Consolidated Income Statement.

For cash flow hedges, any changes in the fair value of the end-user derivative remaining in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheet will be included in earnings of future periods to offset the variability of the hedged cash flows when such cash flows affect earnings. The net loss associated with cash flow hedges expected to be reclassified from Accumulated other comprehensive income within 12 months of December 31, 2009 is approximately $2.1 billion. The maximum length of time over which forecasted cash flows are hedged is 10 years.

The impact of cash flow hedges on AOCI is also shown in Note 22 to the Consolidated Financial Statements.

Net Investment Hedges

Consistent with ASC 830-20, Foreign Currency Matters — Foreign Currency Transactions (formerly SFAS 52, Foreign Currency Translation), ASC 815 allows hedging of the foreign-currency risk of a net investment in a foreign operation. Citigroup uses foreign-currency forwards, options and swaps and foreign-currency-denominated debt instruments to manage the foreign-exchange risk associated with Citigroup’s equity investments in several non-U.S. dollar functional currency foreign subsidiaries. Citigroup records the change in the carrying amount of these investments in the Cumulative translation adjustment account within Accumulated other comprehensive income (loss). Simultaneously, the effective portion of the hedge of this exposure is also recorded in the Cumulative translation adjustment account and the ineffective portion, if any, is immediately recorded in earnings.

For derivatives used in net investment hedges, Citigroup follows the forward-rate method from FASB Derivative Implementation Group Issue H8 (now ASC 815-35-35-16 through 35-26), “Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge.” According to that method, all changes in fair value, including changes related to the forward-rate component of the foreign-currency forward contracts and the time-value of foreign-currency options, are recorded in the foreign-currency Cumulative translation adjustment account. For foreign-currency denominated debt instruments that are designated as hedges of net investments, the translation gain or loss that is recorded in the foreign-currency translation adjustment account is based on the spot exchange rate between the functional currency of the respective subsidiary and the U.S. dollar, which is the functional currency of Citigroup. To the extent the notional amount of the hedging instrument exactly matches the hedged net investment and the underlying exchange rate of the derivative hedging instrument relates to the exchange rate between the functional currency of the net investment and Citigroup’s functional currency (or, in the case of a non-derivative debt instrument, such instrument is denominated in the functional currency of the net investment), no ineffectiveness is recorded in earnings.

The pretax loss recorded in foreign-currency translation adjustment within Accumulated other comprehensive income (loss), related to the effective portion of the net investment hedges, is $4,560 million during the year ended December 31, 2009.

Credit Derivatives

A credit derivative is a bilateral contract between a buyer and a seller under which the seller agrees to provide protection to the buyer against the credit risk of a particular entity (“reference entity” or “reference credit”). Credit derivatives generally require that the seller of credit protection make payments to the buyer upon the occurrence of predefined credit events (commonly referred to as “settlement triggers”). These settlement triggers are defined by the form of the derivative and the reference credit and are generally limited to the market standard of failure to pay on indebtedness and bankruptcy of the reference credit and, in a more limited range of transactions, debt restructuring. Credit derivative transactions referring to emerging market reference credits will also typically include additional settlement triggers to cover the acceleration of indebtedness and the risk of repudiation or a payment moratorium. In certain transactions, protection may be provided on a portfolio of referenced credits or asset-backed securities. The seller of such protection may not be required to make payment until a specified amount of losses has occurred with respect to the portfolio and/or may only be required to pay for losses up to a specified amount.

The Company makes markets in and trades a range of credit derivatives, both on behalf of clients as well as for its own account. Through these contracts, the Company either purchases or writes protection on either a single name or a portfolio of reference credits. The Company uses credit derivatives to help mitigate credit risk in its corporate and consumer loan portfolio and other cash positions, to take proprietary trading positions, and to facilitate client transactions.

The range of credit derivatives sold includes credit default swaps, total return swaps and credit options.

A credit default swap is a contract in which, for a fee, a protection seller agrees to reimburse a protection buyer for any losses that occur due to a credit event on a reference entity. If there is no credit default event or settlement trigger, as defined by the specific derivative contract, then the protection seller makes no payments to the protection buyer and receives only the contractually specified fee. However, if a credit event occurs as defined in the specific derivative contract sold, the protection seller will be required to make a payment to the protection buyer.

A total return swap transfers the total economic performance of a reference asset, which includes all associated cash flows, as well as capital appreciation or depreciation. The protection buyer receives a floating rate of interest and any depreciation on the reference asset from the protection seller and, in return, the protection seller receives the cash flows associated with the reference asset plus any appreciation. Thus, according to the total return swap agreement, the protection seller will be obligated to make a payment anytime the floating interest rate payment and any depreciation of the reference asset exceed the cash flows associated with the underlying asset. A total return swap may terminate upon a default of the reference asset subject to the provisions of the related total return swap agreement between the protection seller and the protection buyer.

A credit option is a credit derivative that allows investors to trade or hedge changes in the credit quality of the reference asset. For example, in a credit spread option, the option writer assumes the obligation to purchase or sell the reference asset at a specified “strike” spread level. The option purchaser buys the right to sell the reference asset to, or purchase it from, the option writer at the strike spread level. The payments on credit spread options depend either on a particular credit spread or the price of the underlying credit-sensitive asset. The options usually terminate if the underlying assets default.

A credit-linked note is a form of credit derivative structured as a debt security with an embedded credit default swap. The purchaser of the note writes credit protection to the issuer, and receives a return which will be negatively affected by credit events on the underlying reference credit. If the reference entity defaults, the purchaser of the credit-linked note may assume the long position in the debt security and any future cash flows from it, but will lose the amount paid to the issuer of the credit-linked note. Thus the maximum amount of the exposure is the carrying amount of the credit-linked note. As of December 31, 2009 and December 31, 2008, the amount of credit-linked notes held by the Company in trading inventory was immaterial.

The following tables summarize the key characteristics of the Company’s credit derivative portfolio as protection seller as of December 31, 2009 and December 31, 2008:

In millions of dollars as of December 31, 2009	Maximum potential amount of future payments	Fair value payable (1)
By industry/counterparty
Bank	$807,484	$34,666
Broker-dealer	340,949	16,309
Monoline	33	—
Non-financial	13,221	262
Insurance and other financial institutions	52,366	7,025
Total by industry/counterparty	$1,214,053	$58,262
By instrument
Credit default swaps and options	$1,213,208	$57,987
Total return swaps and other	845	275
Total by instrument	$1,214,053	$58,262
By rating
Investment grade	$576,930	9,632
Non-investment grade	339,920	28,664
Not rated	297,203	19,966
Total by rating	$1,214,053	$58,262

(1)          In addition, fair value amounts receivable under credit derivatives sold were $24,234 million.

In millions of dollars as of December 31, 2008	Maximum potential amount of future payments	Fair value payable (1)
By industry/counterparty
Bank	$943,949	$118,428
Broker-dealer	365,664	55,458
Monoline	139	91
Non-financial	7,540	2,556
Insurance and other financial institutions	125,988	21,700
Total by industry/counterparty	$1,443,280	$198,233
By instrument
Credit default swaps and options	$1,441,375	$197,981
Total return swaps and other	1,905	252
Total by instrument	$1,443,280	$198,233
By rating
Investment grade	$851,426	$83,672
Non-investment grade	410,483	87,508
Not rated	181,371	27,053
Total by rating	$1,443,280	$198,233

(1)          In addition, fair value amounts receivable under credit derivatives sold were $5,890 million.

Citigroup evaluates the payment/performance risk of the credit derivatives to which it stands as a protection seller based on the credit rating which has been assigned to the underlying referenced credit. Where external ratings by nationally recognized statistical rating organizations (such as Moody’s and S&P) are used, investment grade ratings are considered to be Baa/BBB or above, while anything below is considered non-investment grade. The Citigroup internal ratings are in line with the related external credit rating system. On certain underlying referenced credit, mainly related to over-the-counter credit derivatives, ratings are not available, and these are included in the not-rated category. Credit derivatives written on an underlying non-investment grade referenced credit represent greater payment risk to the Company. The non-investment grade category in the table above primarily includes credit derivatives where the underlying referenced entity has been downgraded subsequent to the inception of the derivative.

The maximum potential amount of future payments under credit derivative contracts presented in the table above is based on the notional value of the derivatives. The Company believes that the maximum potential amount of future payments for credit protection sold is not representative of the actual loss exposure based on historical experience. This amount has not been reduced by the Company’s rights to the underlying assets and the related cash flows. In accordance with most credit derivative contracts, should a credit event (or settlement trigger) occur, the Company is usually liable for the difference between the protection sold and the recourse it holds in the value of the underlying assets. Thus, if the reference entity defaults, Citi will generally have a right to collect on the underlying reference credit and any related cash flows, while being liable for the full notional amount of credit protection sold to the buyer. Furthermore, this maximum potential amount of future payments for credit protection sold has not been reduced for any cash collateral paid to a given counterparty, as such payments would be calculated after netting all derivative exposures, including any credit derivatives with that counterparty in accordance with a related master netting agreement. Due to such netting processes, determining the amount of collateral that corresponds to credit derivative exposures only is not possible. The Company actively monitors open credit risk exposures, and manages this exposure by using a variety of strategies including purchased credit derivatives, cash collateral or direct holdings of the referenced assets. This risk mitigation activity is not captured in the table above.

Credit-Risk-Related Contingent Features in Derivatives

Certain derivative instruments contain provisions that require the Company to either post additional collateral or immediately settle any outstanding liability balances upon the occurrence of a specified credit-risk-related event. These events, which are defined by the existing derivative contracts, are primarily downgrades in the credit ratings of the Company and its affiliates. The fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position at December 31, 2009 is $17 billion. The Company has posted $11 billion as collateral for this exposure in the normal course of business as of December 31, 2009. Each downgrade would trigger additional collateral requirements for the Company and its affiliates. In the event that each legal entity was downgraded a single notch as of December 31, 2009, the Company would be required to post additional collateral of $2.6 billion.

25. CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup’s total credit exposure. Although Citigroup’s portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivatives, and foreign exchange businesses.

In connection with the Company’s efforts to maintain a diversified portfolio, the Company limits its exposure to any one geographic region, country or individual creditor and monitors this exposure on a continuous basis. At December 31, 2009, Citigroup’s most significant concentration of credit risk was with the U.S. government and its agencies. The Company’s exposure, which primarily results from trading assets and investments issued by the U.S. government and its agencies, amounted to $126.6 billion and $93.7 billion at December 31, 2009 and 2008, respectively. The Mexican and Japanese governments and their agencies are the next largest exposures, which are rated investment grade by both Moody’s and S&P. The Company’s exposure to Mexico amounted to $41.4 billion and $35.0 billion at December 31, 2009 and 2008, respectively, and is composed of investment securities, loans and trading assets. The Company’s exposure to Japan amounted to $31.8 billion and $29.1 billion at December 31, 2009 and 2008, respectively, and is composed of investment securities, loans and trading assets.

26. FAIR VALUE MEASUREMENT

Effective January 1, 2007, the Company adopted SFAS 157 (now ASC 820-10), which defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. Among other things, the standard requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In addition, it precludes the use of block discounts when measuring the fair value of instruments traded in an active market; such discounts were previously applied to large holdings of publicly traded equity securities. It also requires recognition of trade-date gains related to certain derivative transactions whose fair value has been determined using unobservable market inputs. This guidance supersedes the guidance in Emerging Issues Task Force Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF Issue 02-3), which prohibited the recognition of trade-date gains for such derivative transactions when determining the fair value of instruments not traded in an active market.

As a result of the adoption of the standard, the Company made amendments to the techniques used in measuring the fair value of derivative and other positions. These amendments change the way that the probability of default of a counterparty is factored into the valuation of derivative positions, include for the first time the impact of Citigroup’s own credit risk on derivatives and other liabilities measured at fair value, and also eliminate the portfolio servicing adjustment that is no longer necessary.

Fair Value Hierarchy

ASC 820-10 also specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:

•                  Level 1: Quoted prices for identical instruments in active markets.

•                  Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•                  Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available. The Company considers relevant and observable market prices in its valuations where possible. The frequency of transactions, the size of the bid-ask spread and the amount of adjustment necessary when comparing similar transactions are all factors in determining the liquidity of markets and the relevance of observed prices in those markets.

Determination of Fair Value

For assets and liabilities carried at fair value, the Company measures such value using the procedures set out below, irrespective of whether these assets and liabilities are carried at fair value as a result of an election or whether they were previously carried at fair value.

When available, the Company generally uses quoted market prices to determine fair value and classifies such items as Level 1. In some cases where a market price is available, the Company will make use of acceptable practical expedients (such as matrix pricing) to calculate fair value, in which case the items are classified as Level 2.

If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, option volatilities, etc. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

Where available, the Company may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to that being valued. The frequency and size of transactions and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed prices from those markets. If relevant and observable prices are available, those valuations would be classified as Level 2. If prices are not available, other valuation techniques would be used and the item would be classified as Level 3.

Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors or brokers. Vendors and brokers’ valuations may be based on a variety of inputs ranging from observed prices to proprietary valuation models.

The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models as well as any significant assumptions.

Securities purchased under agreements to resell and securities sold under agreements to repurchase

No quoted prices exist for such instruments and so fair value is determined using a discounted cash-flow technique. Cash flows are estimated based on the terms of the contract, taking into account any embedded derivative or other features. Expected cash flows are discounted using market rates appropriate to the maturity of the instrument as well as the nature and amount of collateral taken or received. Generally, such instruments are classified within Level 2 of the fair value hierarchy as the inputs used in the fair valuation are readily observable.

Trading account assets and liabilities—trading securities and trading loans

When available, the Company uses quoted market prices to determine the fair value of trading securities; such items are classified as Level 1 of the fair value hierarchy. Examples include some government securities and exchange-traded equity securities.

For bonds and secondary market loans traded over the counter, the Company generally determines fair value utilizing internal valuation techniques. Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources and may apply matrix pricing for similar bonds or loans where no price is observable. If available, the Company may also use quoted prices for recent trading activity of assets with similar characteristics to the bond or loan being valued. Trading securities and loans priced using such methods are generally classified as Level 2. However, when less liquidity exists for a security or loan, a quoted price is stale or prices from independent sources vary, a loan or security is generally classified as Level 3.

Where the Company’s principal market for a portfolio of loans is the securitization market, the Company uses the securitization price to determine the fair value of the portfolio. The securitization price is determined from the assumed proceeds of a hypothetical securitization in the current market, adjusted for transformation costs (i.e., direct costs other than transaction costs) and securitization uncertainties such as market conditions and liquidity. As a result of the severe reduction in the level of activity in certain securitization markets since the second half of 2007, observable securitization prices for certain directly comparable portfolios of loans have not been readily available. Therefore, such portfolios of loans are generally classified as Level 3 of the fair value hierarchy. However, for other loan securitization markets, such as those related to conforming prime fixed-rate and conforming adjustable-rate mortgage loans, pricing verification of the hypothetical securitizations has been possible, since these markets have remained active. Accordingly, these loan portfolios are classified as Level 2 in the fair value hierarchy.

Trading account assets and liabilities—derivatives

Exchange-traded derivatives are generally fair valued using quoted market (i.e., exchange) prices and so are classified as Level 1 of the fair value hierarchy.

The majority of derivatives entered into by the Company are executed over the counter and so are valued using internal valuation techniques as no quoted market prices exist for such instruments. The valuation techniques and inputs depend on the type of derivative and the nature of the underlying instrument. The principal techniques used to value these instruments are discounted cash flows, Black-Scholes and Monte Carlo simulation. The fair values of derivative contracts reflect cash the Company has paid or received (for example, option premiums paid and received).

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign-exchange rates, the spot price of the underlying volatility and correlation. The item is placed in either Level 2 or Level 3 depending on the observability of the significant inputs to the model. Correlation and items with longer tenors are generally less observable.

Subprime-related direct exposures in CDOs

The Company accounts for its CDO super-senior subprime direct exposures and the underlying securities on a fair-value basis with all changes in fair value recorded in earnings. Citigroup’s CDO super-senior subprime direct exposures are not subject to valuation based on observable transactions. Accordingly, the fair value of these exposures is based on management’s best estimates based on facts and circumstances as of the date of these Consolidated Financial Statements.

Citigroup’s CDO super-senior subprime direct exposures are Level 3 assets. The valuation of the high-grade and mezzanine ABS CDO positions uses trader prices based on the underlying assets of each high-grade and mezzanine ABS CDO. Unlike the ABCP positions, the high-grade and mezzanine positions are now largely hedged through the ABX and bond short positions, which are trader priced. This results in closer symmetry in the way these long and short positions are valued by the Company. Citigroup intends to use trader marks to value this portion of the portfolio going forward so long as it remains largely hedged.

The fair values of ABCP positions are based on significant unobservable inputs. Fair value of these exposures are based on estimates of future cash flows from the mortgage loans underlying the assets of the ABS CDOs. To determine the performance of the underlying mortgage loan portfolios, the Company estimates the prepayments, defaults and loss severities based on a number of macroeconomic factors, including housing price changes, unemployment rates, interest rates and borrower and loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratios and debt-to-income (DTI) ratios. The model is calibrated using available mortgage loan information including historical loan performance. In addition, the methodology estimates the impact of geographic concentration of mortgages and the impact of reported fraud in the origination of subprime mortgages. An appropriate discount rate is then applied to the cash flows generated for each ABCP tranche, in order to estimate its fair value under current market conditions.

When necessary, the valuation methodology used by Citigroup is refined and the inputs used for the purposes of estimation are modified, in part, to reflect ongoing market developments. More specifically, the inputs of home price appreciation (HPA) assumptions and delinquency data were updated along with discount rates that are based upon a weighted average combination of implied spreads from single name ABS bond prices and ABX indices, as well as CLO spreads under current market conditions.

The housing-price changes were estimated using a forward-looking projection, which incorporated the Loan Performance Index. In addition, the Company’s mortgage default model also uses recent mortgage performance data, a period of sharp home price declines and high levels of mortgage foreclosures.

The valuation as of December 31, 2009 assumes that U.S. housing prices are unchanged in 2010, increase 1.1% in 2011, increase 1.4% in 2012, and increase 3% from 2013 onwards.

In addition, the discount rates were based on a weighted average combination of the implied spreads from single name ABS bond prices, ABX indices and CLO spreads, depending on vintage and asset types. To determine the discount margin, the Company applies the mortgage default model to the bonds underlying the ABX indices and other referenced cash bonds and solves for the discount margin that produces the current market prices of those instruments.

The primary drivers that currently impact the model valuations are the discount rates used to calculate the present value of projected cash flows and projected mortgage loan performance.

For most of the lending and structuring direct subprime exposures (excluding super seniors), fair value is determined utilizing observable transactions where available, other market data for similar assets in markets that are not active and other internal valuation techniques.

Investments

The investments category includes available-for-sale debt and marketable equity securities, whose fair value is determined using the same procedures described for trading securities above or, in some cases, using vendor prices as the primary source.

Also included in investments are nonpublic investments in private equity and real estate entities held by the S&B business. Determining the fair value of nonpublic securities involves a significant degree of management resources and judgment as no quoted prices exist and such securities are generally very thinly traded. In addition, there may be transfer restrictions on private equity securities. The Company uses an established process for determining the fair value of such securities, using commonly accepted valuation techniques, including the use of earnings multiples based on comparable public securities, industry-specific non-earnings-based multiples and discounted cash flow models. In determining the fair value of nonpublic securities, the Company also considers events such as a proposed sale of the investee company, initial public offerings, equity issuances, or other observable transactions.

Private equity securities are generally classified as Level 3 of the fair value hierarchy.

Short-term borrowings and long-term debt

Where fair value accounting has been elected, the fair value of non-structured liabilities is determined by discounting expected cash flows using the appropriate discount rate for the applicable maturity. Such instruments are generally classified as Level 2 of the fair value hierarchy as all inputs are readily observable.

The Company determines the fair value of structured liabilities (where performance is linked to structured interest rates, inflation or currency risks) and hybrid financial instruments (performance linked to risks other than interest rates, inflation or currency risks) using the appropriate derivative valuation methodology (described above) given the nature of the embedded risk profile. Such instruments are classified as Level 2 or Level 3 depending on the observability of significant inputs to the model.

Market valuation adjustments

Liquidity adjustments are applied to items in Level 2 and Level 3 of the fair value hierarchy to ensure that the fair value reflects the price at which the entire position could be liquidated. The liquidity reserve is based on the bid-offer spread for an instrument, adjusted to take into account the size of the position.

Counterparty credit-risk adjustments are applied to derivatives, such as over-the-counter derivatives, where the base valuation uses market parameters based on the LIBOR interest rate curves. Not all counterparties have the same credit risk as that implied by the relevant LIBOR curve, so it is necessary to consider the market view of the credit risk of a counterparty in order to estimate the fair value of such an item.

Bilateral or “own” credit-risk adjustments are applied to reflect the Company’s own credit risk when valuing derivatives and liabilities measured at fair value. Counterparty and own credit adjustments consider the expected future cash flows between Citi and its counterparties under the terms of the instrument and the effect of credit risk on the valuation of those cash flows, rather than a point-in-time assessment of the current recognized net asset or liability. Furthermore, the credit-risk adjustments take into account the effect of credit-risk mitigants, such as pledged collateral and any legal right of offset (to the extent such offset exists) with a counterparty through arrangements such as netting agreements.

Auction rate securities

Auction rate securities (ARS) are long-term municipal bonds, corporate bonds, securitizations and preferred stocks with interest rates or dividend yields that are reset through periodic auctions. The coupon paid in the current period is based on the rate determined by the prior auction. In the event of an auction failure, ARS holders receive a “fail rate” coupon, which is specified by the original issue documentation of each ARS.

Where insufficient orders to purchase all of the ARS issue to be sold in an auction were received, the primary dealer or auction agent would traditionally have purchased any residual unsold inventory (without a contractual obligation to do so). This residual inventory would then be repaid through subsequent auctions, typically in a short timeframe. Due to this auction mechanism and generally liquid market, ARS have historically traded and were valued as short-term instruments.

Citigroup acted in the capacity of primary dealer for approximately $72 billion of ARS and continued to purchase residual unsold inventory in support of the auction mechanism until mid-February 2008. After this date, liquidity in the ARS market deteriorated significantly, auctions failed due to a lack of bids from third-party investors, and Citigroup ceased to purchase unsold inventory. Following a number of ARS refinancings, at December 31, 2009, Citigroup continued to act in the capacity of primary dealer for approximately $28.2 billion of outstanding ARS.

The Company classifies its ARS as held-to-maturity, available-for-sale and trading securities.

Prior to the Company’s first auction’s failing in the first quarter of 2008, Citigroup valued ARS based on observation of auction market prices, because the auctions had a short maturity period (7, 28 and 35 days). This generally resulted in valuations at par. Once the auctions failed, ARS could no longer be valued using observation of auction market prices. Accordingly, the fair value of ARS is currently estimated using internally developed discounted cash flow valuation techniques specific to the nature of the assets underlying each ARS.

For ARS with U.S. municipal securities as underlying assets, future cash flows are estimated based on the terms of the securities underlying each individual ARS and discounted at an estimated discount rate in order to estimate the current fair value. The key assumptions that impact the ARS valuations are estimated prepayments and refinancings, estimated fail rate coupons (i.e., the rate paid in the event of auction failure, which varies according to the current credit rating of the issuer) and the discount rate used to calculate the present value of projected cash flows. The discount rate used for each ARS is based on rates observed for straight issuances of other municipal securities. In order to arrive at the appropriate discount rate, these observed rates were adjusted upward to factor in the specifics of the ARS structure being valued, such as callability, and the illiquidity in the ARS market.

For ARS with student loans as underlying assets, future cash flows are estimated based on the terms of the loans underlying each individual ARS, discounted at an appropriate rate in order to estimate the current fair value. The key assumptions that impact the ARS valuations are the expected weighted average life of the structure, estimated fail rate coupons, the amount of leverage in each structure and the discount rate used to calculate the present value of projected cash flows. The discount rate used for each ARS is based on rates observed for basic securitizations with similar maturities to the loans underlying each ARS being valued. In order to arrive at the appropriate discount rate, these observed rates were adjusted upward to factor in the specifics of the ARS structure being valued, such as callability, and the illiquidity in the ARS market.

During the first quarter of 2008, ARS for which the auctions failed and where no secondary market has developed were moved to Level 3, as the assets were subject to valuation using significant unobservable inputs. The majority of ARS continue to be classified as Level 3.

Alt-A mortgage securities

The Company classifies its Alt-A mortgage securities as held-to-maturity, available-for-sale, and trading investments. The securities classified as trading and available-for-sale are recorded at fair value with changes in fair value reported in current earnings and AOCI, respectively. For these purposes, Alt-A mortgage securities are non-agency residential mortgage-backed securities (RMBS) where (1) the underlying collateral has weighted average FICO scores between 680 and 720 or (2) for instances where FICO scores are greater than 720, RMBS have 30% or less of the underlying collateral composed of full documentation loans.

Similar to the valuation methodologies used for other trading securities and trading loans, the Company generally determines the fair value of Alt-A mortgage securities utilizing internal valuation techniques. Fair-value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources. Where available, the Company may also make use of quoted prices for recent trading activity in securities with the same or similar characteristics to that being valued.

The internal valuation techniques used for Alt-A mortgage securities, as with other mortgage exposures, consider estimated housing price changes, unemployment rates, interest rates and borrower attributes. They also consider prepayment rates as well as other market indicators.

Alt-A mortgage securities that are valued using these methods are generally classified as Level 2. However, Alt-A mortgage securities backed by Alt-A mortgages of lower quality or more recent vintages are mostly classified as Level 3 due to the reduced liquidity that exists for such positions, which reduces the reliability of prices available from independent sources.

Commercial real estate exposure

Citigroup reports a number of different exposures linked to commercial real estate at fair value with changes in fair value reported in earnings, including securities, loans and investments in entities that hold commercial real estate loans or commercial real estate directly. The Company also reports securities backed by commercial real estate as Available-for-sale investments, which are carried at fair value with changes in fair-value reported in AOCI.

Similar to the valuation methodologies used for other trading securities and trading loans, the Company generally determines the fair value of securities and loans linked to commercial real estate utilizing internal valuation techniques. Fair-value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources. Where available, the Company may also make use of quoted prices for recent trading activity in securities or loans with the same or similar characteristics to that being valued. Securities and loans linked to commercial real estate valued using these methodologies are generally classified as Level 3 as a result of the reduced liquidity currently in the market for such exposures.

The fair value of investments in entities that hold commercial real estate loans or commercial real estate directly is determined using a similar methodology to that used for other non-public investments in real estate held by the S&B business. The Company uses an established process for determining the fair value of such securities, using commonly accepted valuation techniques, including the use of earnings multiples based on comparable public securities, industry-specific non-earnings-based multiples and discounted cash flow models. In determining the fair value of such investments, the Company also considers events, such as a proposed sale of the investee company, initial public offerings, equity issuances, or other observable transactions. Such investments are generally classified as Level 3 of the fair-value hierarchy.

Highly leveraged financing commitments

The Company reports highly leveraged loans with a carrying value of $36 million and face amount of $468 million at December 31, 2009 as held-for-sale, which are measured on a LOCOM basis. The fair value of such exposures is determined, where possible, using quoted secondary-market prices and classified as Level 2 of the fair value hierarchy if there is a sufficient level of activity in the market and quotes or traded prices are available with suitable frequency.

However, due to the dislocation of the credit markets and the reduced market interest in higher risk/higher yield instruments since the latter half of 2007, liquidity in the market for highly leveraged financings has been limited. Therefore, a majority of such exposures are classified as Level 3 as quoted secondary market prices do not generally exist. The fair value for such exposures is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of the loan being valued.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2009 and 2008. The Company often hedges positions that have been classified in the Level 3 category with financial instruments that have been classified as Level 1 or Level 2. In addition, the Company also hedges items classified in the Level 3 category with instruments classified in Level 3 of the fair value hierarchy. The effects of these hedges are presented gross in the following table.

In millions of dollars at December 31, 2009	Level 1	Level 2	Level 3	Gross inventory	Netting (1)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$138,550	$—	$138,550	$(50,713)	$87,837
Trading securities
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	$—	$19,666	$972	$20,638	$—	$20,638
Prime	—	772	384	1,156	—	1,156
Alt-A	—	842	387	1,229	—	1,229
Subprime	—	736	8,998	9,734	—	9,734
Non-U.S. residential	—	1,796	572	2,368	—	2,368
Commercial	—	1,004	2,451	3,455	—	3,455
Total trading mortgage-backed securities	$—	$24,816	$13,764	$38,580	$—	$38,580
U.S. Treasury and federal agencies securities
U.S. Treasury	$27,943	$995	$—	$28,938	$—	$28,938
Agency obligations	—	2,041	—	2,041	—	2,041
Total U.S. Treasury and federal agencies securities	$27,943	$3,036	$—	$30,979	$—	$30,979
Other trading securities
State and municipal	$—	$6,925	$222	$7,147	$—	$7,147
Foreign government	59,229	13,081	459	72,769	—	72,769
Corporate	—	43,365	8,620	51,985	—	51,985
Equity securities	33,754	11,827	640	46,221	—	46,221
Other debt securities	—	19,976	16,237	36,213	—	36,213
Total trading securities	$120,926	$123,026	$39,942	$283,894	$—	$283,894
Derivatives	$4,002	$671,532	$27,685	$703,219	$(644,340)	$58,879
Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$89	$20,823	$2	$20,914	$—	$20,914
Prime	—	5,742	736	6,478	—	6,478
Alt-A	—	572	55	627	—	627
Subprime	—	—	1	1	—	1
Non-U.S. residential	—	255	—	255	—	255
Commercial	—	47	746	793	—	793
Total investment mortgage-backed securities	$89	$27,439	$1,540	$29,068	$—	$29,068
U.S. Treasury and federal agency securities
U.S. Treasury	$5,943	$20,619	$—	$26,562	$—	$26,562
Agency obligations	—	27,531	21	27,552	—	27,552
Total U.S. Treasury and federal agency	$5,943	$48,150	$21	$54,114	$—	$54,114
State and municipal	$—	$15,393	$217	$15,610	$—	$15,610
Foreign government	60,484	41,765	270	102,519	—	102,519
Corporate	—	19,056	1,257	20,313	—	20,313
Equity securities	3,056	237	2,513	5,806	—	5,806
Other debt securities	—	3,337	8,832	12,169	—	12,169
Non-marketable equity securities	—	77	6,753	6,830	—	6,830
Total investments	$69,572	$155,454	$21,403	$246,429	$—	$246,429
Loans (2)	$—	$1,226	$213	$1,439	$—	$1,439
Mortgage servicing rights	—	—	6,530	6,530	—	6,530
Other financial assets measured on a recurring basis	—	15,787	1,101	16,888	(4,224)	12,664
Total assets	$194,500	$1,105,575	$96,874	$1,396,949	$(699,277)	$697,672
	13.9%	79.2%	6.9%	100.0%

In millions of dollars at December 31, 2009	Level 1	Level 2	Level 3	Gross inventory	Netting (1)	Net balance
Liabilities
Interest-bearing deposits	$—	$1,517	$28	$1,545	$—	$1,545
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	152,687	2,056	154,743	(50,713)	104,030
Trading account liabilities
Securities sold, not yet purchased	52,399	20,233	774	73,406	—	73,406
Derivatives	4,980	669,384	24,577	698,941	(634,835)	64,106
Short-term borrowings	—	408	231	639	—	639
Long-term debt	—	16,288	9,654	25,942	—	25,942
Other financial liabilities measured on a recurring basis	—	15,753	13	15,766	(4,224)	11,542
Total liabilities	$57,379	$876,270	$37,333	$970,982	$(689,772)	$281,210
	5.9%	90.2%	3.8%	100.0%

(1)          Represents netting of: (i) the amounts due under securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase, and (ii) derivative exposures covered by a qualifying master netting agreement, cash collateral, and the market value adjustment.

(2)          There is no allowance for loan losses recorded for loans reported at fair value.

In millions of dollars at December 31, 2008	Level 1	Level 2	Level 3	Gross inventory	Netting (1)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$96,524	$—	$96,524	$(26,219)	$70,305
Trading account assets
Trading securities and loans	90,530	121,043	50,773	262,346	—	262,346
Derivatives	9,675	1,102,252	60,725	1,172,652	(1,057,363)	115,289
Investments	44,342	111,836	28,273	184,451	—	184,451
Loans (2)	—	2,572	160	2,732	—	2,732
Mortgage servicing rights	—	—	5,657	5,657	—	5,657
Other financial assets measured on a recurring basis	—	25,540	359	25,899	(4,527)	21,372
Total assets	$144,547	$1,459,767	$145,947	$1,750,261	$(1,088,109)	$662,152
	8.3%	83.4%	8.3%	100.0%
Liabilities
Interest-bearing deposits	$—	$2,552	$54	$2,606	$—	$2,606
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	153,918	11,167	165,085	(26,219)	138,866
Trading account liabilities
Securities sold, not yet purchased	36,848	13,192	653	50,693	—	50,693
Derivatives	10,038	1,094,435	57,139	1,161,612	(1,046,505)	115,107
Short-term borrowings	—	16,278	1,329	17,607	—	17,607
Long-term debt	—	16,065	11,198	27,263	—	27,263
Other financial liabilities measured on a recurring basis	—	18,093	1	18,094	(4,527)	13,567
Total liabilities	$46,886	$1,314,533	$81,541	$1,442,960	$(1,077,251)	$365,709
	3.2%	91.1%	5.7%	100.0%

(1)          Represents netting of: (i) the amounts due under securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase, and (ii) derivative exposures covered by a qualifying master netting agreement, cash collateral, and the market value adjustment.

(2)          There is no allowance for loan losses recorded for loans reported at fair value.

Changes in Level 3 Fair Value Category

The following tables present the changes in the Level 3 fair value category for the years ended December 31, 2009 and 2008. The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly. Thus, the gains and losses presented below include changes in the fair value related to both observable and unobservable inputs.

The Company often hedges positions with offsetting positions that are classified in a different level. For example, the gains and losses for assets and liabilities in the Level 3 category presented in the tables below do not reflect the effect of offsetting losses and gains on hedging instruments that have been classified by the Company in the Level 1 and Level 2 categories. In addition, the Company hedges items classified in the Level 3 category with instruments also classified in Level 3 of the fair value hierarchy. The effects of these hedges are presented gross in the following tables.

		Net realized/unrealized gains (losses) included in		Transfers in and/or	Purchases, issuances		Unrealized gains
In millions of dollars	December 31, 2008	Principal transactions	Other (1) (2)	out of Level 3	and settlements	December 31, 2009	(losses) still held (3)
Assets
Trading securities
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	$1,325	$243	$—	$35	$(631)	$972	$317
Prime	147	(295)	—	498	34	384	(179)
Alt-A	1,153	(78)	—	(374)	(314)	387	73
Subprime	13,844	233	—	(997)	(4,082)	8,998	472
Non-U.S. residential	858	(23)	—	(617)	354	572	125
Commercial	2,949	(256)	—	362	(604)	2,451	(762)
Total trading mortgage-backed securities	$20,276	$(176)	$—	$(1,093)	$(5,243)	$13,764	$46
U.S. Treasury and federal agencies securities
U.S. Treasury	$—	$—	$—	$—	$—	$—	$—
Agency obligations	59	(108)	—	(54)	103	—	—
Total U.S. Treasury and federal agencies securities	$59	$(108)	$—	$(54)	$103	$—	$—
State and municipal	$233	$(67)	$—	$219	$(163)	$222	$4
Foreign government	1,261	112	—	(396)	(518)	459	3
Corporate	13,027	(184)	—	(1,492)	(2,731)	8,620	(449)
Equity securities	1,387	260	—	(1,147)	140	640	(22)
Other debt securities	14,530	1,637	—	(2,520)	2,590	16,237	53
Total trading securities	$50,773	$1,474	$—	$(6,483)	$(5,822)	$39,942	$(365)
Derivatives, net (4)	$3,586	$(4,878)	$—	$80	$4,320	$3,108	$(4,854)
Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$—	$—	$1	$77	$(76)	$2	$—
Prime	1,163	—	201	61	(689)	736	417
Alt-A	111	—	42	(61)	(37)	55	—
Subprime	25	—	(7)	(19)	2	1	—
Commercial	964	—	87	(461)	156	746	8
Total investment mortgage-backed debt securities	$2,263	$—	$324	$(403)	$(644)	$1,540	$425
U.S. Treasury and federal agencies securities
Agency obligations	$—	$—	$—	$26	$(5)	$21	$—
Total U.S. Treasury and federal agencies securities	$—	$—	$—	$26	$(5)	$21	$—
State and municipal	$222	$—	$2	$(13)	$6	$217	$—
Foreign government	571	—	(6)	(302)	7	270	(3)
Corporate	1,019	—	13	762	(537)	1,257	16
Equity securities	3,807	—	(453)	(146)	(695)	2,513	41
Other debt securities	11,324	—	279	(1,292)	(1,479)	8,832	(81)
Non-marketable equity securities	9,067	—	(538)	(137)	(1,639)	6,753	69
Total investments	$28,273	$—	$(379)	$(1,505)	$(4,986)	$21,403	$467

		Net realized/unrealized gains (losses) included in		Transfers in and/or	Purchases, issuances		Unrealized gains
In millions of dollars	December 31, 2008	Principal transactions	Other(1) (2)	out of Level 3	and settlements	December 31, 2009	(losses) still held(3)
Loans	$160	$—	$51	$7	$(5)	$213	$9
Mortgage servicing rights	5,657	—	1,543	—	(670)	6,530	1,582
Other financial assets measured on a recurring basis	359	—	305	761	(324)	1,101	215
Liabilities
Interest-bearing deposits	$54	$—	$2	$(6)	$(18)	$28	$(14)
Federal funds purchased and securities loaned or sold under agreements to repurchase	11,167	359	—	(8,601)	(151)	2,056	250
Trading account liabilities
Securities sold, not yet purchased	653	(11)	—	(180)	290	774	(52)
Short-term borrowings	1,329	(48)	—	(775)	(371)	231	(76)
Long-term debt	11,198	(290)	—	(504)	(1,330)	9,654	124
Other financial liabilities measured on a recurring basis	1	—	(75)	—	(63)	13	—

		Net realized/unrealized gains (losses) included in		Transfers in and/or	Purchases, issuances		Unrealized gains
In millions of dollars	December 31, 2007	Principal transactions	Other (1) (2)	out of Level 3	and settlements	December 31, 2008	(losses) still held(3)
Assets
Securities purchased under agreements to resell	$16	$—	$—	$—	$(16)	$—	$—
Trading account assets
Trading securities and loans	75,573	(28,052)	—	7,418	(4,166)	50,773	(19,572)
Derivatives, net (4)	(2,470)	7,804	—	(2,188)	440	3,586	9,622
Investments	17,060	—	(4,917)	5,787	10,343	28,273	(801)
Loans	9	—	(15)	—	166	160	(19)
Mortgage servicing rights	8,380	—	(1,870)	—	(853)	5,657	(1,870)
Other financial assets measured on a recurring basis	1,171	—	86	422	(1,320)	359	86
Liabilities
Interest-bearing deposits	$56	$(5)	$—	$13	$(20)	$54	$(3)
Securities sold under agreements to repurchase	6,158	(273)	—	6,158	(1,422)	11,167	(136)
Trading account liabilities
Securities sold, not yet purchased	473	153	—	1,036	(703)	653	328
Short-term borrowings	5,016	106	—	(1,798)	(1,783)	1,329	(63)
Long-term debt	8,953	2,228	—	38,792	(34,319)	11,198	1,115
Other financial liabilities measured on a recurring basis	1	—	(61)	—	(61)	1	—

(1)          Changes in fair value for available-for-sale investments (debt securities) are recorded in Accumulated other comprehensive income, while gains and losses from sales are recorded in Realized gains (losses) from sales of investments on the Consolidated Statement of Income.

(2)          Unrealized gains (losses) on MSRs are recorded in Commissions and fees on the Consolidated Statement of Income.

(3)          Represents the amount of total gains or losses for the period, included in earnings (and Accumulated other comprehensive income for changes in fair value for available-for-sale investments), attributable to the change in fair value relating to assets and liabilities classified as Level 3 that are still held at December 31, 2009 and 2008.

(4)          Total Level 3 derivative exposures have been netted in these tables for presentation purposes only.

The following is a discussion of the changes to the Level 3 balances for each of the roll-forward tables presented above.

The significant changes from December 31, 2008 to December 31, 2009 in Level 3 assets and liabilities are due to:

•       A net decrease in trading securities of $10.8 billion that was driven by:

•                  Net transfers of $6.5 billion, due mainly to the transfer of debt securities from Level 3 to Level 2 due to increased liquidity and pricing transparency; and

•                  Net settlements of $5.8 billion, due primarily to the liquidations of subprime securities of $4.1 billion.

•       The change in net trading derivatives driven by:

•                  A net loss of $4.9 billion relating to complex derivative contracts, such as those linked to credit, equity and commodity exposures. These losses include both realized and unrealized losses during 2009 and are partially offset by gains recognized in instruments that have been classified in Levels 1 and 2; and

•                  Net increase in derivative assets of $4.3 billion, which includes cash settlements of derivative contracts in an unrealized loss position, notably those linked to subprime exposures.

•       The decrease in Level 3 Investments of $6.9 billion primarily resulted from:

•                  A reduction of $5.0 billion, due mainly to paydowns on debt securities and sales of private equity investments;

•                  The net transfer of investment securities from Level 3 to Level 2 of $1.5 billion, due to increased availability of observable pricing inputs; and

•                  Net losses recognized of $0.4 billion due mainly to losses on non-marketable equity securities including write-downs on private equity investments.

•       The decrease in securities sold under agreements to repurchase of $9.1 billion is driven by a $8.6 billion net transfers from Level 3 to Level 2 as effective maturity dates on structured repos have shortened.

•       The decrease in long-term debt of $1.5 billion is driven mainly by $1.3 billion of net terminations of structured notes.

The significant changes from December 31, 2007 to December 31, 2008 in Level 3 are due to:

•       A net decrease in trading securities and loans of $24.8 billion that was driven by:

•                  Net realized and unrealized losses of $28.1 billion recorded in Principal transactions, which was composed mostly of write-downs recognized on various trading securities including ABCP of $9 billion;

•                  Net transfers in of $7.4 billion, which consisted of approximately $26 billion of net transfers in from Level 2 as the availability of observable pricing inputs continued to decline due to the current credit crisis, offset by transfers out of Level 3 of approximately $19 billion primarily related to Level 3 trading inventory being reclassified to held-to-maturity investments during the fourth quarter of 2008; and

•                  Net settlements of trading securities of $4.2 billion.

•       The shift in the net unrealized gains/(losses) from trading derivatives driven by:

•                  A net gain of $7.8 billion relating to complex derivative contracts, such as those linked to credit, equity and commodity exposures. These gains include both realized and unrealized gains and are partially offset by losses recognized in instruments that have been classified in Levels 1 and 2; and

•                  $2.2 billion in net transfers in.

•       The increase in Investments of $11.2 billion primarily resulted from:

•                  The addition of $10.3 billion from net purchases, issuances and settlements, which included $8.7 billion in senior debt securities retained by the Company from its sale of a corporate loan portfolio that included highly leveraged loans during the second quarter of 2008, plus $3 billion of ARS securities purchased from GWM clients, in accordance with the Auction Rate Securities settlement agreement;

•                  The net transfer in of investment securities from Level 2 of $5.8 billion, as the availability of observable pricing inputs continued to decline due to the current credit crisis; and

•                  Net losses recognized of $4.9 billion which was recorded in Accumulated other comprehensive income (loss) primarily related to Alt-A MBS classified as available-for-sale investments.

•       The decrease in Mortgage Servicing Rights of $2.7 billion was primarily attributed to mark-to-market losses recognized in the portfolio due to decreases in the mortgage interest rates and increases in refinancing.

•       The increase in Securities sold under agreements to repurchase of $5 billion is driven by a $6.2 billion increase from net transfers in as the continued credit crisis impacted the availability of observable inputs for the underlying securities related to this liability. This was offset by a reduction from net settlements of $1.4 billion.

•       The decrease in short-term borrowings of $3.7 billion is due to net transfers out of $1.8 billion as valuation methodology inputs considered to be unobservable were determined not to be significant to the overall valuation. In addition, net payments of $1.8 billion were made during the year.

•       The increase in long-term debt of $2.2 billion is driven by:

•                  The net transfers in of $38.8 billion, substantially all of which related to the transfer of consolidated SIV debt in the first quarter of 2008, as the availability of observable inputs continued to decline due to the current crisis; offset by

•                  $2.2 billion in gains recognized as credit spreads widened during the year; and

•                  $34.3 billion decrease from net settlements/payments. Included in these settlements were $21 billion of payments made on maturing SIV debt and the replacement of $17 billion of non-recourse, consolidated SIV debt classified as Level 3 with Citigroup debt classified as Level 2. This replacement occurred in connection with the purchase of the SIV assets by the Company in November 2008.

Items Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis and therefore are not included in the tables above.

These include assets measured at cost that have been written down to fair value during the periods as a result of an impairment. In addition, these assets include loans held-for-sale that are measured at LOCOM that were recognized at fair value below cost at the end of the period.

The fair value of loans measured on a LOCOM basis is determined where possible using quoted secondary-market prices. Such loans are generally classified as Level 2 of the fair-value hierarchy given the level of activity in the market and the frequency of available quotes. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan.

The following table presents all loans held-for-sale that are carried at LOCOM as of December 31, 2009 and 2008 (in billions):

	Aggregate cost	Fair value	Level 2	Level 3
December 31, 2009	$2.5	$1.6	$0.3	$1.3
December 31, 2008	3.1	2.1	0.8	1.3

27. FAIR VALUE ELECTIONS

The Company may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made upon the acquisition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair-value election may not be revoked once an election is made.

Additionally, the transition provisions of ASC 825-10 (SFAS 159) permit a one-time election for existing positions at the adoption date with a cumulative-effect adjustment included in opening retained earnings and future changes in fair value reported in earnings.

The Company also has elected to adopt the fair value accounting provisions for certain assets and liabilities prospectively. Hybrid financial instruments, such as structured notes containing embedded derivatives that otherwise would require bifurcation, as well as certain interest-only instruments, may be accounted for at fair value if the Company makes an irrevocable election to do so on an instrument-by-instrument basis. The changes in fair value are recorded in current earnings. Additional discussion regarding the applicable areas in which fair value elections were made is presented in Note 26 to the Consolidated Financial Statements.

All servicing rights must now be recognized initially at fair value. At its initial adoption, the standard permitted a one-time irrevocable election to re-measure each class of servicing rights at fair value, with the changes in fair value recorded in current earnings. The classes of servicing rights are identified based on the availability of market inputs used in determining their fair values and the methods for managing their risks. The Company has elected fair-value accounting for its mortgage and student loan classes of servicing rights. The impact of adopting this standard was not material. See Note 23 to the Consolidated Financial Statements for further discussions regarding the accounting and reporting of mortgage servicing rights.

The following table presents, as of December 31, 2009 and 2008, the fair value of those positions selected for fair-value accounting, as well as the changes in fair value for the years ended December 31, 2009 and 2008:

In millions of dollars	Fair value at December 31, 2009	Fair value at December 31, 2008	Changes in fair value gains (losses) 2009	Changes in fair value gains (losses) 2008 (1)
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell
Selected portfolios of securities purchased under agreements to resell, securities borrowed (2)	$87,837	$70,305	$(864)	$2,438
Trading account assets
Legg Mason convertible preferred equity securities originally classified as available-for-sale	$—	$—	$—	$(13)
Selected letters of credit hedged by credit default swaps or participation notes	30	—	64	—
Certain credit products	14,338	16,254	5,916	(6,272)
Certain hybrid financial instruments	—	33	—	3
Retained interests from asset securitizations	2,357	3,026	2,024	(1,890)
Total trading account assets	$16,725	$19,313	$8,004	$(8,172)
Investments
Certain investments in private equity and real estate ventures	$321	$469	$(67)	$(254)
Other	253	295	(70)	(35)
Total investments	$574	$764	$(137)	$(289)
Loans
Certain credit products	$945	$2,315	$35	$(60)
Certain mortgage loans	34	36	3	(34)
Certain hybrid financial instruments	460	381	27	19
Total loans	$1,439	$2,732	$65	$(75)
Other assets
Mortgage servicing rights	$6,530	$5,657	$1,543	$(1,870)
Certain mortgage loans	3,338	4,273	35	78
Certain equity method investments	598	936	211	(362)
Total other assets	$10,466	$10,866	$1,789	$(2,154)
Total	$117,041	$103,980	$8,857	$(8,252)
Liabilities
Interest-bearing deposits
Certain structured liabilities	$167	$320	$—	$—
Certain hybrid financial instruments	1,378	2,286	(701)	640
Total interest-bearing deposits	$1,545	$2,606	$(701)	$640
Federal funds purchased and securities loaned or sold under agreements to repurchase
Selected portfolios of securities sold under agreements to repurchase, securities loaned (2)	$104,030	$138,866	$155	$(319)
Trading account liabilities
Selected letters of credit hedged by credit default swaps or participation notes	$—	$72	$37	$(81)
Certain hybrid financial instruments	5,325	4,679	(2,360)	4,663
Total trading account liabilities	$5,325	$4,751	$(2,323)	$4,582
Short-term borrowings
Certain non-collateralized short-term borrowings	$140	$2,303	$(19)	$(9)
Certain hybrid financial instruments	499	2,112	(100)	277
Certain structured liabilities	—	3	—	1
Certain non-structured liabilities	—	13,189	(33)	250
Total short-term borrowings	$639	$17,607	$(152)	$519
Long-term debt
Certain structured liabilities	$3,666	$3,083	$(268)	$160
Certain non-structured liabilities	8,008	7,189	(303)	3,802
Certain hybrid financial instruments	14,268	16,991	(2,612)	3,730
Total long-term debt	$25,942	$27,263	$(3,183)	$7,692
Total	$137,481	$191,093	$(6,204)	$13,114

(1)          Reclassified to conform to current period’s presentation.

(2)          Reflects netting of the amounts due from securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase.

Own Credit Valuation Adjustment

The fair value of debt liabilities for which the fair value option was elected (other than non-recourse and similar liabilities) was impacted by the narrowing of the Company’s credit spreads. The estimated change in the fair value of these debt liabilities due to such changes in the Company’s own credit risk (or instrument-specific credit risk) was a loss of $4.226 billion and a gain of $4.558 billion for the years ended December 31, 2009 and 2008, respectively. Changes in fair value resulting from changes in instrument-specific credit risk were estimated by incorporating the Company’s current observable credit spreads into the relevant valuation technique used to value each liability as described above.

During the fourth quarter of 2008, the Company changed the source of its credit spreads from those observed in the credit default swap market to those observed in the bond market.  Had this modification been in place since the beginning of 2008, the change in the Company’s own credit spread would have resulted in a gain of $2.49 billion and a gain of $2.02 billion for the three and twelve months ended December 31, 2008, respectively. See also Note 1 to the Consolidated Financial Statements for a discussion of the Company’s correction of an error in the calculation of CVA for prior periods.

The Fair Value Option for Financial Assets and Financial Liabilities

Selected portfolios of securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, securities loaned and certain non-collateralized short-term borrowings

The Company elected the fair value option retrospectively for our United States and United Kingdom portfolios of fixed-income securities purchased under agreements to resell and fixed-income securities sold under agreements to repurchase (and certain non-collateralized short-term borrowings). The fair value option was also elected prospectively in the second quarter of 2007 for certain portfolios of fixed-income securities lending and borrowing transactions based in Japan. In each case, the election was made because the related interest-rate risk is managed on a portfolio basis, primarily with derivative instruments that are accounted for at fair value through earnings. Previously, these positions were accounted for on an accrual basis.

Changes in fair value for transactions in these portfolios are recorded in Principal transactions. The related interest revenue and interest expense are measured based on the contractual rates specified in the transactions and are reported as interest revenue and expense in the Consolidated Statement of Income.

Legg Mason convertible preferred equity securities

The Legg Mason convertible preferred equity securities (Legg shares) were acquired in connection with the sale of Citigroup’s Asset Management business in December 2005. Prior to the election of fair value option accounting, the shares were classified as available-for-sale securities with the unrealized loss of $232 million as of December 31, 2006 included in Accumulated other comprehensive income (loss). This unrealized loss was recorded upon election of a fair value as a reduction of January 1, 2007 Retained earnings as part of the cumulative-effect adjustment.

During the first quarter of 2008, the Company sold the remaining 8.4 million Legg shares at a pretax loss of $10.3 million ($6.7 million after-tax).

Selected letters of credit and revolving loans hedged by credit default swaps or participation notes

The Company has elected the fair value option for certain letters of credit that are hedged with derivative instruments or participation notes. Upon electing the fair value option, the related portions of the allowance for loan losses and the allowance for unfunded lending commitments were reversed. Citigroup elected the fair value option for these transactions because the risk is managed on a fair value basis and mitigates accounting mismatches.

The notional amount of these unfunded letters of credit was $1.8 billion as of December 31, 2009 and $1.4 billion as of December 31, 2008. The amount funded was insignificant with no amounts 90 days or more past due or on a non-accrual status at December 31, 2009 and 2008.

These items have been classified in Trading account assets or Trading account liabilities on the Consolidated Balance Sheet. Changes in fair value of these items are classified in Principal transactions in the Company’s Consolidated Statement of Income.

Certain credit products

Citigroup has elected the fair value option for certain originated and purchased loans, including certain unfunded loan products, such as guarantees and letters of credit, executed by Citigroup’s trading businesses. None of these credit products is a highly leveraged financing commitment. Significant groups of transactions include loans and unfunded loan products that are expected to be either sold or securitized in the near term, or transactions where the economic risks are hedged with derivative instruments such as purchased credit default swaps or total return swaps where the Company pays the total return on the underlying loans to a third party. Citigroup has elected the fair value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications. Fair value was not elected for most lending transactions across the Company, including where those management objectives would not be met.

The following table provides information about certain credit products carried at fair value:

	December 31, 2009		December 31, 2008 (1)
In millions of dollars	Trading assets	Loans	Trading assets	Loans
Carrying amount reported on the Consolidated Balance Sheet	$14,338	$945	$16,254	$2,315
Aggregate unpaid principal balance in excess of fair value	390	(44)	6,501	3
Balance of non-accrual loans or loans more than 90 days past due	312	—	77	—
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	267	—	190	—

(1)          Reclassified to conform to current period’s presentation.

In addition to the amounts reported above, $200 million and $72 million of unfunded loan commitments related to certain credit products selected for fair value accounting were outstanding as of December 31, 2009 and 2008, respectively.

Changes in fair value of funded and unfunded credit products are classified in Principal transactions in the Company’s Consolidated Statement of Income. Related interest revenue is measured based on the contractual interest rates and reported as Interest revenue on trading account assets or loans depending on their balance sheet classifications. The changes in fair value for the years ended December 31, 2009 and 2008 due to instrument-specific credit risk totaled to a gain of $5.9 billion and a loss of $6.0 billion, respectively.

Certain hybrid financial instruments

The Company has elected to apply fair value accounting for certain hybrid financial assets and liabilities whose performance is linked to risks other than interest rate, foreign exchange or inflation (e.g., equity, credit or commodity risks). In addition, the Company has elected fair value accounting for residual interests retained from securitizing certain financial assets.

The Company has elected fair value accounting for these instruments because these exposures are considered to be trading-related positions and, therefore, are managed on a fair value basis. In addition, the accounting for these instruments is simplified under a fair value approach as it eliminates the complicated operational requirements of bifurcating the embedded derivatives from the host contracts and accounting for each separately. The hybrid financial instruments are classified as Trading account assets, Loans, Deposits, Trading account liabilities (for prepaid derivatives), Short-term borrowings or Long-term debt on the Company’s Consolidated Balance Sheet according to their legal form, while residual interests in certain securitizations are classified as Trading account assets.

For hybrid financial instruments for which fair value accounting has been elected and that are classified as Long-term debt, the aggregate unpaid principal exceeded the aggregate fair value by $3.4 billion and $4.1 billion as of December 31, 2009 and 2008, respectively. The difference for those instruments classified as Loans is immaterial.

Changes in fair value for hybrid financial instruments, which in most cases includes a component for accrued interest, are recorded in Principal transactions in the Company’s Consolidated Statement of Income. Interest accruals for certain hybrid instruments classified as trading assets are recorded separately from the change in fair value as Interest revenue in the Company’s Consolidated Statement of Income.

Certain investments in private equity and real estate ventures and certain equity method investments

Citigroup invests in private equity and real estate ventures for the purpose of earning investment returns and for capital appreciation. The Company has elected the fair value option for certain of these ventures, because such investments are considered similar to many private equity or hedge fund activities in our investment companies, which are reported at fair value. The fair value option brings consistency in the accounting and evaluation of certain of these investments. All investments (debt and equity) in such private equity and real estate entities are accounted for at fair value. These investments are classified as Investments on Citigroup’s Consolidated Balance Sheet.

Citigroup also holds various non-strategic investments in leveraged buyout funds and other hedge funds that previously were required to be accounted for under the equity method. The Company elected fair value accounting to reduce operational and accounting complexity. Since the funds account for all of their underlying assets at fair value, the impact of applying the equity method to Citigroup’s investment in these funds was equivalent to fair value accounting. Thus, this fair value election had no impact on opening Retained earnings. These investments are classified as Other assets on Citigroup’s Consolidated Balance Sheet.

Changes in the fair values of these investments are classified in Other revenue in the Company’s Consolidated Statement of Income.

Certain mortgage loans

Citigroup has elected the fair value option for certain purchased and originated prime fixed-rate and conforming adjustable-rate first mortgage loans held-for-sale. These loans are intended for sale or securitization and are hedged with derivative instruments. The Company has elected the fair value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications. The fair value option was not elected for loans held-for-investment, as those loans are not hedged with derivative instruments.

The following table provides information about certain mortgage loans carried at fair value:

In millions of dollars	December 31, 2009	December 31, 2008
Carrying amount reported on the Consolidated Balance Sheet	$3,338	$4,273
Aggregate fair value in excess of unpaid principal balance	55	138
Balance of non-accrual loans or loans more than 90 days past due	4	9
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	3	2

The changes in fair values of these mortgage loans are reported in Other revenue in the Company’s Consolidated Statement of Income. The changes in fair value during the years ended December 31, 2009 and 2008 due to instrument-specific credit risk resulted in a $10 million loss and $32 million loss, respectively.  Related interest income continues to be measured based on the contractual interest rates and reported as such in the Consolidated Statement of Income.

Mortgage servicing rights

The Company accounts for mortgage servicing rights (MSRs) at fair value. Fair value for MSRs is determined using an option-adjusted spread valuation approach. This approach consists of projecting servicing cash flows under multiple interest-rate scenarios and discounting these cash flows using risk-adjusted rates. The model assumptions used in the valuation of MSRs include mortgage prepayment speeds and discount rates. The fair value of MSRs is primarily affected by changes in prepayments that result from shifts in mortgage interest rates. In managing this risk, the Company hedges a significant portion of the values of its MSRs through the use of interest-rate derivative contracts, forward-purchase commitments of mortgage-backed securities, and purchased securities classified as trading. See Note 23 to the Consolidated Financial Statements for further discussions regarding the accounting and reporting of MSRs.

These MSRs, which totaled $6.5 billion and $5.7 billion as of December 31, 2009 and 2008, respectively, are classified as Mortgage servicing rights on Citigroup’s Consolidated Balance Sheet. Changes in fair value of MSRs are recorded in Commissions and fees in the Company’s Consolidated Statement of Income.

Certain structured liabilities

The Company has elected the fair value option for certain structured liabilities whose performance is linked to structured interest rates, inflation or currency risks (“structured liabilities”). The Company elected the fair value option, because these exposures are considered to be trading-related positions and, therefore, are managed on a fair value basis. These positions will continue to be classified as debt, deposits or derivatives (Trading account liabilities) on the Company’s Consolidated Balance Sheet according to their legal form.

For those structured liabilities classified as Long-term debt for which the fair value option has been elected, the aggregate unpaid principal balance exceeded the aggregate fair value by $125 million and $671 million as of December 31, 2009 and 2008, respectively.

The change in fair value for these structured liabilities is reported in Principal transactions in the Company’s Consolidated Statement of Income.

Related interest expense is measured based on the contractual interest rates and reported as such in the Consolidated Income Statement.

Certain non-structured liabilities

The Company has elected the fair value option for certain non-structured liabilities with fixed and floating interest rates (“non-structured liabilities”). The Company has elected the fair value option where the interest-rate risk of such liabilities is economically hedged with derivative contracts or the proceeds are used to purchase financial assets that will also be accounted for at fair value through earnings. The election has been made to mitigate accounting mismatches and to achieve operational simplifications. These positions are reported in Short-term borrowings and Long-term debt on the Company’s Consolidated Balance Sheet.

For those non-structured liabilities classified as Short-term borrowings for which the fair value option has been elected, the aggregate unpaid principal balance exceeded the aggregate fair value of such instruments by $220 million as of December 31, 2008.

For non-structured liabilities classified as Long-term debt for which the fair value option has been elected, the aggregate unpaid principal balance exceeded the aggregate fair value by $1,542 million and $856 million as of December 31, 2009 and 2008, respectively. The change in fair value for these non-structured liabilities is reported in Principal transactions in the Company’s Consolidated Statement of Income.

Related interest expense continues to be measured based on the contractual interest rates and reported as such in the Consolidated Income Statement.

28. FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimated Fair Value of Financial Instruments

The table below presents the carrying value and fair value of Citigroup’s financial instruments. The disclosure excludes leases, affiliate investments, pension and benefit obligations and insurance policy claim reserves. In addition, contract-holder fund amounts exclude certain insurance contracts. Also as required, the disclosure excludes the effect of taxes, any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, excess fair value associated with deposits with no fixed maturity and other expenses that would be incurred in a market transaction. In addition, the table excludes the values of non-financial assets and liabilities, as well as a wide range of franchise, relationship and intangible values (but includes mortgage servicing rights), which are integral to a full assessment of Citigroup’s financial position and the value of its net assets.

The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments not accounted for at fair value, as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization. Quoted market prices are used when available for investments and for both trading and end-user derivatives, as well as for liabilities, such as long-term debt, with quoted prices. For performing loans not accounted for at fair value, contractual cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used. For loans with doubt as to collectability, expected cash flows are discounted using an appropriate rate considering the time of collection and the premium for the uncertainty of the cash flows. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC 820-10 (SFAS No. 157). The value of collateral is also considered. For liabilities such as long-term debt not accounted for at fair value and without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

	2009		2008
In billions of dollars at year end	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Assets
Investments	$306.1	$307.6	$256.0	$251.9
Federal funds sold and securities borrowed or purchased under agreements to resell	222.0	222.0	184.1	184.1
Trading account assets	342.8	342.8	377.6	377.6
Loans (1)	552.5	542.8	660.9	642.7
Other financial assets (2)	290.9	290.9	316.6	316.6

	2009		2008
In billions of dollars at year end	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Liabilities
Deposits	$835.9	$834.5	$774.2	$772.9
Federal funds purchased and securities loaned or sold under agreements to repurchase	154.3	154.3	205.3	205.3
Trading account liabilities	137.5	137.5	165.8	165.8
Long-term debt	364.0	354.8	359.6	317.1
Other financial liabilities (3)	175.8	175.8	255.6	255.6

(1)          The carrying value of loans is net of the Allowance for loan losses of $36.0 billion for 2009 and $29.6 billion for 2008. In addition, the carrying values exclude $2.9 billion and $3.7 billion of lease finance receivables in 2009 and 2008, respectively.

(2)          Includes cash and due from banks, deposits with banks, brokerage receivables, reinsurance recoverable, mortgage servicing rights, separate and variable accounts and other financial instruments included in Other assets on the Consolidated Balance Sheet, for all of which the carrying value is a reasonable estimate of fair value.

(3)          Includes brokerage payables, separate and variable accounts, short-term borrowings and other financial instruments included in Other liabilities on the Consolidated Balance Sheet, for all of which the carrying value is a reasonable estimate of fair value.

Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value and as existing assets and liabilities run off and new transactions are entered into.

The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The carrying values (reduced by the Allowance for loan losses) exceeded the estimated fair values of Citigroup’s loans, in aggregate, by $9.7 billion and by $18.2 billion in 2009 and 2008, respectively. At December 31, 2009, the carrying values, net of allowances, exceeded the estimated values by $8.2 billion and $1.5 billion for consumer loans and corporate loans, respectively.

The estimated fair values of the Company’s corporate unfunded lending commitments at December 31, 2009 and 2008 were liabilities of $3.3 billion and $7.1 billion, respectively. The Company does not estimate the fair values of consumer unfunded lending commitments, which are generally cancellable by providing notice to the borrower.

29. PLEDGED ASSETS, COLLATERAL, COMMITMENTS AND GUARANTEES

Pledged Assets

At December 31, 2009 and 2008, the approximate fair values of securities sold under agreements to repurchase and other assets pledged, excluding the impact of allowable netting, were as follows:

In millions of dollars	2009	2008
For securities sold under agreements to repurchase	$237,707	$237,055
As collateral for securities borrowed for approximately equivalent value	44,095	81,740
As collateral on bank loans	188,160	144,982
To clearing organizations or segregated under securities laws and regulations	21,385	41,312
For securities loaned	36,767	51,158
Other	30,000	52,576
Total	$558,114	$608,823

In addition, included in cash and due from banks at December 31, 2009 and 2008 are $11.2 billion and $11.7 billion, respectively, of cash segregated under federal and other brokerage regulations or deposited with clearing organizations.

At December 31, 2009 and 2008, the Company had $1.9 billion and $3.1 billion, respectively, of outstanding letters of credit from third-party banks to satisfy various collateral and margin requirements.

Collateral

At December 31, 2009 and 2008, the approximate market value of collateral received by the Company that may be sold or repledged by the Company, excluding amounts netted was $346.2 billion and $340.2 billion, respectively. This collateral was received in connection with resale agreements, securities borrowings and loans, derivative transactions and margined broker loans.

At December 31, 2009 and 2008, a substantial portion of the collateral received by the Company had been sold or repledged in connection with repurchase agreements, securities sold, not yet purchased, securities borrowings and loans, pledges to clearing organizations, segregation requirements under securities laws and regulations, derivative transactions and bank loans.

In addition, at December 31, 2009 and 2008, the Company had pledged $253 billion and $236 billion, respectively, of collateral that may not be sold or repledged by the secured parties.

Lease Commitments

Rental expense (principally for offices and computer equipment) was $2.0 billion, $2.7 billion and $2.3 billion for the years ended December 31, 2009, 2008 and 2007, respectively.

Future minimum annual rentals under noncancelable leases, net of sublease income, are as follows:

In millions of dollars
2010	$1,247
2011	1,110
2012	1,007
2013	900
2014	851
Thereafter	2,770
Total	$7,885

Guarantees

The Company provides a variety of guarantees and indemnifications to Citigroup customers to enhance their credit standing and enable them to complete a wide variety of business transactions. For certain contracts meeting the definition of a guarantee, the guarantor must recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee.

In addition, the guarantor must disclose the maximum potential amount of future payments the guarantor could be required to make under the guarantee, if there were a total default by the guaranteed parties. The determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. Such amounts bear no relationship to the anticipated losses, if any, on these guarantees.

The following tables present information about the Company’s guarantees at December 31, 2009 and December 31, 2008:

	Maximum potential amount of future payments
In billions of dollars at December 31, except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions)
2009
Financial standby letters of credit	$41.4	$48.0	$89.4	$438.8
Performance guarantees	9.4	4.5	13.9	32.4
Derivative instruments considered to be guarantees	4.1	3.6	7.7	569.2
Loans sold with recourse	—	0.3	0.3	76.6
Securities lending indemnifications (1)	64.5	—	64.5	—
Credit card merchant processing (1)	59.7	—	59.7	—
Custody indemnifications and other	—	33.5	33.5	121.4
Total	$179.1	$89.9	$269.0	$1,238.4

(1)          The carrying values of guarantees of collections of contractual cash flows, securities lending indemnifications and credit card merchant processing are not material, as the Company has determined that the amount and probability of potential liabilities arising from these guarantees are not significant.

	Maximum potential amount of future payments
In billions of dollars at December 31, except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions)
2008
Financial standby letters of credit	$31.6	$62.6	$94.2	$289.0
Performance guarantees	9.4	6.9	16.3	23.6
Derivative instruments considered to be guarantees (2)	7.6	7.2	14.8	1,308.4
Guarantees of collection of contractual cash flows (1)	—	0.3	0.3	—
Loans sold with recourse	—	0.3	0.3	56.4
Securities lending indemnifications (1)	47.6	—	47.6	—
Credit card merchant processing (1)	56.7	—	56.7	—
Custody indemnifications and other	—	21.6	21.6	149.2
Total	$152.9	$98.9	$251.8	$1,826.6

(1)          The carrying values of guarantees of collections of contractual cash flows, securities lending indemnifications and credit card merchant processing are not material, as the Company has determined that the amount and probability of potential liabilities arising from these guarantees are not significant.

(2)          Reclassified to conform to the current period’s presentation.

Financial standby letters of credit

Citigroup issues standby letters of credit which substitute its own credit for that of the borrower. If a letter of credit is drawn down, the borrower is obligated to repay Citigroup. Standby letters of credit protect a third party from defaults on contractual obligations. Financial standby letters of credit include guarantees of payment of insurance premiums and reinsurance risks that support industrial revenue bond underwriting and settlement of payment obligations to clearing houses, and also support options and purchases of securities or are in lieu of escrow deposit accounts. Financial standbys also backstop loans, credit facilities, promissory notes and trade acceptances.

Performance guarantees

Performance guarantees and letters of credit are issued to guarantee a customer’s tender bid on a construction or systems-installation project or to guarantee completion of such projects in accordance with contract terms. They are also issued to support a customer’s obligation to supply specified products, commodities, or maintenance or warranty services to a third party.

Derivative instruments considered to be guarantees

Derivatives are financial instruments whose cash flows are based on a notional amount or an underlying instrument, where there is little or no initial investment, and whose terms require or permit net settlement. Derivatives may be used for a variety of reasons, including risk management, or to enhance returns. Financial institutions often act as intermediaries for their clients, helping clients reduce their risks. However, derivatives may also be used to take a risk position.

The derivative instruments considered to be guarantees, which are presented in the tables above, include only those instruments that require Citi to make payments to the counterparty based on changes in an underlying that is related to an asset, a liability, or an equity security held by the guaranteed party. More specifically, derivative instruments considered to be guarantees include certain over-the-counter written put options where the counterparty is not a bank, hedge fund or broker-dealer (such counterparties are considered to be dealers in these markets, and may therefore not hold the underlying instruments). However, credit derivatives sold by the Company are excluded from this presentation, as they are disclosed separately within this note below. In addition, non-credit derivative contracts that are cash settled and for which the Company is unable to assert that it is probable the counterparty held the underlying instrument at the inception of the contract also are excluded from the disclosure above.

In instances where the Company’s maximum potential future payment is unlimited, the notional amount of the contract is disclosed.

Guarantees of collection of contractual cash flows

Guarantees of collection of contractual cash flows protect investors in credit card receivables securitization trusts from loss of interest relating to insufficient collections on the underlying receivables in the trusts. The notional amount of these guarantees as of December 31, 2008 was $300 million. No such guarantees were outstanding as of December 31, 2009.

Loans sold with recourse

Loans sold with recourse represent the Company’s obligations to reimburse the buyers for loan losses under certain circumstances. Recourse refers to the clause in a sales agreement under which a lender will fully reimburse the buyer/investor for any losses resulting from the purchased loans. This may be accomplished by the seller’s taking back any loans that become delinquent.

Securities lending indemnifications

Owners of securities frequently lend those securities for a fee to other parties who may sell them short or deliver them to another party to satisfy some other obligation. Banks may administer such securities lending programs for their clients. Securities lending indemnifications are issued by the bank to guarantee that a securities lending customer will be made whole in the event that the security borrower does not return the security subject to the lending agreement and collateral held is insufficient to cover the market value of the security.

Credit card merchant processing

Credit card merchant processing guarantees represent the Company’s indirect obligations in connection with the processing of private label and bankcard transactions on behalf of merchants.

Citigroup’s primary credit card business is the issuance of credit cards to individuals. In addition, the Company provides transaction processing services to various merchants with respect to bankcard and private-label cards. In the event of a billing dispute with respect to a bankcard transaction between a merchant and a cardholder that is ultimately resolved in the cardholder’s favor, the third party holds the primary contingent liability to credit or refund the amount to the cardholder and charge back the transaction to the merchant. If the third party is unable to collect this amount from the merchant, it bears the loss for the amount of the credit or refund paid to the cardholder.

The Company continues to have the primary contingent liability with respect to its portfolio of private-label merchants. The risk of loss is mitigated as the cash flows between the third party or the Company and the merchant are settled on a net basis and the third party or the Company has the right to offset any payments with cash flows otherwise due to the merchant. To further mitigate this risk, the third party or the Company may require a merchant to make an escrow deposit, delay settlement, or include event triggers to provide the third party or the Company with more financial and operational control in the event of the financial deterioration of the merchant, or require various credit enhancements (including letters of credit and bank guarantees). In the unlikely event that a private-label merchant is unable to deliver products, services or a refund to its private-label cardholders, Citigroup is contingently liable to credit or refund cardholders. In addition, although a third party holds the primary contingent liability with respect to the processing of bankcard transactions, in the event that the third party does not have sufficient collateral from the merchant or sufficient financial resources of its own to provide the credit or refunds to the cardholders, Citigroup would be liable to credit or refund the cardholders.

The Company’s maximum potential contingent liability related to both bankcard and private-label merchant processing services is estimated to be the total volume of credit card transactions that meet the requirements to be valid chargeback transactions at any given time. At December 31, 2009 and December 31, 2008, this maximum potential exposure was estimated to be $60 billion and $57 billion, respectively.

However, the Company believes that the maximum exposure is not representative of the actual potential loss exposure based on the Company’s historical experience and its position as a secondary guarantor (in the case of bankcards). In most cases, this contingent liability is unlikely to arise, as most products and services are delivered when purchased, and amounts are refunded when items are returned to merchants. The Company assesses the probability and amount of its contingent liability related to merchant processing based on the financial strength of the primary guarantor (in the case of bankcards) and the extent and nature of unresolved chargebacks and its historical loss experience. At December 31, 2009 and December 31, 2008, the estimated losses incurred and the carrying amounts of the Company’s contingent obligations related to merchant processing activities were immaterial.

Custody indemnifications

Custody indemnifications are issued to guarantee that custody clients will be made whole in the event that a third-party subcustodian or depository institution fails to safeguard clients’ assets.

Other

As of December 31, 2008, Citigroup carried a reserve of $149 million related to certain of Visa USA’s litigation matters. As of December 31, 2009, the carrying value of the reserve was $121 million and was included in Other liabilities on the Consolidated Balance Sheet.

Other guarantees and indemnifications

The Company, through its credit card business, provides various cardholder protection programs on several of its card products, including programs that provide insurance coverage for rental cars, coverage for certain losses associated with purchased products, price protection for certain purchases and protection for lost luggage. These guarantees are not included in the table, since the total outstanding amount of the guarantees and the Company’s maximum exposure to loss cannot be quantified. The protection is limited to certain types of purchases and certain types of losses and it is not possible to quantify the purchases that would qualify for these benefits at any given time. The Company assesses the probability and amount of its potential liability related to these programs based on the extent and nature of its historical loss experience. At December 31, 2009 and 2008, the actual and estimated losses incurred and the carrying value of the Company’s obligations related to these programs were immaterial.

In the normal course of business, the Company provides standard representations and warranties to counterparties in contracts in connection with numerous transactions and also provides indemnifications that protect the counterparties to the contracts in the event that additional taxes are owed due either to a change in the tax law or an adverse interpretation of the tax law. Counterparties to these transactions provide the Company with comparable indemnifications. While such representations, warranties and tax indemnifications are essential components of many contractual relationships, they do not represent the underlying business purpose for the transactions. The indemnification clauses are often standard contractual terms related to the Company’s own performance under the terms of a contract and are entered into in the normal course of business based on an assessment that the risk of loss is remote. Often these clauses are intended to ensure that terms of a contract are met at inception (for example, that loans transferred to a counterparty in a sales transaction did in fact meet the conditions specified in the contract at the transfer date). No compensation is received for these standard representations and warranties, and it is not possible to determine their fair value because they rarely, if ever, result in a payment. In many cases, there are no stated or notional amounts included in the indemnification clauses and the contingencies potentially triggering the obligation to indemnify have not occurred and are not expected to occur.  These indemnifications are not included in the table above.

In addition, the Company is a member of or shareholder in hundreds of value-transfer networks (VTNs) (payment clearing and settlement systems as well as securities exchanges) around the world. As a condition of membership, many of these VTNs require that members stand ready to backstop the net effect on the VTNs of a member’s default on its obligations. The Company’s potential obligations as a shareholder or member of VTN associations are excluded from the scope of FIN 45, since the shareholders and members represent subordinated classes of investors in the VTNs. Accordingly, the Company’s participation in VTNs is not reported in the table and there are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2009 or December 31, 2008 for potential obligations that could arise from the Company’s involvement with VTN associations.

In the sale of an insurance subsidiary, the Company provided an indemnification to an insurance company for policyholder claims and other liabilities relating to a book of long-term care (LTC) business (for the entire term of the LTC policies) that is fully reinsured by another insurance company. The reinsurer has funded two trusts with securities whose fair value (approximately $3.3 billion at December 31, 2009) is designed to cover the insurance company’s statutory liabilities for the LTC policies. The assets in these trusts are evaluated and adjusted periodically to ensure that the fair value of the assets continues to cover the estimated statutory liabilities related to the LTC policies, as those statutory liabilities change over time. If the reinsurer fails to perform under the reinsurance agreement for any reason, including insolvency, and the assets in the two trusts are insufficient or unavailable to the ceding insurance company, then Citigroup must indemnify the ceding insurance company for any losses actually incurred in connection with the LTC policies. Since both events would have to occur before Citi would become responsible for any payment to the ceding insurance company pursuant to its indemnification obligation and the likelihood of such events occurring is currently not probable, there is no liability reflected in the Consolidated Balance Sheet as of December 31, 2009 related to this indemnification.

At December 31, 2009 and December 31, 2008, the total carrying amounts of the liabilities related to the guarantees and indemnifications included in the table amounted to approximately $1.2 billion and $1.8 billion, respectively. The carrying value of derivative instruments is included in either Trading liabilities or Other liabilities, depending upon whether the derivative was entered into for trading or non-trading purposes. The carrying value of financial and performance guarantees is included in Other liabilities. For loans sold with recourse, the carrying value of the liability is included in Other liabilities. In addition, at December 31, 2009 and December 31, 2008, Other liabilities on the Consolidated Balance Sheet include an allowance for credit losses of $1,157 million and $887 million relating to letters of credit and unfunded lending commitments, respectively.

Collateral

Cash collateral available to the Company to reimburse losses realized under these guarantees and indemnifications amounted to $31 billion and $33 billion at December 31, 2009 and December 31, 2008, respectively. Securities and other marketable assets held as collateral amounted to $43 billion and $27 billion, respectively, the majority of which collateral is held to reimburse losses realized under securities lending indemnifications. Additionally, letters of credit in favor of the Company held as collateral amounted to $1.4 billion and $0.5 billion at December 31, 2009 and December 31, 2008, respectively. Other property may also be available to the Company to cover losses under certain guarantees and indemnifications; however, the value of such property has not been determined.

Performance risk

Citigroup evaluates the performance risk of its guarantees based on the assigned referenced counterparty internal or external ratings. Where external ratings are used, investment-grade ratings are considered to be Baa/BBB and above, while anything below is considered non-investment grade. The Citigroup internal ratings are in line with the related external rating system. On certain underlying referenced credits or entities, ratings are not available. Such referenced credits are included in the not rated category. The maximum potential amount of the future payments related to guarantees and credit derivatives sold is determined to be the notional amount of these contracts, which is the par amount of the assets guaranteed.

Presented in the tables below are the maximum potential amounts of future payments classified based upon internal and external credit ratings as of December 31, 2009 and 2008. As previously mentioned, the determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. Such amounts bear no relationship to the anticipated losses, if any, on these guarantees.

	Maximum potential amount of future payments
In billions of dollars as of December 31, 2009	Investment grade	Non-investment grade	Not rated	Total
Financial standby letters of credit	$49.2	$13.5	$26.7	$89.4
Performance guarantees	6.5	3.7	3.7	13.9
Derivative instruments deemed to be guarantees	—	—	7.7	7.7
Loans sold with recourse	—	—	0.3	0.3
Securities lending indemnifications	—	—	64.5	64.5
Credit card merchant processing	—	—	59.7	59.7
Custody indemnifications and other	27.7	5.8	—	33.5
Total	$83.4	$23.0	$162.6	$269.0

	Maximum potential amount of future payments
In billions of dollars as of December 31, 2008	Investment grade	Non-investment grade	Not rated	Total
Financial standby letters of credit	$49.2	$28.6	$16.4	$94.2
Performance guarantees	5.7	5.0	5.6	16.3
Derivative instruments deemed to be guarantees	—	—	14.8	14.8
Guarantees of collection of contractual cash flows	—	—	0.3	0.3
Loans sold with recourse	—	—	0.3	0.3
Securities lending indemnifications	—	—	47.6	47.6
Credit card merchant processing	—	—	56.7	56.7
Custody indemnifications and other	18.5	3.1	—	21.6
Total	$73.4	$36.7	$141.7	$251.8

Credit Commitments and Lines of Credit

The table below summarizes Citigroup’s credit commitments as of December 31, 2009 and December 31, 2008:

In millions of dollars	U.S.	Outside of U.S.	December 31, 2009	December 31, 2008
Commercial and similar letters of credit	$1,321	$5,890	$7,211	$8,215
One- to four-family residential mortgages	788	282	1,070	937
Revolving open-end loans secured by one- to four-family residential properties	20,914	3,002	23,916	25,212
Commercial real estate, construction and land development	1,185	519	1,704	2,702
Credit card lines	649,625	135,870	785,495	1,002,437
Commercial and other consumer loan commitments	167,510	89,832	257,342	309,997
Total	$841,343	$235,395	$1,076,738	$1,349,500

The majority of unused commitments are contingent upon customers’ maintaining specific credit standards. Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period.

Commercial and similar letters of credit

A commercial letter of credit is an instrument by which Citigroup substitutes its credit for that of a customer to enable the customer to finance the purchase of goods or to incur other commitments. Citigroup issues a letter on behalf of its client to a supplier and agrees to pay the supplier upon presentation of documentary evidence that the supplier has performed in accordance with the terms of the letter of credit. When a letter of credit is drawn, the customer is then required to reimburse Citigroup.

One- to four-family residential mortgages

A one- to four-family residential mortgage commitment is a written confirmation from Citigroup to a seller of a property that the bank will advance the specified sums enabling the buyer to complete the purchase.

Revolving open-end loans secured by one- to four-family residential properties

Revolving open-end loans secured by one- to four-family residential properties are essentially home equity lines of credit. A home equity line of credit is a loan secured by a primary residence or second home to the extent of the excess of fair market value over the debt outstanding for the first mortgage.

Commercial real estate, construction and land development

Commercial real estate, construction and land development include unused portions of commitments to extend credit for the purpose of financing commercial and multifamily residential properties as well as land development projects.

Both secured-by-real-estate and unsecured commitments are included in this line, as well as undistributed loan proceeds, where there is an obligation to advance for construction progress payments. However, this line only includes those extensions of credit that, once funded, will be classified as Total loans, net on the Consolidated Balance Sheet.

Credit card lines

Citigroup provides credit to customers by issuing credit cards. The credit card lines are unconditionally cancellable by the issuer.

Commercial and other consumer loan commitments

Commercial and other consumer loan commitments include overdraft and liquidity facilities, as well as commercial commitments to make or purchase loans, to purchase third-party receivables, to provide note issuance or revolving underwriting facilities and to invest in the form of equity. Amounts include $126 billion and $170 billion with an original maturity of less than one year at December 31, 2009 and December 31, 2008, respectively.

In addition, included in this line item are highly leveraged financing commitments, which are agreements that provide funding to a borrower with higher levels of debt (measured by the ratio of debt capital to equity capital of the borrower) than is generally considered normal for other companies. This type of financing is commonly employed in corporate acquisitions, management buy-outs and similar transactions.

30. CONTINGENCIES

As described in “Legal Proceedings,” Citigroup and its affiliates and subsidiaries and current and former officers, directors and employees have been named, and routinely are named in the ordinary course of business, as defendants in, or as parties to, various legal actions and proceedings.  In accordance with ASC 450 (formerly SFAS 5), Citigroup establishes reserves for litigation and regulatory matters when those matters present loss contingencies that both are probable and can be reasonably estimated.  In view of the inherent unpredictability of litigation and regulatory matters, particularly where the damages sought are substantial or indeterminate, the investigations or proceedings are in the early stages, or the matters involve novel legal theories or a large number of parties, Citigroup cannot state with certainty the timing or ultimate resolution of litigations and regulatory matters, and the actual costs of resolving litigations and regulatory matters may be substantially higher or lower than the amounts reserved for those matters.

Subject to the foregoing, it is the opinion of Citigroup’s management, based on current knowledge and after taking into account available insurance coverage and its current legal reserves, that the eventual outcome of such matters, including the matters described in “Legal Proceedings,” would not be likely to have a material adverse effect on the consolidated financial condition of Citi.  Nonetheless, given the substantial or indeterminate amounts sought in certain of these matters, and the inherent unpredictability of such matters, an adverse outcome in certain of these matters could, from time to time, have a material adverse effect on Citi’s consolidated results of operations or cash flows in particular quarterly or annual periods.

31. CITIBANK, N.A. STOCKHOLDER’S EQUITY

Statement of Changes in Stockholder’s Equity

	Year ended December 31
In millions of dollars, except shares	2009	2008	2007
Common stock ($20 par value)
Balance, beginning of year—shares: 37,534,553 in 2009, 2008 and 2007	$751	$751	$751
Balance, end of year—shares: 37,534,553 in 2009, 2008 and 2007	$751	$751	$751
Surplus
Balance, beginning of year	$74,767	$69,135	$43,753
Capital contribution from parent company	32,992	6,177	25,267
Employee benefit plans	163	183	85
Other (1)	1	(728)	30
Balance, end of year	$107,923	$74,767	$69,135
Retained earnings
Balance, beginning of year	$21,735	$31,915	$30,358
Adjustment to opening balance, net of taxes (2)(3)	402	—	(96)
Adjusted balance, beginning of period	$22,137	$31,915	$30,262
Net income (loss)	(2,794)	(6,215)	2,304
Dividends paid	(3)	(41)	(651)
Other (1)	117	(3,924)	—
Balance, end of year	$19,457	$21,735	$31,915
Accumulated other comprehensive income (loss)
Balance, beginning of year	$(15,895)	$(2,495)	$(1,709)
Adjustment to opening balance, net of taxes (2)(4)	(402)	—	(1)
Adjusted balance, beginning of period	$(16,297)	$(2,495)	$(1,710)
Net change in unrealized gains (losses) on investment securities available-for-sale, net of taxes	3,675	(6,746)	(1,142)
Net change in foreign currency translation adjustment, net of taxes	709	(5,651)	2,143
Net change in cash flow hedges, net of taxes	880	(1,162)	(1,954)
Pension liability adjustment, net of taxes	(499)	159	168
Net change in accumulated other comprehensive income (loss)	$4,765	$(13,400)	$(785)
Balance, end of year	$(11,532)	$(15,895)	$(2,495)
Total Citibank stockholder’s equity	$116,599	$81,358	$99,306
Noncontrolling interest
Balance, beginning of period	$1,082	$1,266	$1,057
Initial origination of a noncontrolling interest	284	—	15
Transactions between noncontrolling interest and the related consolidating subsidiary	(130)	—	—
Net income attributable to noncontrolling interest shareholders	74	101	126
Dividends paid to noncontrolling interest shareholders	(17)	(120)	(54)
Accumulated other comprehensive income—Net change in unrealized gains and losses on investment securities, net of tax	5	3	(10)
Accumulated other comprehensive income—Net change in FX translation adjustment, net of tax	23	(173)	140
All other	(27)	5	(8)
Net change in noncontrolling interest	$212	$(184)	$209
Balance, end of period	$1,294	$1,082	$1,266
Total equity	$117,893	$82,440	$100,572
Comprehensive income (loss)
Net income (loss) before attribution of noncontrolling interest	$(2,720)	$(6,114)	$2,430
Net change in accumulated other comprehensive income (loss)	4,793	(13,570)	(655)
Total comprehensive income (loss)	$2,073	$(19,684)	$1,775
Comprehensive income attributable to the noncontrolling interest	102	(69)	256
Comprehensive income attributable to Citibank	$1,971	$(19,615)	$1,519

(1)          Represents the accounting for the transfers of assets and liabilities between Citibank, N.A. and other affiliates under the common control of Citigroup.

(2)          The adjustment to the opening balances for Retained earnings and Accumulated other comprehensive income (loss) in 2009 represents the cumulative effect of initially adopting ASC 320-10-35-34 (FSP FAS 115-2 and FAS 124-2). See Note 1 to the Consolidated Financial Statements.

(3)          The adjustment to opening balance for Retained earnings in 2007 represents the total of the after-tax gain (loss) amounts for the adoption of the following accounting pronouncements:

• ASC 820 (SFAS 157) for $9 million, • ASC 825 (SFAS 159) for $15 million, • ASC 840 (FSP 13-2) for $(142) million, and • ASC 740 (FIN 48) for $22 million.

See Notes 1, 26 and 27 to the Consolidated Financial Statements.

(4)          The after-tax adjustment to the opening balance of Accumulated other comprehensive income (loss) in 2007 represents the reclassification of the unrealized gains (losses) related to several miscellaneous items previously reported. The related unrealized gains and losses were reclassified to Retained earnings upon the adoption of the fair-value option. See Notes 1 and 27 to the Consolidated Financial Statements for further discussions.

32. SUBSEQUENT EVENTS

LQIF Acquisition

On January 31, 2010 Citigroup elected to exercise its option to acquire approximately 8.5% of LQIF for approximately $500 million. The acquisition of the additional shares is expected to close on April 30, 2010 and will increase Citigroup’s ownership in LQIF to approximately 41.5%. Citigroup retains an option to increase its ownership an additional 8.5% of LQIF in 2010 for an additional $500 million.

Venezuelan Bolivar Devaluation

The Venezuelan government enacted currency restrictions in 2003 that have restricted Citigroup’s ability to obtain foreign currency in Venezuela at the official foreign currency rate. Citigroup uses the official rate to re-measure the foreign currency transactions in the financial statements of our Venezuelan subsidiaries, which have U.S. dollar functional currencies, into U.S. dollars. At December 31, 2009, Citigroup had net monetary assets denominated in bolivars and subject to the official rate of approximately $290 million.

On January 8, 2010, the Venezuelan government announced the devaluation of the official foreign currency exchange rate from 2.15 bolivars per dollar to 4.3 bolivars per dollar and the creation of a dual, subsidized exchange rate of 2.6 bolivars per dollar for the importation of certain essential goods. The devaluation in the rate is expected to result in a pretax loss to the Company of approximately $170 million in the first quarter of 2010. Additionally, revenue and net operating profit in U.S. dollar terms will be reduced on an ongoing basis.

The Company has evaluated subsequent events through February 26, 2010, which is the date its Consolidated Financial Statements were issued.

33. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS SCHEDULES

These condensed Consolidating Financial Statements schedules are presented for purposes of additional analysis but should be considered in relation to the Consolidated Financial Statements of Citigroup taken as a whole.

Citigroup Parent Company

The holding company, Citigroup Inc.

Citigroup Global Markets Holdings Inc. (CGMHI)

Citigroup guarantees various debt obligations of CGMHI as well as all of the outstanding debt obligations under CGMHI’s publicly issued debt.

Citigroup Funding Inc. (CFI)

CFI is a first-tier subsidiary of Citigroup, which issues commercial paper, medium-term notes and structured equity-linked and credit-linked notes, all of which are guaranteed by Citigroup.

CitiFinancial Credit Company (CCC)

An indirect wholly owned subsidiary of Citigroup. CCC is a wholly owned subsidiary of Associates. Citigroup has issued a full and unconditional guarantee of the outstanding indebtedness of CCC.

Associates First Capital Corporation (Associates)

A wholly owned subsidiary of Citigroup. Citigroup has issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates. In addition, Citigroup guaranteed various debt obligations of Citigroup Finance Canada Inc. (CFCI), a wholly owned subsidiary of Associates. CFCI continues to issue debt in the Canadian market supported by a Citigroup guarantee. Associates is the immediate parent company of CCC.

Other Citigroup Subsidiaries

Includes all other subsidiaries of Citigroup, intercompany eliminations, and income/loss from discontinued operations.

Consolidating Adjustments

Includes Citigroup parent company elimination of distributed and undistributed income of subsidiaries, investment in subsidiaries and the elimination of CCC, which is included in the Associates column.

Condensed Consolidating Statements of Income

	Year ended December 31, 2009
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiary banks and bank holding companies	$1,049	$—	$—	$—	$—	$—	$(1,049)	$—

Interest revenue	299	7,447	1	6,150	7,049	61,839	(6,150)	76,635
Interest revenue—intercompany	2,387	2,806	4,132	69	421	(9,746)	(69)	—
Interest expense	9,354	2,585	1,911	86	376	13,495	(86)	27,721
Interest expense—intercompany	(758)	2,390	823	2,243	1,572	(4,027)	(2,243)	—
Net interest revenue	$(5,910)	$5,278	$1,399	$3,890	$5,522	$42,625	$(3,890)	$48,914
Commissions and fees	$—	$5,945	$—	$51	$128	$11,043	$(51)	$17,116
Commissions and fees—intercompany	—	741	(6)	134	152	(887)	(134)	—
Principal transactions	359	(267)	(1,905)	—	2	5,743	—	3,932
Principal transactions—intercompany	(649)	3,605	224	—	(109)	(3,071)	—	—
Other income	(3,731)	13,586	38	428	584	(154)	(428)	10,323
Other income—intercompany	(3,663)	(21)	(47)	2	44	3,687	(2)	—
Total non-interest revenues	$(7,684)	$23,589	$(1,696)	$615	$801	$16,361	$(615)	$31,371
Total revenues, net of interest expense	$(12,545)	$28,867	$(297)	$4,505	$6,323	$58,986	$(5,554)	$80,285
Provisions for credit losses and for benefits and claims	$—	$129	$—	$3,894	$4,354	$35,779	$(3,894)	$40,262
Expenses
Compensation and benefits	$101	$6,389	$—	$523	$686	$17,811	$(523)	$24,987
Compensation and benefits—intercompany	7	470	—	141	141	(618)	(141)	—
Other expense	791	2,739	2	578	735	18,568	(578)	22,835
Other expense—intercompany	782	637	4	526	573	(1,996)	(526)	—
Total operating expenses	$1,681	$10,235	$6	$1,768	$2,135	$33,765	$(1,768)	$47,822
Income (loss) before taxes and equity in undistributed income of subsidiaries	$(14,226)	$18,503	$(303)	$(1,157)	$(166)	$(10,558)	$108	$(7,799)
Income taxes (benefits)	(7,298)	6,852	(146)	(473)	(131)	(6,010)	473	(6,733)
Equities in undistributed income of subsidiaries	5,322	—	—	—	—	—	(5,322)	—
Income (loss) from continuing operations	$(1,606)	$11,651	$(157)	$(684)	$(35)	$(4,548)	$(5,687)	$(1,066)
Income (loss) from discontinued operations, net of taxes	—	—	—	—	—	(445)	—	(445)
Net income (loss) before attrition of noncontrolling interest	$(1,606)	$11,651	$(157)	$(684)	$(35)	$(4,993)	$(5,687)	$(1,511)
Net income (loss) attributable to noncontrolling interests	—	(18)	—	—	—	113	—	95
Citigroup’s net income (loss)	$(1,606)	$11,669	$(157)	$(684)	$(35)	$(5,106)	$(5,687)	$(1,606)

Condensed Consolidating Statements of Income

	Year ended December 31, 2008
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiary banks and bank holding companies	$1,788	$—	$—	$—	$—	$—	$(1,788)	$—

Interest revenue	758	18,569	3	7,218	8,261	78,908	(7,218)	106,499
Interest revenue—intercompany	4,822	2,109	5,156	67	575	(12,662)	(67)	—
Interest expense	9,455	11,607	3,294	141	608	27,786	(141)	52,750
Interest expense—intercompany	(306)	5,014	290	2,435	2,202	(7,200)	(2,435)	—
Net interest revenue	$(3,569)	$4,057	$1,575	$4,709	$6,026	$45,660	$(4,709)	$53,749
Commissions and fees	$(1)	$7,361	$—	$87	$182	$2,824	$(87)	$10,366
Commissions and fees—intercompany	—	521	—	37	52	(573)	(37)	—
Principal transactions	(159)	(22,175)	5,261	—	(6)	(5,522)	—	(22,601)
Principal transactions—intercompany	962	479	(4,070)	—	180	2,449	—	—
Other income	(6,253)	2,896	(174)	389	344	13,272	(389)	10,085
Other income—intercompany	6,521	2,635	187	27	69	(9,412)	(27)	—
Total non-interest revenues	$1,070	$(8,283)	$1,204	$540	$821	$3,038	$(540)	$(2,150)
Total revenues, net of interest expense	$(711)	$(4,226)	$2,779	$5,249	$6,847	$48,698	$(7,037)	$51,599
Provisions for credit losses and for benefits and claims	$—	$381	$—	$4,638	$5,020	$29,313	$(4,638)	$34,714
Expenses
Compensation and benefits	$(150)	$9,651	$—	$667	$906	$20,689	$(667)	$31,096
Compensation and benefits—intercompany	9	912	—	188	189	(1,110)	(188)	—
Other expense	219	4,206	3	663	1,260	32,456	(663)	38,144
Other expense—intercompany	594	1,828	51	451	498	(2,971)	(451)	—
Total operating expenses	$672	$16,597	$54	$1,969	$2,853	$49,064	$(1,969)	$69,240
Income (loss) before taxes and equity in undistributed income of subsidiaries	$(1,383)	$(21,204)	$2,725	$(1,358)	$(1,026)	$(29,679)	$(430)	$(52,355)
Income taxes (benefits)	(2,223)	(8,463)	953	(526)	(310)	(10,283)	526	(20,326)
Equities in undistributed income of subsidiaries	(29,122)	—	—	—	—	—	29,122	—
Income (loss) from continuing operations	$(28,282)	$(12,741)	$1,772	$(832)	$(716)	$(19,396)	$28,166	$(32,029)
Income from discontinued operations, net of taxes	598	—	—	—	—	3,404	—	4,002
Net income (loss) before attrition of noncontrolling interest	$(27,684)	$(12,741)	$1,772	$(832)	$(716)	$(15,992)	$28,166	$(28,027)
Net income (loss) attributable to noncontrolling interests	—	(9)	—	—	—	$(334)	—	$(343)
Citigroup’s net income (loss)	$(27,684)	$(12,732)	$1,772	$(832)	$(716)	$(15,658)	$28,166	$(27,684)

Condensed Consolidating Statements of Income

	Year ended December 31, 2007
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiary banks and bank holding companies	$10,632	$—	$—	$—	$—	$—	$(10,632)	$—

Interest revenue	426	31,438	6	6,754	7,854	81,623	(6,754)	121,347
Interest revenue—intercompany	5,507	1,695	6,253	137	630	(14,085)	(137)	—
Interest expense	7,994	24,489	4,331	189	759	38,385	(189)	75,958
Interest expense—intercompany	(80)	5,871	882	2,274	2,955	(9,628)	(2,274)	—
Net interest revenue	$(1,981)	$2,773	$1,046	$4,428	$4,770	$38,781	$(4,428)	$45,389
Commissions and fees	$—	$11,089	$—	$95	$186	$8,793	$(95)	$20,068
Commissions and fees—intercompany	(3)	184	—	21	25	(206)	(21)	—
Principal transactions	380	(11,382)	(68)	—	2	(1,279)	—	(12,347)
Principal transactions—intercompany	118	605	(561)	—	(30)	(132)	—	—
Other income	(1,233)	4,594	150	452	664	20,015	(452)	24,190
Other income—intercompany	1,008	1,488	(117)	26	(30)	(2,349)	(26)	—
Total non-interest revenues	$270	$6,578	$(596)	$594	$817	$24,842	$(594)	$31,911
Total revenues, net of interest expense	$8,921	$9,351	$450	$5,022	$5,587	$63,623	$(15,654)	$77,300
Provisions for credit losses and for benefits and claims	$—	$40	$—	$2,515	$2,786	$15,091	$(2,515)	$17,917
Expenses
Compensation and benefits	$170	$11,631	$—	$679	$894	$20,010	$(679)	$32,705
Compensation and benefits—intercompany	11	1	—	161	162	(174)	(161)	—
Other expense	383	3,716	2	524	713	21,218	(524)	26,032
Other expense—intercompany	241	1,959	71	299	397	(2,668)	(299)	—
Total operating expenses	$805	$17,307	$73	$1,663	$2,166	$38,386	$(1,663)	$58,737
Income (loss) before taxes and equity in undistributed income of subsidiaries	$8,116	$(7,996)	$377	$844	$635	$10,146	$(11,476)	$646
Income taxes (benefits)	(933)	(3,050)	133	287	205	1,099	(287)	(2,546)
Equities in undistributed income of subsidiaries	(5,432)	—	—	—	—	—	5,432	—
Income (loss) from continuing operations	$3,617	$(4,946)	$244	$557	$430	$9,047	$(5,757)	$3,192
Income from discontinued operations, net of taxes	—	—	—	—	—	708	—	708
Net income (loss) before attrition of noncontrolling interest	$3,617	$(4,946)	$244	$557	$430	$9,755	$(5,757)	$3,900
Net income (loss) attributable to noncontrolling interests	—	(20)	—	—	—	303	—	283
Citigroup’s net income (loss)	$3,617	$(4,926)	$244	$557	$430	$9,452	$(5,757)	$3,617

Condensed Consolidating Balance Sheet

	December 31, 2009
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Assets
Cash and due from banks	$—	$1,801	$—	$198	$297	$23,374	$(198)	$25,472
Cash and due from banks—intercompany	5	3,146	1	145	168	(3,320)	(145)	—
Federal funds sold and resale agreements	—	199,760	—	—	—	22,262	—	222,022
Federal funds sold and resale agreements—intercompany	—	20,626	—	—	—	(20,626)	—	—
Trading account assets	26	140,777	71	—	17	201,882	—	342,773
Trading account assets—intercompany	196	6,812	788	—	—	(7,796)	—	—
Investments	13,318	237	—	2,293	2,506	290,058	(2,293)	306,119
Loans, net of unearned income	—	248	—	42,739	48,821	542,435	(42,739)	591,504
Loans, net of unearned income—intercompany	—	—	129,317	3,387	7,261	(136,578)	(3,387)	—
Allowance for loan losses	—	(83)	—	(3,680)	(4,056)	(31,894)	3,680	(36,033)
Total loans, net	$—	$165	$129,317	$42,446	$52,026	$373,963	$(42,446)	$555,471
Advances to subsidiaries	144,497	—	—	—	—	(144,497)	—	—
Investments in subsidiaries	210,895	—	—	—	—	—	(210,895)	—
Other assets	14,196	69,907	1,186	6,440	7,317	312,183	(6,440)	404,789
Other assets—intercompany	10,412	38,047	3,168	47	1,383	(53,010)	(47)	—
Total assets	$393,545	$481,278	$134,531	$51,569	$63,714	$994,473	$(262,464)	$1,856,646
Liabilities and equity
Deposits	$—	$—	$—	$—	$—	$835,903	$—	$835,903
Federal funds purchased and securities loaned or sold	—	124,522	—	—	—	29,759	—	154,281
Federal funds purchased and securities loaned or sold—intercompany	185	18,721	—	—	—	(18,906)	—	—
Trading account liabilities	—	82,905	115	—	—	54,492	—	137,512
Trading account liabilities—intercompany	198	7,495	1,082	—	—	(8,775)	—	—
Short-term borrowings	1,177	4,593	10,136	—	379	52,594	—	68,879
Short-term borrowings—intercompany	—	69,306	62,336	3,304	33,818	(165,460)	(3,304)	—
Long-term debt	197,804	13,422	55,499	2,893	7,542	89,752	(2,893)	364,019
Long-term debt—intercompany	367	62,050	1,039	37,600	14,278	(77,734)	(37,600)	—
Advances from subsidiaries	30,275	—	—	—	—	(30,275)	—	—
Other liabilities	5,985	70,477	585	1,772	1,742	62,290	(1,772)	141,079
Other liabilities—intercompany	4,854	7,911	198	1,080	386	(13,349)	(1,080)	—
Total liabilities	$240,845	$461,402	$130,990	$46,649	$58,145	$810,291	$(46,649)	$1,701,673
Citigroup stockholders’ equity	152,700	19,448	3,541	4,920	5,569	182,337	(215,815)	152,700
Noncontrolling interest	—	428	—	—	—	1,845	—	2,273
Total equity	$152,700	$19,876	$3,541	$4,920	$5,569	$184,182	$(215,815)	$154,973
Total liabilities and equity	$393,545	$481,278	$134,531	$51,569	$63,714	$994,473	$(262,464)	$1,856,646

Condensed Consolidating Balance Sheet

	December 31, 2008
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Assets
Cash and due from banks	$—	$3,142	$—	$149	$211	$25,900	$(149)	$29,253
Cash and due from banks—intercompany	13	1,415	1	141	185	(1,614)	(141)	—
Federal funds sold and resale agreements	—	167,589	—	—	—	16,544	—	184,133
Federal funds sold and resale agreements—intercompany	—	31,446	—	—	—	(31,446)	—	—
Trading account assets	20	155,136	88	—	15	222,376	—	377,635
Trading account assets—intercompany	818	11,197	4,439	—	182	(16,636)	—	—
Investments	25,611	382	—	2,059	2,366	227,661	(2,059)	256,020
Loans, net of unearned income	—	663	—	48,663	55,387	638,166	(48,663)	694,216
Loans, net of unearned income—intercompany	—	—	134,744	3,433	11,129	(145,873)	(3,433)	—
Allowance for loan losses	—	(122)	—	(3,415)	(3,649)	(25,845)	3,415	(29,616)
Total loans, net	$—	$541	$134,744	$48,681	$62,867	$466,448	$(48,681)	$664,600
Advances to subsidiaries	167,043	—	—	—	—	(167,043)	—	—
Investments in subsidiaries	149,424	—	—	—	—	—	(149,424)	—
Other assets	12,148	74,740	51	6,156	6,970	332,920	(6,156)	426,829
Other assets—intercompany	14,998	108,952	3,997	254	504	(128,451)	(254)	—
Total assets	$370,075	$554,540	$143,320	$57,440	$73,300	$946,659	$(206,864)	$1,938,470
Liabilities and stockholders’ equity
Deposits	$—	$—	$—	$—	$—	$774,185	$—	$774,185
Federal funds purchased and securities loaned or sold	—	165,914	—	—	—	39,379	—	205,293
Federal funds purchased and securities loaned or sold—intercompany	8,673	34,007	—	—	—	(42,680)	—	—
Trading account liabilities	—	70,006	14	—	—	95,780	—	165,800
Trading account liabilities—intercompany	732	12,751	2,660	—	—	(16,143)	—	—
Short-term borrowings	2,571	9,735	30,994	—	222	83,169	—	126,691
Short-term borrowings—intercompany	—	87,432	66,615	6,360	39,637	(193,684)	(6,360)	—
Long-term debt	192,290	20,623	37,375	2,214	8,333	100,972	(2,214)	359,593
Long-term debt—intercompany	—	60,318	878	40,722	17,655	(78,851)	(40,722)	—
Advances from subsidiaries	7,660	—	—	—	—	(7,660)	—	—
Other liabilities	7,347	75,247	854	1,907	1,808	77,630	(1,907)	162,886
Other liabilities—intercompany	9,172	10,213	232	833	332	(19,949)	(833)	—
Total liabilities	$228,445	$546,246	$139,622	$52,036	$67,987	$812,148	$(52,036)	$1,794,448
Citigroup stockholders’ equity	$141,630	$7,819	$3,698	$5,404	$5,313	$132,594	$(154,828)	$141,630
Noncontrolling interest	—	475	—	—	—	1,917	—	2,392
Total equity	$141,630	$8,294	$3,698	$5,404	$5,313	$134,511	$(154,828)	$144,022
Total liabilities and stockholders’ equity	$370,075	$554,540	$143,320	$57,440	$73,300	$946,659	$(206,864)	$1,938,470

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2009
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash (used in) provided by operating activities of continuing operations	$(5,318)	$19,442	$1,238	$4,408	$4,852	$(75,933)	$(4,408)	$(55,719)
Cash flows from investing activities
Change in loans	$—	$—	$5,759	$1,024	$1,191	$(155,601)	$(1,024)	$(148,651)
Proceeds from sales and securitizations of loans	—	176	—	6	—	241,191	(6)	241,367
Purchases of investments	(17,056)	(13)	—	(589)	(650)	(263,396)	589	(281,115)
Proceeds from sales of investments	7,092	32	—	520	598	77,673	(520)	85,395
Proceeds from maturities of investments	21,030	—	—	348	459	112,125	(348)	133,614
Changes in investments and advances—intercompany	(22,371)	—	—	(165)	3,657	18,714	165	—
Business acquisitions	384	—	—	—	—	(384)	—	—
Other investing activities	—	6,259	—	—	—	1,417	—	7,676
Net cash (used in) provided by investing activities	$(10,921)	$6,454	$5,759	$1,144	$5,255	$31,739	$(1,144)	$38,286
Cash flows from financing activities
Dividends paid	$(3,237)	$—	$—	$—	$—	$—	$—	$(3,237)
Dividends paid—intercompany	(121)	(1,000)	—	—	—	1,121	—	—
Issuance of common stock	17,514	—	—	—	—	—	—	17,514
Issuance of preferred stock	—	—	—	—	—	—	—	—
Treasury stock acquired	(3)	—	—	—	—	—	—	(3)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	(9,591)	(2,788)	18,090	679	(791)	(18,575)	(679)	(13,655)
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	—	1,550	—	(3,122)	(3,377)	1,827	3,122	—
Change in deposits	—	—	—	—	—	61,718	—	61,718
Net change in short-term borrowings and other investment banking and brokerage borrowings—third-party	(1,339)	(5,142)	(20,847)	—	(10)	(24,657)	—	(51,995)
Net change in short-term borrowings and other advances—intercompany	10,344	(18,126)	(4,240)	(3,056)	(5,819)	17,841	3,056	—
Capital contributions from parent	—	—	—	—	—	—	—	—
Other financing activities	2,664	—	—	—	(41)	41	—	2,664
Net cash provided by (used in) financing activities	$16,231	$(25,506)	$(6,997)	$(5,499)	$(10,038)	$39,316	$5,499	$13,006
Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$632	$—	$632
Net cash used in discontinued operations	$—	$—	$—	$—	$—	$14	$—	$14
Net (decrease) increase in cash and due from banks	$(8)	$390	$—	$53	$69	$(4,232)	$(53)	$(3,781)
Cash and due from banks at beginning of period	$13	$4,557	$1	$290	$396	$24,286	$(290)	$29,253
Cash and due from banks at end of period from continuing operations	$5	4,947	$1	$343	$465	$20,054	$(343)	$25,472
Supplemental disclosure of cash flow information
Cash paid during the year for
Income taxes	$412	$(663)	$101	$(12)	$(137)	$(2)	$12	$(289)
Interest	$8,891	$7,311	$2,898	$3,046	$530	$8,759	$(3,046)	$28,389
Non-cash investing activities
Transfers to repossessed assets	$—	$—	$—	$1,642	$1,704	$1,176	$(1,642)	$2,880

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2008
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash provided by (used in) operating activities of continuing operations	$5,600	$(21,162)	$(1,028)	$4,591	$4,677	$108,433	$(4,591)	$96,520
Cash flows from investing activities
Change in loans	$—	$91	$(26,363)	$(3,177)	$(1,118)	$(243,131)	$3,177	$(270,521)
Proceeds from sales and securitizations of loans	—	98	—	—	—	313,710	—	313,808
Purchases of investments	(188,901)	(47)	—	(1,065)	(1,338)	(154,050)	1,065	(344,336)
Proceeds from sales of investments	38,020	—	—	309	649	54,997	(309)	93,666
Proceeds from maturities of investments	137,005	—	3	670	774	71,530	(670)	209,312
Changes in investments and advances—intercompany	(83,055)	—	—	(1,062)	1,496	81,559	1,062	—
Business acquisitions	—	(181)	—	—	—	181	—	—
Other investing activities	—	(17,142)	—	—	—	(62,398)	—	(79,540)
Net cash (used in) provided by investing activities	$(96,931)	$(17,181)	$(26,360)	$(4,325)	$463	$62,398	$4,325	$(77,611)
Cash flows from financing activities
Dividends paid	$(7,526)	$—	$—	$—	$—	$—	$—	$(7,526)
Dividends paid—intercompany	(239)	(92)	—	—	—	331	—	—
Issuance of common stock	6,864	—	—	—	—	—	—	6,864
Issuance of preferred stock	70,626	—	—	—	—	—	—	70,626
Treasury stock acquired	(7)	—	—	—	—	—	—	(7)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	15,086	(9,543)	2,496	(960)	(5,345)	(45,181)	960	(42,487)
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	—	26,264	—	(956)	(2,183)	(24,081)	956	—
Change in deposits	—	—	—	—	—	(37,811)	—	(37,811)
Net change in short-term borrowings and other investment banking and brokerage borrowings—third-party	(3,197)	(6,997)	(10,100)	—	(112)	6,610	—	(13,796)
Net change in short-term borrowings and other advances—intercompany	10,118	27,971	34,991	1,619	2,456	(75,536)	(1,619)	—
Capital contributions from parent	—	—	—	—	—	—	—	—
Other financing activities	(400)	—	—	—	—	—	—	(400)
Net cash provided by (used in) financing activities	$91,325	$37,603	$27,387	$(297)	$(5,184)	$(175,668)	$297	$(24,537)
Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$(2,948)	$—	$(2,948)
Net cash used in discontinued operations	—	—	—	$—	—	(377)	$—	(377)
Net decrease in cash and due from banks	$(6)	$(740)	$(1)	$(31)	$(44)	$(8,162)	$31	$(8,953)
Cash and due from banks at beginning of period	$19	$5,297	$2	$321	$440	$32,448	$(321)	$38,206
Cash and due from banks at end of period from continuing operations	13	4,557	1	290	396	24,286	(290)	29,253
Supplemental disclosure of cash flow information
Cash paid during the year for
Income taxes	$440	$(2,742)	$350	$228	$287	$4,835	$(228)	$3,170
Interest	9,341	16,990	3,761	2,677	502	25,084	(2,677)	55,678
Non-cash investing activities
Transfers to repossessed assets	$—	$—	$—	$1,571	$1,621	$1,818	$(1,571)	$3,439

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2007
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash (used in) provided by operating activities of continuing operations	$(7,572)	$(26,696)	$(269)	$3,973	$3,386	$(40,400)	$(3,973)	$(71,551)
Cash flows from investing activities
Change in loans	$—	$174	$(23,943)	$(7,601)	$(8,389)	$(329,776)	$7,601	$(361,934)
Proceeds from sales and securitizations of loans	—	—	—	—	—	273,464	—	273,464
Purchases of investments	(25,567)	(302)	—	(690)	(1,662)	(246,895)	690	(274,426)
Proceeds from sales of investments	15,475	—	—	276	755	195,523	(276)	211,753
Proceeds from maturities of investments	8,221	—	—	430	961	112,164	(430)	121,346
Changes in investments and advances—intercompany	(31,692)	—	—	4,130	(1,391)	33,083	(4,130)	—
Business acquisitions	—	—	—	—	—	(15,614)	—	(15,614)
Other investing activities	—	(986)	—	—	—	(15,980)	—	(16,966)
Net cash (used in) provided by investing activities	$(33,563)	$(1,114)	$(23,943)	$(3,455)	$(9,726)	$5,969	$3,455	$(62,377)
Cash flows from financing activities
Dividends paid	$(10,778)	$—	$—	$—	$—	$—	$—	$(10,778)
Dividends paid—intercompany	—	(1,903)	—	(4,900)	(1,500)	3,403	4,900	—
Issuance of common stock	1,060	—	—	—	—	—	—	1,060
Redemption or retirement of preferred stock	(1,000)	—	—	—	—	—	—	(1,000)
Treasury stock acquired	(663)	—	—	—	—	—	—	(663)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	47,271	940	16,656	270	457	(12,345)	(270)	52,979
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	(399)	14,097	—	9,243	(4,511)	(9,187)	(9,243)	—
Change in deposits	—	—	—	—	—	93,422	—	93,422
Net change in short-term borrowings and other investment banking and brokerage borrowings—third-party	5,603	2,630	7,593	(1,200)	(886)	(4,515)	1,200	10,425
Net change in short-term borrowings and other advances—intercompany	990	12,922	(410)	(3,998)	12,717	(26,219)	3,998	—
Capital contributions from parent	—	—	375	—	—	(375)	—	—
Other financing activities	(951)	—	—	—	—	—	—	(951)
Net cash provided by (used in) financing activities	$41,133	$28,686	$24,214	$(585)	$6,277	$44,184	$585	$144,494
Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$1,005	$—	$1,005
Net cash provided by discontinued operations	$—	$—	$—	$—	$—	$121	$—	$121
Net (decrease) increase in cash and due from banks	$(2)	$876	$2	$(67)	$(63)	$10,879	$67	$11,692
Cash and due from banks at beginning of period	21	4,421	—	388	503	21,569	(388)	26,514
Cash and due from banks at end of period from continuing operations	$19	$5,297	$2	$321	$440	$32,448	$(321)	$38,206
Supplemental disclosure of cash flow information
Cash paid during the year for
Income taxes	$(1,225)	$230	$18	$387	$54	$6,846	$(387)	$5,923
Interest	5,121	30,388	6,711	2,315	432	30,080	(2,315)	72,732
Non-cash investing activities
Transfers to repossessed assets	$—	$—	$—	$1,083	$1,226	$1,061	$(1,083)	$2,287

34. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2009 (1)				2008 (1)
In millions of dollars, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First
Revenues, net of interest expense	$5,405	$20,390	$29,969	$24,521	$5,646	$16,258	$17,538	$12,157
Operating expenses	12,314	11,824	11,999	11,685	24,642	14,007	15,214	15,377
Provisions for credit losses and for benefits and claims	8,184	9,095	12,676	10,307	12,695	9,067	7,100	5,852
Income (loss) from continuing operations before income taxes	$(15,093)	$(529)	$5,294	$2,529	$(31,691)	$(6,816)	$(4,776)	$(9,072)
Income taxes	(7,353)	(1,122)	907	835	(10,698)	(3,295)	(2,447)	(3,886)
Income (loss) from continuing operations	$(7,740)	$593	$4,387	$1,694	$(20,993)	$(3,521)	$(2,329)	$(5,186)
Income from discontinued operations, net of taxes	232	(418)	(142)	(117)	3,424	613	(94)	59
Net income (loss) before attribution of noncontrolling interests	$(7,508)	$175	$4,245	$1,577	$(17,569)	$(2,908)	$(2,423)	$(5,127)
Net income (loss) attributable to noncontrolling interests	71	74	(34)	(16)	(306)	(93)	72	(16)
Citigroup’s net income (loss)	$(7,579)	$101	$4,279	$1,593	$(17,263)	$(2,815)	$(2,495)	$(5,111)
Earnings per share (2) (3)
Basic
Income from continuing operations	(0.34)	(0.23)	0.51	(0.16)	$(4.04)	$(0.73)	$(0.53)	$(1.05)
Net income	(0.33)	(0.27)	0.49	(0.18)	(3.40)	(0.61)	(0.55)	(1.03)
Diluted
Income from continuing operations	(0.34)	(0.23)	0.51	(0.16)	(4.04)	(0.73)	(0.53)	(1.05)
Net income	(0.33)	(0.27)	0.49	(0.18)	$(3.40)	$(0.61)	$(0.55)	$(1.03)
Common stock price per share
High	5.00	5.23	4.02	7.46	$23.00	$21.12	$26.81	$29.69
Low	3.20	2.59	2.68	1.02	3.77	14.03	16.76	18.62
Close	3.31	4.84	2.97	2.53	6.71	20.51	16.76	21.42
Dividends per share of common stock	—	—	—	0.01	$0.16	$0.32	$0.32	$0.32

This Note to the Consolidated Financial Statements is unaudited due to the Company’s individual quarterly results not being subject to an audit.

(1)

The revenue and (after-tax impact) of the Company’s correction of a CVA error in prior periods, which reduced revenues and net income in the fourth quarter of 2009 by $840 million ($518 million), respectively, related to the quarters in 2008 and 2009 as follows: $7 million ($4 million), $58 million ($36 million), $97 million ($60 million), $44 million ($27 million), for the first, second, third and fourth quarters of 2008, respectively, and $198 million ($122 million), $115 million ($71 million) and $197 million ($121 million) for the first, second and third quarters of 2009, respectively. See also Note 1 to the Consolidated Financial Statements. The impact of this CVA error was determined not to be material to the Company’s results of operations and financial position for any previously reported period. Consequently, in the accompanying selected quarterly financial data, the cumulative effect through September 30, 2009 is recorded in the fourth quarter of 2009.

(2)	Due to averaging of shares, quarterly earnings per share may not add up to the totals reported for the full year.
(3)

Diluted shares are equal to basic shares for all four quarters of 2008 and the first, third and fourth quarter of 2009 due to the net loss available to common shareholders. Adding additional shares to the denominator would result in anti-dilution.

[End of Consolidated Financial Statements and Notes to Consolidated Financial Statements]

The following is the Legal Proceedings disclosure from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

LEGAL PROCEEDINGS

In addition to the matters described below, in the ordinary course of business, Citigroup and its affiliates and subsidiaries and current and former officers, directors and employees (for purposes of this section, sometimes collectively referred to as Citigroup and Related Parties) routinely are named as defendants in, or as parties to, various legal actions and proceedings. Certain of these actions and proceedings assert claims or seek relief in connection with alleged violations of consumer protection, securities, banking, antifraud, antitrust, employment and other statutory and common laws. Certain of these actual or threatened legal actions and proceedings include claims for substantial or indeterminate compensatory or punitive damages, or for injunctive relief.

In the ordinary course of business, Citigroup and Related Parties also are subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Certain affiliates and subsidiaries of Citigroup are banks, registered broker-dealers or investment advisers and, in those capacities, are subject to regulation by various U.S., state and foreign securities and banking regulators. In connection with formal and informal inquiries by these regulators, Citigroup and such affiliates and subsidiaries receive numerous requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of their regulated activities.

Because of the global scope of Citigroup’s operations, and its presence in countries around the world, Citigroup and Related Parties are subject to litigation, and governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal) in multiple jurisdictions with legal and regulatory regimes that may differ substantially, and present substantially different risks, from those Citigroup and Related Parties are subject to in the United States.

Citigroup seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interests of the Company and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter. In view of the inherent unpredictability of litigation and regulatory matters, particularly where the damages sought are substantial or indeterminate, the investigations or proceedings are in the early stages, or the matters involve novel legal theories or a large number of parties, Citigroup cannot state with certainty the timing or ultimate resolution of litigations and regulatory matters or the eventual loss, fines, penalties or business impact, if any, associated with each pending matter.

In accordance with ASC 450 (formerly SFAS 5), Citigroup establishes reserves for litigation and regulatory matters when those matters present loss contingencies that both are probable and can be reasonably estimated. Once established, reserves are adjusted from time to time, as appropriate, in light of additional information. The actual costs of resolving litigations and regulatory matters, however, may be substantially higher or lower than the amounts reserved for those matters.

Subject to the foregoing, it is the opinion of Citigroup’s management, based on current knowledge and after taking into account available insurance coverage and its current legal reserves, that the eventual outcome of such matters, including the matters described below, would not be likely to have a material adverse effect on the consolidated financial condition of Citi. Nonetheless, given the substantial or indeterminate amounts sought in certain of these matters, and the inherent unpredictability of such matters, an adverse outcome in certain of these matters could, from time to time, have a material adverse effect on Citi’s consolidated results of operations or cash flows in particular quarterly or annual periods.

Credit-Crisis-Related Litigation and Other Matters

Citigroup and Related Parties have been named as defendants in numerous legal actions and other proceedings asserting claims for damages and related relief for losses arising from the global financial credit and subprime-mortgage crisis that began in 2007. Such matters include, among other types of proceedings, claims asserted by: (i) individual investors and purported classes of investors in Citi’s common and preferred stock and debt, alleging violations of the federal securities laws; (ii) individual investors and purported classes of investors in, and issuers of, auction rate securities alleging violations of the federal securities and antitrust laws; (iii) shareholders alleging derivative claims related to subprime and auction-rate securities activities; (iv) participants and purported classes of participants in Citi’s retirement plans, alleging violations of ERISA; (v) counterparties to significant transactions adversely affected by developments in the credit and subprime markets; (vi) individual investors and purported classes of investors in securities and other investments underwritten, issued or marketed by Citigroup, and other strategic investments, that have suffered losses as a result of the credit crisis; (vii) municipalities, related entities and individuals asserting public nuisance claims; and (viii) individual borrowers asserting claims related to their loans. These matters have been filed in state and federal courts across the country, as well as in arbitrations before FINRA and other arbitration associations.

In addition to these litigations and arbitrations, beginning in the fourth quarter of 2007, certain of Citigroup’s regulators and other state and federal government agencies commenced formal and informal investigations and inquiries, and issued subpoenas and requested information, concerning Citigroup’s subprime mortgage-related conduct and business activities. Citigroup is involved in discussions with certain of its regulators to resolve certain of these matters.

Certain of these litigation and regulatory matters assert claims for substantial or indeterminate damages. Some of these matters already have been resolved, either through settlements or court proceedings, including the complete dismissal of certain complaints or the rejection of certain claims following hearings.

Subprime Mortgage-Related Litigation and Other Matters

Beginning in November 2007, Citigroup and Related Parties have been named as defendants in numerous legal actions and other proceedings brought by Citigroup shareholders, investors, counterparties and others concerning Citigroup’s activities relating to subprime mortgages, including Citigroup’s exposure to collateralized debt obligations (CDOs), mortgage-backed securities (MBS), and structured investment vehicles (SIVs), Citigroup’s underwriting activity for subprime mortgage lenders, and Citigroup’s more general involvement in subprime- and credit-related activities.

Securities Actions: Several putative class actions were filed in the Southern District of New York by Citigroup shareholders alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934. On August 19, 2008, these actions were consolidated under the caption IN RE CITIGROUP SECURITIES LITIGATION, and lead plaintiff and counsel were appointed. Plaintiffs’ consolidated amended class action complaint alleges, among other things, that Citigroup’s stock price was artificially inflated as a result of purportedly misleading disclosures concerning Citigroup’s subprime mortgage—related exposures. A motion to dismiss the consolidated class action complaint is pending.

In addition, Citigroup and Related Parties were named as defendants in two putative class actions filed in New York state court but since removed to the Southern District of New York. These actions allege violations of Sections 11, 12, and 15 of the Securities Act of 1933, arising out of various offerings of Citigroup notes during 2006, 2007 and 2008. On December 10, 2008, these actions were consolidated under the caption IN RE CITIGROUP INC. BOND LITIGATION. A motion to dismiss the consolidated class action complaint is pending.

ERISA Actions: Numerous class actions were filed in the Southern District of New York asserting claims under the Employee Retirement Income Security Act (ERISA) against Citigroup and certain Citigroup employees alleged to have served as ERISA plan fiduciaries. On August 31, 2009, the court granted defendants’ motion to dismiss the consolidated class action complaint, captioned IN RE CITIGROUP ERISA LITIGATION. Plaintiffs have appealed the dismissal.

Derivative Actions and Related Proceedings: Numerous derivative actions have been filed in federal and state courts against various current and former officers and directors of Citigroup alleging mismanagement in connection with subprime mortgage—related exposures. Citigroup is named as a nominal defendant in these actions. Certain of these actions have been dismissed either in their entirety or in large part. In addition, a committee of Citi’s Board of Directors is reviewing certain shareholder demands that raise subprime-related issues.

Underwriting Matters: Certain Citigroup affiliates and subsidiaries have been named as defendants for their activities as underwriters of securities in actions brought by investors in securities of issuers adversely affected by the credit crisis, including AIG, Fannie Mae, Freddie Mac, Ambac and Lehman, among many others. These matters are in various stages of litigation.

Subprime Counterparty and Investor Actions: Citigroup and Related Parties have been named as defendants in actions brought in various state and federal courts, as well as in arbitrations, by counterparties and investors that have suffered losses as a result of the credit crisis, including: Ambac Credit Products, LLC, which alleges various claims including fraud and breach of fiduciary duty in connection with Citigroup’s purchase of credit protection from Ambac for a $1.95 billion super-senior tranche of a CDO structured by Citigroup subsidiaries; investors and purported classes of investors in the Falcon and ASTA/MAT funds, alleging violations of federal securities and state laws arising out of Citigroup’s sale and marketing of shares in certain of these funds; and Abu Dhabi Investment Authority, alleging statutory and common law claims in connection with its $7.5 billion investment in Citigroup. These matters are in various procedural stages.

Auction Rate Securities-Related Litigation and Other Matters

Beginning in March 2008, Citigroup and Related Parties have been named as defendants in numerous actions and proceedings brought by Citigroup shareholders and customers concerning auction rate securities (ARS). In addition to those matters described below, these have included, among others, numerous arbitrations filed by customers of Citigroup and its subsidiaries seeking damages in connection with investments in ARS, which are in various stages of proceedings, and a derivative action filed against certain Citigroup officers and directors, which has been dismissed. A committee of Citi’s Board of Directors is reviewing a demand sent to the Board following the dismissal of the derivative action.

Securities Actions: Beginning in March 2008, Citigroup and Related Parties were named as defendants in a series of putative class action lawsuits related to ARS. These actions have been consolidated into a single action pending in the Southern District of New York, captioned IN RE CITIGROUP AUCTION RATE SECURITIES LITIGATION, asserting claims for federal securities and other statutory and common law violations. On September 11, 2009, the court granted defendants’ motion to dismiss the consolidated amended complaint. On October 15, 2009, plaintiffs filed a further amended complaint, which defendants also have moved to dismiss.

Antitrust Actions: Two antitrust actions were filed in the Southern District of New York on behalf of purported classes of ARS issuers and investors, respectively, against Citigroup, CGMI and various other financial institutions. In these actions, plaintiffs allege violations of Section 1 of the Sherman Act arising out of defendants’ alleged conspiracy to restrain trade in the ARS market. On January 26, 2010, both actions were dismissed.

Lehman Structured Notes Matters

Like many other financial institutions, Citigroup, through certain of its affiliates and subsidiaries, distributed structured notes issued and guaranteed by Lehman entities to retail customers in various countries outside the United States, principally in Europe and Asia. After the relevant Lehman entities filed for bankruptcy protection in September 2008, certain regulators in Europe and Asia commenced investigations into the conduct of financial institutions involved in such distribution, including Citigroup entities. These regulatory investigations are in various stages, and some have resulted in adverse findings against Citigroup entities. Some purchasers of the notes have filed civil actions or otherwise complained about the sales process. Citigroup has generally dealt with such complaints and claims on an individual basis based on the particular circumstances. In Belgium and in Poland, however, Citigroup has made a settlement offer to all eligible purchasers of notes distributed by Citigroup in those countries. A significant majority of the eligible purchasers have accepted these offers. Also in Belgium, a criminal case is proceeding against a Citigroup subsidiary, two current employees and one former employee. Citigroup disputes that it or its employees have engaged in any wrongdoing in connection with the distribution of Lehman notes in Belgium or elsewhere and is defending the charges. Criminal investigations have also commenced in Greece and Poland.

Interchange Fees Litigation

Beginning in 2005, several putative class actions were filed against Citigroup and certain of its subsidiaries, together with Visa, MasterCard and other banks and their affiliates, in various federal district courts. These actions were consolidated with other related cases in the Eastern District of New York and captioned IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION. The plaintiffs in the consolidated class action are merchants that accept Visa and MasterCard branded payment cards as well as membership associations that claim to represent certain groups of merchants. The pending complaint alleges, among other things, that defendants (including the Citigroup defendants) have engaged in conspiracies to set the price of interchange and merchant discount fees on credit and debit card transactions in violation of Section 1 of the Sherman Act and a California statute. The complaint also alleges additional Sherman Act and California law violations, including alleged unlawful maintenance of monopoly power and alleged unlawful contracts in restraint of trade pertaining to various Visa and MasterCard rules governing merchant conduct (including rules allegedly affecting merchants’ ability, at the point of sale, to surcharge payment card transactions or steer customers to particular payment cards). In addition, supplemental complaints filed against defendants in the class action allege that Visa’s and MasterCard’s respective initial public offerings were anticompetitive and violated Section 7 of the Clayton Act, and that MasterCard’s initial public offering constituted a fraudulent conveyance.

In addition to injunctive relief, plaintiffs seek joint and several liability for treble the amount of damages, including all interchange fees paid to all Visa and MasterCard members with respect to Visa and MasterCard transactions in the U.S. since at least January 1, 2004. Defendants’ motions to dismiss the pending class action complaint and the supplemental complaints are pending. Also pending is plaintiffs’ motion to certify nationwide classes consisting of all U.S. merchants. Discovery has closed, with the exception of expert discovery.

Parmalat Litigation and Other Matters

On July 29, 2004, Dr. Enrico Bondi, the Extraordinary Commissioner appointed under Italian law to oversee the administration of various Parmalat companies, filed a complaint in New Jersey state court against Citigroup and Related Parties alleging that the defendants “facilitated” a number of frauds by Parmalat insiders. The complaint asserted 10 claims, nine of which were dismissed pretrial, arising out of four sets of transactions involving Parmalat companies; Citibank, N.A. asserted several counterclaims. On October 20, 2008, following trial, a jury rendered a verdict in Citigroup’s favor on plaintiff’s remaining claim, and in favor of Citibank on three counterclaims. The court entered judgment for Citibank in the amount of $431 million on the counterclaims. Plaintiff’s appeal from the court’s final judgment is pending. In addition, prosecutors in Parma and Milan, Italy, are conducting a criminal investigation of Citigroup and certain current and former Citigroup employees (along with numerous other investment banks and certain of their current and former employees, as well as former Parmalat officers and accountants). In the event of an adverse judgment against the individuals in question, it is possible that the authorities could seek administrative remedies against Citigroup. Additionally, Dr. Bondi has purported to file a civil complaint against Citigroup in the context of the Parma criminal proceedings, seeking 14 billion Euro in damages.

Adelphia Litigation

Adversary proceedings were filed in 2003 by the Official Committee of Unsecured Creditors and the Equity Holders Committee on behalf of Adelphia Communications Corporation and affiliated parties against certain Citigroup affiliates and subsidiaries as well as other lenders and investment banks asserting violations of the Bank Holding Company Act, the Bankruptcy Code, and common law. The complaints sought unspecified damages and recovery of certain purportedly fraudulent transfers. Following litigation of motions to dismiss, the Adelphia Recovery Trust (the ART), which replaced the committees as plaintiffs in the actions, filed a consolidated amended complaint on behalf of the Adelphia Estate. The district court granted in part and denied in part the defendants’ motions to dismiss the consolidated complaint. The ART’s appeal to the Second Circuit from that partial dismissal is pending. Before the district court, the parties are briefing summary judgment. Trial of any claims that survive is scheduled for September 2010.

Bruno’s Litigation

Plaintiffs, purchasers of senior subordinated notes issued in connection with a 1995 leveraged recapitalization of Bruno’s Inc., filed a complaint in Alabama state court against certain Citigroup subsidiaries and affiliates, and other defendants, in 2004, alleging violations of state law arising out of an underwriting of Bruno’s securities. Plaintiffs seek “hundreds of millions of dollars” in damages. In January 2010, prior to trial, the Citigroup defendants entered into a settlement conditioned on court approval.

Research Analyst Litigation

Beginning in 2002, Citigroup and Related Parties were named as defendants in a series of individual and putative class action lawsuits relating to the issuance of research analyst reports concerning WorldCom and other issuers. One individual WorldCom action remains pending on appeal in the Second Circuit, following dismissal of the complaint by the federal district court for the Southern District of New York. The Second Circuit certified certain questions of law to the Georgia Supreme Court, which has issued an opinion answering those questions. The Second Circuit has not yet decided the appeal.

In March 2004, a putative research-related customer class action alleging various state law claims arising out of the issuance of allegedly misleading research analyst reports concerning numerous issuers was filed against certain Citigroup defendants in Illinois state court. Citigroup’s motion to dismiss the complaint is pending.

Cash Balance Plan Litigation

Beginning in June 2005, several putative class actions were filed in the Southern District of New York by certain participants in the Citigroup Pension Plan (Plan), alleging violations of ERISA against the Plan and other Citigroup defendants. In December 2006, the district court denied defendants’ summary judgment motion; granted summary judgment to plaintiffs on certain claims; and ordered the Plan reformed to comply with ERISA. In January 2008, the court entered a partial final judgment on certain of plaintiffs’ claims and stayed the judgment pending appeal. On October 19, 2009, the Second Circuit reversed the district court’s order granting summary judgment for plaintiffs and dismissed plaintiffs’ complaint. On January 12, 2010, the Second Circuit denied rehearing.

Allied Irish

In 2003, Allied Irish Bank (AIB) filed a complaint in the Southern District of New York seeking to hold Citibank and Bank of America, former prime brokers for AIB’s subsidiary, Allfirst Bank (Allfirst), liable for losses incurred by Allfirst as a result of fraudulent and fictitious foreign currency trades entered into by one of Allfirst’s traders. The Court granted in part and denied in part defendants’ motions to dismiss, and the parties are currently engaged in discovery.

Settlement Payments

Payments required in settlement agreements described above have been made or are covered by existing litigation reserves.

Additional lawsuits containing claims similar to those described above may be filed in the future.